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As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-117031

Prospectus

CHC Helicopter Corporation

Offer to Exchange

$250,000,000
7 3/8% Senior Subordinated Notes due 2014
that have been registered under the Securities Act of 1933
for
any and all outstanding 7 3/8% Senior Subordinated Notes due 2014 that have not been registered under the Securities Act of 1933

The New Notes

  •
  The terms of the new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions, exchange offer provisions and additional interest provisions relating to the old notes do not apply to the new notes.

  •
  The new notes will mature May 1, 2014. The new notes will bear interest at the rate of 7 3/8% per year. We will pay interest on the new notes on May 1 and November 1 of each year, beginning November 1, 2004.

  •
  We may redeem all or a part of the new notes on or prior to May 1, 2009, by paying 100% of the principal amount of the new notes plus a make-whole premium. Thereafter, we may redeem some or all of the new notes at any time at the redemption prices set forth in this prospectus. In addition, at any time before May 1, 2007, we may redeem up to 35% of the aggregate principal amount of the new notes with the net proceeds of equity offerings at 107.375% of the principal amount of the new notes, plus accrued interest, if at least 65% of the originally issued aggregate principal amount of the new notes remain outstanding. We may also redeem all of the new notes at 100% of their principal amount plus accrued interest if at any time we become obligated to pay withholding taxes as a result of a change in law. Upon the occurrence of certain change of control events, we will be required to make an offer to repurchase all of the new notes.

  •
  The new notes will be our unsecured senior subordinated obligations and will be subordinated to all of our existing and future senior indebtedness, including borrowings under our senior credit facility. The new notes will rank equally with our existing and future senior subordinated indebtedness and rank senior to all of our existing and future subordinated indebtedness.

  •
  Each of our subsidiaries which guarantees borrowings under our senior credit facility on the issue date will jointly and severally guarantee the new notes on an unsecured senior subordinated basis. Our subsidiaries incorporated in Norway and Denmark will not guarantee the new notes or the senior credit facility. Each subsidiary guarantee will be the unsecured senior subordinated obligation of, and will rank equally with all of the existing and future senior subordinated obligations of, such guarantor. The new notes and the subsidiary guarantees will also be effectively subordinated to all existing and future secured indebtedness of us and the subsidiary guarantors to the extent of the value of the assets securing such indebtedness.

  •
  The new notes will not be listed on any securities exchange. Currently, there is no public market for the new notes.

The Exchange Offer

  •
  The exchange offer will expire at 5:00 p.m., New York City time, on August 25, 2004, unless extended.

  •
  All old notes validly tendered and not validly withdrawn under this exchange offer will be exchanged. For each old note validly tendered and not validly withdrawn under this exchange offer, the holder will receive a new note having a principal amount equal to that of the tendered old note.

  •
  Tenders of old notes may be withdrawn at any time before the expiration date of the exchange offer.

  •
  Each broker-dealer that receives new notes for its own account under this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

        See "Risk Factors" beginning on page 16 for a discussion of factors that you should consider in connection with this exchange offer and an exchange of old notes for new notes.

        We are not asking you for a proxy, and you are requested not to send us a proxy.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 26, 2004

        Each broker-dealer that receives new notes for its own account under this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933 as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of its market-making or other trading activities. We have agreed that, for a period of up to 180 days after the consummation of the exchange offer, or for such longer period as provided by the registration rights agreement, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

WHERE YOU CAN FIND MORE INFORMATION

        CHC has filed with the SEC a registration statement on Form F-4 under the Securities Act relating to the offering of the new notes. This prospectus is a part of that registration statement. As

i

described below, you may obtain from the SEC a copy of the registration statement and exhibits that CHC has filed with the SEC. The registration statement may contain additional information that may be important to you. Statements made in this prospectus about legal documents may not necessarily be complete, and you should read it together with the documents filed as exhibits to the registration statement or otherwise filed with the SEC.

        CHC is subject to the information requirements of the Exchange Act. Under these requirements, it files annual reports and other information with the SEC. You may read and copy all or any portion of the annual reports and other information CHC files at the SEC's principal office in Washington, D.C. You may also obtain copies of all or any part of such documents from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the public reference rooms. The SEC also maintains a website that provides online access to reports, proxy and information that registrants such as CHC file electronically with the SEC at the address "http://www.sec.gov". In addition, you may inspect reports, proxy and other information statements concerning CHC at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, 10005, where our common stock is listed.

        We make available free of charge at www.chc.ca (in the "Investor" section) copies of materials we file with, or furnish to, the SEC as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website is not a part of this prospectus.

        While any old notes remain outstanding, CHC will make available upon request to any holder and any prospective purchaser of old notes the information pursuant to Rule 144A(d) (4) under the Securities Act during any period in which CHC is not subject to Section 13 or 15(d) of the Exchange Act.

        THE NOTES HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR PUBLIC DISTRIBUTION UNDER THE SECURITIES LAWS OF ANY PROVINCE OR TERRITORY OF CANADA. THE NOTES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA OR TO ANY RESIDENT THEREOF EXCEPT IN ACCORDANCE WITH THE SECURITIES LAWS OF THE PROVINCES AND TERRITORIES OF CANADA. THE NOTES HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM THE PROSPECTUS AND REGISTRATION REQUIREMENTS OF THE APPLICABLE CANADIAN PROVINCIAL AND TERRITORIAL SECURITIES LAWS AND MAY BE SOLD IN CANADA IN ACCORDANCE WITH SUCH SECURITIES LAWS.

NOTICE TO NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED ("RSA") WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The rules of the SEC allow us to incorporate by reference information into this prospectus. "Incorporate by reference" means that we can disclose important information to you by referring to other documents filed separately with the SEC. The information incorporated by reference is considered a part of this prospectus. This prospectus incorporates by reference the documents listed below:

  (1)
  our Annual Report on Form 20-F for the fiscal year ended April 30, 2003 filed with the SEC on September 17, 2003; and

  (2)
  our Report of Foreign Issuer on Form 6-K filed with the SEC on June 9, 2004.

        We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the expiration date of the exchange offer. Subsequent information that we file with the SEC (other than any portions of the respective filings that were furnished under applicable SEC rules, rather than filed) will automatically update and supersede this information. Any information which is subsequently modified or superseded will not constitute a part of this prospectus, except as so modified or superseded.

        Upon written or oral request, you will be provided with a copy of the incorporated document without charge (not including exhibits to the document unless the exhibits are specifically incorporated by reference into the document). You may submit such a request for this material at CHC's address and telephone number:

CHC Helicopter Corporation
Hangar l, St. Johns Airport
PO Box 5188
St. Johns, Newfoundland & Labrador
Canada A1C 5V5
Attention: Jo Mark Zurel
Telephone: (709) 570-0700
Facsimile: (709) 570-0506

        To obtain timely delivery of this information, you must request it no later than five business days before August 25, 2004, the expiration date of the exchange offer.

        You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different information. We are only offering to exchange the old notes for new notes in jurisdictions where the exchange offer is permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

        Unless we indicate otherwise, financial information in this prospectus has been prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP. Financial information concerning Schreiner Luchtvaart Groep B.V., or Schreiner, has been prepared in accordance with Dutch generally accepted accounting principles, or Dutch GAAP. Canadian GAAP and Dutch GAAP differ in some respects from United States generally accepted accounting principles or U.S. GAAP, and thus our and Schreiner's financial statements may not be comparable to the financial statements of U.S. companies. Certain differences as they apply to us are summarized in Note 29 to the audited annual consolidated financial statements of CHC and Note 15 to the unaudited interim consolidated financial statements of CHC included herein for differences pertaining to CHC.

        We present our financial information in Canadian dollars. In this prospectus, all references to "U.S.$" refer to U.S. dollars and all references to "$" refer to Canadian dollars. This prospectus contains a translation of some Canadian dollar amounts into U.S. dollars at specified exchange rates solely for your convenience. Schreiner Luchtvaart Groep B.V., or Schreiner, reports its financial results in Euros. References in this prospectus to "Euros" or "€" means the common currency for the 11 Member States of the Euro area of the European Union. Except with respect to the notes or Schreiner and where otherwise specifically noted, all amounts stated in U.S. dollars or Euros are included solely for convenience and are stated as a matter of arithmetical computation only. U.S. dollar amounts are based on the January 31, 2004, noon buying rate for cash transfers of the Canadian dollar in New York City of U.S.$0.7539, as certified for customs purposes by the Federal Reserve Bank of New York. Euro amounts related to Canadian dollars are derived from the January 31, 2004 Bank of Canada nominal noon exchange rate of 1.6520. Euro amounts related to U.S. dollars are derived from the January 31, 2004 noon buying rate for cable transfers of the Euro in New York City of U.S.$1.2452, which is certified for customs purposes by the Federal Reserve Bank of New York. These amounts should not be construed as representations that the U.S. dollar amounts or the Euro amounts actually represent such Canadian dollar amounts or could be converted into Canadian dollars at these rates. These rates differ from some of the rates used in the preparation of our and Schreiner's financial statements included in this prospectus, and therefore Canadian dollar amounts used herein may differ from corresponding actual Canadian dollar amounts that were translated into U.S. dollars or Euros in the preparation of these financial statements. On July 23, 2004, (A) the noon buying rate for a Canadian dollar was U.S.$0.7565, (B) the noon buying rate for a Euro was U.S.$1.2122, and (C) the Bank of Canada nominal noon exchange rate for a Euro was $1.6023. See "Exchange Rate Data" for additional information regarding rates of exchange among the Canadian dollar, the U.S. dollar and the Euro. See "Exchange Rate Data" below for information about the rates of exchange among Canadian dollars and both the U.S. dollar and the Euro for the past five fiscal years the most recent nine-month periods ended January 31, 2003 and 2004, and each of the last six months ended March, 2004.

EXCHANGE RATE DATA

        The following tables sets forth, for the periods indicated, certain exchange rates based on either the high and low noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York or the high and low Bank of Canada nominal noon exchange rates for foreign currencies. The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods. The rates quoted are the number of U.S. dollars per one Canadian dollar, the number of Canadian dollars per one Euro and the number of U.S. dollars per one Euro. On July 23, 2004, the noon buying rate in New York City for cable transfers in Canadian dollars was $1.3219 = U.S.$1.00, the Bank of Canada nominal noon exchange rate for Euros in Canadian dollars was €0.6241 =$1.00 and the noon buying rate in New York City for cable transfers in Euros was €0.8249 =U.S.$1.00

Canadian Dollar to U.S. Dollar

	Fiscal Year Ended April 30,					Nine Months Ended January
	1999 U.S.$	2000 U.S.$	2001 U.S.$	2002 U.S.$	2003 U.S.$	2003 U.S.$	2004 U.S.$
End of period	.6860	.6749	.6510	.6377	.6975	.6542	.7539
Average	.6619	.6801	.6611	.6370	.6498	.6425	.7435
High	.7027	.6969	.6831	.6636	.6975	.6619	.7880
Low	.6341	.6607	.6333	.6179	.6264	.6264	.7032
	2003			2004
	October U.S.$	November U.S.$	December U.S.$	January U.S.$	February U.S.$	March U.S.$
End of period	0.7579	0.7708	0.7738	0.7539	0.7460	0.7634
Average	0.7564	0.7616	0.7618	0.7718	0.7519	0.7527
High	0.7667	0.7708	0.7738	0.7880	0.7629	0.7645
Low	0.7418	0.7484	0.7460	0.7496	0.7439	0.7418

Euro to Canadian Dollar

	Year Ended December 31,					Nine Months Ended January 31,
	1999 $	2000 $	2001 $	2002 $	2003 $	2003 $	2004 $
End of period	1.4525	1.4092	1.4185	1.6564	1.6280	1.6421	1.6520
Average	1.5847	1.3707	1.3868	1.4832	1.5826	1.5383	1.5756
High	1.8123	1.5047	1.4641	1.6564	1.6643	1.6643	1.6675
Low	1.4525	1.2538	1.2640	1.3682	1.4967	1.4062	1.4967
	2003			2004
	October $	November $	December $	January $	February $	March $
End of period	1.5320	1.5561	1.6280	1.6520	1.6672	1.6109
Average	1.5485	1.5380	1.6138	1.6362	1.6807	1.6289
High	1.5780	1.5565	1.6587	1.6675	1.6915	1.6650
Low	1.5274	1.5097	1.5568	1.6088	1.6630	1.5896

v

Euro to U.S. Dollar

	Year Ended April 30,					Nine Months Ended January 31,
	1999 U.S.$	2000 U.S.$	2001 U.S.$	2002 U.S.$	2003 U.S.$	2003 U.S.$	2004 U.S.$
End of period	1.0564	0.9089	0.8874	0.9002	1.1180	1.0739	1.2452
Average	1.0935	1.0130	0.9051	0.8808	1.0214	0.9968	1.1754
High	1.1812	1.0887	0.9648	0.9310	1.1180	1.0861	1.2853
Low	1.0564	0.9083	0.8270	0.8370	0.9022	0.9022	1.0845
	2003			2004
	October U.S.$	November U.S.$	December U.S.$	January U.S.$	February U.S.$	March U.S.$
End of period	1.1609	1.1995	1.2597	1.2452	1.2441	1.2292
Average	1.1714	1.1710	1.2298	1.2638	1.2640	1.2261
High	1.1833	1.1995	1.2597	1.2853	1.2848	1.2431
Low	1.1596	1.1417	1.1956	1.2389	1.2426	1.2088

        Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian company to non-resident investors. There are no exchange restrictions in Canada affecting the remittance of dividends, interest, royalties or similar payments to non-resident holders of our securities.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

        CHC Helicopter Corporation is incorporated under the Canada Business Corporations Act and has its head office in St. John's, Newfoundland and Labrador, Canada. All of our directors and officers and certain of the experts named in this prospectus are not residents of the United States, and all or a substantial portion of their assets and all or a substantial portion of our assets are located outside of the United States. We have agreed, in accordance with the terms of the indenture under which the new notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture or the new notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the non-exclusive jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for you to effect service of process within the United States upon us or our directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of United States courts based upon the civil liability under the federal securities laws of the United States. We have been advised by Patterson Palmer, our Canadian counsel, that there is doubt as to the enforceability in Canada against us or against our directors, officers or experts, who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the federal securities laws of the United States.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995 regarding, among other things, our plans, strategies and prospects, both business and financial. All statements contained in this document other than historical information are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as "may," "expects," "should," or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

  •
  our ability to service our substantial indebtedness;

  •
  our dependence on the cyclical energy industry;

  •
  our dependence on North Sea activity and certain long-term contracts;

  •
  the impact of any significant helicopter accident or crash;

  •
  the additional uncertainties posed by international operations;

  •
  our ability to maintain required government-issued licenses;

  •
  availability of aircraft; and

  •
  the effect of employee work stoppages.

        Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

        You should review carefully the section captioned "Risk Factors" in this prospectus for a more complete discussion of the risks of an investment in the new notes.

MARKET AND INDUSTRY DATA

        Market data used throughout this prospectus were obtained from internal company surveys, consultants' reports and industry publications. Consultants' reports and industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified this market data. Similarly, internal company surveys, while believed by us to be reliable, have not been verified by any independent sources, and we do not make any representation as to the accuracy of the information. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under "Risk Factors" in this prospectus.

SUMMARY

        This summary highlights key information contained elsewhere in this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this offering, you should read this entire prospectus. When we refer to our company in this prospectus we are referring to CHC Helicopter Corporation and its subsidiaries as a combined entity after giving effect to the acquisition of Schreiner Luchtvaart Groep B.V., or Schreiner, except where it is made clear that we mean to refer only to our historical operations. As well, all references to the "old notes" refer to our 7 3/8% senior notes due 2014 that have not been registered under the Securities Act, all references to the "new notes" refer to our 7 3/8% senior notes due 2014 being offered hereby in exchange for the old notes and all references to "notes" refer to both the old notes and the new notes. We report on an April 30 fiscal year, and our 2003 fiscal year ended April 30, 2003. References to pro forma information give effect to the Schreiner acquisition, which is described below, the offering of the old notes and the application of the proceeds therefrom. Consolidated Segment EBITDA has the definition set forth in footnote 1 to "Unaudited Pro Forma Consolidated Financial Data." In this prospectus, all references to "U.S.$" refer to U.S. dollars, all references to "$" refer to Canadian dollars.

Our Company

        We are the world's largest global commercial helicopter operator and have been providing helicopter transportation services for more than 50 years. We operate in over 30 countries, on all seven continents and in most of the major offshore oil and gas producing regions of the world. Our operations are concentrated in Europe, Africa, Australia and Asia. Our services also include helicopter repair and overhaul, helicopter transportation for search and rescue operations and emergency medical services and ancillary helicopter services including flight training.

        We provide helicopter transportation services to a broad base of major energy companies and independent and state-owned oil and gas companies to transport personnel and, to a lesser extent, parts and equipment, to, from and among offshore production platforms, drilling rigs and other facilities. In general, we target opportunities with long-term contracts and where customers require sophisticated medium and heavy helicopters operated by highly trained pilots. We are a market leader in most of the regions we serve, with an established reputation for quality and reliable service. We are the largest operator in the North Sea, one of the world's largest oil producing regions, and a global operator servicing the oil and gas industry in the Caspian Sea, South America, Africa, Australia and Asia.

        We believe that our repair and overhaul and flight training capabilities reduce our costs and give us control over the quality of our maintenance and pilot training. We believe these capabilities enhance our competitive position, further diversify our revenue stream and solidify our worldwide reputation as a full-service, high-quality helicopter operator. Furthermore, helicopters must be serviced or overhauled on a scheduled basis and we believe that our repair and overhaul capabilities provide us with a growing source of relatively stable third-party revenue.

        Our divisional headquarters in Australia, Canada, The Netherlands, Norway, Scotland and South Africa oversee bases located in over 30 countries and coordinate our flight operations and customer service. Our global customer base consists of a broad range of oil and gas companies and governmental bodies and includes operating subsidiaries of and governmental bodies in:

Agip	DeBeers	Republic of Ireland
Apache	Exxon Mobil	Royal Dutch/Shell Group
Bp	Kerr-McGee	Statoil
Chevron	Maersk	Talisman
Commonwealth of Australia	Norsk Hydro	TotalFinaElf
Conoco Phillips	Premier	Unocal

        We service the majority of our customers under contracts that typically contain some combination of fixed and hourly rates and have terms ranging from two to five years with one or more one-year renewal options. We estimate that the aggregate market value of the 146 aircraft we owned as of January 31, 2004 was approximately $580.8 million, compared to their net book value of $420.4 million.

Acquisition of Schreiner

        On February 16, 2004 we completed the acquisition of Schreiner, located in The Netherlands, for total consideration of € 86.7 million ($143.3 million at the January 31, 2004 rate of exchange), including the settlement of a portion of Schreiner's outstanding debt. Schreiner operates a worldwide fleet of 43 aircraft, providing helicopter and fixed-wing aviation services primarily to the offshore oil and gas industry in Europe, Africa and Asia. This acquisition allowed us to solidify our position as the dominant operator in the North Sea market and expand our geographic reach into key growing regions in Africa and Asia. In addition, we expect to realize cost savings and improve our rate of return by applying our cost reduction and fleet utilization techniques as we complete the integration of Schreiner. Schreiner's revenue and Segment EBITDA for the year ended December 31, 2003, on a U.S. GAAP basis, were $169.0 million and $15.4 million, respectively.

Recent Developments

        On June 8, 2004, we announced our unaudited financial results for the quarter and year ended April 30, 2004. Those results included these developments:

  •
  Revenue for the three months ended April 30, 2003 was $218.4 million, up $43.8 million from the same quarter last year. The inclusion of Schreiner in the current quarter contributed $39.2 million of the increase.

  •
  Flying activity in Europe compared to the same quarter last year increased by 509 hours.

  •
  Contract awards during the quarter were approximately $417.0 million

  •
  On February 16, 2004, we acquired Schreiner for a purchase price of €86.7 million.

  •
  During the quarter, we issued U.S.$250.0 million in ten year senior subordinated notes at a coupon of 7 3/8%. The proceeds were used to refinance other indebtedness including €86.3 million of existing senior subordinated notes with a coupon of 11 3/4%.

        We filed these results with the Commission on Form 6-K on June 9, 2004 and have incorporated them by reference herein. See "Incorporation of Documents by Reference".

        Our principal executive offices are located at Hangar #1, St. John's Airport, P.O. Box 5188, St. John's, Newfoundland and Labrador, Canada AlC 5V5. Our telephone number at that location is (709) 570-0700. Our website is located at www.chc.ca. The information on our website is not part of this prospectus.

The Exchange Offer

        On April 27, 2004, we completed an offering of $250,000,000 aggregate principal amount of the old notes in a transaction exempt from registration under the Securities Act. In connection with that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to commence this exchange offer. For a more complete description of the terms of the exchange offer, see "The Exchange Offer" in this prospectus.

Securities Offered
$250,000,000 aggregate principal amount of our 7 3/8% Senior Subordinated Notes due 2014 registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that the transfer restrictions, exchange offer provisions and additional interest provisions relating to the old notes do not apply to the new notes.
The Exchange Offer
We are offering new notes in exchange for a like principal amount of our old notes. We are offering these new notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the old notes. You may tender your outstanding old notes for exchange by following the procedures described under the heading "The Exchange Offer." The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.
Expiration Date; Tenders; Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on August 25, 2004, unless we extend it. We do not currently intend to extend the exchange offer. However, if we elect to extend the exchange offer on one or more occasions, we will not extend the exchange offer for more than an aggregate of 30 days. You may withdraw any old notes that you tender for exchange at any time prior to the expiration date of the exchange offer. We will accept any and all old notes validly tendered and not validly withdrawn before the expiration date. See "The Exchange Offer—Procedures for Tendering Old Notes" and "—Withdrawal of Tenders of Old Notes" for a more complete description of the tender and withdrawal period.
U.S. Federal Income Tax Consequences
Your exchange of old notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations" for a summary of U.S. federal income tax consequences associated with the exchange of old notes for new notes and the ownership and disposition of those new notes.
Use of Proceeds	We will not receive any cash proceeds from the exchange offer.
Exchange Agent	The Bank of New York

Shelf Registration
If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or upon the request of any holder of old notes under certain circumstances, we will be required to file, cause to become effective, a shelf registration statement under the Securities Act which would cover resales of old notes. See "Registration Rights."
Consequence of Failure to Exchange Your Old Notes
Old notes that are not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the old notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption form, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. Following consummation of the exchange offer, we will not be required to register under the Securities Act any old notes that remain outstanding except in the limited circumstances in which we are obligated to file a shelf registration statement for certain holders of old notes not eligible to participate in the exchange offer pursuant to the registration rights agreement. In addition, upon consummation of the exchange offer, we will not be obligated to pay additional interest on the old notes. If your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your old notes. Interest on any old notes that are not tendered for exchange in the exchange offer will continue to accrue at a rate equal to 7 3/8% per year.
Consequences of Exchanging Your Old Notes; Who May Participate in the Exchange Offer	Based on interpretation of the staff of the SEC, we believe that you will be allowed to resell the new notes that we issue in the exchange offer if:
	•	you are acquiring the new notes in the ordinary course of your business;
	•	you are not participating in and do not intend to participate in a distribution of the new notes;
	•	you have no arrangement or understanding with any person to participate in a distribution of the new notes; and
	•	you are not one of our "affiliates," as defined in Rule 405 under the Securities Act.

If any of these conditions are not satisfied, (1) you will not be eligible to participate in the exchange offer, (2) you should not rely in the interpretations of the staff of the SEC in connection with the exchange offer and (3) you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

In accordance with the conditions, if you are a broker-dealer that acquired the old notes directly from us in the initial offering and not as a result of market-making activities, you will not be eligible to participate in the exchange offer.
Conditions of the Exchange Offer
Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if in our reasonable judgment:
	•	the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC;
•
any action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, or any material adverse development has occurred with respect to us; or
	•	we have not obtained any governmental approval which we deem necessary for the consummation of the exchange offer.

The New Notes

        The summary below describes the principal terms of the new notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the "Description of the New Notes" section of this prospectus for a more detailed description of the new notes.

Issuer	CHC Helicopter Corporation.
Notes Offered	U.S.$250,000,000 aggregate principal amount of 7 3/8% senior subordinated notes due 2014.
Maturity	May 1, 2014.
Interest Payment Dates	May 1 and November 1, beginning November 1, 2004.
Guarantees
The new notes will be jointly and severally guaranteed on an unsecured senior subordinated basis by each of our significant subsidiaries other than our Norwegian and Danish subsidiaries that are restricted under local law from guaranteeing our indebtedness. Similarly, our significant subsidiaries are, and our Norwegian and Danish subsidiaries are not, guarantors of our senior credit facility.
Ranking	The new notes will be our unsecured senior subordinated obligations and will:
• Rank junior to all of our existing and future senior indebtedness, which will include borrowings under our senior credit facility;
• Rank equally with our existing and future senior subordinated indebtedness;
• Rank senior to all of our existing and future subordinated indebtedness; and
• be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.
In addition, the new notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.
Similarly, the guarantees by our subsidiaries will:
• Rank junior to all of the existing and future senior indebtedness of such subsidiaries, which will include the subsidiary guarantees under our senior credit facility;
• Rank equally with the existing and future senior subordinated indebtedness of such subsidiaries;
• Rank senior to all of the existing and future subordinated indebtedness of such subsidiaries; and

• be effectively subordinated to all of the existing and future secured indebtedness of such subsidiaries to the extent of the value of the assets securing such indebtedness.

As of January 31, 2004, after giving effect to this offering, the use of proceeds therefrom and the acquisition of Schreiner, we would have had outstanding approximately U.S.$105.2 million of senior indebtedness, including approximately U.S.$105.2 of senior secured indebtedness, and our guarantors would have had outstanding approximately U.S.$105.2 million of senior secured indebtedness, to which the new notes and the subsidiary guarantees would have been subordinated. See "Description of the New Notes—Ranking."
Optional Redemption
On or prior to May 1, 2009, we may redeem some or all of the new notes at a redemption price equal to 100% of the principal amount of new notes redeemed plus a make-whole premium plus accrued and unpaid interest, if any, to but not including the date of redemption. See "Description of the New Notes—Redemption—Optional Redemption." After May 1, 2009, we may redeem all or part of the new notes at any time at the redemption prices set forth in the section "Description of the New Notes—Redemption—Optional Redemption," plus accrued and unpaid interest, if any, to the date of redemption.
Equity Offering Optional Redemption
At any time before May 1, 2007, we may redeem up to 35% of the aggregate principal amount of the new notes with the net proceeds of equity offerings at 107.375% of the principal amount of the new notes, plus accrued interest, if at least 65% of the originally issued aggregate principal amount of the new notes remains outstanding.
Change of Control
Upon the occurrence of certain change of control events, we will be required to make an offer to repurchase all of the new notes at a purchase price equal to 101% of the principal amount of the new notes, plus unpaid accrued interest, if any, to the purchase date.
Asset Sales
If we sell assets under certain circumstances, we will be required to make an offer to purchase the new notes with excess proceeds from the sale of the assets. See "Description of the New Notes—Certain Covenants—Limitation on Sale of Certain Assets."
Covenants	The indenture governing the new notes will contain covenants that, among other things, will limit our ability and the ability of our subsidiaries to:
• incur additional indebtedness;
• make restricted payments;
• create certain liens;
• sell assets;

	•	enter into sale and leaseback transactions;
	•	issue or sell preferred stock;
	•	in the case of our restricted subsidiaries, incur restrictions on their ability to make dividend or other payments to us;
	•	in the case of our subsidiaries, guarantee or secure debt;
	•	engage in transactions with affiliates;
	•	create unrestricted subsidiaries; and
	•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

When the new notes are issued, all of our subsidiaries will be restricted subsidiaries, as defined in the indenture. These covenants are subject to important exceptions and qualifications. See "Risk Factors—Risks Relating to the New Notes" and "Description of the Notes."
Redemption for Changes in Canadian or Certain Other Withholding Taxes
In the event that we become obligated to pay additional Taxes amounts (as defined above) to holders of the new notes as a result of changes affecting Canadian or certain other withholding taxes applicable to payments on the new notes, we may redeem the new notes in whole but not in part at any time at 100% of the principal amount of the new notes plus accrued interest to the date of redemption. See "Description of the New Notes—Redemption—Redemption upon Changes in Withholding Taxes."
No Established Market for the New Notes
The new notes are a new issue of securities, and currently there is no market for them. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for any quotation system to quote them. We expect the new notes to be eligible for trading in The PORTAL® Market. Accordingly, we cannot assure you that a liquid market will develop for the new notes.
Tax Consequences
For a discussion of the possible U.S. federal income tax consequences of an investment in the new notes, see "U.S. Federal Income Tax Considerations." You should consult your own tax advisor to determine the U.S., Canadian, federal, state, local and other tax consequences of an investment in the new notes.
Risk Factors	See "Risk Factors" and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the new notes.
Governing Law	New York law.

Summary Unaudited Pro Forma Consolidated Financial Data

        The following table sets forth certain summary unaudited pro forma consolidated financial data for our company for the fiscal year ended April 30, 2003, and the nine month periods ended January 31, 2003 and 2004. The summary unaudited pro forma consolidated financial data is derived from the unaudited pro forma consolidated financial statements of CHC contained elsewhere in this prospectus. The following summary unaudited pro forma consolidated financial data is presented in U.S. GAAP and in Canadian dollars. The summary unaudited pro forma consolidated financial data may not be indicative of the results of operations or financial condition that would have occurred, or that may be obtained in the future, if this offering, the use of the proceeds therefrom and the acquisition of Schreiner had occurred as presented in the pro forma consolidated financial statements presented elsewhere in this prospectus, and such data should be read in conjunction with such financial statements and the notes thereto.

Summary Unaudited Pro Forma Consolidated Financial Data

As at and for the Nine Months Ended January 31,
For the Fiscal Year Ended April 30, 2003
2003	2004
(in millions, unless otherwise indicated)
Amounts under U.S. GAAP
Operating Data:
Revenue	$876.4	$658.8	$644.9
Operating expenses	724.3	546.7	541.7

Earnings before undernoted items (Consolidated Segment EBITDA)(1)	152.1	112.1	103.2
Amortization	(26.3)	(19.5)	(22.2)
Gain on disposals of assets	2.4	(0.4)	2.0
Financing charges	(25.2)	(31.9)	(52.5)
Equity in earnings of associated companies	4.3	4.9	6.3
Restructuring and debt settlement costs	(18.5)	(18.4)	(9.7)

Earnings before income taxes	88.8	46.8	27.1
Income tax recovery (provision)	(1.4)	(6.2)	(2.4)

Net earnings	$87.4	$40.6	$24.7

Other Financial Data:
Consolidated Segment EBITDA(1)	$152.1	$112.1	$103.2
Consolidated Segment EBITDA margin(2)	17.4%	17.0%	16.0%
Total capital expenditures	67.9	49.4	112.7
Rent expense(3)	62.8	48.2	41.6
Ratio of earnings to fixed charges	2.4	x	1.9	x	1.6	x
Balance Sheet Data:
Cash and cash equivalents	$55.9
Working capital	306.2
Total assets	1,413.2
Total debt	479.5
Total liabilities	999.3
Shareholders' equity	413.9

(1)
Consolidated Segment EBITDA is the sum of the Segment EBITDA from each of our segments. Segment EBITDA is the information used by our decision makers for purposes of allocating resources to our segments. Financing charges, income taxes, non-cash items, restructuring costs and debt settlement costs are not allocated to our segments for segment reporting purposes.

(2)
Consolidated Segment EBITDA margin represents Consolidated Segment EBITDA as a percentage of total revenue.

(3)
Rent expense includes short term rent expense of $17.8 million, $13.8 million and $12.2 million for the fiscal year ended April 30, 2003, and for the nine-month periods ended January 31, 2003 and January 31, 2004 respectively.

Summary Consolidated Historical Financial Data

CHC

        The following summary consolidated historical financial data as at and for the fiscal years ended April 30, 2001, 2002 and 2003 for CHC are derived from the audited consolidated financial statements of CHC. The following summary consolidated historical financial data as at and for the nine-month periods ended January 31, 2003 and 2004 for CHC have been derived from the unaudited interim consolidated financial statements of CHC. In the opinion of management, the unaudited interim consolidated financial statements of CHC have been prepared on the same basis as the respective audited annual consolidated financial statements of CHC and reflect all adjustments necessary for a fair presentation of the results for interim periods. The CHC consolidated financial statements have been prepared in accordance with Canadian GAAP which differs in certain respects from U.S. GAAP (See Note 29 to the audited annual consolidated financial statements of CHC and Note 15 to the unaudited interim consolidated financial statements of CHC).

        The following summary consolidated historical financial data should be read in conjunction with the "Selected Consolidated Historical Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements for CHC included elsewhere in this prospectus.

Summary Consolidated Historical Financial Data

CHC

	As at and for the Fiscal Year Ended April 30,			As at and for the Nine Months Ended January 31,
	2001	2002	2003	2003	2004
	(1)(2)(3)	(2)(3)	(3)	(3)
	(in millions, unless otherwise indicated, except per share amounts)
Amounts under Canadian GAAP
Operating Data:
Revenue	$593.8	$617.8	$722.4	$546.7	$518.2
Operating expenses	477.3	497.0	580.2	440.9	431.1

Earnings before undernoted items (consolidated Segment EBITDA)(7)	116.5	120.8	142.2	105.8	87.1
Amortization	(20.0)	(18.6)	(22.6)	(16.6)	(18.1)
Gain (loss) on disposals of assets	1.0	1.9	2.4	(0.5)	2.0
Asset impairment charge	—	—	(12.8)	—	—
Financing charges
Interest expense	(53.6)	(42.3)	(31.1)	(22.6)	(22.7)
Other	(2.8)	(5.7)	(3.7)	(3.8)	1.0
Equity in earnings (loss) of associated companies	(0.4)	1.1	2.3	3.0	3.8
Restructuring and debt settlement costs	(18.6)	—	(12.5)	(12.5)	(9.7)
Gain on sale of operations and investments	5.8	—	—	—	—

Earnings before income taxes	27.9	57.2	64.2	52.8	43.4
Income tax recovery (provision)	5.9	(9.9)	1.9	(9.6)	(5.1)

Net earnings	$33.8	$47.3	$66.1	$43.2	$38.3

Other Financial Data:
Revenue
Europe	$351.3	$406.8	$468.2	$359.6	$331.2
International	146.1	167.4	184.8	136.7	139.3
Canada(1)	62.0	—	—	—	—

Total helicopter operations	559.4	574.2	653.0	496.3	470.5
Repair and overhaul	34.4	43.6	63.0	46.4	43.0
Composites	—	—	6.4	4.0	4.7

Total revenue	$593.8	$617.8	$722.4	$546.7	$518.2

Segment EBITDA(7)
Europe	$62.1		$74.6		$89.5		$70.5		$51.1
International	30.8		39.0		39.9		27.6		20.0
Canada(1)	13.8		—		—		—		—

Total helicopter operations	106.7		113.6		129.4		98.1		71.1
Repair and overhaul	24.9		31.0		37.4		27.9		31.0
Composites	—		—		(3.2)		(3.3)		(1.8)
Corporate and other	(15.1)		(23.8)		(21.4)		(16.9)		(13.2)

Consolidated Segment EBITDA(7)	$116.5		$120.8		$142.2		$105.8		$87.1

Helicopter operations Segment EBITDA margin(4)	19.1%		19.8%		19.8%		19.8%		15.1%
Consolidated Segment EBITDA margin(5)	19.6%		19.6%		19.7%		19.4%		16.8%
Total capital expenditures(6)	$40.1		$34.1		$44.7		$30.7		$85.8
Ratio of earnings to fixed charges	1.4x		1.9x		2.2x		2.2x		2.3x
Balance Sheet Data:
Cash and cash equivalents	$23.6		$112.8		$58.1		$52.9		$42.3
Working capital	166.6		196.5		269.8		268.8		276.7
Total assets	995.6		1,164.3		1,145.6		1,204.5		1,162.0
Total debt	464.1		424.8		321.3		357.6		314.3
Total liabilities	840.2		831.5		731.4		798.0		734.6
Shareholders' equity	155.4		332.8		414.2		406.5		427.4
Amounts under U.S. GAAP
Operating Data:
Revenue	$593.8		$617.8		$722.4		$546.7		$518.2
Operating expenses	481.0		503.3		583.8		443.5		430.6
Amortization	20.0		18.7		22.6		16.6		17.7
Financing charges	56.4		48.0		18.1		26.4		48.2
Net earnings	20.8		52.1		87.3		41.6		17.9
Other Financial Data:
Consolidated Segment EBITDA(7)	$112.8		$114.5		$138.6		$103.2		$87.6
Consolidated Segment EBITDA margin(5)	19.0%		18.5%		19.2%		18.9%		16.9%
Ratio of earnings to fixed charges	1.3	x	1.8	x	2.7	x	2.2	x	1.5	x
Balance Sheet Data:
Cash and cash equivalents	$23.6		$112.8		$58.1		$52.9		$42.3
Working capital	166.0		196.3		280.1		268.8		277.0
Total assets	989.1		1,153.0		1,124.8		1,157.2		1,169.1
Total debt	464.1		424.8		321.3		357.6		314.3
Total liabilities	851.6		836.5		740.1		810.3		743.8
Shareholders' equity	137.5		316.5		384.7		346.9		425.3

(1)
The fiscal 2001 results include the results of the Canadian onshore helicopter operations of CHC for the six months preceding its disposition on October 31, 2000.

(2)
Restated. Effective May 1, 2002, CHC retroactively adopted, with restatement of individual prior periods, the Canadian accounting recommendations with respect to foreign currency translation which conform substantially to U.S. GAAP. These recommendations require that unrealized exchange gains and losses on the translation of long-term debt that has not been designated as a hedge of our net investment in self-sustaining foreign operations be included in earnings immediately. (See Note 4(a) to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus).

(3)
Certain figures in the summary consolidated historical financial data of CHC as at and for the fiscal years ended April 30, 2001, 2002 and 2003 and the nine months ended January 31, 2003 have been reclassified to conform to the presentation adopted by us in our fiscal year ending April 30, 2004. This has been done in order to make the aforementioned data comparable to the summary consolidated historical financial data of CHC as at and for the nine-month period ended January 31, 2004 (see Note 31 to the annual audited consolidated financial statements of CHC and Note 2 to the unaudited interim consolidated financial statements of CHC contained elsewhere in this prospectus).

(4)
Helicopter operations Segment EBITDA margin represents helicopter operations Segment EBITDA as a percentage of helicopter operations revenue.

(5)
Consolidated Segment EBITDA margin represents Consolidated Segment EBITDA as a percentage of total revenue.

(6)
Total capital expenditures include all property and equipment acquisitions, which include aircraft, during the period. Total capital expenditures for the nine months ended January 31, 2004 include $30.9 million for the purchase of two aircraft that were later sold and then leased back under operating leases during the period.

(7)
Segment EBITDA is revenue less operating expenses allocated to each of our segments. Consolidated Segment EBITDA is the sum of the Segment EBITDA from each of our segments and is equivalent to "earnings before undernoted items" on our consolidated statements of earnings. Segment EBITDA is the information used by our decision makers for purposes of allocating resources to our segments. Financing charges, income taxes, non-cash items, restructuring costs and debt settlement costs are not allocated to our segments for segment reporting purposes. See Note 22 to our audited annual consolidated financial statements and Note 10 to our unaudited interim consolidated financial statements included elsewhere in the prospectus.

        In this prospectus we provide discussion and analysis of non-GAAP financial measures. These financial measures do not have standard definitions prescribed by Canadian GAAP and therefore may not be comparable to similar measures disclosed by other companies. We utilize these measures in making operating decisions and assessing our performance. Certain investors and analysts, and others, utilize these measures in assessing our operating performance and as an indicator of our ability to service debt. These non-GAAP financial measures have not been presented as an alternative to either (i) net income in accordance with Canadian GAAP, as an indicator of financial performance, or (ii) cash flows from operating, investing and financing activities in accordance with Canadian GAAP.

        The following table provides a reconciliation of (i) net earnings from operations to Canadian GAAP net earnings, (ii) basic and diluted net earnings from operations per share to Canadian GAAP basic and diluted net earnings per share, (iii) cash flow to Canadian GAAP cash flow from operations and (iv) total net debt to total debt.

Reconciliation of CHC Non-GAAP Financial Measures
(in thousands, except per share amounts)

	As at and for the Fiscal Year Ended April 30,			As at and for the Nine Months Ended January 31,
	2001	2002	2003	2003	2004
Revenue	$593,849	$617,816	$722,363	$546,717	$518,211
Operating expenses	477,300	496,993	580,150	440,940	431,152

Earnings before undernoted items (Consolidated Segment EBITDA)	116,549	120,823	142,213	105,777	87,059

Recurring items:
Amortization	(19,980)	(18,622)	(22,585)	(16,575)	(18,096)
Gain (loss) on disposals of assets	998	1,859	2,413	(428)	1,991
Financing charges	(56,380)	(47,979)	(34,878)	(26,414)	(21,724)
Equity in earnings of associated companies	(416)	1,111	2,340	2,951	3,856

	(75,778)	(63,631)	(52,710)	(40,466)	(33,973)

Net earnings from operations before income taxes	40,771	57,192	89,503	65,311	53,086
Income taxes recovery (provision) thereon	1,383	(9,900)	(5,515)	(14,154)	(7,994)

Net earnings from operations(1)	42,154	47,292	83,988	51,157	45,092

Restructuring and debt settlement costs(2)(3)	(18,643)	—	(12,464)	(12,464)	(9,705)
Gain on sale of operations and investments	5,761	—	—	—	—
Asset impairment charge	—	—	(12,811)	—	—
Income tax recovery thereon	4,530	—	7,420	4,548	2,865

	(8,352)	—	(17,855)	(7,916)	(6,840)

Net earnings	$33,802	$47,292	$66,133	$43,241	$38,252

Per share
Basic
Net earnings from operations	$42,154	$47,292	$83,988	$51,157	$45,092
Weighted average number of shares	15,729	16,464	20,728	20,696	20,983
Basic net earnings from operations per share(4)	$2.68	$2.87	$4.05	$2.47	$2.15

Diluted
Net earnings from operations	$42,154	$47,292	$83,988	$51,157	$45,092
Effect of dilutive securities	296	516	478	362	368

	$42,450	$47,808	$84,466	$51,519	$45,460
Weighted average number of shares	16,995	18,279	22,621	22,640	22,636
Diluted net earnings from operations per share(5)	$2.50	$2.62	$3.73	$2.28	$2.01

Cash flow(6)
Cash flow from operations	$21,159	$44,967	$62,656	$66,638	$15,820
Change in non-cash working capital	27,580	18,800	19,762	9,697	34,129

	$48,739	$63,767	$82,418	$76,335	$49,949

Total net debt(7)
Total debt	$464,100	$424,780	$321,268	$357,600	$314,344
Cash and cash equivalents	(23,600)	(112,838)	(58,104)	(52,900)	(42,257)

	$440,500	$311,942	$263,164	$304,700	$272,087

(1)
Net earnings from operations is defined as net earnings before restructuring costs, debt settlement costs, gain on sale of operations and investments and asset impairment charges.

(2)
Restructuring costs are defined as costs incurred to implement a fundamental and material change to our operating and/or management structures. Restructuring costs may include severance and termination costs, professional fees, travel costs and other incremental costs directly associated with restructuring activities.

(3)
Debt settlement costs are defined as costs incurred to retire all, or a portion of, an existing debt facility before its scheduled maturity date. Debt settlement costs may include penalties, premiums, professional fees and other incremental costs directly associated with debt settlement activities.

(4)
Basic net earnings from operations per share is defined as net earnings from operations divided by the weighted average number of shares outstanding for the period.

(5)
Diluted net earnings from operations per share is defined as net earnings from operations divided by the diluted weighted average number of shares outstanding for the period.

(6)
Cash flow is defined as cash flow from operations as prescribed by Canadian GAAP, but excluding the impact of changes in non-cash working capital.

(7)
Total net debt is defined as total debt less cash and cash equivalents.

Summary Consolidated Historical Financial Data

SCHREINER

        The following summary consolidated historical financial data for Schreiner as at and for the twelve months ended December 31, 2003 are derived from the audited consolidated financial statements of Schreiner. The following summary consolidated historical financial data for Schreiner as at and for the fiscal years ended December 31, 2001 and 2002 are derived from the unaudited consolidated financial statements of Schreiner. The Schreiner consolidated financial statements have been prepared in accordance with Dutch GAAP which differs in certain respects from U.S. GAAP.

        The following summary consolidated historical financial data should be read in conjunction with the "Selected Consolidated Historical Financial Data—Schreiner" and the consolidated financial statements for Schreiner included elsewhere in this prospectus.

As at and for the Fiscal Year Ended December 31,
2001	2002	2003
(in millions of Euros, unless otherwise indicated)
Amounts under Dutch GAAP
Operating Data:
Revenue	€128.9	€98.5	€106.8
Operating expenses	153.7	90.2	93.4

Earnings before undernoted items (consolidated Segment EBITDA)(1)	(24.8)	8.3	13.4
Amortization	(6.9)	(5.6)	(6.6)
Financing charges
Interest expense	(5.2)	(0.7)	(1.5)
Other	1.4	(1.5)	(0.8)
Equity in (loss) earnings of associated companies	(2.0)	1.4	1.5
Restructuring costs(2)	(18.2)	(3.9)	—
Gain on sale of operations(3)	129.7	—	—

Earnings (loss) before income taxes	74.0	(2.0)	6.0
Income taxes recovery (provision)	18.1	1.6	(1.7)
Non-controlling interest	(0.1)	—	—

Net earnings	€92.0	€(0.4)	€4.3

Other Financial Data:
Revenue
Flying operations	€56.2	€62.5	€60.2
Fixed-wing maintenance	5.3	5.2	5.9
Part sales/other	30.2	30.8	40.7
Scheduled services/cargo services(2)	37.2	—	—

Total revenue	€128.9	€98.5	€106.8

Segment EBITDA(1)
Flying operations	€6.0	€6.2	€9.9
Fixed-wing maintenance	0.2	0.2	—
Parts sales/other	2.7	7.6	6.4
Scheduled services/cargo services(2)	(25.0)	—	—
Head office	(8.7)	(5.7)	(2.9)

Consolidated Segment EBITDA(1)	€(24.8)	€8.3	€13.4

Flying operations Segment EBITDA margin(4)	10.7%	9.9%	16.4%
Consolidated Segment EBITDA margin(5)	(19.2)%	8.4%	12.5%
Total capital expenditures(6)	€5.2	€7.2	€18.2
Ratio of earnings to fixed charges	11.8	x	1.2	x	2.4	x
Balance Sheet Data:
Cash and cash equivalents	€71.6	€1.1	€8.3
Working capital	96.6	22.6	26.1
Total assets	195.1	115.9	138.6
Total debt	3.0	15.0	26.9
Total liabilities	58.8	46.6	61.3
Shareholders' equity	136.3	69.3	77.3

Amounts under U.S. GAAP
Operating Data:
Revenue	€128.9		€98.5		€106.8
Operating expenses	154.1		93.3		97.1
Amortization	6.8		5.2		4.6
Financing charges	3.8		2.2		2.3
Net earnings (loss)	91.8		(2.2)		3.2
Other Financial Data:
Consolidated Segment EBITDA(1)	€(25.2)		€5.2		€9.7
Consolidated Segment EBITDA margin(5)	(19.6)%		5.3%		9.1%
Ratio of earnings to fixed charges	11.8	x	0.3	x	1.9	x
Balance Sheet Data:
Cash and cash equivalents	€71.6		€1.1		€8.3
Working capital	96.6		22.6		26.1
Total assets	200.8		123.4		144.2
Total debt	3.0		15.0		26.9
Total liabilities	59.4		57.0		71.3
Shareholders' equity	141.4		66.4		72.9

(1)
Segment EBITDA is revenue less operating expenses allocated to each of Schreiner's segments. Consolidated Segment EBITDA is the sum of the Segment EBITDA from each of our segments and is equivalent to "Operating income" on Schreiner's consolidated income statement and to "Earnings before undernoted items" as shown in the table above. The allocation of revenue and Segment EBITDA to Schreiner's segments is based on our best estimates and is consistent with our segmentation policy.

(2)
Schreiner's cargo services division was shut down in November, 2001. In December 2001, one of Schreiner's customers declared bankruptcy, which necessitated the closure of Schreiner's office in Brussels from which the customer was serviced and the termination of related aircraft lease contracts. Schreiner incurred restructuring costs totalling €18.2 million as a result of these activities during its fiscal year ended December 31, 2001.

During its fiscal year ended December 31, 2002, Schreiner incurred restructuring costs totalling €3.9 million in connection with the shut down of its aviation services in Rotterdam.

(3)
Effective January 1, 2001 Schreiner sold its training division and realized a gain on sale of these operations of €129.7 million.

(4)
Flying operations Segment EBITDA margin represents flying operations Segment EBITDA as a percentage of flying operations revenue.

(5)
Consolidated Segment EBITDA margin represents Consolidated Segment EBITDA as a percentage of total revenue.

(6)
Total capital expenditures include all property and equipment acquisitions, which include aircraft, during the year.

RISK FACTORS

        Before you decide to tender your old notes, you should carefully consider these risk factors, as well as the other information contained in this prospectus. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the adverse events described in the "Risk Factors" section actually occurs, our business, results of operations and financial condition could be materially adversely affected, the trading price, if any, of our securities could decline and you might lose all or part of your investment.

Risks Related to Our Business

Our operations are largely dependent upon the level of activity in the oil and gas industry.

        Our operations are largely dependent upon the levels of activity in oil and gas production and exploration. To varying degrees these activity levels are affected by trends in oil and gas prices. Historically, the prices for oil and gas have been volatile and are subject to wide fluctuations in response to changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control. We cannot predict future oil and gas price movements. Any prolonged reduction in oil and gas prices could depress the level of helicopter activity in support of exploration and, to a lesser extent, production activity and, therefore, have a material adverse effect on our business, financial condition and results of operations. Approximately 75.6% of revenue for the nine-month period ended January 31, 2004 and 72.4% of revenue for the fiscal year ended April 30, 2003 were attributable to helicopter support and related services for oil and gas production and exploration companies.

        Companies in the oil and gas production and exploration sector continually seek to implement measures aimed at greater cost savings, including helicopter support operations. For example, companies have reduced manning levels on both old and new installations by using new technology to permit unmanned installations. The implementation of such measures could reduce the demand for helicopter transportation services and have a material adverse effect on our business, financial condition and results of operations.

Our overall operations are highly dependent upon the level of activity in the North Sea.

        Approximately 59.3% of our revenue for the nine-month period ended January 31, 2004 and 58.9% of revenue for the fiscal year ended April 30, 2003 were derived from our helicopter support services to customers operating in the North Sea. If activity in oil and gas exploration and production in the North Sea declines, our business, financial condition and results of operations would be materially and adversely affected. It is difficult to predict the level of activity in future periods given the uncertain economic climate. During the nine-month period ended January 31, 2004, activity levels in the North Sea decreased from the comparable period in the prior fiscal year, due in part to the decision by a number of large oil and gas producers to sell older assets in the North Sea to allow them to focus on non-North Sea properties.

Many of the markets in which we operate are highly competitive, which may result in a loss of market share or a decrease in revenue or profit margins.

        The markets in which we operate are highly competitive. Contracting for helicopter services is usually done on the basis of competitive bidding among those having the necessary equipment and resources. In our medium and heavy helicopter operations, for which helicopters comprising 93.8% of our helicopter fleet as at January 31, 2004 are used, we compete against a number of helicopter operators, including Offshore Logistics Inc., or OLOG, which is the other major global commercial helicopter operator, and other local and regional operators. In addition, many of our customers in the oil and gas industry have the financial ability to perform their own helicopter operations in-house should they elect to do so.

        Our main competitors within the repair and overhaul business are the original equipment manufacturers of helicopters and their components. As such, our main competitors are also our main parts suppliers, which could result in our inability to obtain parts in a timely manner in required quantities at competitive prices.

We rely on a limited number of large, long-term offshore helicopter support contracts and if some of these are discontinued, our revenues could suffer.

        We derive a significant amount of our revenue from long-term offshore helicopter support contracts with oil and gas companies. A substantial number of our long-term contracts contain provisions permitting early termination by the customer. In addition, upon expiration of their term, these contracts are subject to a bidding process that could result in the loss of these contracts to competitors. The loss of one or more of these large contracts could have a material adverse effect on our business, financial condition and results of operations. During fiscal 2003, we were unsuccessful in renewing a contract with bp to supply helicopter services in the northern North Sea. That contract expires on July 31, 2004.

If we are unable to acquire the necessary aircraft, we may not be able to take advantage of growth opportunities.

        There are lead times of up to 24 months to obtain the primary new heavy and medium aircraft types most often required by our customers. While up to now we have been able to acquire sufficient aircraft, a lack of available aircraft or the failure of our suppliers to deliver the aircraft we have ordered on a timely basis, could limit our ability to take advantage of growth opportunities.

Helicopter operations involve risks that may not be covered by our insurance or may increase the cost of our insurance.

        Operation of helicopters involves some degree of risk. Hazards, such as aircraft accidents, adverse weather and marine conditions, collisions and fire, are inherent in furnishing helicopter services and can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and suspension of operations. Our inability to renew our liability insurance coverage or the loss, expropriation or confiscation of, or severe damage to, a large number of our helicopters could adversely affect our operations and financial condition. As a result of these and other factors, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. Furthermore, we are not insured for loss of profit or use of our helicopters.

        While we believe that we are adequately covered by insurance in light of our historical need for insurance coverage, the loss of this coverage or the loss, expropriation or confiscation of, or severe damage to, a large number of our helicopters could adversely affect our operations and financial condition. In addition, the events of September 11, 2001 caused a worldwide increase in insurance rates, particularly, in the business in which we operate and restricted the ability of operators to acquire war liability coverage above certain limits. As a result of these and other factors, no assurance can be given that we will be able to maintain adequate insurance in the future at rates we consider reasonable.

If we are unable to maintain required government-issued licenses for our operations, we will be unable to conduct helicopter operations in the applicable country.

Europe

        59.3% of our revenue for the nine-month period ended January 31, 2004 and 58.9% of our revenue for the fiscal year ended April 30, 2003 originated from helicopter flying services from European-based operations (UK, Norway, Denmark and Ireland). To operate helicopters in the UK and in the UK sector of the North Sea, an operator must be licensed by the UK Civil Aviation Authority. Under applicable European law, an operator must be "effectively controlled" and "majority owned" by nationals of Member States of the European Union (or the European Economic Area) to maintain its license. Our UK operating subsidiary, CHC Scotia Limited, or Scotia, has been licensed to operate helicopters by the UK Civil Aviation Authority, on the basis that we are (and therefore Scotia is) majority owned and controlled by European Nationals because our chairman and Chief Executive Officer, Mr. Craig L. Dobbin, a citizen of both Canada and the Republic of Ireland (a Member State of the European Union), holds a sufficient number of securities of CHC. However, the UK Secretary of State (generally acting upon the advice of the UK Civil Aviation Authority) may revoke the license held by Scotia or effectively require us to dispose of our interests in Scotia if at any time we do not satisfy applicable nationality requirements. In 1994, two UK competitors of CHC alleged that we did not satisfy these requirements and that, as a result, Brintel Helicopters Limited, or Brintel, our only UK helicopter operation at the time, was not entitled to maintain its operating license. Although discussions and correspondence with the European Commission, the United Kingdom Department of Environment, Transport and the Regions and the UK Civil Aviation Authority confirmed that the issuance of ordinary shares to Mr. Dobbin in December 1997 allowed us to satisfy the nationality requirements, this will not necessarily preclude further challenges of Scotia's right to maintain its operating license on this or any other basis. Further, Scotia's eligibility to maintain its license could be adversely affected if Mr. Dobbin were to dispose of the shares he holds in CHC, if his percentage ownership of CHC were to otherwise decrease, or if he were to die and no alternative arrangement acceptable to the UK Civil Aviation Authority were implemented. Our Danish, and Irish subsidiaries are subject to the same European Union nationality requirements. The revocation of these licenses would have a material adverse effect on our business, financial condition and results of operations.

        Our Norwegian subsidiaries are subject to substantially the same European Union nationality requirements with regard to ownership and control as are our UK subsidiaries due to Norway's status as a Member State of the European Economic Area, and the agreement between the European Union and the European Economic Area harmonizing aviation relations between the two. On May 9, 1999, in response to objections initiated by the previous management of HSG, the Norwegian Ministry of Transport confirmed in writing that it had adopted the same position as the UK Civil Aviation Authority with regard to CHC's satisfaction of the European Union (and European Economic Area) nationality requirements and therefore would not challenge HSG's eligibility to hold helicopter operating licenses in Norway after our acquisition of HSG. The revocation of these licenses would have a material adverse effect on our business, financial condition and results of operations.

        Schreiner, through subsidiaries, operates aircraft in Europe and is subject to the same European Union and European Economic Area nationality requirements with regard to ownership and control as are our UK and Norwegian subsidiaries. The Dutch Civil Aviation Authority advised us in writing prior to our acquisition of Schreiner that Schreiner was in compliance with applicable European ownership and control requirements and, based on information provided by us, would continue to be so following its acquisition by us. In accordance with Dutch Civil Aviation procedures, we were required to submit certain information regarding our ownership and control to the Dutch Civil Aviation Authority following our acquisition of Schreiner to formally demonstrate that Schreiner continues to meet the European ownership and control requirements. We have submitted the required information to the Dutch Civil Aviation Authority.

        We believe that we are currently "majority owned" and "effectively controlled" within the meaning of European Union and European Economic Area licensing requirements. However, it may be difficult to establish with certainty that we are majority owned by European nationals, given the difficulty of establishing the beneficial ownership of shares held through depositories and nominees.

Canada

        Our helicopter operations in Canada are regulated by Transport Canada. Our helicopter operations in Canada and certain other countries are conducted pursuant to an air operator certificate issued by the Minister of Transport (Canada) under the provisions of the Aeronautics Act (Canada). One of our subsidiaries operates heavy helicopters off Canada's east coast in support of the oil and gas industry. Our ability to conduct our helicopter operating business in Canada is dependent on our ability to maintain this certificate.

South Africa

        South African law requires that at least 75% of the voting rights of a holder of a domestic air services license must be held by residents of the Republic of South Africa. Upon acquiring its interest in Court Air (Pty) Ltd., or Court Air, HSG obtained a letter from the Ministry of Transport in South Africa, confirming its approval of HSG's indirect acquisition of Court Air on the basis that Court Air's immediate parent, Court Air Holdings (Pty) Ltd., was a South African registered company. Legal advice from our South African counsel confirmed that Court Air's licenses for helicopter operations in South Africa would not be adversely affected by our acquisition of HSG, but cautioned that there is some continuing risk that the South African Ministry of Transport could reverse its prior decision. While no action with respect to these licenses has been taken since our acquisition of HSG, any such reversal of decision could materially and adversely affect our business, financial condition and results of operations.

Australia

        Civil aviation in Australia is governed by the Civil Aviation Act, 1988, and regulations made thereunder. To operate an aircraft in Australia, it must be registered with the Australian Civil Aviation Safety Administration and a valid Certificate of Airworthiness must be obtained, be valid and in effect. The operation of an aircraft for a commercial purpose into, out of or within Australian territory can only be undertaken as authorized by an Air Operators' Certificate. Our ability to offer our helicopter transportation services in Australia is dependent on maintaining these certificates.

Barbados

        The Barbados subsidiaries are incorporated pursuant to the Companies Act Chapter 308 of the laws of Barbados as international business companies. As such, they are registered and licensed annually by the Ministry of Economic Development and International Business in accordance with the International Business Companies Act. An IBC license is issued annually which enables the respective companies to engage in international business or international trade and commerce. No registration, licensing or authorisation is required with the Civil Aviation Authority which is the local governmental authority that regulates aviation operations in Barbados.

Other Countries

        Our operations in other foreign countries are regulated to various degrees by their governments and must be operated in compliance with those regulations and, where applicable, in accordance with our international air service licenses and air operator certificates. These regulations may require us to obtain a license to operate in that country, may favor local companies or require operating permits that can only be obtained by locally registered companies and may impose other nationality requirements. Although we have operated in most of these countries for a number of years, we cannot assure you as to what foreign governmental regulations may be applicable in the future to our helicopter operations. In addition, we operate in partnership with local registered companies in many of these other foreign countries. The failure of those companies to maintain their licenses or the termination of our partnerships could have a material adverse impact on our results.

Our international operators may suffer due to political, economic and regulatory uncertainty.

        A substantial portion of our revenue in recent years has been attributable to operations outside North America and Europe by our international operating segment (and in the future our international and Schreiner operating segments). 26.9% of revenue for the nine-month period ended January 31, 2004 and 25.6% of revenue of the fiscal year ended April 30, 2003 was generated from these operations. Risks associated with some of our international operations include war and civil disturbances or other events that may limit or disrupt markets, expropriation, requirements to award contracts, concessions or licenses to nationals, international exchange restrictions and currency fluctuations, changing political conditions, licensing requirements and monetary policies of foreign governments. Any of the events could materially adversely affect our ability to provide services to our international customers. Certain of our helicopter leases and certain of our loan agreements impose limitations on our ability, including requiring the prior approval of the lessor or the lender, to locate particular helicopters in certain countries. We cannot assure you that these limitations will not affect our ability to allocate resources in the future.

Fluctuations in currencies may make it more costly for us to pay our debt.

        We prepare our financial statements in Canadian dollars. Because many of our revenues and expenses are incurred in currencies other than Canadian dollars, including the U.S. dollar, the pound sterling, the Norwegian kroner and the Euro, we are exposed to exchange rate and currency risks. In preparing our financial statements, we must convert all non-Canadian dollar financial results to Canadian dollars at varying rates of exchange. This may ultimately result in a currency gain or loss at the end of each fiscal period, the outcome of which we cannot predict. Furthermore, we may sometimes be required to make capital expenditures, or payments on debt, from revenues earned in other currencies. The same is true of expenses in pounds sterling, Norwegian kroner and Euros. To the extent that the currency of our revenues weakens relative to the currency of our expenses, we are exposed to exchange rate losses.

        In general, our cash outflows exceed our cash inflows to a significant extent in only two currencies, the Canadian dollar and the Euro. Where appropriate, we hedge our exposure to losses from fluctuations in exchange rates. Losses from changes in the value of foreign currencies relative to the Canadian dollar could materially affect our business, financial condition and results of operations.

The loss of key personnel could affect our growth and future success.

        Our success has been dependent on the quality of our key management personnel, including Craig L. Dobbin, our Chairman and Chief Executive Officer, and Sylvain A. Allard, our President. The loss of Mr. Dobbin or Mr. Allard, due to time constraints, illness, death or any other reason could have a material adverse effect on our business. In addition, since we have independent management teams at our divisions, loss of the services of other key management personnel at our corporate and divisional headquarters without being able to attract personnel of equal ability could have a material adverse effect upon us.

We may experience work stoppages that could cause disruptions in our operations.

        At March 15, 2004 we employed approximately 2,700 personnel (excluding approximately 600 employees in our 40% owned Nigerian subsidiary) of which approximately 1,710 are represented under collective bargaining agreements in Denmark, Norway, the UK, Ireland, The Netherlands, Australia and Canada. The employees groups represented by collective bargaining agreements include approximately 500 pilots, 585 engineers, and 625 support and administrative employees. We are currently in the process of renewing our collective bargaining agreements that expired on December 31, 2003, covering 230 employees in The Netherlands. Between now and April 30, 2005 we have collective bargaining agreements for approximately 400 engineers, pilots and administrative and support personnel subject to renewal. We cannot assure you that we will not experience strikes, lockouts or other significant work stoppages in the future or that our relationship with our employees will continue to be good, either of which may adversely affect our business, financial condition and results of operations.

        During the past three years we have had work stoppages at three of our operating units which lasted from seven to 43 days. In addition, there have been some short-term national strikes in Nigeria that have had no significant impact on our Nigerian operations.

We are controlled by our principal shareholder who can determine the outcome of matters to be decided by our shareholders.

        As of March 15, 2004, Mr. Dobbin, directly and indirectly through Discovery Helicopters Inc. and O.S. Holdings Inc., beneficially owned 6.8% of our subordinate voting shares (which are entitled to one vote per share), 94.5% of our Class B multiple voting shares, or multiple voting shares, (which are entitled to 10 votes per share) and all of our ordinary shares (which are entitled to one vote per 10 shares), representing in the aggregate 63% of the voting power on matters put before our shareholders. Mr. Dobbin has advised us that if we issue additional shares of voting securities, he intends to purchase, through Discovery, sufficient voting shares to enable him to maintain control of more than 50% of the voting power attached to all outstanding voting shares. As a result, Mr. Dobbin would, subject to certain exceptions, continue to (1) control the outcome of all matters requiring a majority vote of shareholders, including the power to elect all of the directors but excluding those matters that require an affirmative vote of the majority of disinterested minority shareholders, (2) be able to prevent the approval of any matter requiring shareholder approval and (3) be likely to determine the outcome of any matter that under applicable corporate law would require a shareholders' resolution passed by not less than two-thirds of the votes cast, such as the sale by us of all or substantially all of our assets or an amalgamation with an unrelated corporation.

If our Norwegian operating subsidiaries incur substantial operating losses, they may be subject to liquidation under Norwegian law.

        The corporate law under which our Norwegian subsidiaries operate differs from Canadian and U.S. law in a number of areas, including with respect to corporate liquidation. Under Norwegian law, if the losses of any of our Norwegian subsidiaries reduce that subsidiary's equity to an amount less than 50% of its share capital or the equity of the subsidiary becomes inadequate compared to the risks and the size of the subsidiary's business, the directors of the subsidiary would be obligated by law to convene a general shareholders' meeting to resolve to balance the amount of such equity and share capital by either:

  •
  increasing the equity in an amount sufficient to achieve such balance and to ensure that the equity of the subsidiary becomes adequate compared to the risks and the size of the subsidiary's business; or

  •
  reducing the share capital to pay off losses in an amount sufficient to achieve such balance.

        To the extent reductions in the share capital of our Norwegian subsidiaries as a result of operating losses are substantial and if no appropriate resolutions are made, they could ultimately result in liquidation, which would have a material adverse effect on our business, financial condition and results of operations.

Failure to maintain a record of acceptable safety performance may have an adverse impact on our ability to attract and retain customers.

        Our customers consider safety and reliability two primary attributes when selecting a provider of helicopter transportation services. If we fail to maintain a record of safety and reliability that is satisfactory to our customers, our ability to retain current customers and attract new customers may be adversely affected.

Assimilating the recent acquisition of Schreiner or any future material acquisition into our corporate structure may strain our resources and have an adverse impact on our business.

        The assimilation of Schreiner, or any future material acquisitions we may make, into our company will require substantial time, effort, attention and dedication of management resources and may distract our management in unpredictable ways from our ordinary operations. The transition process could create a number of potential challenges and adverse consequences for us, including the possible unexpected loss of key employees, customers or suppliers, a possible loss of revenues or an increase in operating or other costs. Inefficiencies and difficulties may arise because of unfamiliarity with new assets and the business associated with them, new geographic areas and new regulatory systems. These types of challenges and uncertainties could have a material adverse effect on our business, financial condition and results of operations. We may not be able to effectively manage the combined operations and assets effectively or realize any of the anticipated benefits of acquiring Schreiner or any future material acquisition.

If the assets in our pension plans are not sufficient to meet the plans' obligations, we may be required to make substantial cash contributions and our liquidity may be adversely affected.

        We sponsor funded and unfunded defined benefit pension plans for our employees principally in Canada, the UK and Norway. As of January 31, 2004, there was a $54.9 million funding deficit related to the Company's various defined benefit pension plans which requires ongoing funding by the Company and a $36.2 million obligation related to the Company's various unfunded plans.

        Our estimate of liabilities and expenses for pensions incorporates significant assumptions, including interest used to discount future liabilities and expected long-term rates of return on plan assets. Our pension contributions and expense, results of operations, liquidity or shareholder's equity in a particular period could be materially adversely affected by market returns that are less than the plans' expected long-term rates of return, a decline in the rate used to discount future liabilities and changes in the currency exchange rates.

        If the assets of our pension plans do not achieve expected investment returns for a fiscal year, such deficiency may require increases in our pension expense. Changing economic conditions, poor pension investment returns or other factors may require us to make substantial cash contributions to our pension plans in the future, preventing the use of such cash for other purposes and adversely affecting our liquidity.

Our customers are concentrated in the oil and gas industry and, as a result, our credit exposure within this industry is significant.

        The majority of our customers are engaged in oil and gas production and exploration. This concentration may impact our overall exposure to credit risk because changes in economic and industry conditions that adversely affect the oil and gas industry could affect the majority of our customers. We generally do not require letters of credit or other collateral to support our trade receivables. Accordingly, a sudden or protracted downturn in the economic conditions of the oil and gas industry could adversely impact our ability to collect our receivables and thus our financial condition.

Risks Relating to the New Notes

Our substantial indebtedness could adversely affect our operations and financial condition and prevent us from fulfilling our obligations under the new notes.

        We have, and after this offering will continue to have, a significant amount of indebtedness. Based upon total debt outstanding as of January 31, 2004, after giving effect to this offering, the use of proceeds therefrom and the acquisition of Schreiner, pro forma debt would have been $479.5 million. We may incur additional debt in the future subject to certain restrictions contained in our debt instruments.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the new notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to fund future working capital, acquisitions, capital expenditures and other general corporate requirements;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, acquisitions, capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

  •
  place us at a competitive disadvantage compared to our competitors that have less debt.

        Our ability to pay interest on the new notes and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the new notes or to meet our other obligations, we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow or that we will be able to obtain funding sufficient to satisfy our debt service requirements. In addition, the terms of existing and future debt agreements, including our senior credit facility and indenture, may restrict us from pursuing these alternatives.

The terms of our indebtedness impose certain conditions and restrictions that could significantly impact our ability to operate our business and repay the new notes.

        The indenture governing the new notes will restrict, among other things, our ability and the ability of our restricted subsidiaries to:

  •
  incur additional debt;

  •
  pay dividends on, redeem or repurchase our stock;

  •
  incur liens to secure pari passu or subordinated debt;

  •
  make certain investments;

  •
  issue or sell capital stock of restricted subsidiaries;

  •
  enter into certain transactions with our affiliates;

  •
  in the case of our restricted subsidiaries, guarantee indebtedness;

  •
  sell assets;

  •
  consolidate, amalgamate, merge or transfer all or substantially all of our assets;

  •
  engage in sale-leaseback transactions; and

  •
  in the case of our restricted subsidiaries, incur restrictions on their ability to make dividends or other payments to us.

        If we fail to comply with these restrictions, we would be in default under the indenture, and the principal and accrued interest on the notes would become due and payable. For a more detailed discussion of these restrictions, see "Description of the New Notes—Certain Covenants."

        In addition, our senior credit facility contains many restrictive covenants similar to the indenture's covenants that, among other things, impose certain limitations on us. The senior credit facility's restrictive covenants are generally more restrictive than those in the indenture. The senior credit facility also requires us to maintain specified consolidated financial ratios. Our ability to meet those financial ratios may be affected by events beyond our control. If we fail to meet those tests or breach any of the covenants, the lenders could declare all amounts outstanding under the senior credit facility, together with accrued interest, to be immediately due and payable. If we are unable to repay those amounts, the lenders could proceed against the collateral granted to them. Our assets may not be sufficient to repay in full that indebtedness or any other indebtedness, including the new notes. We cannot assure you that we will be able to comply in the future with all of these covenants or that our lenders will be willing to waive any noncompliance.

        We have given guarantees to aircraft lessors in respect of a cross-acceleration right in the event we default under the terms of our senior credit facility and the senior lenders accelerate their debt. These guarantees have been pledged as security by the lessors to certain financial institutions that provided financing for the sale-leaseback transactions. If we fail to meet the senior credit facility's financial ratios or breach any of the covenants and, as a result, the senior lenders accelerate their debt, the leases provide for a cross-acceleration that could give the lessors and financial institutions the right to terminate the leases and require return of the aircraft and payment by the lessees of the present value of all future lease payments (those future lease payments aggregated approximately $168.8 million on a present value basis as of January 31, 2004) and certain other amounts. If the realized value of the helicopter is insufficient to discharge the indebtedness due to those lessors in respect of the present value of the future lease payments, and the lessees are otherwise unable to pay any deficiency in the amounts due, the financial institution could obtain payment of that deficiency from us under these guarantees.

        If we default under the indenture, the senior credit facility or certain instruments governing our other indebtedness, the default could constitute a cross-default under the indenture, the senior credit facility or the instruments governing our other indebtedness, which could permit acceleration of that debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Description of Certain Indebtedness and Other Obligations." These operating and financial restrictions and covenants may adversely affect, and in fact may limit or prohibit, our ability to finance future acquisitions, our operations and our capital needs.

Your right to receive payments on the new notes and the subsidiary guarantees will be junior to our existing senior debt and the existing senior debt of our subsidiary guarantors and all of our and their future senior debt.

        The new notes and the subsidiary guarantees will be subordinated in right of payment to the prior payment in full of our and our subsidiary guarantors' current and future senior debt, including our and their obligations under our new senior secured credit facility. As a result of the subordination provisions of the new notes, in the event of the bankruptcy, liquidation or dissolution of us or any subsidiary guarantor, our assets or the assets of the applicable subsidiary guarantor will be available to pay obligations under the new notes and our other senior subordinated obligations only after all payments have been made on our senior debt or the senior debt of the applicable subsidiary guarantor. Sufficient assets may not remain after all of these payments have been made to make any payments on the new notes and our other senior subordinated obligations, including payments of interest when due.

        In addition, the indenture will provide that payments with respect to the new notes will be prohibited in the event of a cash payment default on indebtedness that ranks ahead of the new notes. Furthermore, under certain circumstances, no cash payments may be made with respect to the new notes for a period of up to 179 days (during each period of 365 days) if a nonpayment default exists with respect to designated senior indebtedness. If any of the foregoing events occur, we may not have sufficient assets to pay amounts due on the new notes. As a result, holders of the new notes may receive less, ratably, than the holders of our senior indebtedness. The new notes are senior to the investment by Discovery Helicopters. Giving effect to the offering, the use of proceeds therefrom, and the acquisition of Schreiner, on a pro forma basis, as of January 31, 2004 CHC would have had outstanding $139.5 million of senior indebtedness, all of which would have represented borrowings under our senior credit facility that are secured by substantially all of our assets. On a similar pro forma basis, our subsidiary guarantors would have had outstanding $139.5 million of guarantor senior indebtedness, all of which would have represented guarantees of borrowings under our senior credit facility. In addition, we would have had approximately $49.5 million of additional availability under our senior credit facility on a pro forma basis as of January 31, 2004, all of which would represent senior indebtedness and senior guarantor indebtedness when borrowed. The indenture and the senior credit facility will permit us to incur additional indebtedness, including debt that ranks ahead of the new notes and the subsidiary guarantees. In this paragraph the terms "senior indebtedness," "guarantor senior indebtedness," and "designated senior indebtedness" are used as defined in the "Description of the New Notes—Ranking" section of this prospectus. See "Description of the New Notes—Ranking."

We will depend on distributions from our operating subsidiaries to service and repay the debt represented by the new notes and our other obligations.

        We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the distribution, loan or other payment to us of these earnings, to meet our obligations, including those under our new senior secured credit facility and the new notes. Our subsidiaries' ability to make payments to us will depend upon their operating results and will also be subject to applicable law and contractual restrictions. Some of our subsidiaries may become subject to loan agreements and indentures that restrict the sale of assets and prohibit or significantly restrict the payment of dividends or the making of distributions, loans or other payments to shareholders and partners. The indenture governing the new notes will permit our subsidiaries to incur debt with similar prohibitions and restrictions in the future. Provisions of law, such as those requiring that dividends be paid only out of surplus, and provisions of our senior debt will also limit the ability of our subsidiaries to make distributions, loans or other payments to us.

The new notes and the subsidiary guarantees will be effectively subordinated to all of our and our subsidiary guarantors' secured debt and all debt of our non-guarantor subsidiaries.

        Neither the new notes nor the guarantees of our subsidiary guarantors will be secured by any assets. Our obligations under our senior credit facility, however, are secured by substantially all of our assets, including a first priority security interest in the intercompany new notes and related guarantees.

        If the lenders under the senior credit facility accelerate our indebtedness under the senior credit facility (that is, declare all of it to be due and payable before its maturity) and foreclose on the collateral we have pledged to secure that indebtedness, the proceeds from the sale of the collateral securing the obligations under the senior credit facility will be applied first to repay any indebtedness under the senior credit facility. Substantially all of our owned helicopters are pledged under our senior credit facility and in the event there is a foreclosure on this collateral, we cannot assure you that the proceeds realized from the sale in foreclosure of these helicopters will be equal to their appraised resale value. The remaining proceeds, if any, from such sale of collateral may then be available to repay the new notes. If an acceleration occurs, there may not be sufficient funds remaining from any foreclosure sale to repay the new notes after payment in full of all senior indebtedness under the senior credit facility. As a result, the new notes are effectively subordinated to our and our subsidiaries' secured debt to the extent of the value of the assets securing that debt, and the holders of the new notes would in all likelihood recover ratably less than the lenders of our and our subsidiaries' secured debt in the event of our or their bankruptcy, liquidation or dissolution. As of January 31, 2004, after giving pro forma effect to this offering, the use of proceeds therefrom and the acquisition of Schreiner described herein, we and the subsidiary guarantors would have had approximately $139.5 million of secured debt outstanding and approximately $54.4 million of additional secured debt would have been available for borrowing under the revolving loan portion of our senior credit facility (excluding approximately $4.9 million of outstanding letters of credit).

        In addition, the new notes will be structurally subordinated to all of the liabilities (including trade payables) of our subsidiaries that do not guarantee the new notes. By virtue of restrictions on the provision of financial assistance under Norwegian and Danish law, none of our Norwegian and Danish subsidiaries may guarantee the new notes. Accordingly, such subsidiaries will have no obligations to pay amounts due on the new notes. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their debt, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Under some circumstances, the terms of the new notes will permit our non-guarantor subsidiaries to incur additional specified debt up to U.S.$50 million. In addition, the new notes and subsidiary guarantees will be effectively subordinated to all intercompany debt of non-guarantor subsidiaries pledged to our lenders pursuant to our senior credit facility.

        Our outstanding 8% subordinated debentures due 2007 are secured by all the capital stock of CHC Helicopter Holdings Limited, which is a guarantor of the new notes.

Applicable statutes allow courts, under specific circumstances, to void the subsidiary guarantees of the new notes.

        Our creditors or the creditors of one or more subsidiary guarantors could challenge the subsidiary guarantees as fraudulent transfers, conveyances or preferences or on other grounds under applicable U.S. federal or state law, applicable Canadian federal or provincial law or applicable laws of other relevant jurisdictions and countries. The entering into of the subsidiary guarantees could be found to be a fraudulent transfer, conveyance or preference and declared void if a court were to determine that:

  •
  a subsidiary guarantor delivered its subsidiary guarantee with the intent to hinder, delay or defraud its existing or future creditors;

  •
  the subsidiary guarantor did not receive fair consideration for the delivery of the subsidiary guarantee;

  •
  the subsidiary guarantor was insolvent at the time it delivered the subsidiary guarantee; or

  •
  the granting of the subsidiary guarantee was oppressive, unfairly prejudicial or unfairly disregarded the interests of creditors of the subsidiary guarantor.

        To the extent a court voids a subsidiary guarantee as a fraudulent transfer, preference or conveyance or holds it unenforceable for any other reason, holders of new notes would cease to have any direct claim against the guarantor that delivered that subsidiary guarantee and would instead be limited to pursuing a claim against the Company which, as common stockholder of the guarantor, would be entitled to the remaining equity after the guarantor had satisfied other claims. In such circumstances, the subsidiary guarantor's assets would be applied first to satisfy the subsidiary guarantor's liabilities, including trade payables, and preferred stock claims, if any. We cannot assure you that a subsidiary guarantor's remaining assets would be sufficient to satisfy the claims of the holders of new notes relating to any voided portions of the subsidiary guarantees.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon a change of control, we will be required to offer to repurchase all outstanding new notes at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have sufficient funds at the time of any change of control to make any required repurchase of the new notes. In addition, our senior credit facility and certain other outstanding debt currently prohibits us from purchasing any new notes, and also provides that certain change of control events with respect to us would constitute a default thereunder. Any future credit agreements or other agreements relating to debt that is senior to the new notes that we become a party may contain similar restrictions and provisions. In the event a change of control occurs at a time when we are prohibited from purchasing new notes, we could seek the consent of our lenders to the purchase of new notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain consent or repay the borrowings, we will remain prohibited from purchasing the new notes. In that case, our failure to purchase tendered new notes would constitute an event of default under the indenture that would, in turn, constitute a default under our senior credit facility and certain other indebtedness. In those circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of new notes.

There is no public market for the new notes, and we cannot be sure that a market for the new notes will develop.

        The new notes are a new issue of securities for which there is currently no active trading market. Application will be made to make the new notes eligible for trading in The PORTAL® Market. If any of the new notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects, and prospects for companies in our industry in general. In addition, the liquidity of the trading market in the new notes and the market prices quoted for the new notes may be adversely affected by changes in the overall market for high-yield securities. As a result, we cannot be sure that an active trading market will develop for the new notes. If a market were to exist, the new notes might trade at prices lower than their initial offering price. The trading price would depend on many factors, such as prevailing interest rates and the market for similar securities, general economic conditions and our financial condition, performance and prospects.

        To the extent that old notes are tendered and accepted in the exchange offer, the trading market for old notes which are not tendered and for tendered-but-unaccepted old notes could be adversely affected due to the limited aggregate principal amount of old notes that we expect to remain outstanding following the completion of the exchange offer. Generally, when there are fewer outstanding securities of an issue, there is less demand to purchase that security, which results in a lower price for that security. Conversely, if many old notes are not tendered, or are tendered but unaccepted, the trading market for the few new notes issued could be adversely affected. See "Plan of Distribution" and "The Exchange Offer" for further information regarding the distribution of the new notes and the consequences of failure to participate in the exchange offer.

If you do not exchange your old notes for new notes, your ability to sell or otherwise transfer the old notes will remain restricted, which could reduce their value.

        The old notes were not registered under the Securities Act or under the securities laws of any state. Therefore, they may not be resold, offered for resale, or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell, or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be required under the registration rights agreement to register the old notes under the Securities Act except under limited circumstances.

Because all of our directors and officers reside outside the United States, you may not be able to effect service of process upon them or us, or enforce civil liabilities against them or us, under the U.S. federal securities laws.

        We are a corporation organized under the laws of Canada. All of our directors and officers and certain of the experts named in this prospectus are residents of Canada or other jurisdictions outside of the United States and all or a substantial portion of our assets and their assets are located outside of the United States. As a result, it may be difficult for holders of new notes to effect service of process upon us or such persons within the United States or to enforce against us or them in the United States judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. In addition, we have been advised by our Canadian counsel that there is doubt as to the enforceability in Canada of liabilities predicated solely upon U.S. federal securities law against us, our directors, and officers and the experts named in this prospectus who are not residents of the United States, in original actions or in actions for enforcements of judgments of U.S. courts. For more information, see "Enforceability of Civil Liabilities Against Foreign Persons."

You may have difficulty enforcing U.S. bankruptcy laws and your rights as a creditor may be limited under the bankruptcy laws of Canada or other jurisdictions.

        Under bankruptcy laws in the United States, courts have jurisdiction over a debtor's property wherever it is located, including property situated in other countries. However, courts outside of the United States may not recognize the U.S. bankruptcy court's jurisdiction. Accordingly, you may have difficulty administering a U.S. bankruptcy case involving us, because we have property located outside of the United States. Any orders or judgments of a bankruptcy court in the United States may not be enforceable against us with respect to our property located outside the United States. Similar difficulties may arise in administering bankruptcy cases in foreign jurisdictions.

        Under the indenture governing the new notes, the rights of the trustee to enforce remedies may be significantly impaired if we seek the benefit of the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada) contain provisions enabling an "insolvent person" to obtain a stay of proceedings against its creditors and others, allowing it to retain possession and administration of its property and to prepare and file a proposal or plan of compromise or arrangement for consideration by all or some of its creditors to be voted on by the various classes of its creditors. The restructuring plan or proposal, if accepted by the requisite majorities of creditors and if approved by the court, would likely result in the compromise or extinguishment of your rights under the new notes and may result in the debtor retaining possession and administration of its property notwithstanding that an event of default occurred under the new notes.

        The powers of the courts under the Bankruptcy and Insolvency Act (Canada) and particularly under the Companies' Creditors Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, we cannot predict whether payments under the new notes would be made following commencement of or during such a proceeding, whether or when the trustee could exercise its rights under the indenture governing the new notes, whether your claims could be compromised or extinguished under such a proceeding or whether and to what extent holders of the new notes would be compensated for delays in payment, if any, of principal and interest.

Your rights under the new notes and the guarantees may be impaired under insolvency or similar laws in certain countries.

United Kingdom

        One of our largest subsidiary guarantors, CHC Scotia Limited, is incorporated in England. Any insolvency proceedings by or against Scotia would likely be based on English insolvency laws.

        The lenders under our senior credit facility have first ranking security on all the assets of our UK subsidiary guarantors and many of their subsidiaries. As a result, after the enforcement of the collateral, the security agent under the senior credit facility will have effective control of and the right to direct the disposition of the assets of these guarantors and their affiliates. In addition, under English and Scottish insolvency law, in the event of a winding up of these companies, their liabilities under their guarantees will be paid after certain of their other debts which are entitled to priority (over secured and non-secured creditors) under English and Scottish law, being unpaid occupational pension scheme contributions and a prescribed amount of unpaid salary and certain other sums owed to employees. In addition, in any insolvency proceedings by or against any of our UK subsidiary guarantors, their guarantees will rank behind all of the current and future senior guarantor indebtedness, including indebtedness under the senior credit facility.

        Under English insolvency law, the liquidator or administrator of a subsidiary guarantor incorporated in England may, among other things, apply to the court under Section 238 of the UK Insolvency Act 1986 to rescind the issuance of its guarantee or require repayment of any amount paid pursuant to it, if that subsidiary guarantor was unable to pay its debts (within the meaning of Section 123 of the UK Insolvency Act 1986) at the time of the issuance of its guarantee or became unable to pay its debts (within the meaning of that Section) in consequence thereof and there occurs in relation to that subsidiary the onset of insolvency (as defined in Section 240 of the UK Insolvency Act 1986) within two years after the guarantee is issued. The guarantee might be subject to such recission (or other competent order of a court under Section 241 of the UK Insolvency Act 1986) if it involved a gift by the subsidiary guarantor or if the subsidiary guarantor received consideration of significantly less value than the consideration given by it. A court, however, cannot make an order under Section 238 if it is satisfied that the subsidiary guarantor entered into the transaction in good faith for the purpose of carrying on its business and that at the time it did so that there were reasonable grounds for believing that the transaction would benefit such subsidiary guarantor.

        Under Scottish insolvency law, any guarantee granted by the subsidiary guarantors incorporated in Scotland may be challengeable in certain circumstances as being a "gratuitous alienation". Amongst other things, under statute, pursuant to Section 242 of the UK Insolvency Act of 1986, the liquidator, administrator or any creditor (who is a creditor by virtue of a debt incurred on or before the commencement of the winding-up) of a subsidiary guarantor incorporated in Scotland may apply to a court to challenge the issue of its guarantee. Before any such claim could be competent, no more than two years, or in the case where the guarantee has the effect of favoring an "associate" (as defined in the Bankruptcy (Scotland) Act 1985) of the relevant subsidiary, five years, must have elapsed between the date that the guarantee was granted and the commencement of the winding up of the subsidiary guarantor in question. If a claim brought pursuant to Section 242 is upheld, the court must grant a decree of reduction (in which case the guarantee would have no effect and could not be relied upon) or restoration of property to the guarantor's assets or other redress as may be appropriate. However, the court cannot grant such decree if the person seeking to uphold the guarantee establishes that at any time after the guarantee was granted, the guarantor's assets were greater than its liabilities, or that the granting of the guarantee was made for adequate consideration.

        Similar provisions exist in Scots common law (which may be relied upon by a creditor, administrator or liquidator separately from the provisions of Section 242 described above) allowing a challenge to be made to a guarantee if the relevant subsidiary guarantor is insolvent and was also insolvent at the time the guarantee was granted (or was made insolvent by granting it), and the guarantee was given for less than adequate consideration and has the effect of prejudicing the person challenging the grant of it.

        We believe that the guarantees to be issued by our UK subsidiary guarantors will not be provided at less than fair value or for inadequate consideration, and that each guarantee will be provided in good faith for the purposes of carrying on the business of each subsidiary guarantor and its subsidiaries, and that there are reasonable grounds for believing that the transaction of which the granting of the guarantee forms part will benefit that subsidiary guarantor. We cannot assure you, however, that a person entitled to apply to a court pursuant to Section 238 or 242 (or at common law) or the relevant court in the UK would concur with our analysis.

        In addition, under UK insolvency law any debt payable in the liquidation of a company in a currency other than pounds sterling (such as US dollars in the case of the new notes) must be converted into pounds sterling, in the case of a company incorporated in England, at the "official exchange rate" prevailing on the date when the debtor went into liquidation for the purpose of proving in the liquidation. The "official exchange rate" for these purposes is the middle market rate at the Bank of England as published for the date in question or, if no such rate is published, the court determines the rate. In the case of a company incorporated in Scotland, the conversion into pounds sterling is at the rate of exchange for that other currency at the average of the buying and selling spot rates prevailing in the London market at the close of business on the date of commencement of the winding up (as published in any national newspaper). Accordingly, in the event of an insolvency of any subsidiary guarantor in the UK, holders of new notes may be subject to exchange rate risk between the date that the subsidiary guarantor went into liquidation and receipt of any amounts to which the holders of new notes may become entitled.

Barbados

        Our Barbados subsidiaries are guarantors of the new notes is incorporated in Barbados. Under Barbadian law where a subsidiary guarantor is incorporated in Barbados, a creditor thereof is entitled to present a receiving order against the subsidiary guarantor, in accordance with section 5 of the Bankruptcy Act and Insolvency Act of Barbados, if the guarantor is unable to pay its debts or has committed some other act of bankruptcy in accordance with section 3 of the Bankruptcy Act. Where two or more parties, including the debtor/bankrupt, have entered into a contract or conveyance for valuable consideration involving payment by the debtor/bankrupt to a creditor, such transaction will not be invalidated by the court provided that the following conditions are satisfied: (a) the transaction took place prior to the date of the receiving order, and (b) the parties to the transaction (other than the debtor/bankrupt) did not at the time of the transaction, have notice of any available act of bankruptcy committed by the bankrupt/debtor before that time. Further to the above, a transaction made within three months before the date of the initial bankruptcy event is deemed to be voidable where it is made with a view to giving a creditor a preference over other creditors.

        Further to the above, a transaction made within three months before the date of the initial bankruptcy event, is deemed to be voidable where it is made with a view to giving a creditor a preference over other creditors.

Australia

        A group of our subsidiary guarantors, Lloyd Helicopter Services and its subsidiaries, are incorporated in Australia. Under Australian Corporations law a guarantee could be set aside upon application by a liquidator of that Australian subsidiary guarantor if there was a lack of a real and adequate commercial benefit associated with that subsidiary entering into the transaction. A court must decide that a reasonable disinterested person would agree that each company, in isolation, should have given the guarantee having weighted all of the benefits and detriments to that company. There will only be an adequate commercial benefit if the benefits resulting from the giving of the guarantee in the circumstances outweigh the risk that the lender will make demand under the guarantee. If the benefit is inadequate and the company is either insolvent at that time or becomes insolvent by entering into the uncommercial transaction the company's directors will have breached their duties and will have committed an offense under the law.

        Under Australian Corporations law, the giving of a guarantee may constitute a financial benefit to a related party of the guarantor. In this regard, the transaction itself is not invalid and the company does not commit an offense. The sanction is that any person involved is liable to civil penalties and, where dishonestly involved, criminal penalties. The prescribed method of avoiding these problems is to obtain shareholder approval to the transaction. However, there are also exceptions to obtaining shareholder approval. Shareholder approval is not required because of the exception under section 214 of the Corporations Act regarding a company and its closely-held subsidiaries. Under the exception, each group of companies that has one ultimate holding company may give financial assistance without shareholder approval. Accordingly, we believe that this transaction does not require shareholder approval.

        The enforcement of foreign judgments throughout Australia and its Territories is provided for by the Foreign Judgments Act 1991 (Cth). In essence, the legislation provides for the enforcement of foreign judgments by way of registration of such judgments in Australia.

        Generally, the Act will apply to countries where, in a reverse situation, that country would allow for an Australian judgment to be entered and enforced there. The United States is not a country which has reciprocal rights regarding enforcement of judgments with Australia.

        In order to enforce a judgment obtained in a competent court in the United States, a plaintiff may do so by bringing a fresh action in an Australian court and relying on the judgment obtained in court in the United States.

        An Australian court may give judgment as if the claim were for an equivalent amount in Australian currency based on the rate of exchange prevailing on the second business day before the date upon which the action is commenced. There may, therefore, be an exchange risk on the part of the judgment creditor.

South Africa

        Another group of our subsidiary guarantors, CHC Helicopters (Africa) (Proprietary) Limited and its subsidiaries, are incorporated in South Africa. Under South African insolvency law, the liquidator of a subsidiary guarantor incorporated in South Africa may, among other things, apply to the court under Section 26 of the South African Insolvency Act, No. 24 of 1936, to set aside its guarantee, if that subsidiary guarantor was insolvent immediately after granting the guarantee and no value was given for the guarantee. A court, however, will not impeach such a transaction under Section 26 if it is satisfied that value was given, which value can include the continued financial stability of all the companies in the group.

        We are of the view that the guarantees to be issued by our South African subsidiary guarantors will be provided in a transaction for value and that each guarantee will be provided in good faith for the purposes of carrying on the business of each subsidiary guarantor and its subsidiaries, and that there are reasonable grounds for believing that the transaction will benefit that subsidiary guarantor and the group of companies. We cannot assure you, however, that a person entitled to apply to a court pursuant to Section 26 or the relevant court in South Africa would concur with our analysis.

The Netherlands

        Certain of our subsidiary guarantors, being CHC Netherlands B.V. and certain of its subsidiaries, are incorporated under the laws of The Netherlands. Dutch insolvency laws differ significantly from insolvency proceedings in the United States and may make it more difficult for holders of the new notes to effect a restructuring of our Dutch subsidiary guarantors or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in the United States. There are two primary insolvency regimes under Dutch law; the first, moratorium of payment (surséance van betaling), is intended to facilitate the reorganisation of a debtor's debts and enable the debtor to investigate the possibilities for continuing its business as a going concern. The second, bankruptcy (faillissement), is primarily designed to liquidate and distribute the assets of a bankrupt debtor to its creditors.

        If a company applies for a moratorium of payment, the court will grant the moratorium provisionally and appoint a trustee administrator (bewindvoerder), who, jointly with the company's management, will be in charge of the company and its business undertakings. A definitive moratorium will generally be granted upon the approval of a qualified majority of the unsecured creditors. A provisional or definitive moratorium of payment will be withdrawn and in most cases be converted into a bankruptcy if, among others, the assets or financial condition of the debtor is such that continuation of the moratorium is no longer desirable or the prospect that the debtor may eventually satisfy its creditors, appears not to exist. The moratorium does not apply to claims of secured creditors (such as pledgees and mortgagees), claims which are accorded preferential rights (such as tax and social security duties and employee wages) or any debts arising after the date of the moratorium. Unlike chapter 11 proceedings under U.S. bankruptcy law during which both secured and unsecured creditors are generally barred from seeking to recover on their claims, during a Dutch moratorium of payment secured creditors and preferential auditors may proceed against the assets that secure their claims or to which they have preferential rights, in order to satisfy their claims. A recovery under Dutch law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going-concern value of the debtor. Consequently, Dutch insolvency laws could preclude or inhibit the ability of the holders of the new notes to effect a restructuring of our Dutch subsidiary guarantors and could reduce the recovery in a Dutch insolvency proceeding. In addition, as long as there are obligations outstanding under a senior debt to which the new notes are subordinated, the new notes shall also be subordinated to all other secured or unsecured debt which rank equal with the senior debt.

        In connection with Dutch bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor's creditors in accordance with their respective ranks and, to the extent claims of certain creditors have equal ranking, in proportion to the amount of such claims. Certain parties (such as secured creditors and preferential creditors) will have special rights that may adversely affect the interests of holders of the new notes. Secured creditors such as pledgees and mortgagees may enforce their rights separate from the bankruptcy. Other creditors need to submit their claims to the public receiver (curator) for verification. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Each of these claims will have to be submitted to the public receiver of the Dutch guarantor to be verified by the public receiver. "Verification" under Dutch law means that the public receiver determines the existence, ranking and value of the claim and whether and to what extent it will be admitted in the bankruptcy proceedings. The valuation of claims that otherwise would not have been payable to the time of the bankruptcy proceedings may be based on a net present value analysis. Creditors that wish to dispute the verification of their claims by the public receiver will need to commence a court proceeding. The ranking of the holders of new notes as subordinated creditors and these verification procedures could cause holders of new notes to recover substantially less than the principal amount of their new notes or less than they could recover in a U.S. liquidation. Such verification procedures and the subordination could also cause payments to the holders of new notes (if any) to be delayed compared with holders of undisputed unsubordinated claims.

        Under the Dutch rules of corporate benefit the validity of a legal act performed by a Dutch guarantor may be contested by such guarantor or the public receiver in its bankruptcy, if as a result its objects (doel) are transgressed and the counter-party was aware of the transgression or, without personal investigation, should have been so aware. It is noted that the giving of a guarantee must be for a legitimate purpose of the company giving the guarantee and must reasonably considered to be in the interest, including corporate interest, of that company. If Dutch courts were to find that a guarantee were not so given, they may hold that guarantee to be void and unenforceable, in whole or in part.

        Fraudulent conveyance legislation is also in force in The Netherlands. Portions of the legislation provide generally that certain transactions with a creditor entered into voluntarily by the debtor are subject to avoidance if both parties to the transaction know or should have known that the transaction would prejudice other creditors or that the debtor has previously made an application for bankruptcy. Knowledge that the transaction would prejudice other creditors is presumed by law for all transactions performed within one year of the adjudication before bankruptcy or within one year before the date the claim of fraudulent conveyance is made, if it is also established that one of the conditions mentioned in Article 43 of the Dutch Bankruptcy Act or, respectively, Article 46 of Book 3 of the Dutch Civil Code is fulfilled. These conditions include, but are not limited to, situations in which (1) the value of the obligation of the debtor materially exceeds the value of the obligation of the creditor, (2) the debtor pays or grants security for debts which are not yet due, (3) an agreement is made between legal entities or an obligation arises from one legal entity towards another if a director of one of these legal entities is also a director of the other or (4) an agreement is made or an obligation would arise with a group company. Accordingly, if a court of competent jurisdiction in a suit by an unpaid creditor of a Dutch guarantor or a representative of such a creditor were to find that the guaranteeing of the new notes met the foregoing criteria, the court could avoid the guarantee. A consequence of such avoidance could be the subordination of claims of holders of the new notes to existing and possibly future debt of the Dutch guarantor. We cannot assure you as to what standards a court would apply to determine whether the Dutch guarantor was solvent at the relevant time or whether, whatever, standard was applied, the guarantees would not be avoided on another of the grounds set forth above.

        If we default on the new notes or enter into bankruptcy, liquidation, receivership, administration or reorganization, in each case triggering a default under the senior credit facility, the assets that secure our indebtedness will be used to satisfy obligations under the senior credit facility (and any other indebtedness that ranks equal to the senior credit facility). As a result, upon a distribution to our creditors or the creditors of the guarantors in a bankruptcy or similar proceeding relating to us or the guarantors, the lenders under the senior credit facility (and any other indebtedness that ranks equal to the senior credit facility) will be entitled to receive payment in full in cash before any payment may be made with respect to the new notes or the guarantees.

        In addition, although the guarantees provide the holders of the new notes with a direct claim against the assets of the guarantors, enforcement of the guarantees may be subject to legal challenge in a bankruptcy or a reorganization case or a lawsuit by or on behalf of creditors of the guarantor, and would be subject to certain defenses available to guarantors generally. If the guarantees are not enforceable, the new notes would effectively rank junior to all liabilities of the guarantors, including trade payables of the guarantors or, in the case of any guarantor incorporated in The Netherlands would be void.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes validly tendered and accepted for exchange pursuant to the exchange offer, new notes in the same principal amount as the old notes. Old notes validly tendered and accepted for exchange pursuant to the exchange offer will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

CAPITALIZATION

        The following table sets forth (1) our unaudited capitalization as at January 31, 2004, (2) our unaudited pro forma capitalization as at January 31, 2004, giving effect to the acquisition of Schreiner, excluding the offering of the old notes and the application of the net proceeds therefrom, as if the acquisition had been consummated on January 31, 2004 and (3) our unaudited pro forma capitalization as at January 31, 2004, giving pro forma effect to the acquisition, the offering of the old notes and the application of the net proceeds therefrom, as if they had been consummated on January 31, 2004. See "Description of Certain Indebtedness and Other Obligations." You should read this table along with the consolidated financial statements of CHC and Schreiner and notes thereto and the "Unaudited Pro Forma Consolidated Financial Statements" included elsewhere in this prospectus.

	As at January 31, 2004
	Actual	Pro Forma for Acquisition	Pro Forma for Offering
	(in millions)
Cash and cash equivalents	$42.3	$55.9	$55.9

Debt:
Senior credit facility	115.7	260.0	139.5
Old notes and new notes offered hereby	—	—	331.6
2007 notes	155.7	155.7	—
Subordinated Debentures	10.4	10.4	—
Other debt	32.6	32.6	8.4

Total debt	314.4	458.7	479.5
Shareholders' equity(1)	427.4	427.4	416.0

Total capitalization	$741.8	$886.1	$895.5

(1)
Our authorized capital stock consists of an unlimited number of the following: first preferred shares, issuable in series; second preferred shares, issuable in series; Class A subordinate voting shares, Class B multiple voting shares and ordinary shares. As of January 31, 2004, there were 18,336,292 Class A subordinate voting shares, 2,938,520 Class B multiple voting shares and 11,000,000 ordinary shares outstanding.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma consolidated financial statements present our unaudited pro forma consolidated balance sheet as at January 31, 2004, and our unaudited pro forma consolidated statements of earnings for the nine months ended January 31, 2004, the fiscal year ended April 30, 2003, and the nine months ended January 31, 2003. These unaudited pro forma consolidated financial statements give effect to the pro forma transactions (as described in Notes 1, 2 and 3 to the unaudited pro forma consolidated financial statements) as if they had occurred on May 1, 2002 with respect to the unaudited pro forma consolidated statements of earnings and as at January 31, 2004 with respect to the unaudited pro forma consolidated balance sheet.

        The pro forma adjustments that give effect to the various events described in the notes to the unaudited pro forma consolidated financial statements are based on information available at the time of preparation of the unaudited pro forma consolidated financial statements and upon certain assumptions that we believe are reasonable. We have accounted for the acquisition of Schreiner using the purchase method and have allocated the purchase price to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The adjustments included in the unaudited pro forma consolidated financial statements reflect our preliminary assumptions and estimates based on available information. We cannot assure you that the actual adjustments will not vary from the estimated adjustments included in the unaudited pro forma consolidated financial statements.

        The unaudited pro forma consolidated financial statements may not be indicative of the results of operations or financial condition that would have occurred or that may be obtained in the future if the transactions described above had occurred as presented in the statements. In addition, future results may vary from the results reflected in these statements because of general economic conditions, fluctuations in oil and gas prices, labor costs, competition, our ability to integrate these operations with our current businesses and other factors, many of which are beyond our control. See "Risk Factors."

        These unaudited pro forma consolidated financial statements should be read in conjunction with the notes thereto, the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of CHC and Schreiner including the notes thereto included elsewhere in this prospectus.

        The CHC consolidated financial statements and Schreiner consolidated financial statements have been prepared in accordance with Canadian GAAP and Dutch GAAP, respectively, each of which differ in certain respects from U.S. GAAP (See Note 29 to the audited annual consolidated financial statements of CHC, Note 15 to the unaudited interim consolidated financial statements of CHC and Note 4 to the unaudited pro forma consolidated financial statements for differences pertaining to CHC) included elsewhere in this prospectus.

CHC HELICOPTER CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS AT JANUARY 31, 2004
(in millions)

	CDN GAAP	Dutch GAAP			CDN GAAP		U.S. GAAP
			Transaction Adjustments (2a)	Refinancing Adjustments (3a)		U.S. GAAP Adjustments -CHC(4)
	CHC	Schreiner			Pro Forma		Pro Forma
Assets
Current assets
Cash and cash equivalents	$42.3	$13.6	$—	$—	$55.9	$—	$55.9
Receivables	149.1	62.8	(12.2)	—	199.7	—	199.7
Future income tax assets	9.0	—	7.1	—	16.1	—	16.1
Inventory	223.8	15.7	(2.0)	—	237.5	—	237.5
Prepaid expenses	14.5	—	—	—	14.5	0.3	14.8

	438.7	92.1	(7.1)	—	523.7	0.3	524.0
Property and equipment, net	538.3	91.6	10.9	—	640.8	1.8	642.6
Investments	25.2	21.3	(1.6)	—	44.9	—	44.9
Other assets	142.5	0.9	1.1	2.5	147.0	1.5	148.5
Future income tax assets	17.4	19.7	5.7	6.9	49.7	3.5	53.2

	$1,162.1	$225.6	$9.0	$9.4	$1,406.1	$7.1	$1,413.2

Liabilities and shareholders' equity
Current liabilities
Payables and accruals	$125.8	$55.7	$8.8	$—	$190.3	$—	$190.3
Income taxes payable	9.7	—	—	—	9.7	—	9.7
Dividends payable	7.9	—	—	—	7.9	—	7.9
Current portion of debt obligations	18.5	—	3.0	(11.6)	9.9	—	9.9

	161.9	55.7	11.8	(11.6)	217.8	—	217.8
Long-term debt	130.5	43.7	97.6	(133.8)	138.0	—	138.0
Senior subordinated notes	155.7	—	—	175.9	331.6	—	331.6
Subordinated debentures	9.7	—	—	(9.7)	—	—	—
Other liabilities	82.0	—	25.4	—	107.4	15.5	122.9
Future income tax liabilities	194.9	—	—	—	194.9	(6.3)	188.6
Non-controlling interest	—	0.4	—	—	0.4	—	0.4
Shareholders' equity	427.4	125.8	(125.8)	(11.4)	416.0	(2.1)	413.9

	$1,162.1	$225.6	$9.0	$9.4	$1,406.1	$7.1	$1,413.2

See accompanying notes

CHC HELICOPTER CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
FOR THE NINE MONTHS ENDED JANUARY 31, 2004
(in millions, except per share amounts)

	CDN GAAP	Dutch GAAP			CDN GAAP		U.S. GAAP
			Transaction Adjustments (2)	Refinancing Adjustments (3)		U.S. GAAP Adjustments -CHC(4)
	CHC	Schreiner			Pro Forma		Pro Forma
Revenue	$518.2	$126.7	$—	$—	$644.9	$—	$644.9
Operating expenses	431.2	110.2	0.2	—	541.6	0.1	541.7

Earnings before undernoted items	87.0	16.5	(0.2)	—	103.3	(0.1)	103.2
Amortization	(18.1)	(8.5)	3.4	—	(23.2)	1.0	(22.2)
Gain (loss) on disposal of assets	2.0	—	—	—	2.0	—	2.0
Financing charges	(21.7)	(2.7)	(3.1)	1.5	(26.0)	(26.5)	(52.5)
Equity in earnings of associated companies	3.9	2.4	—	—	6.3	—	6.3
Debt settlement and restructuring costs	(9.7)	—	—	—	(9.7)	—	(9.7)

Earnings before income taxes	43.4	7.7	0.1	1.5	52.7	(25.6)	27.1
Income taxes recovery (provision)	(5.1)	(2.0)	—	(0.5)	(7.6)	5.2	(2.4)

Income from continuing operations	$38.3	$5.7	$0.1	$1.0	$45.1	$(20.4)	$24.7

Earnings per share
Basic	$1.82				$2.15		$1.18
Number of shares (millions)	21.0				21.0		21.0
Diluted	$1.71				$2.01		$1.11
Number of shares (millions)	22.6				22.6		22.6

See accompanying notes

HC HELICOPTER CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
FOR THE FISCAL YEAR ENDED APRIL 30, 2003
(in millions, except per share amounts)

	CDN GAAP	Dutch GAAP			CDN GAAP		U.S. GAAP
	CHC	Schreiner	Transaction Adjustments (2)	Refinancing Adjustments (3)	(3(a)(iii)) Pro Forma	U.S. GAAP Adjustments -CHC(4)	Pro Forma
Revenue	$722.4	$154.0	$—	$—	$876.4	$—	$876.4
Operating expenses	580.2	140.1	0.5	—	720.8	3.5	724.3

Earnings before undernoted items	142.2	13.9	(0.5)	—	155.6	(3.5)	152.1
Amortization	(22.6)	(7.4)	3.8	—	(26.2)	(0.1)	(26.3)
Gain (loss) on disposal of assets	2.4	—	—	—	2.4	—	2.4
Financing charges	(34.9)	(4.9)	(4.2)	2.0	(42.0)	16.8	(25.2)
Asset impairment charge	(12.8)	—	—	—	(12.8)	12.8	—
Equity in earnings of associated companies	2.4	1.9	—	—	4.3	—	4.3
Debt settlement and restructuring costs	(12.5)	(6.0)	—	—	(18.5)	—	(18.5)

Earnings before income taxes	64.2	(2.5)	(0.9)	2.0	62.8	26.0	88.8
Income taxes recovery (provision)	1.9	1.9	0.3	(0.7)	3.4	(4.8)	(1.4)

Income from continuing operations	$66.1	$(0.6)	$(0.6)	$1.3	$66.2	$21.2	$87.4

Earnings per share
Basic	$3.19				$3.19		$4.22
Number of shares (millions)	20.7				20.7		20.7
Diluted	$2.94				$2.95		$3.88
Number of shares (millions)	22.6				22.6		22.6

See accompanying notes

CHC HELICOPTER CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
FOR THE NINE MONTHS ENDED JANUARY 31, 2003
(in millions, except pershare amounts)

	CDN GAAP	Dutch GAAP			CDN GAAP		U.S. GAAP
	CHC	Schreiner	Transaction Adjustments (2)	Refinancing Adjustments (3)	(3(a)(iii)) Pro Forma	U.S. GAAP Adjustments -CHC(4)	Pro Forma
Revenue	$546.7	$112.1	$—	$—	$658.8	$—	$658.8
Operating expenses	440.9	102.7	0.4	—	544.0	2.7	546.7

Earnings before undernoted items	105.8	9.4	(0.4)	—	114.8	(2.7)	112.1
Amortization	(16.6)	(5.6)	2.6	—	(19.6)	0.1	(19.5)
Gain (loss) on disposal of assets	(0.4)	—	—	—	(0.4)	—	(0.4)
Financing charges	(26.4)	(3.9)	(3.1)	1.5	(31.9)	—	(31.9)
Equity in earnings of associated companies	2.9	2.0	—	—	4.9	—	4.9
Debt settlement and restructuring costs	(12.5)	(5.9)	—	—	(18.4)	—	(18.4)

Earnings before income taxes	52.8	(4.0)	(0.9)	1.5	49.4	(2.6)	46.8
Income taxes recovery (provision)	(9.6)	2.6	0.3	(0.5)	(7.2)	1.0	(6.2)

Income from continuing operations	$43.2	$(1.4)	$(0.6)	$1.0	$42.2	$(1.6)	$40.6

Earnings per share
Basic	$2.09				$2.04		$1.96
Number of shares (millions)	20.7				20.7		20.7
Diluted	$1.93				$1.88		$1.81
Number of shares (millions)	22.6				22.6		22.6

See accompanying notes

CHC HELICOPTER CORPORATION

Notes to Unaudited Pro Forma

Consolidated Financial Statements

1.    Basis of Presentation

        The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of earnings of CHC Helicopter Corporation, or CHC or the Company, have been prepared by management in accordance with Canadian generally accepted accounting principles, or Canadian GAAP, and United States generally accepted accounting principles, or U.S. GAAP, which, except as explained in Note 4 conform in all material respects. For Schreiner Luchtvaart Groep B.V., or Schreiner, Dutch GAAP and U.S. GAAP conform in all material respects after considering the transaction adjustments as described in Note 2. In the opinion of management these unaudited pro forma financial statements contain all the adjustments required for fair presentation. These unaudited pro forma consolidated financial statements have been prepared as follows:

a)
The unaudited pro forma consolidated balance sheet as at January 31, 2004 has been derived from the unaudited balance sheet of CHC as at January 31, 2004 and the audited balance sheet of Schreiner, as at December 31, 2003, both included elsewhere in this prospectus. The audited balance sheet of Schreiner has been translated to Canadian dollars as described in Note 5.

b)
The unaudited pro forma consolidated statement of earnings for the nine months ended January 31, 2004 has been derived from the unaudited statement of earnings of CHC for the nine months ended January 31, 2004 included elsewhere in this prospectus and the unaudited statement of earnings of Schreiner for the nine months ended December 31, 2003. The unaudited statement of earnings of Schreiner for the nine months ended December 31, 2003 has been prepared by taking the audited statement of earnings for the twelve months ended December 31, 2003 included elsewhere in this prospectus and subtracting the unaudited statement of earnings for the three months ended March 31, 2003.

c)
The unaudited pro forma consolidated statement of earnings for the year ended April 30, 2003 has been derived from the audited statement of earnings of CHC for the year ended April 30, 2003 included elsewhere in this prospectus and the unaudited statement of earnings of Schreiner for the twelve months ended March 31, 2003. The unaudited statement of earnings of Schreiner for the twelve months ended March 31, 2003 has been prepared by taking the unaudited statement of earnings for the year ended December 31, 2002 and adding the unaudited statement of earnings for the three months ended March 31, 2003 and subtracting the unaudited statement of earnings for the three months ended March 31, 2002.

d)
The unaudited pro forma consolidated statement of earnings for the nine months ended January 31, 2003 has been derived from the unaudited statement of earnings of CHC for the nine months ended January 31, 2003 included elsewhere in this prospectus and the unaudited statement of earnings of Schreiner for the nine months ended December 31, 2002. The unaudited statement of earnings of Schreiner for the nine months ended December 31, 2002 has been prepared by taking the unaudited statement of earnings for the twelve months ended December 31, 2002 and subtracting the unaudited statement of earnings for the three months ended March 31, 2002.

  The unaudited statement of earnings of Schreiner referred to in b), c) and d) above have been translated to Canadian dollars as described in Note 5.

  The unaudited pro forma consolidated balance sheet gives effect to the adjustments as if they had occurred on January 31, 2004. The unaudited pro forma consolidated statements of earnings give effect to the adjustments as if they had occurred on May 1, 2002.

  These unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position or the results of operations that would have occurred if the events reflected therein had been in effect at the dates indicated or of the operating results that may be obtained in the future.

  These unaudited pro forma consolidated financial statements should be read in conjunction with the annual and interim financial statements of CHC and the annual financial statements of Schreiner included elsewhere in this prospectus.

2.    Transaction Adjustments

a)
Acquisition of Schreiner: On February 16, 2004, CHC acquired 100% of the outstanding shares of Schreiner for $100.7 million excluding estimated direct transaction costs of $1.0 million and the retirement of a portion of Schreiner's existing debt of $41.6 million bringing total consideration to $143.3 million. The acquisition was financed through a term loan, or Acquisition Line, of €93.6 million ($152.4 million). The cash in excess of the purchase price is not reflected in the pro forma financial statements.

  Under the purchase method of accounting, the total estimated purchase price is allocated to Schreiner's assets acquired and liabilities assumed based on their estimated fair market values as of the date of the completion of the acquisition. The purchase price adjustments include adjustments to Schreiner's accounting policies to harmonize with those of CHC and Canadian GAAP for pension accounting and maintenance and depreciation policies. The following purchase price allocation is preliminary and has been allocated based on a preliminary estimate of the fair market values of the assets acquired and the liabilities assumed. The purchase price will remain preliminary until (i) a third party valuation of property and equipment, investments and significant intangible assets acquired is completed, (ii) a third party valuation of the pension liability is completed, (iii) a detailed review of the future income tax assets and liabilities is conducted, and (iv) the fair value of other assets and liabilities acquired is evaluated. The final determination of the purchase price allocation may differ significantly from the preliminary amounts presented.

  Based on the preliminary valuation, the purchase price adjustments and the financing adjustments had the following impact:

	Preliminary Purchase Price Allocation	Book Value at Acquisition	Purchase Price Adjustments	Financing Adjustments	Transaction Adjustments
	(in millions)
Assets acquired and liabilities assumed:
Cash and cash equivalents	$13.6	$13.6	$—	$—	$—
Receivables	50.6	62.8	(12.2)	—	(12.2)
Short-term future income tax assets	7.1	—	7.1	—	7.1
Inventory	13.7	15.7	(2.0)	—	(2.0)
Property and equipment	102.5	91.6	10.9	—	10.9
Investments	19.7	21.3	(1.6)	—	(1.6)
Other assets	0.4	0.9	(0.5)	1.6	1.1
Long-term future income tax assets	25.4	19.7	5.7	—	5.7
Payables and accruals	(61.8)	(55.7)	(6.1)	(2.7)	(8.8)
Long-term debt	(43.7)	(43.7)	—	41.6	41.6
Other liabilities	(25.4)	—	(25.4)	—	(25.4)
Non-controlling interest	(0.4)	(0.4)	—	—	—

Purchase price	$101.7	$125.8	$(24.1)

Financed via:
Acquisition Line				(142.2)	(142.2)

				$(101.7)	$(125.8)

	Nine Months Ended January 31, 2003	Fiscal Year Ended April 30, 2003	Nine Months Ended January 31, 2004
b) Operating expenses:
Reduction in operating expenses based on new contracts signed as a direct result of the replacement of certain Schreiner suppliers with CHC suppliers	$(1.5)	$(2.0)	$(1.5)
Adjustments of Schreiner's accounting policies to those of CHC and Canadian GAAP for the pro forma periods for purchase price adjustments, pension accounting and maintenance and depreciation policies	1.9	2.5	1.7

Total operating expenses impact	$0.4	$0.5	$0.2

c) Amortization:
Adjustments of Schreiner's accounting policies to those of CHC and Canadian GAAP for the pro forma periods for amortization of purchase price adjustments and maintenance and depreciation policies	$2.6	$3.8	$3.4

d) Financing charges:
Financing charges on the acquisition line and amortization of associated deferred financing charges (net of retired debt of Schreiner). Interest at Euro LIBOR + 1.125%	$(3.1)	$(4.2)	$(3.1)
e) Income tax recovery (provision):
Income tax recovery (provision) has been adjusted for the cumulative effect of the preceding transaction adjustments using the basic statutory income tax rate applicable to the jurisdictions where the adjustments occurred	$0.3	$0.3	$—

3.    Refinancing Adjustments

a)
Balance Sheet Adjustments:

	New Debt (i)	Retired Debt (ii)	Debt Settlement Charges and Tender (iii) Premium	Refinancing Adjustments
Cash	$323.0	$(310.8)	$(12.2)	$—
Other assets	8.6	—	(6.1)	2.5
Future income tax assets	—	—	6.9	6.9

	$331.6	$(310.8)	$(11.4)	$9.4

Current portion of debt obligations	$—	$(11.6)	$—	$(11.6)
Long-term debt	—	(133.8)	—	(133.8)
Senior subordinated notes	331.6	(155.7)	—	175.9
Subordinated debentures	—	(9.7)	—	(9.7)
Retained earnings	—	—	(11.4)	(11.4)

	$331.6	$(310.8)	$(11.4)	$9.4

i.	To record the effect of the new Senior Subordinated Notes (net of transaction costs):
	Gross proceeds (U.S.$250 million)	$331.6
	Less transaction costs and debt discount (other asset)	(8.6)

	Net proceeds	$323.0

ii.	To record the repayment of the senior subordinated notes and other debt with the net proceeds received as follows (including current portion):
	Long-term debt	$(144.6)
	Senior subordinated notes (including tender credit premium of $12.2 million)	(167.9)
	Subordinated debentures	(10.5)

	Total repayment	$(323.0)

iii.
	Shareholders' equity has been reduced by an after-tax charge of $11.4 million as a result of the write-off of $6.1 million related to deferred financing charges on the retired debt and the payment of a tender premium of $12.2 million on the senior subordinated notes. This will be charged to earnings in the period in which the offering and refinancing occurs. Because this expense is directly attributable to the refinancing and will not have a continuing impact, under United States practice, it has not been reflected in the unaudited pro forma consolidated statement of earnings. Under Canadian practice this amount would be reflected in the unaudited pro forma consolidated statement of earnings in the period in which the offering and refinancing occurs.

b)	Impact on financing charges on a pro forma basis is as follows:
	Nine Months Ended January 31, 2003	Fiscal Year Ended April 30, 2003	Nine Months Ended January 31, 2004
Decrease in interest (including amortization of deferred financing charges) and financing charges on the retired debt, including senior subordinated notes, subordinated debentures, and other debt with an average interest rate of 5%	$20.5	$27.3	$20.5
Increase in financing charges (including amortization of deferred financing charges) on the new Senior Subordinated Notes	(19.0)	(25.3)	(19.0)

Net reduction in financing charges	$1.5	$2.0	$1.5

  An increase in interest rates of 0.5% would increase the financing charges for the nine months ended January 31, 2004, the fiscal year ended April 30, 2003, and the nine months ended January 31, 2003, by $0.6 million, $0.8 million and $0.6 million, respectively.

c)
Income tax expense has been adjusted for the preceding refinancing adjustments using the basic statutory income tax rate applicable to the jurisdictions where the adjustments occurred.

4.    U.S. GAAP Adjustments—CHC

        In certain respects, Canadian GAAP differs from U.S. GAAP. The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of earnings have been adjusted to conform to U.S. GAAP as follows:

		Nine Months Ended January 31, 2003	Fiscal Year Ended April 30, 2003	Nine Months Ended January 31, 2004
a)	Operating expenses:
	Under U.S. GAAP, certain costs incurred to acquire or develop internal use software do not qualify for capitalization. The software development costs incurred during the period, while qualifying for capitalization under Canadian GAAP, are required to be expensed as a period cost under U.S. GAAP	$—	$0.8	$0.1
	Other	2.7	2.7	—

	Total operating expenses impact	$2.7	$3.5	$0.1

b)	Amortization:
	Under Canadian GAAP, pre-operating expenses of new operations and contracts meeting certain criteria are to be deferred and amortized over the expected period and pattern of benefit of the deferred expenditures not exceeding five years relating to pre-operating expenses of new operations and the contract term of new contracts. Under U.S. GAAP, these pre-operating expenses are charged to earnings as incurred	$—	$(0.1)	$0.6
	Under U.S. GAAP, the Company would account differently for certain property and equipment acquisitions and this difference is being amortized to income over the life of the related asset	0.1	—	0.4

	Total amortization expense impact	$0.1	$(0.1)	$1.0

c)	Financing charges:
	Under U.S. GAAP, there is an ineffective portion of the Company's effective Euro denominated debt hedge of its Norwegian kroner denominated self-sustaining foreign operations. This ineffective portion is reallocated from other comprehensive earnings to net earnings	$—	$4.9	$(18.4)

	Under U.S. GAAP, any gains or losses related to the settlement or change in fair value of outstanding derivative instruments that do not qualify for hedge accounting are to be recognized in earnings immediately. As a result, the gain or loss on settlement of any of these contracts during the period and the gain or loss on the variation in fair value of certain outstanding foreign currency contracts held at the period end date were recognized in earnings immediately under U.S. GAAP	—	11.9	(8.1)

	Total financing charges expense impact	$—	$16.8	$(26.5)

d)	Asset impairment charge:
	During the year, $12.8 million of deferred pre-operating expenses were written off and expensed to earnings. Under U.S. GAAP, these pre-operating costs were expensed to earnings in previous years when incurred and therefore reversed from earnings	$—	$12.8	$—

e)	Income tax (provision) recovery:
	Income tax (provision) recovery has been adjusted for the cumulative effect of the preceding U.S. GAAP adjustments using the basic statutory income tax rate applicable to the jurisdictions where the adjustments occurred	$1.0	$(4.8)	$5.2

f)
Current assets have been adjusted for the effect of the adjustment for U.S. GAAP purposes of the impact in the change of the fair value of derivatives maturing within the next twelve months.

g)
Property and equipment has been adjusted for the effect of the adjustments for U.S. GAAP purposes of amortization and the effect of expensing certain software development costs (as described in Note 4a).

h)
Other assets have been adjusted for the effect of the adjustment for U.S. GAAP purposes of pre-operating expense (as described in Note 4b).

i)
Other liabilities have been adjusted for the effect of the adjustment for U.S. GAAP purposes for the fair value of derivatives maturing in more than twelve months and the immediate recognition into earnings of the gain on settlement of a foreign currency contract (as described in Note 4c).

j)
Current and long-term future income tax assets and liabilities have been adjusted for income taxes as part of the preceeding U.S. GAAP adjustments.

k)
Retained earnings has been adjusted to reflect the cumulative effect of U.S. GAAP differences.

5.     Translation of Foreign Currency

        Schreiner is financially and operationally self-sustaining. Accordingly, its assets and liabilities have been translated into Canadian dollars at the December 31, 2003 exchange rate of 1.6280 Canadian dollars to 1.0 Euro. Revenue and expense items for the twelve month ended March 31, 2003, the nine months ended December 31, 2003 and the nine months ended December 31, 2002 have been translated at the average exchange rates of 1.5383, 1.5698 and 1.5121 Canadian dollars to 1.0 Euro, respectively.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The following selected consolidated historical financial data as at and for fiscal years ended April 30, 1999, 2000, 2001, 2002 and 2003 are derived from the audited consolidated financial statements of CHC. The following selected consolidated historical financial data as at and for the nine-month periods ended January 31, 2003 and 2004 for CHC have been derived from the unaudited interim consolidated financial statements of CHC. In the opinion of management, the unaudited interim consolidated financial statements of CHC have been prepared on the same basis as the respective audited annual consolidated financial statements of CHC and reflect all adjustments necessary for a fair presentation of the results for interim periods. The following selected consolidated historical financial data for Schreiner as at and for the twelve month period ended December 31, 2003 are derived from the audited consolidated financial statements of Schreiner. The following selected consolidated historical financial data for Schreiner as at and for the fiscal years ended December 31, 1999, 2000, 2001 and 2002 are derived from the unaudited consolidated financial statements of Schreiner. The CHC consolidated financial statements have been prepared in accordance with Canadian GAAP, and the Schreiner consolidated financial statements have been prepared in accordance with Dutch GAAP, each of which differs in certain respects from U.S. GAAP (See Note 29 to the audited annual consolidated financial statements of CHC and Note 15 to the unaudited interim consolidated financial statements of CHC included elsewhere in this prospectus for differences pertaining to CHC).

        The following selected consolidated historical financial data should be read in conjunction with the consolidated financial statements of each of CHC and Schreiner and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

CHC
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
(in millions, unless otherwise indicated, except per share amounts)

	As at and for the Fiscal Year Ended April 30,					As at and for the Nine Months Ended January 31,
	1999	2000	2001	2002	2003	2003	2004
	(1)(2)(3)	(1)(2)(3)	(1)(2)(3)	(1)(2)(3)	(3)	(3)
Amounts under Canadian GAAP
Operating Data:
Revenue	$238.9	$534.0	$593.8	$617.8	$722.4	$546.7	$518.2
Operating expenses	195.0	440.2	477.3	497.0	580.2	440.9	431.1

Earnings before undernoted items (Consolidated Segment EBITDA)(4)	43.9	93.8	116.5	120.8	142.2	105.8	87.1
Amortization	(10.3)	(21.6)	(20.0)	(18.6)	(22.6)	(16.6)	(18.1)
Gain (loss) on disposals of assets	2.8	(0.1)	1.0	1.9	2.4	(0.5)	2.0
Asset impairment charge	—	—	—	—	(12.8)	—	—
Financing charges
Interest expense	(17.6)	(51.3)	(53.6)	(42.3)	(31.1)	(22.6)	(22.7)
Other	(0.7)	3.3	(2.8)	(5.7)	(3.7)	(3.8)	1.0
Equity in earnings (loss) of associated companies	0.7	2.0	(0.4)	1.1	2.3	3.0	3.8
Restructuring and debt settlement costs	(22.3)	(7.4)	(18.6)	—	(12.5)	(12.5)	(9.7)
Gain on sale of operations and investments	94.8	5.2	5.8	—	—	—	—

Earnings before non-controlling interest and income taxes	91.3	23.9	27.9	57.2	64.2	52.8	43.4
Non-controlling interest	—	(0.8)	—	—	—	—	—
Earnings before income taxes	91.3	23.1	27.9	57.2	64.2	52.8	43.4

Income tax recovery (provision)	(34.3)	(5.7)	5.9	(9.9)	1.9	(9.6)	(5.1)

Net earnings	$57.0	$17.4	$33.8	$47.3	$66.1	$43.2	$38.3

Share Amounts:
Number of shares at end of period	15.4		15.4		16.4		20.7		20.9		20.8		21.3
Weighted average number of shares
Basic	15.6		15.4		15.7		16.5		20.7		20.7		21.0
Diluted	15.8		15.5		17.0		18.3		22.6		22.6		22.6
Earnings per share
Basic	$3.65		$1.13		$2.15		$2.87		$3.19		$2.09		$1.82
Diluted	$3.61		$1.12		$2.01		$2.62		$2.94		$1.93		$1.71
Dividends declared per share	$4.00		$—		$0.11		$—		$0.20		$0.20		$0.50
Other Financial Data:
Revenue
Europe	$76.2		$320.7		$351.3		$406.8		$468.2		$359.6		$331.2
International	47.0		102.1		146.1		167.4		184.8		136.7		139.3
Canada(1)	88.1		87.8		62.0		—		—		—		—
Total helicopter operations	211.3		510.6		559.4		574.2		653.0		496.3		470.5
Repair and overhaul	27.6		23.4		34.4		43.6		63.0		46.4		43.0
Composites	—		—		—		—		6.4		4.0		4.7

Total revenue	$238.9		$534.0		$593.8		$617.8		$722.4		$546.7		$518.2

Segment EBITDA(4)
Europe	$17.0		$50.9		$62.1		$74.6		$89.5		$70.5		$51.1
International	10.5		21.2		30.8		39.0		39.9		27.6		20.0
Canada(1)	17.2		13.7		13.8		—		—		—		—
Total helicopter operations	44.7		85.8		106.7		113.6		129.4		98.1		71.1
Repair and overhaul	3.4		16.7		24.9		31.0		37.4		27.9		31.0
Composites	—		—		—		—		(3.2)		(3.3)		(1.8)
Corporate and other	(4.2)		(8.7)		(15.1)		(23.8)		(21.4)		(16.9)		(13.2)

Consolidated Segment EBITDA(4)	$43.9		$93.8		$116.5		$120.8		$142.2		$105.8		$87.1

Helicopter operations Segment EBITDA margin(5)	21.2%		16.8%		19.1%		19.8%		19.8%		19.8%		15.1%
Consolidated Segment EBITDA margin(6)	18.4%		17.6%		19.6%		19.6%		19.7%		19.4%		16.8%
Total capital expenditures(7)	$29.3		$33.5		$40.1		$34.1		$44.7		$30.7		$85.8
Ratio of earnings to fixed charges	4.9	x	1.3	x	1.4	x	1.9	x	2.2	x	2.2	x	2.3	x
Balance Sheet Data:
Cash and cash equivalents	$2.2		$24.6		$23.6		$112.8		$58.1		$52.9		$42.3
Working capital	2.8		136.6		166.6		196.5		269.8		268.8		276.7
Total assets	508.1		1,064.3		995.6		1,164.3		1,145.6		1,204.5		1,162.0
Total debt	210.1		590.2		464.1		424.8		321.3		357.6		314.3
Total liabilities	358.3		947.2		840.2		831.5		731.4		798.0		734.6
Capital stock	114.8		114.9		119.5		236.0		237.0		236.7		239.4
Shareholders' equity	149.8		117.1		155.4		332.8		414.2		406.5		427.4
Amounts under U.S. GAAP
Operating Data:
Revenue	$238.9		$534.0		$593.8		$617.8		$722.4		$546.7		$518.2
Operating expenses	195.2		444.6		481.0		503.3		583.8		443.5		430.6
Amortization	10.6		22.2		20.0		18.7		22.6		16.6		17.7
Financing charges	18.3		48.0		56.4		48.0		18.1		26.4		48.2
Net earnings	62.5		17.3		20.8		52.1		87.3		41.6		17.9
Share Amounts:
Weighted average number of shares
Basic	15.6		15.4		15.7		16.5		20.7		20.7		21.0
Diluted	15.8		15.5		17.0		18.3		22.6		22.6		22.6
Earnings per share
Basic	$4.00		$1.12		$1.32		$3.17		$4.21		$2.01		$0.85
Diluted	$2.20		$0.62		$1.24		$2.88		$3.88		$1.86		$0.81
Dividends declared per share (U.S.$)	$2.65		$—		$0.07		$—		$0.13		$0.13		$0.38

Other Financial Data:
Consolidated Segment EBITDA(4)	$43.7		$89.4		$112.8		$114.5		$138.6		$103.2		$87.6
Consolidated Segment EBITDA margin(6)	18.3%		16.7%		19.0%		18.5%		19.2%		18.9%		16.9%
Ratio of earnings to fixed charges	4.9	x	1.2	x	1.3	x	1.8	x	2.7	x	2.2	x	1.5	x
Balance Sheet Data:
Cash and cash equivalents	$2.2		$24.6		$23.6		$112.8		$58.1		$52.9		$42.3
Working capital	2.8		136.6		166.0		196.3		280.1		268.8		277.0
Total assets	519.2		1,095.8		989.1		1,153.0		1,124.8		1,157.2		1,169.1
Total debt	210.1		590.2		464.1		424.8		321.3		357.6		314.3
Total liabilities	370.8		980.7		851.6		836.5		740.1		810.3		743.8
Capital stock	114.8		114.9		119.5		236.0		237.0		236.7		239.4
Shareholders' equity	148.4		115.1		137.5		316.5		384.7		346.9		425.3

(1)
The results for 1999 include the repair and overhaul business of Vector Aerospace Corporation, or Vector, for the two months prior to the sale of 80% of Vector by us to the public in June 1998. Except for those two months, the fiscal periods presented do not include any operating results related to the repair and overhaul business of Vector, but instead include, for the period prior to September 30, 1999, the equity in Vector's earnings for our remaining 20% investment in Vector, which was subsequently sold on that date. The fiscal 2000 results include the results of Helicopter Services Group AS, or HSG, for the eight and one-half months subsequent to its acquisition by us on August 11, 1999. The fiscal 2001 results include the results of the Canadian onshore helicopter operations of CHC for the six months preceding its disposition on October 31, 2000. The prior years include the full year results of those operations.

(2)
Restated. Effective May 1, 2002 CHC retroactively adopted, with restatement of individual prior periods, the Canadian accounting recommendations with respect to foreign currency translation, which conform substantially to U.S. GAAP. These recommendations require that unrealized exchange gains and losses on the translation of long-term debt that has not been designated as a hedge of our net investment in self-sustaining foreign operations be included in earnings immediately. (See Note 4(a) to the annual audited financial statements of CHC included elsewhere in this prospectus).

(3)
Certain figures in the selected consolidated historical financial data of CHC as at and for each of the periods ended April 30, 1999 through 2003 and January 31, 2003 have been reclassified to conform to the presentation adopted by us in our fiscal year ending April 30, 2004. This has been done in order to make the aforementioned data comparable to the selected consolidated historical financial data of CHC as at and for the nine-month period ended January 31, 2004 (See Note 31 to the annual audited consolidated financial statements of CHC and Note 2 to the unaudited interim consolidated financial statements of CHC contained elsewhere in this prospectus).

(4)
Segment EBITDA is revenue less operating expenses allocated to each of our segments. Consolidated Segment EBITDA is the sum of the Segment EBITDA from each of our segments and is equivalent to "earnings before undernoted items" in our consolidated statements of earnings. See Note 22 to our audited annual consolidated financial statements and Note 10 to our unaudited interim consolidated financial statements included elsewhere in this prospectus.

(5)
Helicopter operations Segment EBITDA margin represents helicopter operations Segment EBITDA as a percentage of helicopter operations revenue.

(6)
Consolidated Segment EBITDA margin represents Consolidated Segment EBITDA as a percentage of total revenue.

(7)
Total capital expenditures include all property and equipment acquisitions, which include aircraft, during the period. Total capital expenditures for the nine months ended January 31, 2004 include $30.9 million for the purchase of two aircraft that were later sold and then leased back under operating leases during the period.

SCHREINER

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

(in millions of Euros, unless otherwise indicated)

As at and for the Fiscal Years Ended December 31,
1999	2000	2001	2002	2003
(1)	(1)
Amounts under Dutch GAAP
Operating Data:
Revenue	€142.7	€177.0	€128.9	€98.5	€106.8
Operating expenses	117.2	163.6	153.7	90.2	93.4

Earnings before undernoted items (consolidated Segment EBITDA)(2)	25.5	13.4	(24.8)	8.3	13.4
Amortization	(12.3)	(14.9)	(6.9)	(5.6)	(6.6)
Gain on disposals of assets	0.2	—	—	—	—
Financing charges
Interest expense	(5.2)	(6.5)	(5.2)	(0.7)	(1.5)
Other	0.9	1.8	1.4	(1.5)	(0.8)
Equity in earnings (loss) of associated companies	2.6	(0.4)	(2.0)	1.4	1.5
Restructuring costs(3)	—	—	(18.2)	(3.9)	—
Gain on sale of operations(4)	—	—	129.7	—	—

Earnings before income taxes	11.7	(6.6)	74.0	(2.0)	6.0
Income taxes (provision) recovery	(3.1)	2.3	18.1	1.6	(1.7)
Non-controlling interest	(0.1)	(0.2)	(0.1)	—	—

Net earnings (loss)	€8.5	€(4.5)	€92.0	€(0.4)	€4.3

Other Financial Data:
Revenue
Flying operations(5)	€24.3	€32.7	€56.2	€62.5	€60.2
Fixed-wing maintenance	6.6	4.2	5.3	5.2	5.9
Part sales/other	27.4	38.3	30.2	30.8	40.7
Training(4)	34.1	42.1	—	—	—
Scheduled services/ cargo services(3)	50.3	59.7	37.2	—	—

Total revenue	€142.7	€177.0	€128.9	€98.5	€106.8

Segment EBITDA(2)
Flying operations	€2.0	€4.0	€6.0	€6.2	€9.9
Fixed-wing maintenance	(0.1)	(4.1)	0.2	0.2	—
Part sales/other	2.1	3.0	2.7	7.6	6.4
Training(4)	15.8	20.2	—	—	—
Scheduled services/ cargo services(3)	14.1	(2.8)	(25.0)	—	—
Head office	(8.4)	(6.9)	(8.7)	(5.7)	(2.9)

Consolidated Segment EBITDA(2)	€25.5	€13.4	€(24.8)	€8.3	€13.4

Flying operations EBITDA margin(6)	8.2%	12.2%	10.7%	9.9%	16.4%
Consolidated Segment EBITDA margin(7)	17.9%	7.6%	(19.2)%	8.4%	12.5%
Total capital expenditures(8)	€33.3	€32.9	€5.2	€7.2	€18.2
Ratio of earnings to fixed charges	2.0	x	0.4	x	11.8	x	1.2	x	2.4	x
Balance Sheet Data:
Cash and cash equivalents	€0.1	€—	€71.6	€1.1	€8.3
Working capital	16.2	10.5	96.6	22.6	26.1
Total assets	177.5	194.9	195.1	115.9	138.6
Total debt	83.5	90.7	3.0	15.0	26.9
Total liabilities	129.0	150.6	58.8	46.6	61.3
Shareholders' equity	48.5	44.3	136.3	69.3	77.3

Amounts under U.S. GAAP
Operating Data:
Revenue	€142.7		€177.0		€128.9		€98.5		€106.8
Operating expenses	117.6		164.0		154.1		93.3		97.1
Amortization	12.3		14.7		6.8		5.2		4.6
Financing charges	4.3		4.7		3.8		2.2		2.3
Net earnings (loss)	8.2		(4.6)		91.8		(2.2)		3.2
Other Financial Data:
Consolidated Segment EBITDA(2)	€25.1		€13.0		€(25.2)		€5.2		€9.7
Consolidated Segment EBITDA margin(7)	17.6%		7.3%		(19.6)%		5.3%		9.1%
Ratio of earnings to fixed charges	2.0	x	0.4	x	11.8	x	0.3	x	1.9	x
Balance Sheet Data:
Cash and cash equivalents	€0.1		€—		€71.6		€1.1		€8.3
Working capital	16.2		10.5		96.6		22.6		26.1
Total assets	181.9		198.7		200.8		123.4		144.2
Total debt	83.5		90.7		3.0		15.0		26.9
Total liabilities	127.0		145.2		59.4		57.0		71.3
Shareholders' equity	54.9		53.5		141.4		66.4		72.9

(1)
The consolidated financial statements for Schreiner for the fiscal years ended December 31, 1999 and 2000 were reported in Dutch guilders. These consolidated financial statements have been converted to Euros using an exchange rate of 1 Euro = 2.20371 Dutch guilders. This is the exchange rate at which the Dutch guilder and the Euro were initially pegged upon introduction of the Euro as legal tender in The Netherlands.

(2)
Segment EBITDA is revenue less operating expenses allocated to each of Schreiner's segments. Consolidated Segment EBITDA is the sum of the Segment EBITDA from each of our segments and is equivalent to "Operating income" on Schreiner's consolidated income statements and to "Earnings before undernoted items" as shown in the table above.

(3)
Schreiner's cargo services division was shut down in November, 2001. In December 2001, one of Schreiner's customers declared bankruptcy, which necessitated the closure of Schreiner's office in Brussels from which the customer was serviced and the termination of related aircraft lease contracts. Schreiner incurred restructuring costs totalling 18.2 million Euros as a result of these activities during its fiscal year ended December 31, 2001.

During its fiscal year ended December 31, 2002, Schreiner incurred restructuring costs totalling 3.9 million Euros in connection with the shut down of its aviation services in Rotterdam.

(4)
Effective January 1, 2001 Schreiner sold its training division and realized a gain on sale of these operations of 129.7 million Euros.

(5)
The significant increase in revenue from flying operations in fiscal 2001 reflects growth in flying activity in Schreiner's markets in Nigeria, Cameroon and Chad.

(6)
Flying operations Segment EBITDA margin represents flying operations Segment EBITDA as a percentage of flying operations revenue.

(7)
Consolidated Segment EBITDA margin represents consolidated Segment EBITDA as a percentage of total revenue.

(8)
Total capital expenditures include all property and equipment acquisitions, which include aircraft, during the year.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This section should be read in conjunction with "Selected Consolidated Historical Financial Data" and the consolidated financial statements of CHC included elsewhere in this prospectus. All amounts as at, and for the nine-month periods ended January 31, 2003 and 2004 are unaudited. The consolidated financial statements of CHC have been prepared in accordance with Canadian GAAP which differs in certain respects from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see "—Principal Differences between Canadian and U.S. GAAP," Note 29 to the audited annual consolidated financial statements of CHC and Note 15 to the unaudited interim consolidated financial statements of CHC included elsewhere in this prospectus.

        The following discussion and analysis of the results of operations and financial condition of CHC covers periods before completion of our acquisition of Schreiner. Accordingly, the discussion and analysis does not reflect the significant impact that the acquisition of Schreiner has had and will have on us in future periods. See "Summary—The Offering," "Unaudited Pro Forma Consolidated Financial Statements" and the discussion below under "The Business—Acquisition of Schreiner."

        The following discussion and analysis of the results of operations and financial conditions of CHC utilizes non-GAAP financial measures. See "Summary Consolidated Historical Financial Data" for definitions of these non-GAAP financial measures and a reconciliation of these measures to our consolidated financial statements shown elsewhere in this prospectus.

Overview

        We are the world's largest global commercial helicopter operator and have been providing helicopter transportation services for more than 50 years. We operate in over 30 countries, on all seven continents and most of the major offshore oil and gas producing regions of the world. Our operations are concentrated in Europe, Africa, Australia and Asia. Our services also include helicopter repair and overhaul, helicopter transportation for the search and rescue operations and emergency medical services, or SAR/EMS, and ancillary helicopter services including flight training.

  Segments

        We provide certain financial and related information about our operating segments and also about their products and services, the geographic areas in which they operate and their major customers. Our objective is to provide information about the different types of business activities in which we engage and the different economic environments in which we operate in order to help users of our consolidated financial statements (i) better understand our performance, (ii) better assess our prospects for future net cash flows and (iii) make more informed judgments about us as a whole. In our effort to achieve this objective, we provide information about segment revenues and Segment EBITDA because these financial measures are used by our key decision makers in making operating decisions and assessing performance. Consolidated segment revenue excludes inter-segment revenues and is therefore identical to our reported revenues. Consolidated Segment EBITDA is the sum of Segment EBITDA from each of our segments, including our "corporate and other" segment, and therefore includes all of our operating expenses allocated to segments. For additional information about our segment revenues and Segment EBITDA, including a reconciliation of these measures to our consolidated financial statements, see Note 22 to our audited and consolidated financial statements and Note 10 to our unaudited interim consolidated financial statements included elsewhere in this prospectus.

        We identify five reporting segments in our financial statements. The primary factor considered by us in identifying segments is geographic coverage, which also impacts the nature of our operations, the type of contracts we enter into and the type of aircraft we utilize.

        The European flying segment primarily includes helicopter services to the oil and gas industry in the UK, Norwegian and Danish sectors of the North Sea and in the Irish Sea. In addition, the European flying segment includes helicopter search and rescue operations.

        The international flying segment includes the provision of helicopter services for offshore oil and gas and SAR/EMS customers in Asia, Africa, Australia, South America, the east coast of Canada and other locations around the world.

        The repair and overhaul segment includes helicopter repair and overhaul facilities located in Norway and the UK that provide services to our helicopter fleet and to third-party customers located in Europe, Asia and North America.

        The composites segment includes our composites manufacturing operation in Gander, Newfoundland and Labrador, Canada. This operation was in a pre-operation phase in fiscal 2001 and 2002 and commenced commercial production on May 1, 2002.

        The corporate and other segment includes the activities of our corporate office in St. John's, Newfoundland and Labrador, Canada, other public company-related activities and applicable consolidation eliminations.

        In February of 2004, we completed the acquisition of Schreiner. Schreiner's operations will be managed as a separate business unit and, as such, we expect to report Schreiner's results of operations as a separate reporting segment.

  Industry Sectors

        The industry sectors we provide services to can be divided into seven categories: training, repair & overhaul, SAR/EMS, oil and gas production, oil & gas exploration, composites and others. The following table shows our revenue for the fiscal year ended April 30, 2003 and the nine-month period ended January 31, 2004 by industry sector:

Industry Sector	Fiscal Year Ended April 30, 2003	Nine Months Ended January 31, 2004
Oil and Gas Production	58.2%	61.5%
Oil and Gas Exploration	14.2%	14.1%
SAR/EMS	7.9%	9.5%
Repair & Overhaul	8.8%	8.4%
Training	1.8%	1.1%
Composites	0.9%	0.9%
Other	8.2%	4.5%

Total	100.0%	100.0%

        Oil and Gas Production/Exploration:    The primary industry sectors we provide helicopter transportation services to are oil and gas production and exploration. We contract with customers to provide aircraft for various periods of time but contracts for helicopter services in support of oil and gas exploration activities are generally short-term. Contracts for transport of personnel and equipment to oil and gas production sites are generally long-term.

        SAR/EMS:    We provide search and rescue and emergency medical service helicopter transportation services to industry and government customers, generally under long-term contracts. We provide these services in Australia, Ireland and Norway.

        Repair and Overhaul:    These services cover all major helicopter components, including engines, rotor heads, gearboxes and blades. Contracts with customers specify the extent of the services to be provided by us and can cover either all or only certain particular components on an aircraft. While we are licensed to provide repair and overhaul services on a range of aircraft, the majority of our repair and overhaul revenue to date is derived from our major aircraft type, the Super Puma.

        Training:    We operate an advanced flight training facility in Norway. This facility provides additional revenue and enhances our global reputation for excellence and leadership in helicopter services. As well, it enables us to satisfy fully the Super Puma training requirements for our pilots, in addition to selling training services to external pilots.

        Composites:    CHC Composites Inc., or Composites, is a subsidiary that manufactures composite aerospace components and bonded panels. Composites was established in fiscal 1999 and commenced commercial production on May 1, 2002. Composites has contracts to manufacture components for Aero Vodochody, Bombardier and for other helicopter manufacturers.

        Other:    The "Other" category includes all of our business activities that do not fall into the above areas and includes the activities of our corporate office in St. John's, Newfoundland and Labrador, Canada.

  Recent Developments

        On June 8, 2004, we announced our unaudited financial results for the quarter and year ended April 30, 2004. Those results include our management's discussion and analysis of our financial condition and the results of our operations for the three months ended April 30, 2004 and were filed with the Commission on Form 6-K on June 9, 2004 and have been incorporated by reference herein. See "Incorporation of Documents by Reference".

Critical Accounting Policies

        The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. By their nature these estimates are subject to measurement uncertainty. The effect on the financial statements of changes in such estimates in future periods could be material and would be accounted for in the period a change occurs. These critical accounting policies and the alternatives have been reviewed with our Audit Committee. The following are our key accounting policies and estimates:

        Recoverability of pre-operating expenses:    The ability to defer pre-operating expenses is dependent on the future recoverability of the amounts from cash flows generated by the related commercial operations. If operations perform below anticipated recoverable levels, the portion of pre-operating expenses that cannot be recovered is expensed immediately when known. At April 30, 2003, we evaluated the recoverability from cash flows of future operations of the carrying value of pre-operating costs included in other assets related to Composites. We determined it appropriate to write down the entire book value of such pre-operating costs of $12.8 million as an asset impairment charge (see Notes 2(i) and 9(ii) to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus). At January 31, 2004, $2.7 million in unamortized pre-operating expenses, related primarily to contract start-up costs in our helicopter flying operations, remained in other assets on the balance sheet (April 30, 2003—$3.4 million and April 30, 2002—$15.9 million).

        Flying asset amortization:    Flying assets are comprised of airframes and components. The airframes represent approximately 20% to 30% of the value of an aircraft and are amortized through amortization expense on a straight-line basis over their estimated useful life of 15 years. This amortization period may be conservative as airframes often have lives in excess of 15 years.

        The helicopter airframes and components are inspected, repaired and overhauled at pre-specified intervals. Such costs are capitalized to flying assets and are amortized through operating expenses over their period of expected future benefit based on flight hours. This requires us to estimate the period of expected future benefit for each type of component and inspection. Such estimates are based on mandated inspection and overhaul intervals and on previous experience. These estimates could therefore vary materially from actual experience.

        Carrying value of flying assets:    At January 31, 2004, the appraised value of our flying assets exceeded the carrying value by $141.2 million (April 30, 2003—$185.1 million). The recoverability of the book value of these assets is, in part, dependent on the estimates used in determining the expected period of future benefits over which to amortize flying assets. In addition, such recoverability is dependent on market conditions, including demand for certain types of aircraft and changes in technology arising from the introduction of newer, more efficient aircraft.

        Defined benefit employee pension plans:    We maintain both funded and unfunded defined benefit employee pension plans in the UK, Norway and Canada for approximately one-third of our active employees and certain former employees. Several statistical and judgmental factors, which attempt to anticipate future events, are used in measuring our obligations under the plans and the related periodic pension expense. These factors include assumptions about the rate at which the pension obligations are discounted, the expected long-term rate of return on plan assets and the rate of future compensation increases. In addition, our actuaries use other assumptions such as withdrawal and mortality rates. The estimates and assumptions used may differ materially from actual results due to changing market and economic conditions, changing withdrawal rates and changing overall life spans of participants. These differences may have a material impact on the amount of pension expense recorded and on the carrying value of the plans' net assets or net liability position. We review annually the assumptions used in measuring the pension plans' obligations to determine their appropriateness based on actual experience and current and anticipated market conditions.

        Effectiveness of foreign currency hedge:    Our Euro-denominated debt has been designated as a hedge of our Norwegian kroner, or NOK, denominated net investment in our self-sustaining Norwegian operations. As a result, translation gains and losses on the revaluation of this Euro-denominated debt have been recorded as a foreign currency translation adjustment in shareholders' equity.

        Subsequent to April 30, 2003 the aforementioned hedging relationship became ineffective and the hedge was de-designated. We then entered into a cross-currency swap arrangement to effectively convert our Euro debt into NOK debt, which debt and swap have been designated as a hedge of our NOK denominated net investment in our self-sustaining Norwegian operations. As a result, translation gains and losses on the revaluation of this debt continue to be recorded as a foreign currency translation adjustment in shareholders' equity.

        Utilization of income tax losses:    We have accumulated $61.4 million and $13.6 million in non-capital and capital tax losses, respectively, as at April 30, 2003. The non-capital losses expire between fiscal 2006 and 2013, while the capital losses carry forward indefinitely. We have determined that it is more likely than not that the benefit of all of these losses will be realized in the future, and accordingly have recorded future income tax assets of $22.7 million related to these losses. This determination was based on assumptions regarding the reversal of existing future income tax liabilities and future earnings levels in the subsidiaries with accumulated losses, and an ability to implement routine tax planning measures. If, in the future, it is determined that it is more likely than not that all or part of the future tax assets will not be realized, a charge will be made to net earnings in the period such determination is made.

        Aircraft operating leases:    Upon entering into a new aircraft leasing arrangement, management evaluates whether substantially all of the benefits and risks of ownership related to the aircraft have been transferred to the lessor in order to determine if the lease is classified and recorded as capital or operating. Currently, all of our aircraft leases are classified and recorded as operating leases. One of the criteria used in determining whether the benefits and risks have been transferred is whether the present value of the minimum lease payments is less than 90% of the fair value of the leased aircraft at the inception of the lease. Another criteria that is evaluated is whether there is a bargain purchase option at the end of the lease compared to the estimated fair market value of the aircraft at that time. At the time of entering into a new aircraft leasing arrangement we obtain an independent appraisal from a helicopter valuation company of the estimated fair value of the aircraft at the beginning and end of the lease term. These appraisals involve the use of estimates on current and future condition of, and demand for, the particular aircraft type. Different valuation companies may calculate different appraisal values for the same aircraft based on different assumptions used. The use of different estimates of fair market value based on the appraisals could result in a different lease classification.

        Variable interest entities, or VIEs:    At January 31, 2004 we operated twenty aircraft under operating leases with eight entities that would be considered VIEs under U.S. GAAP. These leases are at terms and conditions similar to our other operating leases over periods maturing from 2005 to 2011. Canadian guidance on accounting for VIEs (Accounting Guideline 15) is essentially consistent with the provisions contained under U.S. GAAP with regard to disclosure and consolidation requirements.

        U.S. GAAP (FASB Interpretation No. 46, or FIN 46) is applicable for all of the VIEs from which we lease aircraft. The Canadian guidance applies to all annual and interim periods beginning on or after November 1, 2004. We have completed an analysis of the effects of FIN 46 and concluded that it has not had any impact on our consolidated financial statements. In December 2003, the FASB issued revisions to FIN 46, or FIN 46-R). We believe that FIN 46-R will not have an impact on our analysis.

        Based on appraisals by independent helicopter valuation companies as at April 30, 2003 and, in the case of four aircraft whose leases from VIEs commenced during the nine-month period ended January 31, 2004, the estimated fair market value of the aircraft leased from VIEs is $231.0 million. We have provided junior loans, advance rentals and asset value guarantees in connection with operating leases with these VIEs. Our maximum exposure to loss related to the junior loans, advance rentals and asset value guarantees as a result of our involvement with the VIEs is $19.4 million.

Principal Differences between Canadian GAAP and U.S. GAAP

        The consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. Under U.S. GAAP, net earnings for the nine months ended January 31, 2004 and the fiscal years ended April 30, 2003 and April 30, 2002 were $17.9 million, $87.3 million and $52.1 million, respectively, compared to net earnings of $38.3 million, $66.1 million and $47.3 million, respectively, under Canadian GAAP. These differences result primarily from the differing accounting treatments for (i) foreign currency contracts, (ii) the ineffective portion of a net investment hedge, (iii) the deferral of pre-operating expenses and (iv) income tax rate changes. A description of the significant differences applicable to us and a reconciliation of Canadian GAAP to U.S. GAAP are set out in Note 29 to the annual audited consolidated financial statements of CHC and Note 15 to the unaudited interim consolidated financial statements of CHC included elsewhere in this prospectus.

Results of Operations

        The following table sets forth, for the periods indicated, the results of operations, under Canadian GAAP, as a percentage of revenues:

	Fiscal Year Ended April 30,			Nine Months Ended January 31,
	2001	2002	2003	2003	2004
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses	80.4	80.4	80.3	80.6	83.2

Earnings before undernoted items (consolidated Segment EBITDA)	19.6	19.6	19.7	19.4	16.8
Amortization	(3.4)	(3.0)	(3.1)	(3.0)	(3.5)
Gain (loss) on disposals of assets	0.2	0.3	0.3	(0.1)	0.4
Asset impairment charge	—	—	(1.8)	—	—
Financing charges
Interest expense	(9.0)	(6.9)	(4.3)	(4.1)	(4.4)
Other	(0.5)	(0.9)	(0.5)	(0.7)	0.2
Equity in earnings (loss) of associated companies	(0.1)	0.2	0.3	0.5	0.8
Restructuring and debt settlement costs	(3.1)	—	(1.7)	(2.3)	(1.9)
Gain on sale of operations and investments	1.0	—	—	—	—

Earnings before income taxes	4.7	9.3	8.9	9.7	8.4
Income taxes recovery (provision)	1.0	(1.6)	0.3	(1.8)	(1.0)

Net earnings	5.7	7.7	9.2	7.9	7.4

Nine Months Ended January 31, 2004 Compared to Nine Months Ended January 31, 2003

Revenue

        Total revenue for the nine months ended January 31, 2004 was $518.2 million, a decline of $28.5 million or 5.2% from revenue of $546.7 million for the nine months ended January 31, 2003 (the "comparative period"). The following are the primary reasons for the change in revenue:

(i)
Unfavourable foreign exchange of $36.4 million. Of this, $21.5 million related to the translation into Canadian dollars of the financial results of our foreign subsidiaries as a result of the weakening of the NOK and pound sterling, partially offset by the strengthening of the Australian dollar and South African rand. The remainder was due to the translation of U.S. dollar and Euro denominated transactions into the functional currencies of our applicable operating divisions.

(ii)
An increase, excluding the impact of foreign exchange, in revenue in our international flying segment of $14.5 million due to additional contracts and to higher flying activity on existing contracts.

(iii)
A decrease, excluding the impact of foreign exchange, in revenue in our European flying segment of $7.6 million. This decrease was due primarily to a decline in flying hours that was attributable to a general decline in North Sea oil and gas activity and to a pilots' work slowdown during our first quarter ended July 31, 2003. Also contributing to this negative revenue variance was a decline in training revenue and ancillary revenue from one-time customers.

        By industry segment, the $28.5 million decline in total revenue during the nine months ended January 31, 2004 versus the comparative period was distributed as follows: oil and gas—decline of

$21.4 million; repair and overhaul—decline of $3.4 million; training—decline of $3.0 million; other—decline of $1.3 million; composites—increase of $0.7 million and SAR/EMS—decline of $0.1 million.

        We have one major contract up for renewal in the six months following the date of this prospectus.

        The table below provides a summary of segment revenue by quarter for the first three quarters of fiscal 2003 and 2004:

Revenue Summary by Quarter
(in millions)

Period	Europe	International	Total Helicopter Operations	Repair and Overhaul	Composites	Total
F2003 Q1	$118.0	$45.8	$163.8	$10.9	$1.3	$176.0
Q2	125.4	44.5	169.9	19.6	1.2	190.7
Q3	116.2	46.4	162.6	15.9	1.5	180.0

	$359.6	$136.7	$496.3	$46.4	$4.0	$546.7

F2004 Q1	$113.0	$43.6	$156.6	$13.3	$1.5	$171.4
Q2	112.4	46.7	159.1	14.4	1.4	174.9
Q3	105.8	49.0	154.8	15.3	1.8	171.9

	$331.2	$139.3	$470.5	$43.0	$4.7	$518.2

        We derive our helicopter flying revenue from two types of contracts. Approximately 57% of our flying revenue for the nine months ended January 31, 2004 (comparative period—61%) was derived from hourly charges (including hourly charges on contracts that also have fixed charges), and the remaining 43% (comparative period—39%) was generated by fixed monthly charges. Because of the significant fixed component, an increase or decrease in flying hours may not result in a proportionate change in revenue. While flying hours may not correlate directly with revenues, they remain a good measure of the level of activity and fleet utilization. The following tables provide a quarterly summary of our flying hours and flying revenue mix for the first three quarters of fiscal 2003 and 2004.

Flying Hours—Helicopter Operations

	Flying Hours			Number of Aircraft
Period
	Europe	International	Total	Europe	International
F2003 Q1	23,257	11,165	34,422	72	87
Q2	22,994	10,618	33,612	73	87
Q3	20,316	11,189	31,505	73	90

	66,567	32,972	99,539

F2004 Q1	22,351	11,057	33,408	72	90
Q2	21,951	11,926	33,877	70	94
Q3	19,806	12,066	31,872	72	95

	64,108	35,049	99,157

        We utilize primarily heavy aircraft in our European operations and primarily medium aircraft in our international operations. As illustrated in the table below, the overall mix of revenue by aircraft type remained relatively consistent in the first nine months of fiscal 2003 and 2004.

Flying Revenue Mix
Nine Months Ended January 31,
(in millions)

	2003				2004
	Heavy	Medium	Light	Total	Heavy	Medium	Light	Total
Europe	$258.5	$69.1	$—	$327.6	$246.4	$61.0	$—	$307.4
International	39.8	85.8	6.3	131.9	39.9	83.9	7.6	131.4

Total flying Revenue	$298.3	$154.9	$6.3	$459.5	$286.3	$144.9	$7.6	$438.8

Total %	64.9%	33.7%	1.4%	100.0%	65.2%	33.0%	1.8%	100.0%

        We regularly compare our activity levels against available industry data. Aberdeen Airport Ltd. reports monthly helicopter passenger traffic for all helicopter operators in Aberdeen, Scotland, which is our largest base as measured by the number of aircraft and revenue. The following table provides a quarterly summary of all helicopter passenger traffic at Aberdeen Airport for the nine months ended January 31, 2003 and 2004.

Aberdeen Airport—Helicopter Passengers
Nine Months Ended January 31,

	2003	2004	% Change (2004 vs. 2003)
Q1	116,102	101,757	(12.4)%
Q2	112,449	95,227	(15.3)%
Q3	92,918	87,588	(5.7)%

Total	321,469	284,572	(11.5)%

Source: Aberdeen Airport Ltd.

        The data in the above table shows a year-over-year decline in activity in Aberdeen. It also demonstrates the low seasonality in activity levels from quarter to quarter. While activity levels in Aberdeen declined 11.5% in the first nine months of fiscal 2004 versus the comparative period, our flying hours in Europe overall declined by only 3.7% over the same period. This decline includes that attributable a pilots' work slowdown in our first quarter ended July 31, 2003 in addition to that attributable to a decline in North Sea oil and gas activity. Furthermore, although revenue from our European flying segment fell by $28.4 million over these periods, from $359.6 million in the comparative period to $331.2 million for the nine months ended January 31, 2004, $20.8 million of the total $28.4 million decline was due to unfavourable foreign exchange. Of the remaining decline, only $1.1 million was attributable to reduced flying activity due to a general decline in North Sea oil and gas activity. This largely reflects the fact that 32.6% of our European flying revenue for the nine months ended January 31, 2004 (comparative period—27.6%) was derived from fixed charges that are unaffected by flying activity.

Operating Expenses

        Total operating expenses for the first nine months of fiscal 2004 decreased by $9.7 million, to $431.2 million, from $440.9 million for the comparative period. This $9.7 million decrease was driven primarily by favourable foreign exchange of $19.9 million offset by a $7.8 million increase in pension expense in our European flying segment. The increased pension expense was due to an increase in amortization of net actuarial losses and to assumption changes stemming from the most recent actuarial review of our pension plans. Although the number of leased aircraft in our fleet increased by 10 during the nine months ended January 31, 2004, aircraft leasing expense did not increase significantly during the period because nine of the ten leasing transactions did not occur until late in our third quarter ended January 31, 2004.

Consolidated Segment EBITDA

        Consolidated Segment EBITDA for the first nine months of fiscal 2004 decreased by $18.7 million, or 17.7%, to $87.1 million from $105.8 million for the comparative period. This $18.7 million reduction in consolidated Segment EBITDA was attributable primarily to unfavourable foreign exchange of $16.5 million. Consolidated Segment EBITDA as a percentage of revenue was 16.8% for the nine months ended January 31, 2004 versus 19.3% for the comparative period. This decline was due largely to foreign exchange and increased pension expense. Consolidated Segment EBITDA for the nine months ended January 31, 2004 excludes restructuring costs of $9.7 million incurred in our European flying segment during the period. Consolidated Segment EBITDA for the nine months ended January 31, 2003 excludes debt settlement costs of $12.5 million related to our "Corporate and other" segment.

Amortization

        Amortization for the first nine months of fiscal 2004 increased $1.5 million, to $18.1 million, from $16.6 million for the comparative period. This increase is due largely to capital additions stemming from aircraft additions during the nine months ended January 31, 2004. Our total fleet grew from 159 aircraft at April 30, 2003 to 167 aircraft at January 31, 2004.

        Although we completed eight sale-leaseback and lease-out lease-in, or LOLI, transactions, seven of these eight transactions did not occur until late in our quarter ended January 31, 2004. Therefore, our sale-leaseback and LOLI transactions did not have a significant impact on amortization expense for the period.

Gain on Disposals of Assets

        During the first nine months of fiscal 2004, we disposed of property and equipment (primarily aircraft) and received net proceeds of $84.4 million (see "Investing Activities"), resulting in a net recognized gain of $2.0 million and a deferred gain of $12.3 million. The latter related to the four sale-leaseback and four LOLI transactions in the period. The recognized gain of $2.0 million is comprised primarily of gains on the permanent disposal of three aircraft during the period.

Financing Charges

        Financing charges consist primarily of interest on debt, amortization of deferred financing costs, foreign exchange gains and losses on operating activities, working capital revaluation, debt repayment and debt revaluation and realized foreign exchange gains and losses on forward foreign currency contracts that have not been designated as hedging instruments. Financing charges for the nine months ended January 31, 2004 totaled $21.7 million versus $26.4 million in the comparative period. The $4.7 million reduction in financing charges this year was driven primarily by $9.8 million of realized foreign exchange gains on forward foreign currency contracts and by a $2.2 million reduction in other interest charges, offset by a $7.2 million increase in foreign exchange losses on operating activities and working capital revaluation.

Financing Charges
(in millions)

	Nine Months Ended January 31,
	2003	2004
Interest on debt obligations	$22.6	$22.7
Amortization of deferred financing costs	2.4	2.4
Foreign exchange loss from operating activities and working capital revaluation	0.8	8.0
Foreign exchange gain on debt repayment	(1.2)	(1.4)
Foreign exchange gain on revaluation of long-term debt	(0.3)	—
Foreign exchange gain on foreign currency agreement	—	(9.8)
Other	2.1	(0.2)

Total	$26.4	$21.7

        We capitalize interest on debt incurred to finance assets under construction. However, no financing costs were capitalized during either the first nine months of fiscal 2004 or during the comparative period.

Equity in Earnings of Associated Companies

        Equity in earnings of associated companies for the nine months ended January 31, 2004 increased by $0.9 million to $3.9 million, up from $3.0 million in the comparative period. The increase was due primarily to the stronger performance of Canadian Helicopters Limited, or CHL.

Net Earnings from Operations

        Net earnings from operations during the nine months ended January 31, 2004 was $45.1 million ($2.01 per share, diluted), down $6.1 million from $51.2 million ($2.28 per share, diluted) in the comparative period. This decrease was comprised of a decline in consolidated Segment EBITDA of $18.7 million, an increase in amortization expense of $1.5 million, an increase in gains on disposals of assets of $2.4 million, a decrease in financing charges of $4.7 million, an increase in equity in earnings of associated companies of $0.9 million and a reduction in income tax expense thereon of $6.1 million.

Restructuring and Debt Settlement Costs

        During the nine months ended January 31, 2004 we incurred restructuring costs of $9.7 million (net of tax, $6.8 million) in connection with the consolidation of our European operations in Norway and the UK. Restructuring costs were comprised of termination costs, professional fees, travel costs and other incremental costs directly associated with the restructuring activities. These restructuring activities are now complete and no further material restructuring costs are expected to be incurred during the remainder of fiscal 2004.

        During the comparative period, we incurred debt settlement costs of $12.5 million (net of tax, $7.9 million) in connection with the retirement of $71.9 million (€50.8 million, or 35% of the original principal amount) of our 2007 notes. These debt settlement costs were comprised of a premium of $8.4 million, amortization of deferred financing costs of $3.3 million and a realized foreign exchange loss of $0.8 million. Restructuring and debt settlement costs are not allocated to our segments for the purpose of segment reporting and as a result are excluded from consolidated Segment EBITDA.

Income Taxes

        Our income tax expense for the nine months ended January 31, 2004 was $5.1 million versus $9.6 million in the comparative period. This decrease was due to a decline in net earnings before income taxes from $52.8 million in the comparative period to $43.4 million in the nine months ended January 31, 2004 and to a decline in our effective income tax rate from 18.2% to 11.8% over these same periods. The lower rate this year is due largely to decreased earnings in jurisdictions with higher tax rates.

        We are subject to taxation in many jurisdictions throughout the world. Our future effective tax rate and tax liability will be affected by a number of factors, such as the amount of taxable income in particular jurisdictions, the tax rates in such jurisdictions, tax treaties between jurisdictions, the extent to which funds are transferred between jurisdictions and income is repatriated, and future changes in law. Generally, tax liability for each legal entity is determined on either (i) a non-consolidated basis or (ii) a consolidated basis with other entities incorporated in the same jurisdiction, in either case, without regard to the taxable losses of non-consolidated affiliate entities. As a result, we may pay income taxes in certain jurisdictions even though on an overall basis a net loss for the period may be incurred.

Net Earnings

        Net earnings for the nine months ended January 31, 2004 totaled $38.3 million ($1.71 per share, diluted), down $4.9 million from net earning of $43.2 million ($1.93 per share, diluted) in the comparative period. This decrease was comprised of a decline in net earnings from operations of $6.1 million offset by a $1.2 million reduction (net of tax) in restructuring and debt settlement costs.

        Net earnings under Canadian GAAP differ from those under U.S. GAAP. An explanation of the significant differences for the nine-month periods ended January 31, 2003 and 2004 is provided in Note 16 to the unaudited interim consolidated financial statements of CHC included elsewhere in this prospectus.

Quarterly Information

        The table below provides a summary of our revenue, net earnings and net earnings per share for each quarter in the nine-month periods ended January 31, 2003 and 2004.

			Net Earnings per Share
	Revenue	Net Earnings	Basic	Diluted
	(in millions)	(in millions)
Fiscal 2003
Q1	$176.0	$8.9	$0.43	$0.40
Q2	190.7	18.7	0.90	0.83
Q3	180.0	15.6	0.76	0.70
Total	$546.7	$43.2	$2.09	$1.93

Fiscal 2004
Q1	$171.4	$13.8	$0.65	$0.62
Q2	174.9	15.5	0.74	0.69
Q3	171.9	9.0	0.43	0.40

Total	$518.2	$38.3	$1.82	$1.71

        There is some impact of seasonality in the quarterly results in the foregoing table, but it is not significant. Generally, the third quarter is most negatively impacted by seasonality. The second quarter, which includes a portion of the peak summer period, has historically been the strongest. Typically, our net earnings also follow this pattern. Foreign exchange has had the greatest impact on quarterly revenue levels on a year-over-year basis. Quarterly revenue for the nine-month period ended January 31, 2004, in comparison to quarterly revenues for the comparative period, have been negatively impacted by foreign exchange in the following amounts: Q1—$5.7 million, Q2—$16.9 million and Q3—$13.8 million, for a total unfavourable foreign exchange impact of $36.4 million. In the first quarter of fiscal 2003 we recorded net of tax debt settlement costs of $7.9 million which reduced our net earnings in that quarter. In the third quarter of fiscal 2004 we recorded net of tax restructuring costs of $4.2 million which reduced our net earnings in that quarter.

Review by Segment

        The following tables set forth segment revenue and Segment EBITDA:

	January 31,
	2003	2004
	(in millions)
Revenue
European	$359.6	$331.2
International	136.7	139.3

Helicopter operations	496.3	470.5
Repair and overhaul	46.4	43.0
Composites	4.0	4.7

Total revenue	$546.7	$518.2

	Nine Months Ended January 31,
	2003	2004
	(in millions)
Segment EBITDA
European	$70.5	$51.1
International	27.6	20.0

Helicopter operations	98.1	71.1
Repair and overhaul	27.9	31.0
Composites	(3.3)	(1.8)
Corporate and other	(16.9)	(13.2)

Consolidated Segment EBITDA	$105.8	$87.1

Europe

        The European flying segment consists of major business units in Aberdeen, Scotland and Stavanger, Norway, primarily serving the helicopter transportation requirements of the offshore oil and gas industry in the North Sea.

        Revenue for the nine months ended January 31, 2004 was $331.2 million, a decrease of $28.4 million from revenue of $359.6 million earned in the comparative period. This $28.4 million decrease was attributable to unfavourable foreign exchange of $20.8 million, a decrease in flying revenue of $3.8 million, a reduction in training revenue of $2.8 million and a decline in other revenue of $1.0 million. Of the $3.8 million decline in flying revenue, $2.7 million was attributable to a pilots' work slowdown in our first quarter ended July 31, 2003 and $1.1 million was attributable to a general decline in North Sea oil and gas activity. The decrease in training revenue reflects the postponement of training by several international customers following travel bans in connection with the outbreak of SARS.

        Segment EBITDA for the first nine months of fiscal 2004 was $51.1 million, down $19.4 million from Segment EBITDA of $70.5 million in the comparative period. This decline was due primarily to unfavourable foreign exchange of $8.0 million, increased pension expense of $7.8 million and the above noted revenue decline. The increased pension expense was due to an increase in amortization of net actuarial losses and to assumption changes stemming from the most recent actuarial review of our pension plans.

        At January 31, 2004 there were 72 aircraft in this segment, consisting of 53 heavy and 19 medium aircraft. Included in the heavy aircraft were 41 Super Pumas including 16 Super Puma MkIIs.

        At January 31, 2004, there were 906 employees in the segment (April 30, 2003—1,058), including 344 pilots, 245 engineers and 317 administrative and support personnel. The primary reason for the decrease in the number of employees was the restructuring of our European operations. Effective February 6, 2004 we have fully implemented a single management structure in our European flying segment. We believe that the new management structure provides an increased focus on the critical areas of the business, such as employee and customer relationships, and better positions us for growth in Europe. We incurred restructuring costs of $9.7 million related to these activities in the nine months ended January 31, 2004. These costs are excluded from the calculation of Segment EBITDA for our European flying segment. Through staff reductions, improved information systems and group purchasing leverage, combined with better fleet utilization, we are targeting to realize an annual Segment EBITDA improvement of approximately $11 million.

        For the nine-month period ended January 31, 2004, 63.6% of our revenue was derived primarily from long-term contracts. The major customers in this segment remained largely unchanged from fiscal 2003 and during the nine months ended January 31, 2004 and included bp, ExxonMobil, TotalFinaElf, Maersk, Statoil, Norsk Hydro, Conoco Phillips, Talisman, Kerr-McGee and the Irish Coast Guard.

        During the first nine months of fiscal 2004 we were awarded North Sea contracts in our European flying segment, all of which represent incremental business, from the following customers: Apache (three-year contract plus two one-year extension options), Technip Offshore UK and Venture Production (two-year contract plus two one-year extension options) and a consortium consisting of Eni Uk, BG Group and Conoco Phillips (three-year contract plus one two-year extension option). In addition, we were successful in renewing all of our North Sea contracts that were up for renewal during the nine-month period ended January 31, 2004. These contracts were with Norsk Hydro, Statoil and the Irish Coast Guard.

International

        The International flying segment consists of major business units in Vancouver, Canada; Adelaide, Australia; and Cape Town, South Africa serving offshore oil and gas, SAR/EMS and other industries.

        Revenue for the nine-month period ended January 31, 2004 was $139.3 million, an increase of $2.6 million from revenue of $136.7 million earned in the comparative period. This increase reflects revenue growth of $14.6 million offset by unfavourable foreign exchange of $12.0 million. The key driver behind such $14.6 million revenue growth was increased flying hours attributable to oil and gas customers due both to new contract awards and to increased flying activity on existing contracts.

        Segment EBITDA for the first nine months of fiscal 2004 was $20.0 million, down $7.6 million from Segment EBITDA of $27.6 million in the comparative period. This decline was caused by unfavourable foreign exchange.

        At January 31, 2004, there were 95 aircraft in this segment, consisting of 18 heavy, 63 medium and 11 light helicopters and 3 fixed-wing aircraft. The fleet in the segment consists primarily of medium aircraft such as the Sikorsky S-76, but also includes a number of heavy aircraft, including the Eurocopter Super Puma and the Sikorsky S-61.

        At January 31, 2004, there were 800 employees in the segment (April 30, 2003—775), including 269 pilots, 216 engineers and 315 administrative and support personnel. The increase in employee levels during the nine-month period ended January 31, 2004 was due to the significant growth of our international operations. 80% of our revenue in this segment was derived primarily from long-term contracts.

        During the nine months ended January 31, 2004 we were awarded contracts in our international flying segments, all of which represent incremental business, supporting the following companies: Petrobras (five-year contract in Brazil), Encana (three-year contract in Ecuador) and United Helicharters (four-year contract in India). We also renewed the five existing contracts that came up for renewal in the period.

Repair and Overhaul

        For the first nine months of fiscal 2004, third-party revenue was $43.0 million, of which 40% was derived from long-term contracts, compared to $46.4 million in the comparative period. The decline in third-party revenue of $3.4 million is comprised of unfavourable foreign exchange of $3.7 million and a decrease in revenue from heavy maintenance projects of $4.4 million, offset by a $1.1 million increase in revenue from power-by-the-hour customers and an increase in major component overhaul and other revenue of $3.6 million. The $4.4 million decline in revenue from heavy maintenance projects reflects the fact such revenue was exceptionally high in the comparative period due to additional customer requirements in that period. The increase in power-by-the-hour revenue was attributable to increased work performed by customers to support their increased flying hours. The $3.6 million increase and major component overhaul and other revenue also reflects increased customer demand.

        Segment EBITDA for the repair and overhaul segment for the first nine months in fiscal 2004 was $31.0 million, up $3.1 million from Segment EBITDA of $27.9 million in the comparative period. This increase was comprised of (i) a one-time refund this year of approximately $2.2 million related to the cancellation of an external power-by-the-hour agreement with the aircraft manufacturer for the repair and overhaul of Super Puma MkII components, which we are now servicing in-house, (ii) Segment EBITDA growth of $2.0 million attributable primarily to increased revenue and (iii) unfavourable foreign exchange of $1.1 million.

        In January 2004, we signed a contract with the German Ministry of Interior for (i) the upgrade and sale of five Super Puma aircrafts from our existing fleet and (ii) the upgrade of five of the customer's Super Pumas. The total value of the contract is approximately $64.0 million.

Composites

        Composites commenced commercial operations on May 1, 2002 to manufacture components for helicopter and airline manufacturers. Revenue during the first nine months of fiscal 2004 was $4.7 million, primarily from a contract to manufacture airframe components for a major regional jet manufacturer. Higher activity levels on this contract accounted for most of the $0.7 million revenue increase from revenue of $4.0 million earned in the comparative period.

        Segment EBITDA in this segment in the nine-month period ended January 31, 2004 improved from a loss of $3.3 million in the comparative period to a loss of $1.8 million. This improvement was due to the noted revenue increase and to cost control measures.

Corporate and Other

        Corporate and other costs for the first nine months of fiscal 2004 were $13.2 million as compared to $16.9 million in the comparative period, producing negative Segment EBITDA in the same amounts. This cost reduction was due primarily to lower variable compensation costs and to reduced expense incurred under our stock appreciation rights plan. With respect to the latter, in July 2002 we entered into a hedging agreement with a major Canadian financial institution to reduce volatility of cash flows and earnings associated with changes in our share price. This hedging agreement reduced our expense under the plan in the nine months ended January 31, 2004. Segment EBITDA for the nine months ended January 31, 2003 excludes debt settlement costs of $12.5 million incurred in the period.

Year Ended April 30, 2003 Compared to Year Ended April 30, 2002

Revenue

        Total revenue for fiscal 2003 increased $104.5 million, or 16.9%, to $722.4 million from $617.8 million in fiscal 2002. The following are the primary reasons for the change in revenue:

  (i)
  The impact of new contracts and price increases, partially offset by reduced flying hours, resulted in an increase in revenue of $47.6 million. The level of interaction between contract rates, flying hours, fixed monthly charges and aircraft mix makes it difficult to more accurately quantify the impact of the individual factors contributing to the revenue increase.

  (ii)
  The strengthening of European currencies against the Canadian dollar was the predominant factor that contributed to the remaining revenue increase of $56.9 million.

        The $104.5 million increase in total revenue was derived from the oil and gas industry ($41.6 million), SAR/EMS ($19.2 million), repair and overhaul ($19.4 million), composites manufacturing ($6.4 million), training ($3.1 million), and other ($14.8 million). A significant portion of the increase in the other category relates to revenue earned in connection with modifications made to aircraft as part of a new search and rescue contract.

        The table below provides a summary of segment revenue by quarter for fiscal 2002 and 2003:

Revenue Summary by Quarter
(in millions)

Period	Europe	International	Total Helicopter Operations	Repair and Overhaul	Composites	Total
F2002 Q1	$101.3	$36.9	$138.2	$8.2	$—	$146.4
Q2	107.8	38.9	146.7	13.4	—	160.1
Q3	95.6	44.9	140.5	11.1	—	151.6
Q4	102.1	46.7	148.8	10.9	—	159.7

	$406.8	$167.4	$574.2	$43.6	$—	$617.8

F2003 Q1	118.0	45.8	163.8	10.9	1.3	176.0
Q2	125.4	44.5	169.9	19.6	1.3	190.8
Q3	116.2	46.4	162.6	15.9	1.5	180.0
Q4	108.6	48.1	156.7	16.6	2.3	175.6

	$468.2	$184.8	$653.0	$63.0	$6.4	$722.4

        We derive our helicopter flying revenue from two types of contracts. Approximately 60% of our fiscal 2003 flying revenue was derived from hourly charges, and the remaining 40% was generated by fixed monthly charges. The following tables provide a quarterly summary of our flying hours and flying revenue mix for fiscal 2002 and 2003.

Flying Hours—Helicopter Operations

				Number of Aircraft
Period		Flying Hours International
	Europe		Total	Europe	International
F2002 Q1	24,452	10,330	34,782	77	90
Q2	24,773	10,663	35,436	76	85
Q3	21,781	11,276	33,057	75	88
Q4	21,650	10,975	32,625	72	88

	92,656	43,244	135,900

F2003 Q1	23,257	11,165	34,422	72	87
Q2	22,994	10,618	33,612	73	87
Q3	20,316	11,189	31,505	73	90
Q4	19,430	11,067	30,497	71	88

	85,997	44,039	130,036

        We utilize primarily heavy aircraft in our European operations and medium aircraft in our international operations. As illustrated in the table below, the overall mix of revenue by aircraft type remained constant from fiscal 2002 to 2003.

Flying Revenue Mix
Fiscal Year Ended April 30,
(in millions)

	2002				2003
	Heavy	Medium	Light	Total	Heavy	Medium	Light	Total
Europe	$299.0	$75.9	$—	$374.9	$335.8	$89.6	$—	$425.4
International	47.7	109.6	7.8	165.1	50.7	118.4	8.0	177.1

Total flying revenue	$346.7	$185.5	$7.8	$540.0	$386.5	$208.0	$8.0	$602.5

Total %	64.2%	34.4%	1.4%	100%	64.2%	34.5%	1.3%	100%

        We regularly compare our activity levels against available industry data. Aberdeen Airport Ltd. reports monthly helicopter passenger traffic for all helicopter operators in Aberdeen, Scotland, which is our largest base as measured by the number of aircraft and revenue. The following table provides a quarterly summary of all helicopter passenger traffic at Aberdeen Airport for fiscal 2002 and 2003.

Aberdeen Airport—Helicopter Passengers
Fiscal Year Ended April 30,

	2002	2003	% Change (2003 vs. 2002)
Q1	121,868	116,102	(4.7)%
Q2	123,012	112,449	(8.6)%
Q3	114,606	92,918	(18.9)%
Q4	108,247	92,686	(14.4)%

Total	467,733	414,155	(11.5)%

Source: Aberdeen Airport Ltd.

        The data in the above table shows a year-over-year decline in activity in Aberdeen. It also demonstrates the low seasonality in activity levels from quarter to quarter. While activity levels in

Aberdeen declined 11.5% in 2003 and our flying hours in Europe overall declined by 7.2%, revenue from the European flying segment increased in 2003 by 15.1%. The increase in revenue is partially the result of a portion of our revenue being derived from fixed charges that are unaffected by flying activity, rate increases on existing contracts and the impact of favourable foreign exchange rate fluctuations.

Operating Expenses

        Total operating expenses for fiscal 2003 increased $83.2 million to $580.2 million, from $497.0 million for fiscal 2002. The strengthening of the NOK and pound sterling against the Canadian dollar during the year accounted for approximately 40% of the increase in operating expenses. Other major factors contributing to the increase in operating expenses include an increase in compensation costs in Europe related to new labour agreements entered into during fiscal 2002 and an increase in operating expenses of $9.6 million related to Composites, which commenced commercial production in fiscal 2003. Prior to fiscal 2003, while Composites was still in its start-up phase, its expenses were being capitalized. Operating expenses as a percentage of revenue was 80.3%, which was just slightly less than the 80.4% in the prior year.

Consolidated Segment EBITDA

        Consolidated Segment EBITDA for fiscal 2003 increased $21.4 million, or 17.7%, to $142.2 million from $120.8 million for fiscal 2002. The increase is comprised of favourable foreign exchange rate fluctuations of $12.4 million, increased consolidated Segment EBITDA from new contracts and rate increases in the flying and repair and overhaul segments of $9.8 million, and a reduction in corporate and other costs of $2.4 million. These increases were partially offset by consolidated Segment EBITDA losses of $3.2 million in Composites. Consolidated Segment EBITDA as a percentage of revenue increased slightly to 19.7% from 19.6% in the prior year. The asset impairment charge of $12.8 million relating to our Composites segment and the debt settlement costs of $12.5 million related to our "Corporate and other" segment have not been allocated to our segments for segment reporting purposes and as a result are excluded from consolidated Segment EBITDA for the fiscal year ended April 30, 2003.

Amortization

        Amortization for fiscal 2003 increased $4.0 million to $22.6 million from $18.6 million for fiscal 2002. Additional amortization of $1.5 million was the result of the commencement of amortization of the pre-operating costs related to Composites and an additional $2.5 million increase related to capital asset additions.

Gain on Disposals of Assets

        During fiscal 2003, we disposed of property and equipment for net proceeds of $74.9 million (see "Investing Activities"), resulting in a net recognized gain of $2.4 million and a net deferred gain of $13.5 million related to the sale-leaseback of seven, and the refinancing of one, Super Puma aircraft. The recognized gain of $2.4 million is comprised primarily of a gain from insurance proceeds received for the total loss of an Sikorsky S-76 aircraft supporting operations in Azerbaijan.

Asset Impairment Charge

        At April 30, 2003, we evaluated the recoverability from cash flows of future operations of the carrying value of Composites' pre-operating expenses, which had been previously deferred and recorded in other assets on our balance sheet. We determined it appropriate to write off the entire $12.8 million book value of such pre-operating expenses at April 30, 2003 as an asset impairment charge (see Note 2(i) and 9(ii) to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus).

Financing Charges

        Financing charges for fiscal 2003 decreased $13.1 million, or 27.3%, to $34.9 million from $48.0 million for fiscal 2002. This decrease was primarily the result of the redemption of 35% ($71.9 million) of our Euro-denominated 11 3/4% senior subordinated notes in May 2002 using a portion of the proceeds of our April 2002 equity issue. Lower interest rates on our variable-rate senior credit facility also contributed to the reduced financing costs. The average interest rate on our variable-rate senior credit facility during fiscal 2003 was 5.3% compared to 6.7% in fiscal 2002. The reduction was the result of lower LIBOR rates during the year and a continued reduction in the margin paid by us. The margin changes as we satisfy certain ratios in connection with our senior credit facility. During fiscal 2003, the margin above LIBOR or Bankers Acceptance was 2.0%.

Financing Charges
(in millions)

	Fiscal Year Ended April 30,
	(Restated)(1) 2002	2003
Interest on debt obligations	$42.3	$31.1
Amortization of deferred financing costs	3.9	3.2
Foreign exchange loss (gain) from operating activities and working capital revaluation	(1.1)	3.3
Foreign exchange (gain) loss on debt repayment	2.2	(0.5)
Foreign exchange gain on revaluation of long-term debt	—	(0.7)
Other	0.7	(1.5)

Total	$48.0	$34.9

(1)
See Note 4(a) to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus.

        We capitalize interest on debt incurred to finance assets under construction. During fiscal 2003, no financing costs were capitalized, compared to $1.0 million in fiscal 2002.

Equity in Earnings of Associated Companies

        Equity in earnings of associated companies for fiscal 2003 increased by $1.2 million to $2.3 million, compared to $1.1 million for fiscal 2002. The increase was due primarily to the stronger performance of CHL.

Debt Settlement Costs

        During fiscal 2003, we incurred debt settlement costs of $12.5 million related to the redemption of a portion of our 2007 notes. This was comprised of a premium of $8.4 million, amortization of deferred financing costs of $3.3 million and a realized foreign exchange loss of $0.8 million. There were no debt settlement costs during fiscal 2002.

Income Taxes

        Total income tax recovery for fiscal 2003 was $1.9 million, compared to total income tax expense of $9.9 million recorded in fiscal 2002. Income tax expense included in net earnings from operations was $5.5 million for the year, compared to $9.9 million in 2002.

        During fiscal 2003 the following tax recoveries totaling $7.4 million were recorded by us and have been excluded from the calculation of income tax expense in determining net earnings from operations:

  (i)
  We recorded an income tax recovery of $2.9 million related to the asset impairment charge in Composites; and

  (ii)
  We recorded an income tax recovery of $4.5 million related to debt settlement costs recorded on the redemption of 35% of our 2007 notes.

Net Earnings

        Net earnings for fiscal 2003 increased $18.8 million to $66.1 million from $47.3 million for fiscal 2002. The increase was the result of revenue growth ($104.5 million), lower financing charges ($13.1 million), lower income taxes on net earnings from operations ($4.4 million), income tax recoveries ($7.4 million) and other increases ($1.9 million), partially offset by increased operating costs ($83.2 million), an asset impairment charge ($12.8 million), debt settlement costs ($12.5 million) and increased amortization ($4.0 million).

        Earnings under Canadian GAAP differ from those under U.S. GAAP. An explanation of the significant differences is provided in Note 29 to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus.

Quarterly Information

        The table below provides a summary of our revenue, net earnings and earnings per share for each quarter in fiscal 2002 and 2003.

			Net Earnings per Share
	Revenue	Net Earnings	Basic	Diluted
	(in millions)	(in millions)
Fiscal 2002 (Restated)(1)
Q1	$146.4	$11.1	$0.68	$0.62
Q2	160.1	12.0	0.73	0.67
Q3	151.6	11.2	0.68	0.62
Q4	159.7	13.0	0.78	0.71

Total	$617.8	$47.3	$2.87	$2.62

Fiscal 2003
Q1	$176.0	$8.9	$0.43	$0.40
Q2	190.7	18.7	0.90	0.83
Q3	180.0	15.6	0.76	0.70
Q4	175.7	22.9	1.10	1.01

Total	$722.4	$66.1	$3.19	$2.94

(1)
See Note 4(a) to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus.

        Quarterly revenue in fiscal 2003 was favourably impacted by foreign exchange of $15.2 million, $15.6 million, $16.7 million and $9.4 million in quarters 1, 2, 3 and 4 respectively. In addition to the positive impact of foreign currency during fiscal 2003, we also experienced further revenue growth of $14.4 million, $15.0 million, $11.7 million and $6.6 million in quarters 1, 2, 3 and 4, respectively. There is some impact of seasonality in the results, but it is not significant. Generally, the third quarter is most negatively impacted by seasonality. The second quarter, which includes a portion of the summer period, has historically been the strongest. Typically, our net earnings also follow this pattern.

        In fiscal 2003, our net earnings included several large, unusual items that affected comparability. In the first quarter of fiscal 2003, we incurred a pre-tax $12.5 million cost related to the settlement of debt. In the fourth quarter of fiscal 2003 we recorded an income tax recovery of $14.0 million related to a change in tax law in Australia. In addition, we also recorded a pre-tax asset impairment charge in Composites of $12.8 million in the same quarter.

Review by Segment

        The following tables set forth segment revenue and Segment EBITDA:

	Fiscal Year Ended April 30,
	2002	2003
	(in millions)
Revenue
Europe	$406.8	$468.2
International	167.4	184.8

Helicopter operations	574.2	653.0
Repair and overhaul	43.6	63.0
Composites	—	6.4

Total revenue	$617.8	$722.4

Segment EBITDA
Europe	$74.6	$89.5
International	39.0	39.9

Helicopter operations	113.6	129.4
Repair and overhaul	31.0	37.4
Composites	—	(3.2)
Corporate and other	(23.8)	(21.4)

Consolidated Segment EBITDA	$120.8	$142.2

Europe

        Revenue in fiscal 2003 was $468.2 million compared to $406.8 million in fiscal 2002. Segment EBITDA in fiscal 2003 was $89.5 million, compared to $74.6 million in fiscal 2002. Additional segmented information is contained in Note 22 to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus.

        Revenue increases totaling $13.4 million were attributable to rate increases, new contracts and aircraft modifications for external customers, partially offset by reduced flying activity in the North Sea. In addition, revenue increased by $48.0 million as a result of more favourable exchange rates for the pound sterling and NOK.

        The overall increase of $14.9 million in Segment EBITDA resulted from an increase of $5.8 million related to new contracts and rate increases on existing contracts, and $9.1 million as the result of favourable foreign exchange rates. Segment EBITDA as a percentage of segment revenue was 19.1% in fiscal 2003, compared to 18.3% in fiscal 2002.

        At April 30, 2003 there were 71 aircraft in this segment, consisting of 51 heavy and 20 medium aircraft. Included in the heavy aircraft were 39 Super Pumas including 13 Super Puma MkIIs.

        At April 30, 2003, there were 1,058 employees in the segment (2002 - 1,230), including 379 pilots, 294 engineers and 385 administrative and support personnel. The primary reason for the decrease in the number of employees was the transfer of some maintenance and related activities to our repair and overhaul business.

        During fiscal 2003, 77% of our revenue in the segment was derived primarily from long-term contracts. Approximately 33% of fiscal 2003 segment revenue was from the provision of dedicated aircraft to customers. The major customers in this segment remained unchanged from fiscal 2002.

        During fiscal 2003, we were successful in renewing long-term contracts in Europe with Centrica/BHP Billiton, bp, ExxonMobil, TotalFinaElf and Talisman, representing total annual revenue of approximately $96 million. However, we were unsuccessful in renewing a contract with bp for the provision of helicopter services in the northern North Sea. The current contract with bp, which produced revenue of $49.3 million in fiscal 2003, will expire on July 31, 2004. This contract represented approximately 6.8% of our fiscal 2003 revenue.

International

        For fiscal 2003, revenue were $184.8 million, compared to $167.4 million in the prior year. The net revenue increase of $17.4 million was derived from increased flying activity and new contracts of $18.1 million. The increase was partially offset by a decrease related to lower exchange rates for the U.S. dollar and South African rand of $0.7 million.

        The Segment EBITDA increased by $0.9 million to $39.9 million in fiscal 2003, compared to $39.0 million in 2002. Segment EBITDA as a percentage of revenue was 21.6% in fiscal 2003, compared to 23.3% in fiscal 2002. The major factors contributing to the decrease in the Segment EBITDA percentage in fiscal 2003 were the strengthening of the South African rand against the U.S. dollar (virtually all of our revenue from our African operations is denominated in U.S. dollars, while only a portion of our expenses is in U.S. dollars) and lower than normal non-major maintenance costs in fiscal 2002.

        At April 30, 2003, there were 88 aircraft in this segment, consisting of 18 heavy, 56 medium and 11 light helicopters and three fixed-wing aircraft. The fleet in the segment consists primarily of medium aircraft such as the Sikorsky S-76, but also includes a number of heavy aircraft, including the Eurocopter Super Puma and the Sikorsky S-61.

        At April 30, 2003, there were 775 employees in the segment (2002 - 729), including 249 pilots, 224 engineers and 302 administrative and support personnel. Revenue in the segment was derived primarily from long-term contracts (80%). Approximately 76% of revenue in the segment during the year ended April 30, 2003 was from the provision of dedicated aircraft to customers. The major customers in this segment did not change during the year.

        During the year, we renewed and/or expanded oil and gas contracts in Thailand and Namibia worth approximately $22.1 million annually. In addition, we were awarded new long-term oil and gas contracts in Malaysia and the Persian Gulf worth approximately $17.8 million annually. We did not lose any major contracts in this segment during fiscal 2003.

        During the year, we were awarded a contract with the United Nations to provide helicopter services for monitoring, verification and inspection activities in Iraq. With the commencement of war in Iraq in late fiscal 2003, this contract was terminated. Total revenue from this contract in 2003 was $2.3 million.

Repair and Overhaul

        For the year ended April 30, 2003, combined internal and third-party revenue was $204.9 million, compared to $152.2 million last year. Third-party revenue was $63.0 million, of which 40% was derived from long-term contracts, compared to $43.6 million last year. Third-party revenue increases totaling $19.4 million (44.5%) were derived from new business ($9.7 million) and a higher exchange rate for the NOK ($9.7 million). The increase in internal revenue was partially due to Astec assuming responsibility for maintenance on the UK fleet. This work was previously performed by the UK flying division. The Segment EBITDA percentage was 18.3% in 2003, compared to 20.4% in 2002. The decrease in the Segment EBITDA percentage is primarily the result of the addition of new lower-margin work from our UK-based operations and lower than normal margins on major aircraft repair and rebuild projects for internal customers.

Composites

        Revenue during fiscal 2003 was $6.4 million, primarily from a contract to manufacture airframe components for a major regional jet manufacturer. Also included in revenue is a $1.0 million grant from the Government of Newfoundland and Labrador. During the fourth quarter of fiscal 2003, we announced that we had been awarded a five-year contract with Aero Vodochody of the Czech Republic to manufacture components for the Sikorsky S-76 aircraft. The expected annual revenue from this contract was $5.0 million. In fiscal 2003 we were in the start-up phase of this contract and were anticipating production to commence before the end of calendar 2003. Segment EBITDA for fiscal 2003 was a loss of $3.2 million. This excludes an asset impairment charge in the year of $12.8 million related to the write-off of pre-operating costs in this segment. Revenue and Segment EBITDA were NIL for fiscal 2002 as commercial operations in this segment did not commence until May 1, 2002.

Corporate and Other

        Corporate and other costs for fiscal 2003 were $21.4 million compared to $23.8 million in fiscal 2002, resulting in negative Segment EBITDA in these years of the same amounts. The reduction of $2.4 million is due primarily to reduced net compensation costs of $0.5 million, lower aviation and other insurance costs of $1.7 million and lower travel expenses of $1.1 million, partially offset by costs incurred in connection with our NYSE listing of $0.5 million and increases in other costs of $0.4 million. Segment EBITDA for fiscal 2003 excludes debt settlement costs of $12.5 million.

Year Ended April 30, 2002 Compared to Year Ended April 30, 2001

Revenue

        Total revenue for the year ended April 30, 2002 increased $24.0 million, or 4.0%, to $617.8 million from $593.8 million for the year ended April 30, 2001. The following are the primary reasons for the change in revenue:

  (i)
  Increased flying activity, new contracts and price increases resulted in an increase in revenue of $86.3 million.

  (ii)
  The sale of non-core operations in Norway, Sweden, Canada and the UK during the year ended April 30, 2001 accounted for a decrease of $68.0 million compared to the prior year.

  (iii)
  More favourable exchange rates for the Norwegian kroner, pound sterling, Australian dollar and South African rand accounted for an increase of $5.7 million upon translation of foreign subsidiary revenue to our reporting currency, the Canadian dollar.

        During fiscal 2001 we disposed of non-core operations in Sweden, the UK, Norway and Canada. In order to provide a meaningful comparison of quarterly revenue, the following table includes only revenue from continuing operations. We have shown strong growth in revenue from continuing operations during the year.

Revenue Summary by Quarter—Continuing Operations
(in millions)

Period		Europe	International	Helicopter Operations	Repair and Overhaul	Total
F2001	Q1	$82.9	$34.4	$117.3	$8.4	$125.7
	Q2	88.2	36.5	124.7	7.5	132.2
	Q3	84.5	37.9	122.4	9.2	131.6
	Q4	89.8	37.3	127.1	9.2	136.3

		$345.4	$146.1	$491.5	$34.3	$525.8

F2002	Q1	$101.3	$36.9	$138.2	$8.2	$146.4
	Q2	107.8	38.9	146.7	13.4	160.1
	Q3	95.6	44.9	140.5	11.1	151.6
	Q4	102.1	46.7	148.8	10.9	159.7

		$406.8	$167.4	$574.2	$43.6	$617.8

        Approximately 62% of our flying revenue for the year ended April 30, 2002 was derived from hourly charges, and the remaining 38% is generated by fixed monthly charges. The following tables provide a quarterly summary of our flying hours from continuing operations and the flying hour mix for fiscal 2001 and 2002.

Flying Hours—Continuing Helicopter Operations

		Flying Hours			Number of Aircraft
Period
		Europe	International	Total	Europe	International
F2001	Q1	21,840	10,417	32,257	73	77
	Q2	24,305	11,293	35,598	74	86
	Q3	21,611	11,621	33,232	76	85
	Q4	21,465	10,833	32,298	77	87

		89,221	44,164	133,385

F2002	Q1	24,452	10,330	34,782	77	90
	Q2	24,773	10,663	35,436	76	85
	Q3	21,781	11,276	33,057	75	88
	Q4	21,650	10,975	32,625	72	88

		92,656	43,244	135,900

Flying Hour Mixp
Fiscal Year Ended April 30,

	2001			2002
	Heavy	Medium	Light	Heavy	Medium	Light
Europe	74%	26%	—	75%	25%	—
International	25%	56%	19%	23%	66%	11%

Total %	58%	36%	6%	58%	38%	4%

        The following table provides a quarterly summary of all helicopter passenger traffic at Aberdeen Airport for fiscal 2001 and 2002.

Aberdeen Airport—Helicopter Passengers
Fiscal Year Ended April 30,

	2001	2002	% Change (2002 vs. 2001)
Q1	103,874	121,868	17.3%
Q2	114,376	123,012	7.6%
Q3	104,381	114,606	9.8%
Q4	101,166	108,247	7.0%

Total	423,797	467,733	10.4%

Source:
Aberdeen Airport Ltd.

        The data in the above table shows a significant year-over-year growth in activity in Aberdeen and the low seasonality in activity levels from quarter to quarter. The Aberdeen Airport data corroborate our flying hour data, indicating strongest activity in the second quarter.

Operating Expenses

        Total operating expenses for the year ended April 30, 2002 increased $19.7 million, to $497.0 million from $477.3 million for the year ended April 30, 2001. Operating expenses as a percentage of revenue was 80.4%, which was the same as the prior year. Operating expenses were impacted by increases in pilot salaries in Europe, a significant portion of which were retroactive to May 2001. In addition, we entered into nine aircraft operating leases to support activity and revenue growth.

Consolidated Segment EBITDA

        Consolidated Segment EBITDA for the year ended April 30, 2002 increased $4.3 million, or 3.7%, to $120.8 million from $116.5 million for the year ended April 30, 2001. Non-core operations in Norway, Sweden, the UK, and Canada that were sold in 2001 accounted for a $14.4 million reduction in consolidated Segment EBITDA. We realized an $18.7 million increase (16%) in consolidated Segment EBITDA from rate increases, higher activity levels and higher heavy aircraft utilization in all our markets. The gains on the sale of certain non-oil and gas operations and two subsidiaries in our European flying segment of $38.1 million and the loss of $32.3 million on the sale of our Canadian onshore helicopter operations and assets have not been allocated to our segments for segment reporting purposes, and as a result are excluded from consolidated Segment EBITDA for the fiscal year ended April 30, 2001. Our Canadian flying segment ceased to exist as a result of the sale of our Canadian onshore helicopter operations and assets.

        Consolidated Segment EBITDA as a percentage of revenue remained consistent in the year ended April 30, 2002 with the previous year at 19.6%. Rate increases from existing contracts were offset by pilots' salary increases in the UK and Norway, as well as increased aircraft lease costs to support revenue growth. In addition, the results for the year ended April 30, 2001 included six months of the Canadian flying operations during its peak season. Consolidated Segment EBITDA as a percentage of revenue for the Canadian operations in the six-month period prior to the sale in October 2000 was 22.4%.

Amortization

        Amortization for the year ended April 30, 2002 decreased $1.4 million to $18.6 million from $20.0 million for the year ended April 30, 2001, primarily due to asset sales. Capital assets increased by $27.0 million during the year ended April 30, 2002, primarily due to helicopter component betterments, major inspections, and additions to buildings and equipment.

Gain on Disposals of Assets

        During the year ended April 30, 2002 we disposed of property and equipment (not otherwise sold as part of a business) for proceeds of $49.8 million, resulting in a net gain of $1.9 million. The net gain is comprised of a $3.7 million gain from the net insurance proceeds following the rollover of an aircraft on the deck of a drill ship, partially offset by losses on disposals of buildings and other equipment. During the year ended April 30, 2001, we disposed of property and equipment (not otherwise sold as part of a business) for proceeds of $2.7 million.

Financing Charges

        Financing charges for the year ended April 30, 2002 decreased $8.4 million, or 14.9%, to $48.0 million from $56.4 million for the year ended April 30, 2001. This decrease was the result of debt reduction arising in connection with asset sales during 2001, continued debt reduction from cash flow generated during fiscal 2002, and lower interest rates.

Financing Charges
(in millions)

	Fiscal Year Ended April 30,
	2001	2002
Interest on debt obligations	$53.6	$42.3
Amortization of deferred financing costs	2.9	3.9
Foreign exchange loss (gain) from operating activities and working capital revaluation	0.7	(1.1)
Foreign exchange loss on debt repayment	0.2	2.2
Foreign exchange (gain) on revaluation of long-term debt	0.4	—
Other	(1.4)	0.7

Total	$56.4	$48.0

        Our average interest rate for fiscal 2002 on the variable-rate senior credit facility was 6.7% in fiscal 2002 compared to 9.0% in fiscal 2001.

        We capitalize interest on debt incurred to finance assets under construction. During the year ended April 30, 2002, financing costs of $1.0 million were capitalized, compared to $1.1 million in fiscal 2001.

Equity in Earnings (Loss) of Associated Companies

        Equity in earnings of associated companies for the year ended April 30, 2002 increased by $1.5 million to $1.1 million from a loss of $0.4 million for the year ended April 30, 2001. The increase was primarily due to the sale of our Canadian onshore helicopter operations in October 2000, the remaining interest in which was accounted for as an equity investment for all of fiscal 2002.

Debt Settlement and Restructuring Costs

        During the year ended April 30, 2001, we incurred debt settlement and restructuring costs of $18.6 million, related primarily to financing costs on the settlement of the tender credit facility on July 5, 2000, costs related to the settlement of intercompany loans and costs related to the cancellation of an interest rate swap. There were no debt settlement and restructuring costs during fiscal 2002, other than those related to debt reduction included in financing charges.

Gain on Sale of Operations and Investments

        During the year ended April 30, 2001 we reported a pre-tax gain of $5.8 million from the sale of operations and investments. In May 2000 we recorded a pre-tax gain of $28.8 million on the sale of primarily UK-based non-oil and gas related operations. In May 2000, we also sold our Swedish subsidiary, Heliflyg AB, recognizing a pre-tax gain of $1.3 million. On June 30, 2000, a pre-tax gain of $8.0 million was recorded on the sale of Lufttransport, a Norwegian emergency medical services company. Finally, on October 31, 2000, we recorded a pre-tax loss of $32.3 million on the sale of our Canadian onshore helicopter operations and assets, including a goodwill write-off of $9.1 million.

Income Taxes

        Income taxes for the year ended April 30, 2002 increased by $15.8 million to an expense of $9.9 million, compared to a recovery of $5.9 million for the year ended April 30, 2001. The income tax expense in fiscal 2002 was comprised solely of income tax on net earnings from operations before income taxes. The income tax recovery in fiscal 2001 was comprised of an income tax recovery on net earnings from operations before income taxes of $1.4 million; an income tax expense of $1.4 million on the sale of operations and investments and an income tax recovery of $5.9 million related to non-recurring debt settlement and restructuring costs.

Net Earnings

        Net earnings for the year ended April 30, 2002 increased $13.5 million to $47.3 million from $33.8 million for the year ended April 30, 2001. The increase was primarily attributable to revenue growth and lower financing charges and was partially offset by higher operating expenses, as discussed above.

        Earnings under Canadian GAAP differ from those under U.S. GAAP. Explanation of the significant differences is provided in Note 29 to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus.

Quarterly Information

			Net Earnings per share
	Revenue	Net Earnings	Basic	Diluted
	(in millions)	(in millions)
Fiscal 2001 (Restated)(1)
Q1	$160.3	$27.6	$1.80	$1.77
Q2	165.6	(14.6)	(0.95)	(0.95)
Q3	131.6	14.5	0.91	0.83
Q4	136.3	6.3	0.39	0.36

Total	$593.8	$33.8	$2.15	$2.01

Fiscal 2002 (Restated)(1)
Q1	$146.4	$11.1	$0.68	$0.62
Q2	160.1	12.0	0.73	0.67
Q3	151.6	11.2	0.68	0.62
Q4	159.7	13.0	0.78	0.71

Total	$617.8	$47.3	$2.87	$2.62

(1)
See Note 4(a) to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus.

Review by Segment

        The Canadian flying segment included onshore-based helicopter operations for a wide range of customers in Canada. The operations included in this segment were disposed of on October 31, 2000, but we retained a 45% interest in CHL, the new company created to operate this business. Since November 1, 2000 this investment has been accounted for on the equity basis.

        The following tables set forth segment revenue and Segment EBITDA:

	Fiscal Year Ended April 30,
	2001	2002
	(in millions)
Revenue
Europe	$351.3	$406.8
International	146.2	167.4
Canada	62.0	—

Helicopter operations	559.5	574.2
Repair and overhaul	34.4	43.6

Total revenue	$593.9	$617.8

	Fiscal Year Ended April 30,
	2001	2002
	(in millions)
Segment EBITDA
Europe	62.1	74.6
International	30.8	39.0
Canada	13.8	—
Helicopter operations	106.7	113.6
Repair and overhaul	24.9	31.0
Corporate and other	(15.1)	(23.8)

Consolidated Segment EBITDA	116.5	120.8

Europe

        For the year ended April 30, 2002, revenue was $406.8 million compared to $351.3 million in the prior year. Revenue increases of $50.3 million were attributable to increased flying activity, new contracts and rate increases in the North Sea. The additional $11.2 million realized from more favourable exchange rates for the pound sterling and NOK was partially offset by a decrease of $6.0 million in revenue from operations that were sold in fiscal 2001.

        The Segment EBITDA increase of $12.5 million can be attributed to higher flying activity, increased heavy and medium aircraft utilization and rate increases. Segment EBITDA as a percentage of revenue was 18.3% in fiscal 2002, compared to 17.7% in fiscal 2001. Segment EBITDA for fiscal 2001 excludes gains on sales of operations and investments totaling $38.1 million because these items have not been allocated to our segment for segment reporting purposes.

        During the year ended April 30, 2002 we reached agreements with pilots unions in the UK and Norway. There was no immediate cost impact in the UK, but the strike action and work slowdowns in Norway reduced revenue and Segment EBITDA, as the segment was unable to meet all of the customers' flight requirements. In addition, the segment incurred additional costs related to the Norwegian agreement since the wage increases were retroactive to May 2001.

        At April 30, 2002 there were 72 aircraft in this segment, consisting of 52 heavy and 20 medium aircraft. Included in the heavy aircraft were 39 Super Pumas, including 12 Super Puma MkIIs.

        At April 30, 2002, there were 1,230 employees in the segment, including 419 pilots, 285 engineers and 526 administrative and support personnel. 90% of our revenue in the segment was derived primarily from long-term contracts. Approximately 36% of revenue in the segment was from the provision of dedicated aircraft to customers during the year ended April 30, 2002. The major customers in this segment during the year ended April 30, 2002 included bp, ExxonMobil, TotalFinaElf, Maersk, Statoil, Norsk Hydro, Phillips, Talisman, Saga, Conoco and the Irish Coast Guard.

        We were awarded a new five-year Search and Rescue contract in this segment for the Irish Coast Guard based in Waterford, Ireland. The contract commenced in July 2002 and requires the dedicated use of one Sikorsky S-61 and one back-up aircraft.

        During fiscal 2002, we did not lose any major contracts in this segment. We were successful in renewing a 30-month contract with Kerr-McGee in the UK, which calls for the conversion from the use of pooled aircraft to the dedicated use of a newly acquired Super Puma MkII at higher rates. A 36-month contract worth approximately $27 million annually with Statoil in Kristainsund, Norway was also renewed during the fiscal 2002 year. We also renewed a contract with Marathon International Petroleum Ireland Limited in that year. The five-year contract requires the sole use of an AS365 Dauphin out of Cork, Ireland.

International

        For the year ended April 30, 2002, revenues were $167.4 million compared to $146.2 million in the prior year. The net revenue increase of $21.2 million was derived from increased flying activity and new contracts of $28.9 million. This increase was partially offset by a decrease related to lower exchange rates for the Australian dollar and South African rand of $7.7 million.

        The Segment EBITDA increase of $8.2 million can be attributed to increased flying revenue at higher rates of $9.0 million, partially offset by the lower exchange rates on the Australian dollar and South African rand of $0.8 million. Segment EBITDA as a percentage of revenue was 23.3% in fiscal 2002, compared to 21.1% in fiscal 2001.

        At April 30, 2002 there were 88 aircraft in this segment, consisting of 18 heavy, 56 medium, 11 light aircraft and three fixed-wing aircraft.

        At April 30, 2002, there were 729 employees in the segment, including 241 pilots, 213 engineers and 275 administrative and support personnel. 74% of our revenue in the segment for the year ended April 30, 2002 was derived primarily from long-term contracts. Approximately 80% of our revenue in the segment during the year ended April 30, 2002 was from the provision of dedicated aircraft to customers. The major customers in this segment during the year ended April 30, 2002 included ExxonMobil, Unocal, ChevronTexaco, Sable Energy, bp, Shell, Triton, TotalFinaElf, Premier, Soekor, DeBeers, the Royal Australian Air Force, Victoria Police, the United Nations and Newfield Australia.

        During fiscal 2002, we won new oil and gas contracts in East Timor, Venezuela, Thailand and the Persian Gulf worth approximately $30 million annually. We did not lose any major contracts in this segment during fiscal 2002. We renewed contracts in East Timor, Thailand, Equatorial Guinea, and Bosnia worth approximately $38 million annually.

        The fleet in the segment consists primarily of medium aircraft such as the Sikorsky S-76, but also includes a number of heavy aircraft, including the Eurocopter Super Puma and the Sikorsky S-61. Increased flying activity during fiscal 2002, combined with new contracts, resulted in six aircraft being added to the fleet.

Repair and Overhaul

        For the year ended April 30, 2002, combined internal and third-party revenue was $152.2 million, compared to $131.9 million in the prior year. Third-party revenue for the year ended April 30, 2002 was $43.6 million compared to $34.4 million in the prior year. Third-party revenue increases of $9.2 million were derived from new business of $7.1 million and a higher exchange rate for the NOK of $2.1 million. Segment EBITDA growth and margins improved primarily because of the increase in higher-margin third-party work.

        During 2001 we announced an expansion of our license arrangements with Turbomeca for the repair and overhaul of various engine types manufactured by Turbomeca. The expanded engine license enables us to provide overhaul, repair and logistics requirements for the European fleet of Super Puma helicopters, with the added capability of servicing other customers worldwide in coordination with Turbomeca. This expanded on an existing license for the repair and overhaul of engines in Scandinavia and within our own Super Puma fleet.

        During fiscal 2002, approximately 28% of third-party segment revenue was derived from long-term contracts.

Canada

        The Canadian segment consisted of onshore helicopter operations in Canada. These operations were sold effective October 31, 2000, but we retained a 45% common equity interest. Revenue and Segment EBITDA for the six-month period prior to the sale on October 31, 2000 were $62.0 million and $13.8 million, respectively, resulting in Segment EBITDA as a percentage of revenue of 22.4%. Effective November 1, 2000 we began accounting for the Canadian onshore helicopter operations as an equity investment. During fiscal 2002 equity earnings of $0.5 million were reported compared to an equity loss of $1.6 million in fiscal 2001. The 2001 equity loss includes the third and fourth quarters only, which are typically the worst quarters in this seasonal business.

Liquidity and Capital Resources

Operating Activities

        For the nine months ended January 31, 2004 we generated cash flow from operations of $15.8 million, down $50.8 million from the $66.6 million generated in the nine months ended January 31, 2003. As well, we generated cash flow of $49.9 million for the nine-month period ended January 31, 2004, down $26.4 million from the $76.3 million generated in the nine-month period ended January 31, 2003. This cash flow decline resulted primarily from a reduction in consolidated Segment EBITDA of $18.7 million, which was mainly due to unfavourable foreign exchange, and to increased advance aircraft rental payments of $8.6 million. For fiscal 2003, we generated cash flow from operations of $62.7 million, up $17.7 million from the $45.0 million generated in fiscal 2002. We also generated cash flow of $82.4 million in fiscal 2003, up $18.6 million from the $63.8 million generated in fiscal 2002. An increase in consolidated Segment EBITDA of $21.4 million was the primary factor resulting in the increase in cash flow. Cash flow for fiscal 2002 of $63.8 million was up $15.1 million from the $48.7 million generated in fiscal 2001. Increased consolidated Segment EBITDA, combined with lower interest payments, partially offset by an increase in taxes paid, accounted for the increase. In fiscal 2001, a net income tax refund was received compared to a net payment of $5.1 million during 2002.

        For the nine months ended January 31, 2004 working capital increased by $6.9 million, from $269.8 million at April 30, 2003 to $276.7 million at January 31, 2004. This increase was attributable primarily to (i) a $17.1 million increase in inventory levels in our repair and overhaul segment and (ii) a $4.6 million reduction in accrued interest on our Euro-denominated 2007 notes, offset by a $15.8 million reduction in cash. The inventory increase was driven largely by the need to support higher customer activity and to support internal repair and overhaul work on Super Puma MkII dynamic components which was previously performed externally. Also contributing to the inventory increase was the purchase, in January 2004, of a 6-12 months supply of certain engine and dynamic parts. The remaining change in inventory was due largely to unfavourable foreign exchange. The $4.6 million reduction in accrued interest was attributable to the timing of principal repayments on our 2007 notes. Also reducing our payables and accurate balance during the period was the repayment of an $8.0 million grant related to 1998 asset dispositions. The decline in receivables reflects a general decline due to the timing of invoicing and the timing of receipts. The increase in prepaid expenses in the period includes approximately $2.0 million due to premiums paid in advance to our reinsurance subsidiary on a new reinsurance contract. The remaining increase in prepaid expenses was spread throughout our various operating units and reflects the timing of payments made in connection with our key prepaid items. The increase in income taxes payable in the period was due primarily to the timing of installment remittances. During the period we declared an annual dividend of $0.50 per share to be paid quarterly at a rate of $0.125 per share. We accrued a dividend payable of $10.5 million in connection with this dividend declaration and made dividend payments totalling $2.6 million in the period, resulting in a dividend payable amount of $7.9 million as at January 31, 2004.

        Working capital was $269.8 million at April 30, 2003, compared to $196.5 million at April 30, 2002, an increase of $73.3 million. The major factors resulting in the increase in working capital in fiscal 2003 were an increase in inventory of $40.5 million, a $93.0 million reduction in the current portion of debt obligations offset by a $54.7 million reduction in cash. Cash was $58.1 million at April 30, 2003, compared to $112.8 million at the end of the previous year. The cash balance at April 30, 2002 included $80.3 million from the April 2002 equity issue that was used in May 2002 to redeem 35% of our 2007 notes. The increase in inventory of $40.5 million was the result of changes in foreign exchange rates and increased activity in the repair and overhaul business during the year. Included in inventory are spare aircraft components of $8.3 million that were transferred from a flying division (where they are classified as fixed assets) to the repair and overhaul division (where they are classified as inventory). Accounts receivable were $139.6 million at April 30, 2003, a $7.4 million decrease over the balance at the end of the previous year primarily due to a general reduction in receivables levels of $14.3 million, partially offset by the impact of foreign currency translation. The current portion of long-term debt decreased by $93.0 million compared to the prior year. The April 30, 2002 amount included 35% of the 2007 notes that were redeemed in Q1 of fiscal 2003 and a short-term U.S. dollar-denominated facility.

        Working capital was $196.5 million at April 30, 2002 compared to $166.6 million at April 30, 2001. The increase of $29.9 million was due primarily to inventory purchases required to support increased repair and overhaul and flying operations. Cash was $112.8 million at April 30, 2002, compared to $23.6 million at the end of the previous year. A portion of the cash balance ($80.3 million) was subsequently used to redeem 35% of our 2007 notes in May 2002. Accounts receivable were $147.0 million at April 30, 2002, a $9.3 million increase over the balance at the end of the previous year, primarily due to increased activity levels. Inventory levels at April 30, 2001 were low as a result of asset sales but increased during 2002 to support growth in helicopter flying and repair and overhaul activities. Payables and accruals at April 30, 2002 were $140.4 million, a $3.3 million increase from the balance at the end of the previous year. The current portion of long-term debt increased by $95.7 million at April 30, 2002 compared to the prior year due to the inclusion of 35% of the 2007 notes that were redeemed in May 2002 and a new U.S. dollar denominated facility.

        We believe that we will be able to generate sufficient cash flow to meet our current and future working capital, capital expenditures and debt obligation requirements. As at January 31, 2004 we had unused credit facilities of $54.7 million and cash of $42.3 million, for a total of $97.0 million, compared to a total of $127.9 million at April 30, 2003 and $110.7 million at April 30, 2002.

Financing Activities

        Total net debt was $272.1 million at January 31, 2004, compared to $263.2 million at April 30, 2003, an increase of $8.9 million. This $8.9 million increase in total net debt during the nine months ended January 31, 2004 was comprised of (i) a net reduction in debt of $14.5 million, (ii) a reduction in cash of $17.0 million and (iii) unfavourable foreign exchange of $6.4 million. The $14.5 million debt reduction reflects a £12.5 million pay down of our pound sterling debt and a NOK 4.5 million pay down of our NOK debt, offset by a $14.4 million increase in our Canadian debt. The unfavourable foreign exchange of $6.4 million was comprised of unfavourable foreign exchange on debt of $7.6 million offset by favourable foreign exchange on cash of $1.2 million. The foreign exchange impact on debt relates primarily to the revaluation of our Euro and pound sterling denominated debt. The interest rate on our senior credit facility decreases as the ratio of total debt to consolidated Segment EBITDA decreases. At January 31, 2004 the interest rate was 4.82%.

        Total net debt was $263.2 million at April 30, 2003, compared to $311.9 million at April 30, 2002, a decrease of $48.7 million. Net debt reductions of $66.6 million during the 2003 fiscal year 2003 fiscal were offset by the impact of exchange rates on the translation of our foreign currency denominated debt of $17.9 million. During fiscal 2003, we completed the sale-leaseback of six Super Puma AS332L aircraft, generating net proceeds of $58.5 million that are reflected in the reduction in net debt at April 30, 2003. The improvement in our net debt position and the favourable renegotiation of our pricing for our senior credit facility have resulted in a further reduction in fiscal 2003 in the margin over LIBOR and Bankers Acceptance on our senior credit facility to 1.0%, effective the first quarter of 2004. This has reduced interest costs. At April 30, 2003, the margin was 1 1/4%.

        Total net debt was $311.9 million at April 30, 2002, compared at $440.5 million at April 30, 2001. Net debt reductions of $145.0 million were offset by the impact of exchange rates on the translation of our foreign denominated debt of $16.4 million. The improvement in our net debt position resulted in a further reduction in the margin on our senior credit facility by 50 basis points, effective July 2002.

        On March 11, 2003, we announced that a normal course issuer bid had been approved by the Toronto Stock Exchange, or TSX, allowing us to purchase, if considered advisable, up to a maximum of 1,299,458 of our subordinate voting shares. Any purchases under the normal course issuer bid are made in the open market through the facilities of the TSX and all shares repurchased by us are cancelled. No purchases were made under the normal course issuer bid, which remained in effect until March 11, 2004.

        In April 2002, we completed an equity offering of 4.2 million subordinate voting shares, generating net proceeds of $113.9 million of which $33.6 million was used to pay down credit facilities in April 2002. In May 2002, we used the balance of these proceeds ($80.3 million) to redeem 35% of our 2007 notes, including a premium of $8.4 million, as permitted by the terms of the notes. These 11 3/4% notes were issued on July 5, 2000 at 98.825% of their face value for an effective yield of 12.0%.

        On July 5, 2000 we established senior credit facility with a Canadian chartered bank. The senior credit facility consisted of two term loans and a revolving credit facility in an aggregate available amount available of U.S.$225.0 million. The total amount available was later reduced to U.S.$161.0 million, reflecting the asset sales completed during fiscal 2001. During fiscal 2001, as part of our foreign currency risk management strategy, we converted U.S.$90.0 million and $38.5 million of the senior credit facility to pounds sterling. The total pound sterling debt at April 30, 2003 was,55.2 million. At April 30, 2003, we had drawn $130.8 million of the senior credit facility (including letters of credit and guarantees), with $69.8 million remaining available for future working capital requirements. The senior credit facility will mature on July 6, 2005. During fiscal 2003, a short-term U.S. dollar-denominated facility of U.S.$13.0 million was repaid.

        To minimize the impact of foreign exchange on our cash flow, we have denominated our debt in various currencies to more closely match net operating cash flows with debt service obligations. At January 31, 2004, our net debt was denominated in the following currencies:

Currency	Debt in Original Currency	Canadian Equivlant
	(in millions)	(in millions)
Euro	€94.3	$155.7
Pound sterling	£42.9	103.6
Norwegian kroner	NOK128.0	24.2
Canadian dollar	CDN30.8	30.8
Cash (various currencies)	—	(42.2)

Net debt		$272.1

        The Euro-denominated debt above has been converted into NOK via a cross-currency swap.

        The terms of certain of our debt agreements and helicopter lease agreements impose operating and financial limitations on us. Such agreements limit, among other things, our ability to incur additional indebtedness, create liens, make capital expenditures, sell or sublease assets, engage in mergers or acquisitions and make dividend and other payments. Our ability to comply with any of the foregoing limitations and with loan repayment provisions will depend on future performance, which is subject to prevailing economic conditions and other factors, some of which may be beyond our control. We were throughout the nine months ended January 31, 2004 and fiscal 2003, and continue to be, in compliance with all covenants and other conditions imposed by our debt and helicopter operating lease agreements.

        At January 31, 2004, we had 18.3 million subordinate voting shares compared to 17.9 million at April 30, 2003. The increase in the subordinate voting shares is due to the issuance of shares under the employee share purchase plan and the employee stock option plan and share conversions, generating net proceeds of $2.4 million during the nine month period ended January 31, 2004.

        On February 22, 2000, as part of our financing arrangements with a Canadian chartered bank, we issued warrants to that bank to purchase up to a total of 1,754,475 subordinate voting shares exercisable at $3.70 per share. Three separate warrants were issued to purchase 350,895 subordinate voting shares exercisable from April 30, 2000; 701,790 subordinate voting shares (potentially exercisable from July 31, 2000); and a further 701,790 subordinate voting shares (potentially exercisable from October 31, 2000). On July 31, 2000, we received confirmation from that bank that all warrants, potentially exercisable on July 31, 2000 and October 31, 2000, were cancelled. In February 2001, that bank exercised its warrants to purchase 350,895 subordinate voting shares.

        During the year ended April 30, 2001, we issued an additional 1.0 million subordinate voting shares related to the conversion of warrants, the exercise of options, and the issue of shares under the employee share purchase plan. Total proceeds from the issue of these shares were $4.6 million. At April 30, 2002 and 2001 we had 17.7 million and 13.4 million subordinate voting shares, respectively, and 3.0 million multiple voting shares issued and outstanding. The increase in the subordinate voting shares is due primarily to the issuance of 4.2 million shares as part of our equity offering on April 25, 2002. Shares issued under the employee share purchase plan generated proceeds of $0.2 million during the year ended April 30, 2002, compared to $0.2 million in fiscal 2001.

        We declared a dividend of $0.50 per share and paid dividends of $2.6 million in the nine months ended January 31, 2004. We declared a dividend of $0.20 per share and paid dividends of $4.0 million in fiscal 2003. No dividends were paid during fiscal 2002.

Investing Activities

        Capital expenditures of $85.8 million during the nine months ended January 31, 2004 included $60.0 million for the purchase of new aircraft, $13.9 million in aircraft modifications, $4.0 million for major spares, $3.0 million for building and hangar additions, and $4.9 million for other property and equipment. These expenditures were financed from cash flow from operations and from proceeds received on capital asset dispositions.

        In addition, we incurred expenditures of $5.5 million related to helicopter major inspections. We recorded amortization of helicopter component costs of $104.7 million during the nine months ended January 31, 2004 compared to component expenditures of $97.0 million for a net of $7.7 million.

        We also made deposits during the nine months ended January 31, 2004 of $20.2 million toward the purchase of new aircraft. Additionally, $3.0 million of cash was reclassified during the nine months ended January 31, 2004 to other assets to reflect its noncurrent nature. This represents the amount of cash that our reinsurance subsidiary must retain to fund its required claims reserves. Other investing activities in the period included $2.2 million attributable to changes in the required claims reserves of our reinsurance subsidiary and $1.0 million in receipts on employee loans.

        During the nine months ended January 31, 2004 we entered into four aircraft sale-leaseback transactions and four aircraft LOLI transactions. We also permanently disposed of three aircraft during the period. We received proceeds of $84.4 million from these transactions.

        We had no material capital expenditure commitments at January 31, 2004 other than commitments to take delivery of aircraft. See "—Contractual Obligations."

        Capital expenditures of $44.7 million were incurred during fiscal 2003. Of this amount, $18.4 million related to aircraft additions and modifications and $26.3 million related to other property and equipment. Included in aircraft additions and modifications are ongoing aircraft modifications of $12.3 million and $6.1 million related to the re-build of a Super Puma aircraft. The other property and equipment additions included $4.0 million for a new passenger terminal in Halifax, Canada, $4.0 million related to the completion of a new passenger terminal in the UK, $6.6 million related to the purchase of major spares, $4.7 million for ground and other flying equipment and $7.0 million related to the acquisition of new information technology systems. All of these additions were funded through cash flow. Proceeds on disposal of capital assets were $74.9 million in fiscal 2003. The proceeds were derived primarily from the sale-leaseback of six Super Puma AS332L aircraft for $65.4 million and insurance proceeds of $4.5 million.

        Capital expenditures of $34.1 million were incurred during the year ended April 30, 2002. Of this amount, $23.8 million related to aircraft additions and modifications and $10.3 million related to other property and equipment. The other property and equipment additions included $5.9 million for a new passenger terminal in Aberdeen. Proceeds on disposal of capital assets were $49.8 million for the year ended April 30, 2002. The proceeds were derived primarily from the sale-leaseback of aircraft of $25.7 million, insurance proceeds of $12.2 million and the sale of two Sikorsky S-61s, one Bell 212, and four light aircraft for proceeds of $8.0 million.

        Capital expenditures of $40.1 million were incurred during the year ended April 30, 2001. Of this amount, $29.1 million related to aircraft additions and modifications and $11.0 million related to other property and equipment. The other property and equipment additions included $1.6 million related to the Composites facility. Proceeds on disposal of capital assets were $2.7 million for the year ended April 30, 2001.

        We spent $3.1 million on pre-operating costs during fiscal 2003, most of which related to the startup of new contracts during the year.

        We spent $7.4 million on pre-operating costs during the year ended April 30, 2002, most of which related to the startup of Composites, our aerospace composites and bonding facility in Canada. Pre-operating expenses of $6.8 million were capitalized during the year ended April 30, 2001. All pre-operating costs related to Composites were written off as an asset impairment charge in fiscal 2003.

        During the year ended April 30, 2001, we introduced an Executive Share Purchase Plan, under which certain senior management can use interest-free loans advanced by us to acquire our shares. The total amount outstanding under these loans at January 31, 2004 was $2.6 million compared to $3.4 million at April 30, 2003 and $3.5 million at April 30, 2002.

        In order to facilitate debt financing for CHL on a timely basis at the time of its sale in 2001, we advanced $10.0 million to CHL as part of the syndication of its term debt. During 2003, this loan was refinanced by CHL and we were repaid, with no impact on net earnings.

Fleet

        During the nine month period ended January 31, 2004 we completed four sale-leaseback transactions, four LOLI transactions and entered into operating leases for two new additional aircraft. As a result of these transactions, the number of leased aircraft in our fleet increased by ten during this period; from 45 leased aircraft as at April 30, 2003 to 55 leased aircraft as at January 31, 2004. We also purchased nine new aircraft and permanently disposed of three aircraft during this same period. As a result of these purchases and disposals and the aforementioned LOLI and sale-leaseback transactions, the number of owned aircraft in our fleet declined from 114 at April 30, 2003 to 112 at January 31, 2004.

        Based on appraisals by independent helicopter valuation companies, as at April 30, 2003 the aggregate estimated market value of the 114 aircraft owned by us was approximately U.S. $365.5 million ($523.9 million). This appraisal indicates a surplus of $185.1 million over the carrying value reflected in our balance sheet at April 30, 2003. The appraisal surplus decreased by $88.7 million since April 30, 2002. This decrease is primarily the result of the sale-leaseback of six Super Puma aircraft during the year and the impact of foreign exchange rate fluctuations on the translation of the aircrafts' appraised values and net book values into Canadian dollars.

        Based on the aforementioned appraisals as at April 30, 2003, and in the case of aircraft acquired during the nine month period ended January 31, 2004, such appraisals as of the dates of acquisition, the aggregate estimated markets value of the 112 aircraft owned by us as at January 31, 2004 was U.S.$365.1 million ($484.3 million). This appraisal represents a surplus of $141.2 million over the carrying value reflected in our balance sheet as at January 31, 2004. The appraisal surplus decreased by $43.9 million since April 30, 2003. This decrease is primarily the result of the reduction in the number of owned aircrafts from 114 as at April 30, 2003 to 112 as at January 31, 2004 and the impact of foreign exchange rate fluctuations on the translation of the aircraft's appraisal values and carrying values into Canadian dollars.

        Subsequent to January 31, 2004, through LOLI transactions, we entered into operating leases for three Sikorsky S-76 aircraft that were previously owned by us. These aircraft were included within our owned fleet as of January 31, 2004. Based on appraisals by an independent helicopter leasing company as at the dates of these transactions, the aggregate estimated market value of these aircraft is U.S. $14.3 million.

Financial Instruments

        We periodically enter into interest rate swaps, forward foreign currency contracts, equity forward pricing and other derivative instruments to hedge our exposure to interest rate risk, foreign currency exchange rate risk and our stock price volatility in connection with stock appreciation rights, see below. Our derivatives policy does not permit us to enter into derivative transactions for speculative or trading purposes.

        The interest rate applicable to our senior credit facility is based on floating rates plus a pre-determined margin. As at January 31, 2004, $139.9 million of our total debt obligations were subject to floating interest rates. To hedge a portion of this interest rate risk, we entered into an interest rate swap agreement on,40.0 million of debt with a Canadian chartered bank. The difference between the fixed and floating rates is settled quarterly with the bank and recorded in financing charges. At January 31, 2004, the spot rate was 4.11%, compared to a rate of 6.90% in the swap agreement, resulting in a fair value of $4.4 million.

        We also entered into a cross-currency swap with two Canadian chartered banks to convert our existing Euro debt (€94.25 million) into NOK debt (NOK 826.2 million), which has been designated as a hedge of the Company's net investment in its self-sustaining Norwegian operations. The fair value of this cross currency swap at January 31, 2004 was ($0.9) million.

        In July 2002, we entered into a hedging agreement with a major Canadian financial institution to hedge our stock appreciation rights plans, or SARs, using an equity forward price agreement to reduce volatility in cash flow and earnings due to possible future increases in our share price. We accrue the liability and related expense associated with SARs based on the difference between the reference price and the hedged price. At January 31, 2004, the amount recorded in current liabilities related to the SARs was $6.3 million (at April 30, 2003, the amount was $6.8 million).

        The fair value of each of our financial instruments, including the factors used in making this determination, are described in Note 18 to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

        The following is a summary of our significant off-balance sheet arrangements at January 31, 2004:

        We have given guarantees in respect of aircraft operating leases to the lessors or financial institutions with which we have entered into those leases. If we fail to meet the senior credit facility's financial ratios or breach any of the covenants of this facility and, as a result, the senior lenders accelerate their debt, the leases provide for a cross-acceleration that could give the lessors or financial institutions the right to terminate the leases and require return of such aircraft and payment of the present value of all future lease payments and certain other amounts. If the realized value of such aircraft is insufficient to discharge the indebtedness due to those lessors or financial institutions in respect of the present value of the future lease payments, the lessors or financial institutions could obtain payment of that deficiency from us under these guarantees.

        We have provided limited guarantees to third parties under some of our operating leases in connection with a portion of the aircraft values at the termination of the leases. The leases have expirations between 2004 and 2011. Our exposure under the asset value guarantees including guarantees in the form of junior loans, deferred payments and advanced rentals is approximately $41.4 million. The resale market for the aircraft types for which we have provided guarantees remains strong, and as a result, we do not anticipate incurring any liability or loss with respect to these residual value guarantees.

        We have performance guarantees with two customers of a third party lessee. These guarantees have been in effect since August 1995 and November 1998 and relate to the provision of helicopter transportation services involving three heavy aircraft leased to such third party. In the event of non-performance by the third party lessee, the guarantee may require us to continue the provision of services under the contract as we are the lessor to the third party lessee of the three helicopters. No loss is anticipated as a result of these guarantees.

        At January 31, 2004 we have provided additional limited guarantees of approximately $50.9 million to third parties, principally related to our performance under long-term customer contracts.

        At January 31, 2004, we operated twenty aircraft under operating leases with eight entities that would be considered VIEs under U.S. GAAP. We have provided junior loans, advance rentals and asset value guarantees in connection with operating leases with these VIEs. Our maximum exposure to loss related to the junior loans, advance rentals and asset value guarantees as a result of its involvement with the VIEs is $19.4 million.

Contractual Obligations

        The following table contains a summary of our obligations and commitments to make future payments under contracts, including debt, lease and purchase agreements at January 31, 2004.

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in millions)
Contractual Obligations
Long-term debt	$148.3	$17.8	$103.8	$4.6	$22.1
Senior subordinated notes	155.7	—	—	155.7	—
Subordinated debentures	10.3	0.7	1.4	8.2	—
Operating lease (aircraft)	193.5	44.6	69.2	47.2	32.5
Operating lease (other)	39.5	5.0	7.3	8.2	19.0
New aircraft commitments	215.3	170.0	45.3	—	—

Total contractual obligations	$762.6	$238.1	$227.0	$223.9	$73.6

        At January 31, 2004, we had commitments to take delivery of seven new heavy (Super Puma MkII and Sikorsky S-92) helicopters, for use primarily in our European operations. We have also ordered eight new medium (Sikorsky S-76) helicopters for our international operations, and these aircraft will be used in southeast Asia and in Africa to meet increased demand by customers for newer medium aircraft. Existing aircraft will be re-deployed to other projects in these markets. We have some flexibility built into our delivery schedules for these heavy and medium aircraft in order to match acquisitions with new demand.

        As of January 31, 2004, the approximate total value of our future commitments for the 15 aircraft to be delivered is $215.3 million. The purchase prices of the aircraft are denominated in Euros and U.S. dollars. The amounts required at the dates of delivery may differ from the amounts noted above due to changes in foreign exchange rates. We intend to enter into sale-operating leaseback transactions in connection with these aircraft.

Lease Obligations

        We have entered into aircraft operating leases with third-party lessors in respect of 55 aircraft included in our fleet at January 31, 2004. These leases have expiry dates ranging from 2004 to 2011 and typically have a term of 7.5 years. We have the option of purchasing the aircraft at fair market value or agreed amounts that do not constitute bargain purchase options, but have no commitment to do so. The minimum lease payments under these aircraft operating leases for the period from 2004 to 2011 total $193.5 million as at January 31, 2004.

        In addition to aircraft operating leases, we have minimum lease payments of approximately $39.5 million for the same period related to operating lease commitments for land, buildings and non-aircraft equipment.

        During the first nine months of fiscal 2004, we entered into, as lessee, three long-term aircraft operating leases, including sale-leaseback arrangements for six aircraft we previously owned and the lease of one new Super Puma MkII to support activity in the North Sea.

Defined Benefit Pension Plans

        Approximately one-third of our active employees are covered by defined benefit pension plans. The plans in the UK are closed to new members. At January 31, 2004 we had net unfunded deficits of $54.9 million relating to defined benefit pension plans that are required to be funded, compared to

$72.8 million at April 30, 2003 and $2.3 million at April 30, 2002. Of the $54.9 million unfunded deficits at January 31, 2004, $42.4 million and $12.5 million were related to plans in the UK and Norway, respectively. In addition, at January 31, 2004, we had a deficit of $36.2 million related to plans that do not require funding, compared to a deficit of $34.4 million for those same plans at April 30, 2003 and $29.3 million at April 30, 2002.

        The unfunded deficits relating to funded plans decreased by $17.9 million and increased by $1.8 million for unfunded plans during the nine months ended January 31, 2004, from $34.4 million April 30, 2003 to $36.2 million at January 31, 2004. This has been the result of improved performance in the world's financial markets offset by changes in actuarial assumptions as at April 30, 2003. Investment performance has been at or near the relevant benchmarks for the type of investments contained in our defined benefit plans.

        Pension expense for the nine months ended January 31, 2004 was $19.6 million, compared to $16.1 million for fiscal 2003 and $14.1 million for fiscal 2002. At April 30, 2003 we undertook a complete review of the performance of the pension plans in 2003 and the appropriate assumptions. This review, with the assistance of our actuaries, resulted in a change in key assumptions, including the weighted average discount rate, rate of compensation increase and long-term expected rate of return on plan assets from 6.53%, 2.63% and 7.22% respectively at April 30, 2002 to 5.78%, 3.37% and 6.89%, respectively, at April 30, 2003.

        The following chart reflects the sensitivities associated with a change in certain actuarial assumptions:

Actuarial Assumption	Change in Assumption	Impact on Projected Benefit Obligation	Impact on Pension Expense
		(in millions)
Discount rate	1%	$67.3	$5.2
Rate of compensation increase	1%	39.7	4.0
Rate of return on plan assets	1%	no impact	3.2

        While the asset mix varies in each plan, overall the asset mix is 49.4% equities, 28.6% fixed income and 22.0% money market as at January 31, 2004. Our UK defined benefit plans contained equities comprising 89.5% of their total plan assets. The Norwegian defined benefit plans contained a significantly lower portion of their total plan assets in equities, 17.0%, with the remainder being held in fixed income and money market assets.

Seasonality

        Following the completion of the sale of non-core operations during fiscal 2001, our remaining operations are not significantly seasonally affected. See "—Quarterly Information" for additional discussion on the impacts of seasonality.

Foreign Currency

        We prepare consolidated financial statements in Canadian dollars, as described in Note 1 to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus. A significant portion of our operations has revenues and expenses that are denominated in foreign currencies including the U.S. dollar, the UK pound sterling, the NOK, the Euro, the Australian dollar and the South African rand.

        Our overall approach to managing foreign currency exposures includes identifying and quantifying our exposures and putting in place the necessary financial instruments to manage the exposure. In managing this risk, we use financial instruments including forwards, swaps and other derivatives. We operate under a corporate policy that restricts us from using any financial instrument for speculative purposes. The policy provides that we may participate in derivative transactions only with Schedule 1 Canadian chartered banks or other financial institutions with an "A" credit rating.

        We have developed a risk management plan to mitigate potential risks with respect to foreign currencies. The strategy is to match cash inflows and outflows by currency, thereby minimizing net currency exposures to the extent possible. This is accomplished by ensuring that customer contracts, major expenditures and debt are denominated in the appropriate currencies.

        To mitigate the impact that weakening European currencies could have on operating cash flows, we have denominated a significant portion of our long-term debt in pounds sterling, Euros and NOK.

        In addition, we entered into forward foreign currency contracts and foreign currency indemnity agreements to hedge the impact of fluctuations in foreign currency exchange rates on our cash flows. See "Financial Instruments" for additional details.

        We also have an accounting exposure to foreign currency fluctuations on the translation of the financial statements of our foreign subsidiaries into the reporting currency. During the nine-month period ended January 31, 2004 we have experienced an unfavourable foreign exchange impact versus the comparative period related to the translation of the financial results of our foreign subsidiaries into Canadian dollars due to the weakening of the NOK and the pound sterling, partially offset by the strengthening of the Australian dollar and South African rand. We experienced an additional unfavourable foreign exchange impact due to the translation of U.S. dollar and Euro denominated transactions into the functional currencies of our operating divisions during the period. During the nine months ended January 31, 2004 revenue and consolidated Segment EBITDA were unfavourably impacted by $36.4 million and $16.5 million, respectively, as a result of foreign exchange changes from the comparative period.

        Throughout fiscal 2003, most of the major currencies in which our foreign operations financial statements are denominated strengthened against the Canadian dollar (see Note 17 to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus). During fiscal 2003, revenue and consolidated Segment EBITDA were favorably impacted by $56.9 million and $12.4 million respectively, as a result of translation of the financial statements of foreign subsidiaries when compared to fiscal 2002 results.

        During fiscal 2001, we designated our Euro and pound sterling debt as a hedge of our net investment in foreign operations in the UK and Norway (the "net investment hedge"). Subsequent to April 30, 2003, the net investment hedge became ineffective and was de-designated. We then entered into a cross-currency swap arrangement to convert our Euro debt into NOK debt. The debt and swap have been designated as a hedge of our NOK-denominated net investment. As a result, translation gains and losses on the re-valuation of this debt continue to be recorded as foreign currency translation adjustment in shareholders' equity.

Risks and Uncertainties

        We record transactions and prepare our financial statements in Canadian dollars. We maintain operations in the UK, Norway, Sweden, South Africa and Australia, with business also conducted in other countries. These operations are considered financially and operationally self-sustaining. Accordingly, our assets and liabilities are translated into Canadian dollars at the year-end exchange rate. Revenue and expense items are translated into Canadian dollars at average exchange rates for the period. Because many of our revenues and expenses are generated in currencies other than Canadian dollars, we are exposed to exchange rate and currency risks.

        To perform sensitivity analysis, we assess the risk of loss in fair values due to the impact of hypothetical changes in interest rates and foreign currency exchange rates on market sensitive instruments. Information provided by the analysis does not necessarily represent the actual changes in fair value that we would incur under normal market conditions because, of necessity, all variables other than the specific market risk factor are held constant.

        The table below provides a summary of the impact on consolidated Segment EBITDA and net earnings of a one percent change in the exchange rate of our three major operating currencies against the Canadian dollar. The table also provides the impact on net earnings of a one percent change in the LIBOR rate.

Interest Rate Foreign Currency and Sensitivity Analysis	Change	Impact on Fiscal Year 2003 consolidated Segment EBITDA	Impact on Fiscal Year 2003 Net Earnings
		(in millions)
Exchange rates
UK pound sterling	1%	$0.6	$0.3
Norwegian kroner	1%	0.7	0.2
U.S. dollar	1%	0.6	0.4
Interest rates
LIBOR	1%	not applicable	$1.3
Interest rate swap	1%	not applicable	0.9

        We have long-term debt denominated in foreign currencies as detailed in Note 11 to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus. A one percent change in the Euro, pound sterling and the NOK foreign exchange rates against the Canadian dollar would have resulted in a change in the fair value of our long-term debt denominated in these currencies of $1.5 million, $1.3 million and $0.3 million, respectively, at April 30, 2003. Our foreign currency denominated debt has been designated as a net investment hedge. As a result, a change in the fair value of the debt would have no impact on net earnings.

Other Risks

Industry Exposure

        During fiscal 2003, we derived 72.4% ($523.3 million) of our revenues from the provision of helicopter transportation services to customers in the offshore oil and gas industry. We believe the future demand for these helicopter services and our competitive position will enable us to continue to be a major provider of helicopter transportation services to the oil and gas industry. However, a change in the demand for offshore oil and gas or the entry of significant new competitors could have a material impact on our revenues from our customers in the offshore oil and gas industry. Approximately 80.4% of our revenues from customers in the oil and gas industry are derived from the more stable oil and gas production activities, which tend to be less affected by short-term fluctuations in oil and gas prices.

Contract Loss

        The potential cancellation or loss of contracts is a risk for us. In fiscal 2003, revenue from one of our oil and gas customers, bp, totaled $88 million and was generated by five contracts in our North Sea and international operations expiring between fiscal 2003 and 2011. During fiscal 2003, we were unsuccessful in renewing the largest of these contracts, which generated $49.3 million of revenue in fiscal 2003. This contract will expire on July 31, 2004. During the nine months ended January 31, 2004, this contract generated revenue of $26.5 million.

Aviation Licences

        Companies wishing to hold a license to operate helicopters in Europe must be owned and controlled by a citizen of a country of the European Union. Our ability to hold aviation licenses in

Europe is contingent on our controlling shareholder, Mr. Craig L. Dobbin, who is a citizen of both Canada and the Republic of Ireland, a European Union member country, owning and controlling us. As required by our senior credit facility, we have developed a proposal for steps that we may take, including through a restructuring of our European operations, so that our operating licenses in Europe are not dependent on the citizenship of Mr. Craig L. Dobbin. The proposal must be capable of being implemented within six months of a request by the lenders under the facility. During fiscal 2002 Mr. Dobbin's five adult children were granted Irish citizenship, thereby providing a further succession alternative to ensure our long-term eligibility to operate in Europe.

Inflation

        Although we believe that inflation has not had any material effect on operating results, our business may be affected by inflation in the future.

Accounting Changes in 2003

Translation of foreign currencies

        Effective May 1, 2002, we retroactively adopted, with restatement of individual prior periods, the new Canadian accounting recommendations with respect to foreign currency translation which conform substantially to U.S. GAAP. These recommendations require that unrealized exchange gains and losses on the translation of long-term debt that is not included in our net investment hedge be included in earnings immediately. The impact of adopting these new recommendations was a $0.5 million decrease in opening retained earnings at May 1, 2001, an increase in other assets of $0.2 million as at April 30, 2002 and a decrease in financing charges (net of taxes) of $0.7 million for fiscal 2002. As a result, May 1, 2002 opening retained earnings were increased by $0.2 million. During fiscal 2003, a net gain of $0.8 million was recorded.

Stock-based compensation plans

        Effective May 1, 2002, we retroactively adopted, without restatement of prior periods, the new Canadian accounting recommendations with respect to stock-based compensation. The recommendations require the use of a fair value-based approach to accounting for specified stock-based compensation awards, including our SARs. The impact of adopting the new recommendations related to our SARs granted prior to May 1, 2002 was a charge against retained earnings of $1.7 million, the recording of a long-term future income tax asset of $1.0 million and an increase of $2.7 million in payables and accruals.

        The recommendations require that compensation expense related to share options be calculated under the fair value method or, where the fair value method is not used, pro forma disclosure of net earnings and earnings per share had the fair value method been used is required. We account for share capital options based on their intrinsic value at the date of grant, and accordingly have not recognized compensation expense for our share options plan.

Accounting changes in the Nine Month Period Ended January 31, 2004

        During fiscal 2004, new accounting standards become effective for VIEs. See discussion in:

          (i) "—Off-Balance Sheet Arrangements"; and

          (ii) Note 24 to the annual audited consolidated financial statements of CHC included elsewhere in this prospectus.

          (iii) Note 11 to the interim unaudited interim consolidated financial statements of CHC included elsewhere in this prospectus.

BUSINESS

General

        We are the world's largest global commercial helicopter operator and have been providing helicopter transportation services for more than 50 years. We operate in over 30 countries, on all seven continents and in most of the major offshore oil and gas producing regions of the world. Our operations are concentrated in Europe, Africa, Australia and Asia. Our services also include helicopter repair and overhaul, helicopter transportation for search and rescue operations and emergency medical services and ancillary helicopter services including flight training.

        We provide helicopter transportation services to a broad base of major energy companies and independent and state-owned oil and gas companies to transport personnel and, to a lesser extent, parts and equipment, to, from and among offshore production platforms, drilling rigs and other facilities. In general, we target opportunities with long-term contracts and where customers require sophisticated medium and heavy helicopters operated by highly trained pilots. We are a market leader in most of the regions we serve, with an established reputation for quality and reliable service. We are the largest operator in the North Sea, one of the world's largest oil producing regions, and a global operator servicing the oil and gas industry in the Caspian Sea, South America, Africa, Australia and Asia.

        We believe that our repair and overhaul and flight training capabilities reduce our costs and give us control over the quality of our maintenance and pilot training. We believe these capabilities enhance our competitive position, further diversify our revenue stream and solidify our worldwide reputation as a full-service, high-quality helicopter operator. Furthermore, helicopters must be serviced or overhauled on a scheduled basis and we believe that our repair and overhaul capabilities provide us with a growing source of relatively stable third-party revenue.

        Our divisional headquarters in Australia, Canada, The Netherlands, Norway, Scotland and South Africa oversee bases located in over 30 countries and coordinate our flight operations and customer service. Our global customer base consists of a broad range of oil and gas companies and governmental bodies and includes operating subsidiaries of and governmental bodies in:

Agip	DeBeers	Republic of Ireland
Apache	Exxon Mobil	Royal Dutch/Shell Group
Bp	Kerr-McGee	Statoil
Chevron	Maersk	Talisman
Commonwealth of Australia	Norsk Hydro	TotalFinaElf
Conoco Phillips	Premier	Unocal

        We service the majority of our customers under contracts that typically contain some combination of fixed and hourly rates and have terms ranging from two to five years with one or more one-year renewal options. We estimate that the aggregate market value of the 146 aircraft we owned as of January 31, 2004 was approximately $580.8 million, compared to their net book value of $420.4 million.

Competitive Strengths

        We believe that we have the following competitive advantages:

  •
  Global Coverage.    We currently provide helicopter transportation services in over 30 countries and on all seven continents. Our broad geographic coverage and decentralized management structure enable us to respond quickly and cost effectively to customer needs and new business opportunities while adhering to local market regulations and customs. Since new contract start-up costs, including equipment and crew transportation and base set-up costs, can represent a significant portion of operating expenses, our global network of bases allows us to reallocate equipment and crews efficiently and bid on new contracts at competitive rates. Additionally, as the multinational oil and gas companies seek service providers that can serve them in many locations around the world, our geographic coverage makes us one of only two global providers that can effectively compete for many of these contracts.

  •
  Focus on Safety.    In over 50 years of operations, we have developed sophisticated safety and training programs and practices that have resulted in a strong safety record. We have never failed the stringent safety and performance audits conducted by most of our customers, including oil and gas companies, before providers are permitted to bid on new projects. Our advanced flight training facility in Norway provides a wide variety of training services to our employees as well as civil and military organizations around the world. Providing these advanced training services enhances our global reputation for leadership and excellence in helicopter services.

  •
  Low Cost Operator.    We believe that we have significant cost advantages over our competition with respect to our medium and heavy helicopter services, which increase our likelihood of winning new contracts. We believe that our economies of scale and in-house repair and overhaul capabilities gives us a cost advantage over competitors who must incorporate higher third party repair and overhaul costs into their bids. Furthermore, our broad network of regional bases allows us to deploy efficiently our existing helicopters to service contracts worldwide.

  •
  Long-Term Customer Relationships.    We have worked successfully for many years with major oil and gas companies, some of which have been our customers continuously for more than 20 years. As a result of our established long-term customer relationships, our focus on safety and flight training, our crews' experience and the quality of our services, we consistently meet or exceed our customers' standards and are invited to bid on new projects. In addition to standard helicopter transportation services, certain of our customers rely on us for ancillary services, including our computerized logistics systems for crew scheduling and passenger handling services, all of which help strengthen our customer relationships.

  •
  Large, Modern and Diversified Fleet of Helicopters.    To meet the diverse operational requirements of our customers, we maintain a large fleet that includes some of the most sophisticated helicopters in the world. As of January 31, 2004, we, including Schreiner, operated 193 helicopters, including 74 heavy, 107 medium and 12 light helicopters. Our fleet includes 16 Super Puma MkIIs, which we believe is the most advanced civilian heavy helicopter in service, and our other major global competitor operates three. Our diversified fleet consists of nine types of helicopters, including helicopters manufactured by Eurocopter, Sikorsky and Bell.

  •
  Retention of Asset Value.    We estimate that the aggregate market value of the aircraft we own is approximately $580.8 million, which represents 1.21x our total debt on a pro forma basis for this offering, the use of proceeds therefrom and the acquisition of Schreiner as of January 31, 2004. Since approximately 70-80% of a helicopter's value resides in its dynamic components including engines, gearboxes and transmissions, which are replaced or upgraded on a regular basis, older models of helicopters that have been upgraded are capable of meeting many of the same performance standards as newer models of these helicopters. As a result, when helicopters are sold as part of our ongoing fleet management, we often receive prices in excess of the original purchase price. For example, between May 1, 2000 and January 31, 2004 we disposed of helicopters for gross proceeds of $207.9 million, approximately 30% higher than their aggregate net book value of $162.8 million as at the dates of disposition.

  •
  In-house Repair and Overhaul Business.    We believe that our repair and overhaul activities reduce our costs, position us as a full-service, high-quality helicopter operator and further diversify our revenue stream. We are a market leader in repair and overhaul capability because we are the only licensed commercial engine and major component repair and overhaul facility in the world for the Eurocopter Super Puma helicopter, other than the original equipment manufacturers. This capability allows us to control the quality and the cost of our helicopter maintenance, repair and refurbishment.

  •
  Proven and Experienced Management Team.    Our senior management team including our executive management, the divisional presidents and managing directors have an average of over 20 years of experience in the helicopter operations industry. Our management team has introduced a series of strategic initiatives in recent years that have focused managers in each of CHC's operating divisions on cost reduction and improved fleet utilization. In addition, CHC (excluding Schreiner) has successfully integrated 10 acquisitions during the past 17 years.

Business Strategy

        Our goal is to enhance our leadership position in the global helicopter services industry by continuing to provide value-added services to our customers while maximizing our return on assets and cash flows. In our pursuit of this goal, we intend to focus on the following key initiatives:

  •
  Strengthen Competitive Position in Existing Markets.    We intend to increase our ability to win new, and renew existing, contracts, strengthen our existing customer relationships and enhance our competitive position by improving our focus on customer needs and reducing costs while maintaining our high standards for safety and reliability. For example, we have recently combined our UK and Norwegian operating units into a single European division with an integrated management team. We are also examining our worldwide operations for similar opportunities.

  •
  Selectively Expand International Operations.    We intend to capitalize on our broad geographic coverage, our long-term customer relationships and our fleet capabilities to pursue new opportunities in Africa, Asia and other developing oil and gas regions, which we expect to be the fastest growing markets for offshore helicopter transportation services.

  •
  Continue to Expand Repair and Overhaul Business.    We plan to continue to expand our repair and overhaul business by further penetrating the Super Puma major component and engine overhaul market. Our licenses with Eurocopter and Turbomeca allow us to provide repair and overhaul services worldwide for all Super Pumas, including the Super Puma MkII. With over 500 Super Pumas operating in the worldwide civilian and military markets, we believe there are significant growth opportunities for our repair and overhaul operations. With the expiration on June 25, 2003 of our non-compete agreement with Vector Aerospace Corporation, a leading provider of repair and overhaul services for medium and light helicopters, we also intend to expand our repair and overhaul services offering to other types of helicopters.

  •
  Pursue Profitable New Business Beyond the Oil and Gas Sector.    We believe that we have a competitive advantage in the search and rescue and emergency medical services sectors by virtue of our experience in servicing the oil and gas industry. We believe that this advantage stems from our ability to operate sophisticated twin-engine medium and heavy helicopters with highly trained pilots in complex situations for large customers. Typically, search and rescue and emergency medical services customers require the operator to meet stringent quality standards on a long-term basis, excluding from the bidding process operators that would otherwise compete primarily on the basis of price.

  •
  Continue to Focus on Long-Term Contracts.    We seek to enter into long-term contracts with our major customers in order to maximize the stability of our revenue.

Industry Overview

        Helicopters first came into widespread commercial use among companies in the oil and gas industry for transporting personnel and supplies to offshore oil rigs and remote onshore areas. Over the years, the use of helicopters has expanded into many other areas where urgency or difficulty of access justifies the cost of helicopter transportation. Although the oil and gas industry still accounts for a substantial portion of the demand for helicopter services worldwide, for several decades helicopters have been used for a variety of purposes, such as forestry, mining, search and rescue, emergency medical services, construction, mapping and recreation.

        The level of worldwide offshore oil and gas exploration and production has traditionally influenced demand for helicopter transportation services. Exploration activities are sensitive to changes in oil and gas prices, whereas production activities are generally more stable. As onshore oil and gas reserves continue to decline, we expect offshore oil and gas exploration and production to become a larger portion of global oil and gas production, resulting in additional demand for helicopter transportation services. Furthermore, we expect technology improvements to allow oil and gas exploration and production companies to pursue opportunities farther offshore, increasing demand for helicopter transportation services, particularly for modern helicopters, which generally have a greater range and payload. We expect new exploration and production activity to occur in already producing regions and in currently non-producing regions of Africa, Asia, South America, the Caspian Sea, Australia, the North Sea and Eastern Canada. We believe this increase in activity will result in increased global demand for helicopter transportation services.

        Oil and gas exploration and development activity levels in the North Sea decreased in 2003 and 2004 from prior levels. This decrease was partially attributable to decisions by a number of large oil and gas producers to sell older assets allowing them to focus on non-North Sea properties. As a result, smaller oil and gas companies are now targeting the North Sea, investing in new assets and are upgrading relatively older assets, generating new needs for helicopter transportation services. We believe their need for transportation services will increase activity in the North Sea from current levels.

        To effectively compete on a global basis for helicopter transportation service contracts, we believe a helicopter service provider needs to have:

  •
  an established brand name;

  •
  a strong track record of providing high quality, safe and reliable service;

  •
  a large, diversified fleet of helicopters to accommodate various customer requirements;

  •
  a cost structure that allows the provision of services at competitive prices;

  •
  a broad network of regional bases to cost-effectively bid for new contracts in most areas of the world, as opportunities arise; and

  •
  familiarity with a variety of local business practices and regulations around the world and have established effective local joint venture partnerships and strategic customer alliances.

Acquisition of Schreiner

        On February 16, 2004 we completed the acquisition of Schreiner, located in The Netherlands, for total consideration of € 86.7 million ($143.3 million at the January 31, 2004 rate of exchange), including the settlement of a portion of Schreiner's outstanding debt. Schreiner operates a worldwide fleet of 43 aircraft, providing helicopter and fixed-wing aviation services primarily to the offshore oil and gas industry in Europe, Africa and Asia. This acquisition allowed us to solidify our position as the dominant operator in the North Sea market and expand our geographic reach into key growing regions in Africa and Asia. In addition, we expect to realize cost savings and improve our rate of return by applying our cost reduction and fleet utilization techniques as we complete the integration of Schreiner. Schreiner's revenue and Segment EBITDA for the year ended December 31, 2003, on a U.S. GAAP basis, were $169.0 million and $15.4 million, respectively.

Helicopter Operations

        Helicopters in use today may be divided into two general categories. Single engine (light) aircraft, which have a passenger capacity of three to six, operate under visual flight rules, or VFR, (daylight and good weather flying only) and can be operated with one pilot. Given their low passenger capacity and inability to fly in poor weather conditions, these aircraft are generally limited to onshore operations. In recent years, we have sold most of our operations and aircraft in this category and, at January 31, 2004, we had only 12 light helicopters in the current fleet.

        Twin-engine (heavy and medium size) aircraft require two pilots have a passenger capacity of nine to 26 and can operate under instrument flight rules, or IFR, (daytime and nighttime flying under a variety of weather conditions). The greater passenger capacity, longer range, and ability to operate in adverse weather conditions make these aircraft more suitable than single engine aircraft for offshore support. The high cost of these larger aircraft and their limited availability tend to lessen competition from smaller operators. We operate 181 helicopters in this category (74 heavy and 107 medium helicopters).

        Over the years, the use of helicopters has expanded from the oil and gas industry to include many other areas where urgency or difficulty of access combined with ease of unloading (vis-à-vis airplanes) justifies the cost of helicopter transportation. These areas include forestry, mining, search and rescue, emergency medical services, construction, mapping and recreation.

        Various types of helicopters are required to meet the diverse needs of the industries they serve. Heavy to medium helicopters are generally utilized to support the oil and gas, construction and forestry industries, and for search and rescue support and emergency medical services. They are also used for transporting larger numbers of passengers and supplies or for lifting heavy weights, and are capable of operating during the night and in adverse weather conditions. Typically equipped with IFR equipment, medium to heavy helicopters are capable of long distance flights to offshore oil platforms. Where appropriate, specialized equipment is installed for providing emergency medical service support or for use in certain challenging environments such as the North Sea. Light to medium helicopters are used to support the utility and mining sectors, as well as some areas of the construction and forestry industry, where transporting a smaller number of passengers or slinging light loads is required.

        The level of worldwide offshore oil and gas exploration and production has traditionally influenced demand for helicopter transportation services. After a period of decline, there was an improvement and stabilization in oil prices in 1999, which has continued into 2004. While oil and gas prices have remained high since 2002, activity levels in the North Sea have decreased. This decrease was in part due to the decision by a number of large oil and gas producers to sell older assets in the North Sea to allow them to focus on non-North Sea properties. Asset sales have continued during fiscal 2004, with producers such as Chevron, Shell and bp selling assets to smaller producers such as Perenco, Energy North Sea, Apache, Talisman, Centrica and Venture. We provide helicopter services to many of these smaller producers in the North Sea.

        We contract with customers to provide aircraft for various periods of time. Contracts for helicopter services in support of oil and gas exploration activities are generally short-term, usually twelve months or less. Contracts for transport of personnel and equipment to oil and gas production sites are generally long-term with terms typically ranging from two to 10 years, averaging approximately 3.5 years. Such contracts are ordinarily awarded following a competitive bidding process among pre-qualified bidders. Contracts may be based on a fixed monthly fee with an additional hourly charge for actual flight time, or solely on an hourly charge for actual flight time. Typically, we supply crew and maintenance personnel in addition to aircraft. However, we have a limited number of contracts under which we supply aircraft only, often in conjunction with repair and overhaul and training services. We will continue to pursue this latter type of contract as such arrangements may allow us to partner with other local operators to effectively penetrate to new markets.

        A substantial number of our long-term contracts contain provisions permitting early termination by the customer without penalty. However, with the exception of contracts that were transferred to another operator due to the merger of oil and gas producers and a contract with the U.N. Monitoring, Verification and Inspection Commission that was cancelled upon the start of the war in Iraq, during the last five fiscal years and to date during our fiscal year ending April 30, 2004, no customer has exercised that right. At the expiration of a contract, our customers typically solicit new bids for the next contract period. Contracts are typically awarded based on a number of factors, including price, long-term relationships, safety record of the helicopter service provider and quality of customer service. Generally, an incumbent operator has a competitive advantage in the bidding process stemming from its relationship with the customer, its knowledge of site characteristics, its understanding of the cost structure for the specific operations and its proven ability to meet service level requirements and provide the necessary aircraft and services.

        On July 31, 2004, our North Sea contract with bp in Aberdeen, Scotland will expire. As a result of our efforts to redeploy the helicopters used to service bp, we have been awarded a contract by Apache to service a North Sea oilfield that Apache recently purchased from bp that we previously serviced under a contract with bp. Furthermore, we have been awarded a contract for the provision of two Super Puma aircraft for oil and gas operations in Brazil.

        Our contracts generally require that fuel be provided directly by the customer or be charged directly to the customer based on our actual fuel costs. As a result, we have no significant exposure to changes in fuel prices.

        New contract start-up costs, including equipment and crew transportation and base set-up costs, can represent a significant portion of operating costs. We therefore believe that our global network of bases and operating licenses give us a competitive advantage in bidding on new contracts throughout most of the world. With bases in over 30 countries and on all seven continents, we are positioned to meet the requirements of our customers in most regions within short periods of time at competitive rates. We have long-term working relationships with most of the major oil and gas companies, including the operating subsidiaries of bp, ExxonMobil, ConocoPhillips, Shell, Statoil, Norsk Hydro, TotalFinaElf, Chevron, Maersk and Unocal, many of which have been our customers for more than 20 years.

        The following tables break down our revenues for helicopter operations by industry sector and geographic area, respectively, and indicate revenue for each sector or area as a percentage of total revenue from helicopter operations for each of the fiscal years ended April 30, 2001, 2002 and 2003 and the nine months ended January 31, 2003 and 2004. Revenue from helicopter operations does not include revenue from repair and overhaul, Composites and flight training. This information does not reflect the acquisition of Schreiner.

	Fiscal Year Ended April 30,						Nine Months Ended January 31,
	2001		2002		2003		2003		2004
	(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%
Revenue by Industry Sector
Oil and gas	$411.3	74.8	$481.8	85.7	$523.0	81.7	$413.7	84.9	$392.1	84.4
Search and Rescue/ Emergency Medical Services	47.0	8.5	37.8	6.7	57.1	8.9	49.2	10.1	49.2	10.6
Helicopter Passenger Transport and Other	91.5	16.7	42.5	7.6	59.8	9.4	24.4	5.0	23.3	5.0

Total	$549.8	100%	$562.1	100%	$639.9	100%	$487.3	100%	$464.6	100%

	Fiscal Year Ended April 30,						Nine Months Ended January 31,
	2001		2002		2003		2003		2004
	(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%
Revenue by Geographic Area
European Operations
Norway	$140.0	25.4	$151.1	26.9	$186.0	29.1	$141.1	29.0	$142.0	30.6
UK	202.3	36.8	244.2	43.4	269.7	42.1	209.8	43.0	183.6	39.5

Total	342.3	62.2	395.3	70.3	455.7	71.2	350.9	72.0	325.6	70.1

International Operations
Australia	51.5	9.4	51.7	9.2	63.0	9.8	45.7	9.4	53.0	11.4
Africa	26.0	4.7	25.7	4.6	33.7	5.3	25.1	5.2	28.5	6.1
Other	69.7	12.7	89.4	15.9	87.5	13.7	65.6	13.4	57.5	12.4

Total	147.2	26.8	166.8	29.7	184.2	28.8	136.4	28.0	139.0	29.9

Canadian Operations(1)	60.3	11.0

Total	$549.8	100%	$562.1	100%	$639.9	100%	$487.3	100%	$464.6	100%

(1)
These amounts include revenue earned from our Canadian onshore helicopter operations prior to their sale on October 31, 2000.

European Operations

        We are one of the leading providers of helicopter services in Europe. We provide offshore services to customers located primarily in the UK, Norwegian and Danish sectors of the North Sea. We also provide helicopter services (primarily search and rescue) in Ireland. Our primary European bases are located in Aberdeen, Scotland and Stavanger, Norway, where we conduct our operations in the UK and Norwegian sectors of the North Sea, respectively. We operate 72 helicopters in Europe, including 41 Super Pumas, the most modern heavy commercial helicopter currently servicing the major oil and gas companies in the North Sea.

        During the nine-month period ended January 31, 2004 we undertook a comprehensive review of our European operations, in conjunction with our labour unions. The result of this review was a decision to combine the management of our UK and Norwegian operating divisions. This should result in an improved focus on the customer and make our European operations more competitive.

        Norwegian Operations.    While the focus on the oil and gas sector in Norway is substantially the same as in the UK, differences in regulatory regimes and territorial issues make it more appropriate to service the Norwegian sector of the North Sea from Norway. These regulatory differences also limit somewhat our operational flexibility and impact our costs.

        Our Norwegian operations primarily service oil and gas customers in the North Sea including Statoil, Phillips, bp and Norsk Hydro. In the nine-month period ended January 31, 2004, we serviced seven major customers through these operations.

        We operate 29 helicopters in Norway consisting of 24 heavy helicopters, including 19 Super Pumas (of which nine are Super Puma MkIIs) and five medium helicopters. Super Puma helicopters are frequently requested by major oil and gas companies and, in our opinion, are currently in short supply within both the new helicopter and helicopter resale markets.

        In February 2004 we announced that our European operating division had been awarded expanded multi-year contract renewals by Statoil and Norsk Hydro for the provision of heavy helicopter transportation services in the Norwegian North Sea. The combined annual revenue from these contracts is approximately $86 million over the contract terms. We believe we will continue to be a leader in the Norwegian helicopter services market as a result of our long-term relationships and our reputation for safe, high-quality service. The other major helicopter service provider in the Norwegian sector of the North Sea is Norsk Helicopters.

        UK Operations.    Our UK operations primarily service oil and gas customers in the UK sector of the North Sea, including operating subsidiaries of bp, Mobil, Talisman, Conoco Phillips, Apache, Kerr-McGee and TotalFinaElf, some of which we have serviced for more than 10 years. Our UK operations also manage our operations in Denmark, where we signed a long-term contract in 1999 with Maersk to provide offshore helicopter support and in Ireland, where we perform search and rescue as well as oil and gas support. During the nine-month period ended January 31, 2004, our UK operations provided helicopter services to over 10 major customers.

        We operate 43 helicopters in our UK operations, primarily in the UK sector of the North Sea. Our UK fleet consists of 29 heavy helicopters and 14 medium helicopters, many of which are specially equipped for the North Sea. Included in our heavy helicopter fleet are 27 Super Pumas, including seven Super Puma MkIIs.

        During the nine-month period ended January 31, 2004, we were successful in being awarded new contracts for the provision of Super Puma helicopter services, to (1) Apache North Sea, (2) Technip Offshore UK and Venture Production, and (3) a combined group consisting of Eni UK, BG Group, and Conoco Phillips Petroleum UK.

        We believe we will continue to have opportunities to obtain new contracts in the UK portion of the North Sea. The other major helicopter service providers in the UK sector of the North Sea are Bristow Helicopters Ltd. and Bond Offshore Helicopters Limited.

        New Business Opportunities in Europe.    There is potential for new oil and gas developments off the west coasts of Scotland and Ireland, around the Shetland and Faroe Islands, and in the North Sea off the northern coast of Norway. These opportunities are expected to lead to additional helicopter service requirements. We believe we are well positioned to compete for these new contracts as a result of: (1) our long-standing relationships with many of the major oil and gas companies which are expected to play a significant role in these projects; and (2) the need for long-range Super Puma MkIIs and Sikorsky S-92 helicopters to reach more remote regions.

International Operations

        Our international operations provide helicopter services in 17 countries in Africa, Asia, Australia the Middle East, South America and offshore Canada, principally to customers in the oil and gas sector. We believe that the collective international experience we have gained over the last 46 years enables us to draw upon our knowledge of local conditions to provide high levels of customer service in diverse operating environments. Our international operations consist of CHC International, based in Vancouver, Canada; CHC Australia, based in Adelaide, Australia; and CHC Africa, based in Cape Town, South Africa.

        In some of the countries in which we operate, local regulations impose certain nationality requirements. As a result, we often obtain a license to operate in that country in conjunction with a local representative or local joint venture partner. Our representatives or partners typically receive a small percentage of local revenue or a fixed fee but generally do not provide any personnel or assume any of the liabilities related to performance of the contract. We currently have representatives or partners in a number of countries including Azerbaijan, Ecuador, Equatorial Guinea, Libya, Myanmar, Namibia, Saudi Arabia and Thailand. We believe we have a competitive advantage in securing contracts in these areas due to our established local partnerships. In other jurisdictions such as India, Angola, Brazil and Malaysia, we provide aircraft and maintenance services to other local helicopter operators.

        CHC International.    CHC International provides helicopter services through 17 bases in 12 countries around the world. These bases are coordinated through our division based in Vancouver, Canada, which operates a fleet of 38 aircraft, including eight heavy helicopters, 27 medium helicopters, one light helicopter and two fixed-wing aircraft. During the nine months ended January 31, 2004, CHC International conducted business with 13 major oil and gas customers including operating subsidiaries of Shell, bp, ExxonMobil, Unocal, Chevron, Triton and TotalFinaElf. Our strong customer relationships, established reputation, ability to operate in various environments and commitment to quality, safety and cost efficiency have proven to be extremely important in the international markets. We have been serving Unocal in Thailand for 30 years. Since our establishment in Azerbaijan over ten years ago, we have been working on long-term projects in the Caspian Sea with a consortium led by bp and another consortium led by TotalFinaElf and ExxonMobil. In the Philippines, we are under contract until 2005, with an additional two-year extension option. We are also established in Saudi Arabia, where we are currently providing services to the Arabian Oil Company under contract December 2005. We are well established on the east coast of Canada, having contracts with ExxonMobil. We also maintain contracts for ongoing work in such countries as Malaysia and Ecuador. During the nine-month period ended January 31, 2004, we were able to penetrate the oil and gas industry in India and commencing May 1, 2004 we will provide Super Pumas in Brazil.

        During the nine-month period ended January 31, 2004 our international operations were awarded new contracts to provide helicopter services in support of oil and gas operations of (1) Total Exploration and Production in Myanmar, (2) Petrobras in Brazil, (3) Unocal in Thailand, (4) Encana

in Ecuador, (5) Kuwait Gulf Oil Company and Aramco Gulf Operations, (6) Transocean and Dolphin Drilling in India, (7) PTT Exploration and Production in Thailand, and (8) Chevron in Thailand.

        CHC Australia.    Our Australian operations, as well as a small portion of our Southeast Asian operations, (principally East Timor) are conducted by CHC Australia, with headquarters in Adelaide, Australia which operates a fleet of 33 helicopters, including five heavy, 22 medium and six light helicopters. We are a leading commercial helicopter operator in Australia. Our customers include Coogee Resources and Phillips Petroleum, which, along with other oil and gas companies, represents approximately 39% of our Australian revenues for the nine months ended January 31, 2004. In addition, we operate emergency medical services in South Australia, Western Australia, Queensland, the Australian Capital Territory and Victoria, perform search and rescue services for the Royal Australian Air Force, and provide various functions supporting the utility and construction industries, such as pipeline inspection. We also work with the United Nations in East Timor using two helicopters for personnel transportation and medical evacuation. We also perform helicopter support services for police forces in Victoria and South Australia.

        During the nine months ended January 31, 2004 we were awarded a new five-year contract (with extension options of up to an additional five years) by the Western Australia Government Fire and Emergency Services Authority and in February 2004, we were awarded a 10-year renewal (plus extension options of four years) to supply search and rescue helicopters and crews and to provide additional support helicopters to the Royal Australian Air Force.

        CHC Africa.    Our African operations are headquartered in Cape Town, South Africa, with nine bases in five countries in Africa that support oil and gas exploration and mining activities, as well as provide emergency medical and other services. With a fleet of 22 helicopters and two fixed-wing aircraft, CHC Africa services a variety of customers, including Shell, ExxonMobil, Sonair, Triton/Hess, DeBeers, Soekor, the government of South Africa and the city of Cape Town. At January 31, 2004, two of CHC Africa's medium helicopters were leased to an operator in Brazil to support the offshore oil and gas industry.

        During the nine-month period ended January 31, 2004, we were awarded a five-year contract renewal for the Mobil Equatorial Guinea operations off the coast of West Africa, commencing March 1, 2004.

        New Business Opportunities for our International Operations.    Our geographic coverage enables us to serve multinational oil and gas customers on a worldwide basis. We see potential growth opportunities through our international operations in regions such as South America, West Africa, Thailand, Angola, Malaysia, India and offshore Eastern Canada. Each of the regions includes potential helicopter services contract opportunities linked to oil and gas exploration and production projects.

Schreiner Operations

        Schreiner's operations include a fleet of 43 aircraft, including 30 helicopters and 13 fixed-wing aircraft, providing aviation services primarily to the offshore oil and gas industry in Europe, Africa and Asia. We are, through Schreiner, the largest helicopter operator in the Dutch sector of the North Sea, with helicopters providing support to the offshore oil and gas industry and emergency medical services. We are also a major operator in Africa, providing helicopter and fixed-wing aviation support services to the oil and gas industry, with significant offshore helicopter support services in Nigeria and Cameroon, and longstanding pipeline construction and maintenance/surveillance support in Chad. In Nigeria we support offshore and onshore oil and gas operations. In addition to the aircraft that we own, we also operate nine aircraft owned by our 40% owned subsidiary in Nigeria, in support of oil and gas operations. In addition, we operate scheduled domestic flights in Nigeria utilizing our fleet of primarily DeHavilland fixed-wing aircraft. In Cameroon and Chad, we utilize helicopters and fixed-wing aircraft to support a major pipeline project linking oil fields in southern Chad with terminal facilities off the Cameroon coast. We also own, through Schreiner, an aircraft parts business, and we hold a 37.8% investment in Inaer, the largest onshore and offshore helicopter operator in Spain. We will be consolidating the operations of Schreiner into our consolidated financial statements effective February 16, 2004 and will be reporting its results as a separate segment.

        Through Schreiner, we also operate a fixed-wing maintenance center in The Netherlands and a military target manufacturing business in Canada and The Netherlands, both of which we consider non-core and may divest.

Canadian Operations

        Effective October 31, 2000, we sold CHL, our Canadian onshore helicopter operations, retaining only a 43.5% interest.

        The sale did not include our offshore oil and gas operations on the east coast of Canada. The results of these operations are included in the international flying segment results. CHL has agreed not to compete with us for offshore oil and gas work in Canada until at least October 31, 2005.

Competition

        We are one of only two global providers of helicopter transportation services to the offshore oil and gas industry. Both we and our global competitor have a modern fleet of helicopters, a global presence, long-term relationships with major oil and gas companies and a reputation for providing safe, high-quality, reliable service. There are other competitors, but they are smaller, regional operators. During 2003, a new competitor entered the UK sector of the North Sea market. This competitor is establishing operations in Aberdeen, Scotland and on August 1, 2004 is scheduled to commence providing helicopter services that are currently performed by us under a long-term contract with bp that was not renewed. See "Helicopter Operations" above. During the nine-month period ended January 31, 2004, we renewed all five of the contracts in the North Sea that were up for renewal representing combined average annual revenue of approximately $91.0 million over their terms.

        We have a significant market position in all global offshore oil and gas markets, with the exception of the Gulf of Mexico, where we do not have a presence. Our absence in that market stems from the fact that the oil and gas companies operating in the Gulf of Mexico utilize primarily light and medium helicopters under short-term contracts. We estimate that we have a market share of approximately 65% in the combined Norwegian, UK, Danish and Dutch sectors of the North Sea, the world's largest area of offshore oil and gas development. We believe we are well positioned to capitalize on future growth opportunities. As oil and gas wells are depleted, it is expected that oil companies will go further offshore to develop deep-water reserves. Our global presence, long-term customer relationships and modern fleet of aircraft position us to participate in new oil and gas developments in most offshore oil and gas regions.

        The limited supply of helicopters available for use in the offshore oil and gas industry is a competitive advantage for us. In our experience, the Super Puma is the aircraft most requested by the major oil and gas companies operating in the North Sea, our major market, due to its superior range and payload. At present, we and our major competitor operate approximately 90% of the worldwide fleet of commercial Super Pumas configured for offshore work. The manufacturer of the Super Puma does not stock new aircraft. The current lead time to acquire a new Super Puma ranges from 18-24 months. There is no substitute for the Super Puma in commercial operation that is currently acceptable to major customers operating in the North Sea and certain other regions where large numbers of passengers are transported long distances offshore. During the next year, both we and our major competitor will introduce the Sikorsky S-92 aircraft in Norway. The S-92 is a heavy helicopter that has similar capabilities to the Super Puma MkII.

        In our international markets services are usually provided by medium helicopters. However, as oil and gas production and exploration in the international markets move further offshore, there will be an increasing need for newer heavy helicopters.

        Our fleet includes the newest model of the Super Puma, the MkII, the most advanced heavy helicopter in operation in our markets. We had 16 Super Puma MkIIs in our fleet as at January 31, 2004. We believe that another competitor in the UK has a number of MkIIs on order.

        In our medium and heavy helicopter operations, we compete against a number of helicopter operators including OLOG, the other global commercial helicopter operator, and numerous local and regional operators. In addition, many of our customers in the oil and gas industry have the financial capability to perform their own helicopter operations in-house should they elect to do so. The technical requirements of operating helicopters offshore have increased as oil and gas activities have moved further offshore and more sophisticated aircraft are required to service the market, which increases the costs of assets required to be deployed.

Repair and Overhaul

        All aircraft including engines, components and accessories are required by their manufacturers and government regulations to be serviced and overhauled after a predetermined number of flying hours. The repair and overhaul process includes the disassembly, cleaning, inspection, repair and reassembly of engines, components and accessories, which have a limited time-life, including the testing of complete engines and components. The choice of whether to perform a given task in-house or to outsource to a third party depends on the complexity and cost of the task and the capabilities and reliability of the operator in question. Companies engaged in the repair and overhaul business are required to obtain licenses from government regulatory bodies and, in many cases, the manufacturers. Companies active in this industry include the manufacturers of helicopters, components, and accessories, repair facilities authorized by the manufacturers to repair and overhaul their products, and small workshops not typically authorized by the manufacturers. The low cost of transporting components relative to the total cost of the repair and overhaul services has resulted in the development of a worldwide market for repair and overhaul services.

        Through our wholly owned subsidiary Astec Helicopter Services, or Astec, we currently operate the only licensed commercial major component repair and overhaul facility in the world for the Eurocopter Super Puma helicopter, other than the original equipment manufacturer. Our facility, located in Stavanger, Norway, is also an authorized customer service facility for Bell Helicopter Textron and has been designated by engine manufacturer General Electric as an approved repair and overhaul facility for the GE CT-58 engine used in the Sikorsky S-61 helicopter and other types of aircraft. We also operate an authorized customer service facility for Turbomeca's Makila engines, which are used to power Super Pumas. In January 2000, we entered into an agreement to expand our license with Eurocopter into a worldwide license for the repair and overhaul of Super Puma major components and to include the Super Puma MkII model in the license. In February 2001, we entered into an agreement with Turbomeca to expand our licenses for the repair and overhaul of Makila engines to include civilian and military helicopters in regions outside of Scandinavia. In addition, our facility has been certified to repair and overhaul helicopters by the joint European approval system for aircraft maintenance organizations and is ISO-9001 certified. Through Astec we also operate repair and overhaul facilities in Aberdeen, Scotland.

        In addition to providing repair and overhaul services for our fleet of 48 Super Pumas, our facilities, experience and reputation position us to increase our market share of repair and overhaul services for the world's approximately 500 Super Pumas, of which approximately 80% are employed in non-civil and military operations. In October, 2003 we entered into an agreement with Sikorsky by virtue of which our repair and overhaul facilities will be considered a manufacturer approved maintenance center for the provision of modification and logistics support for certain Sikorsky S-92 aircraft when that aircraft type enters commercial production. Also at that time we also established the capability in our repair and overhaul operations to perform repair and overhaul services on Super Puma MkII dynamic components, and are currently performing such work on the Super Puma MkIIs in our existing fleet.

        Our repair and overhaul facilities have a staff of highly skilled mechanics and engineers with an average of approximately 15 years of service. Repair and overhaul services provided by our facilities include (1) airframe inspections, designs and modifications, (2) engine overhauls, repair and testing, (3) dynamic, hydraulic, mechanical, and other component overhauls, repairs and testing, (4) avionics overhaul and repair, (5) other miscellaneous equipment repair and maintenance and (6) logistical and technical support to helicopter operators. These services are performed through numerous workshops at the Stavanger, Norway facility, which include sheet metal, interior, and safety equipment workshops and paint facilities in addition to engine and parts workshops to provide customers with full service capabilities. Astec also operates a repair and overhaul facility in Aberdeen, Scotland.

        We have developed a unique "one stop shop" concept for helicopter support whereby we directly support operators who are either setting up a remote operation, or expanding into the Sikorsky S-61 or Super Puma markets. We are also becoming positioned to offer airframe repair and overhaul services for the Boeing Chinook CH-47 heavy military helicopter.

        Some of our contracts require customers to pay for services on an hourly flying basis. Typically, a portion of the revenue from these "power-by-the-hour" contracts is recognized on a monthly basis to reflect ongoing services being provided, with the balance deferred and recognized as the major repair and overhaul services are performed.

        Our repair and overhaul facilities currently provide a range of helicopter support services for our own helicopter operations and for third party military and commercial helicopter operators in the UK, Spain, Denmark, Ireland, Canada, Brazil, The Netherlands, Australia and Indonesia. Third-party customers include the Royal Norwegian Air Force, Royal Netherlands Airforce, Swedish Airforce, Finnish Frontier Guard, German Border Guard, Brunei Shell and Cougar Helicopters.

        We and Vector (and certain others) entered into a non-competition agreement on June 25, 1998, in connection with the sale of the repair and overhaul segment of our business at that time to Vector, whereby we agreed that until June 25, 2003, we would not engage in certain repair and overhaul activities that were competitive with certain activities of Vector. We currently perform work for our own helicopters, third-party work involving the scope of services and customer base as they existed when we acquired HSG, and continuation of, and any territorial expansion of, our licenses for repairing and overhauling Eurocopter Super Puma helicopter components and their Turbomeca Makila engines for third parties. With the expiration of the non-compete agreement, we are reviewing our options for the repair and overhaul of our medium aircraft previously provided by Vector, including the possibility of performing a portion or all of this work in our own repair and overhaul facilities.

        In January 2004, we announced that we had a contract with the German Ministry of the Interior to upgrade 10 Super Puma AS33L helicopters during fiscal 2005 through 2008. Five of the aircraft will come from our fleet of Super Pumas as part of our ongoing fleet modernization program. The aircraft that we will be selling will range in age from 20-25 years.

Competition

        Our main competitors within the repair and overhaul business are the original equipment manufacturers of helicopters and their components. As such, our main competitors are also our main parts suppliers. To minimize issues related to availability and pricing of parts that we need to perform our business, we generally have long-term supply arrangements with the original equipment manufacturers and work closely with them on items such as modifications and approvals of parts and components.

        Factors that affect competition within the repair and overhaul market include price, quality and customer service. We believe that we have a competitive advantage over original equipment manufacturers in that we focus on supporting commercial operators. Original equipment manufacturers provide services to governments and military customers as well, who we believe have traditionally not been as cost and time conscious as commercial operators. We believe that our focus helps reduce the amount of time that the helicopter or component is out of service due to maintenance and modification programs, which provides an advantage for bidding on contracts. These down time reduction benefits are not only attractive to commercial operators, but also military and government helicopter operators due to increasing pressure on their budgets. With over 500 Super Pumas and other heavy helicopters operating in the worldwide civilian and military markets, we believe there are significant growth opportunities for our repair and overhaul operations.

Composites

        CHC Composites Inc. ("Composites") is a subsidiary that manufactures composite aerospace components and bonded panels. Composites was established in fiscal 1999 and commenced commercial production on May 1, 2002. During fiscal 2003 we were awarded a five-year contract, to 2008, with Aero Vodochody of the Czech Republic for the manufacture of aerospace components for the Sikorsky S-76 helicopter. The contract is expected to generate estimated annual revenues of $5 million. Production commenced in early calendar 2004. In addition, we also have a contract to manufacture components for Bombardier and for other helicopter manufacturers.

Flight Training

        We operate an advanced flight training facility in Norway that provides additional revenue and enhances our global reputation for excellence and leadership in helicopter services. The facility enables us to satisfy fully the Super Puma training requirements for our pilots, in addition to selling training services to external pilots.

        Our experienced instructors provide a wide variety of training services to our employees as well as civil and military organizations around the world. Technical ground school courses are taught to both pilots and technicians. Our Norwegian flight training operation, based in Stavanger, Norway, has two full flight simulators and is certified and approved by the Norwegian Civil Aviation Authority as well as several other national aviation authorities. Since its inception, this facility has trained more than 22,100 pilots and mechanics from over 40 countries.

Seasonality

        Following the completion of the sale of certain non-core operations during fiscal 2001, our remaining operations are not significantly affected by seasonal variations. In particular, the sale of the Canadian onshore helicopter operations had a major impact on reducing seasonality.

Safety and Insurance

        Operation of helicopters involves some degree of risk. Hazards, such as aircraft accidents, collisions and fire, are inherent in furnishing helicopter services. We maintain a flight safety organization that is responsible for ensuring compliance with safety standards within our organization and the requisite proficiency among flight crews. Our safety organization is responsible for training flight crews, conducting regular safety audits and seminars for all flight personnel, and generally ensuring safe operating techniques and standards consistent with Canadian and other government regulations and customer requirements. In addition, aviation regulatory bodies and customers conduct safety audits to ensure that our standards meet their requirements.

        During the fiscal year ended April 30, 2003 and the nine-month period ended January 31, 2004, we experienced two accidents involving injury, death or significant property damage: (1) a helicopter crashed into the ocean off the coast of Australia, resulting in the deaths of three crew members; and (2) a hard landing of a helicopter during training exercises in Azerbaijan resulting in the total loss of the helicopter, with only minor injuries to the crew.

        Recently, a helicopter owned and operated by Inaer, a company of which Schreiner owns 37.8% but does not manage, crashed in the Canary Islands during an emergency medical services operation, resulting in the death of five passengers and crew members. Insurance for Inaer's aircraft is provided directly by Inaer, not by Schreiner or us.

        We maintain liability insurance coverage against general and aircraft liability, including personal injury, subject to a self-insured retention. In addition, we have separate hull policies that generally insure against physical loss of, or damage to, our helicopters in certain circumstances, subject to a self-insured retention, including losses due to war, expropriation, confiscation and nationalization. We are not insured for loss of profit or loss of use of our helicopters.

Fleet

        Based on appraisals by independent helicopter valuation companies, as at April 30, 2003, and in the case of aircraft acquired during the nine-month period ended January 31, 2004, such appraisals as of the dates of acquisition, the aggregate estimated markets value of the 112 aircraft owned by us as at January 31, 2004 was U.S.$365.1 million ($484.3 million). This appraisal represents a surplus of $141.2 million over the carrying value reflected in our balance sheet as at January 31, 2004. Based on published industry aircraft values, the aggregate estimated market value of the 34 aircraft owned by Schreiner as at January 31, 2004 was U.S.$72.3 million ($95.9 million).

        Our fleet as at January 31, 2004, adjusted to reflect the acquisition of Schreiner, (including owned and leased aircraft) was comprised of the following aircraft by segment:

Aircraft Type	Europe	International	Schreiner	Total	Owned	Leased
Heavy
Eurocopter Super Puma MkII	16	—	—	16	—	16
Eurocopter Super Puma	25	7	—	32	19	13
Sikorsky S-61N	12	11	3	26	23	3

	53	18	3	74	42	32

Medium
Sikorsky S-76	7	35	9	51	44	7
Bell 412	—	9	—	9	6	3
Bell 212	—	15	—	15	9	6
Eurocopter 365 Series	11	4	16	31	22	9
Other	1	—	—	1	1	—

	19	63	25	107	82	25

Light
Bell 206	—	7	—	7	7	—
Eurocopter AS350/355	—	2	—	2	2	—
Other	—	1	2	3	3	—

	—	10	2	12	12	—

Total Helicopters	72	91	30	193	136	57

Fixed-wing	—	4	13	17	10	7

Total Aircraft	72	95	43	210	146	64

        Approximately 70-80% of a helicopter's value resides in its dynamic components. Since the components are overhauled, replaced or upgraded on a regular basis pursuant to manufacturer and regulatory requirements, older models of helicopters that have been upgraded are capable of meeting many of the same performance standards as newer models. As a result, as the price of new helicopters rises, older models of these helicopters that have been properly maintained and upgraded generally retain their value. We typically receive sale proceeds in excess of the original purchase price when we sell helicopters as part of our ongoing fleet management program. During the fiscal years ended April 30, 2001, 2002 and 2003 and the nine-month period ended January 31, 2004 we disposed of helicopters for gross proceeds of $207.9 million. These helicopters had a combined original cost of $187.8 million and had a total net book value of $162.8 million as at the dates of disposition. (During the nine months ended January 31, 2004, total proceeds were $88.5 million, the combined original cost was $77.8 million and the total net book value at the dates of disposition was $71.3 million.)

Commitments to Acquire New Aircraft

        At January 31, 2004, we had commitments to take delivery of seven new heavy (Super Puma MkII and Sikorsky S-92) helicopters, for use primarily in our European operations. We have also ordered eight new medium (Sikorsky S-76) helicopters for our international operations, and these aircraft will be used in southeast Asia and in Africa to meet increased demand by customers for newer medium aircraft. Existing aircraft will be re-deployed to other projects in these markets. We have some flexibility built into our delivery schedules for these heavy and medium aircraft in order to match acquisitions with new demand.

        As of January 31, 2004, the approximate total value of our future commitments for the 15 aircraft to be delivered is $215.3 million. The purchase prices of the aircraft are denominated in Euros and U.S. dollars. The amounts that we will need to finance at the dates of delivery may differ from the amounts noted above due to changes in foreign exchange rates. We intend to finance the majority of this commitment through operating leases.

        In addition, Schreiner had an option to acquire one new medium helicopter at an approximate cost of $8.7 million.

Labor Matters

        During the past three years we have had three work stoppages:

  •
  On September 4, 2003, CHC Composites had a strike involving its manufacturing personnel. The strike lasted 43 days, but during this period management and other non-unionized employees were able to meet all customer delivery schedules.

  •
  On January 10, 2002, pilots in our Norwegian operations commenced an escalating strike that continued for three weeks. While we continued to operate through this period, the reduced numbers of pilots resulted in a loss of flying hours and required us to purchase services from other helicopter operations.

  •
  On March 18, 2002, pilots in our Danish operations commenced a seven-day strike. No revenue was generated during this period.

        In addition, there have been some short-term national strikes in Nigeria that have had no significant impact on our Nigerian operations.

Legal Proceedings

        We are involved from time to time in routine legal matters and other claims incidental to our business. When it appears probable in management's judgment that we will be required to pay monetary damages or incur other costs in connection with such claims and proceedings, and such costs can be reasonably estimated, liabilities are recorded in the consolidated financial statements and charges are recorded against earnings. We believe that the resolution of such routine matters and other incidental claims will not have a material adverse impact on our consolidated financial position or results of operations.

Environmental

        We are subject to extensive laws, rules, regulations and ordinances relating to pollution and protection of the environment, including those relating to emissions to the air, discharges to waters, the use, storage and disposal of petroleum and other regulated materials, and the remediation of contaminated sites. Our operations sometimes involve the use, handling and storage of material that may be classified as environmentally hazardous. Laws protecting the environment have become more stringent in Canada and certain other countries in recent years and may, in certain circumstances, impose liability for cleanup of releases of regulated materials and related environmental damage without regard to negligence or fault. These laws also may expose us to liability for the conduct of, or conditions caused by, others such as historic spills of regulated materials at our facilities, or for our acts that were in compliance with all applicable laws at the time these acts were performed. We believe we are in substantial compliance with applicable environmental requirements and that ensuring compliance has not, to date, had a material adverse effect on our financial position. We cannot, however, predict the likelihood of change to these laws or in their enforcement nor the impact of any such change, or discovery of previously unknown conditions which may require unanticipated costs, on our financial position.

Facilities

        We currently operate from approximately 80 bases worldwide, including 26 in Europe, using facilities that include hangars, supply and service centers, engineering support facilities and offices. In Norway, the UK, Canada, The Netherlands and Australia, we generally own the hangars we use in our helicopter operations, which are located primarily on leased airport lands. We generally lease supply and service centers, engineering support facilities and offices from third parties.

        The principal properties from which we now conduct our operations are:

		Owned or Leased with Lease Expiration Date
Location	Operations	Buildings (Square Feet)	Land	Buildings
St. John's, Newfoundland and Labrador, Canada	Corporate Headquarters; Helicopter Operations Capability	45,000	Leased August 31, 2011	Owned
Gander, Newfoundland and Labrador, Canada	CHC Composites Inc.; Component Manufacturer	60,000	Leased July, 2018	Owned
Richmond, British Columbia, Canada	International Headquarters; Helicopter Operations	10,000	Leased September 30, 2004	Owned
Aberdeen, Scotland	CHC Scotia Limited; Helicopter Operations	42,000	Leased April 16, 2030	Leased April 16, 2030
	CHC Scotia Limited; Terminal Building	25,000	Leased June 30, 2027	Owned
Stavanger, Norway	CHC Helikopter Service AS; Helicopter Operations	199,000	Leased March 1, 2012	Owned
	Astec Headquarters; Repair and Overhaul	179,000(1)	Leased April 30, 2010	Leased April 30, 2010
Cape Town, South Africa	CHC Africa; Helicopter Operations	15,000	Leased April 30, 2010	Leased May 31, 2010
Adelaide, Australia	CHC Australia; Helicopter Operations	10,000	Owned	Owned
Hoofddorp, The Netherlands	Schreiner; Helicopter Operations	41,000	Owned	Owned
Den Helder, The Netherlands	Schreiner; Helicopter Operations	5,200	Leased June 30, 2008	Leased June 30, 2008

(1)
Leased from CHC Helicopter Service AS and included within the 199,000 square feet shown in the table above for that company.

Government Regulation

European Aviation Licences

        Companies wishing to hold a license to operate helicopters in Europe must be owned and controlled by a citizen of a country of the European Union. Our ability to hold aviation licenses in Europe is contingent on our controlling shareholder, Mr. Craig L. Dobbin, who is a citizen of both Canada and the Republic of Ireland, a European Union member country, owning and controlling us. As required by our senior credit facility, we have developed a proposal for steps that we may take, including through a restructuring of our European operations, so that our operating licenses in Europe are not dependent on the citizenship of Mr. Craig L. Dobbin. The proposal must be capable of being implemented within six months of a request by the lenders under the facility. During fiscal 2002 Mr. Dobbin's five adult children were granted Irish citizenship, thereby providing a further succession alternative to ensure our long-term eligibility to operate in Europe.

UK Regulation

Requirements for Operating License

        Our UK operating subsidiary, Scotia, has been issued an operating license by the UK Civil Aviation Authority. Formerly, operating licenses were held by two of our UK subsidiaries, Brintel and

Scotia (previously Bond Helicopters Limited), but as of June 30, 2000 the helicopter operating business and assets of Brintel were transferred, for value, to Bond. Bond was renamed CHC Scotia Limited and is now the only operating subsidiary in the UK in our group, and therefore our only subsidiary holding a UK operating license. Without this operating license, we would not be able to operate helicopter services through our UK subsidiary. Under applicable European law, all of our European subsidiaries that operate helicopter services must be "effectively controlled" and "majority owned" by nationals of Member States of the European Union or the European Economic Area to maintain their operating licenses. We are controlled by Mr. Craig L. Dobbin, a citizen of both Canada and the Republic of Ireland (a Member State of the European Union).

        In January 1994, two competitors of Brintel (at that time the only UK operating company in our group) complained to the European Commission and the UK Civil Aviation Authority that the ownership structure of CHC and Brintel did not comply with the requirements of European licensing regulations and one competitor brought an application in the English courts for judicial review of the UK Authority's decision not to revoke Brintel's operating license following the acquisition of Brintel by CHC. Subsequently, Brintel received notice that, as a result of communications with the European Commission, the UK Civil Aviation Authority believed that Brintel may not satisfy the nationality requirements of applicable European law. The UK Civil Aviation Authority subsequently informed the UK Secretary of State on December 4, 1997 that it had reason to believe that Brintel did not comply with the ownership requirements of applicable European law. The UK Secretary of State had the ability to direct the UK Civil Aviation Authority to withdraw Brintel's operating license for failure to comply with such requirements.

        To resolve the ownership issues with the UK Civil Aviation Authority and the European Commission, we entered into an agreement with the UK Department of the Environment, Transport and the Regions to effect a transaction that was approved by our shareholders on December 9, 1997. Pursuant to that agreement, we created and issued 11 million ordinary shares, a new class of restricted voting securities, to a corporation indirectly wholly-owned by Mr. Dobbin for $33 million. We loaned that corporation the $33 million to purchase the ordinary shares. The loan is secured by a lien on the ordinary shares. The ordinary shares are entitled to one vote for every 10 ordinary shares held and to dividends equivalent on a per share basis to any dividend paid on our subordinate voting shares, but each dividend paid on the ordinary shares requires prior minority shareholder approval.

        In connection with these transactions, Mr. Dobbin and related corporations entered into an agreement with us under which they agreed, among other things:

  •
  not to directly or indirectly sell or transfer any of the ordinary shares, except for transfers that have been approved by a committee of independent directors of CHC; and

  •
  not to take any action to cause or support our dissolution, liquidation or winding-up or other distribution of our assets unless the dissolution, liquidation or winding-up or other distribution has received minority shareholder approval.

        As a result of these transactions, we were advised by the UK Civil Aviation Authority that it did not intend, in the absence of any further change in circumstances or any information available to it, to take any further action in relation to Brintel in the context of the ownership requirements of applicable European licensing law. Although discussions and correspondence with the European Commission, the UK Department of Environment, Transport and the Regions and the UK Civil Aviation Authority confirmed that the issuance of the ordinary shares to Mr. Dobbin in December 1997 allowed us to satisfy the nationality requirements, this will not necessarily preclude further challenges of Scotia's right to maintain its operating license on this or any other basis. Further, Scotia's eligibility to maintain its license could be adversely affected if Mr. Dobbin were to dispose of the shares he holds in CHC, if his percentage ownership of CHC was otherwise decreased, or if he were to die and no alternative arrangement acceptable to the UK Civil Aviation Authority were implemented. During fiscal 2002, Mr. Dobbin's five children were granted Irish citizenship, thereby providing a further succession alternative, which would ensure our long-term eligibility to operate in Europe. While we do not believe this is probable, the revocation of the license would have a material adverse effect on our business, financial condition and results of operations.

        Following our acquisition on August 11, 1999 of over 90% of the shares of HSG, including its subsidiary Bond, which operated in the UK, we disclosed the details of the transaction to the UK Civil Aviation Authority and obtained written confirmation from the UK Civil Aviation Authority that the licensing of Bond would not be adversely affected by its acquisition by us.

Norwegian Regulation

Requirements for Operating License

        Our Norwegian subsidiaries are, through Norway's status as a Member State of the European Economic Area, subject to the same European Union nationality requirements with regard to ownership and control as our UK subsidiaries. On May 9, 1999, in response to objections initiated by the previous management of HSG, the Norwegian Ministry of Transport confirmed in writing that it had adopted the same position as the UK Civil Aviation Authority with regard to our satisfaction of the European Union (and European Economic Area) nationality requirements and therefore would not challenge HSG's eligibility to hold helicopter operating licenses in Norway after our acquisition of HSG.

Dutch Regulation

Requirements for Operating License

        Our Dutch subsidiary is, through the operations of its subsidiaries, subject to the same European Union and European Economic Area nationality requirements with regard to ownership and control as are our UK and Norwegian subsidiaries. The Dutch Civil Aviation Authority advised Schreiner in writing prior to our acquisition of Schreiner that Schreiner was in compliance with applicable European ownership and control requirements and, based on information provided by us, would continue to be so following its acquisition by us. In accordance with Dutch Civil Aviation Authority procedures, we were required to submit certain information regarding our ownership and control to the Dutch Civil Aviation Authority following our acquisition of Schreiner to formally demonstrate that Schreiner continues to meet the European ownership and control requirements. We have submitted the required information to the Dutch Civil Aviation Authority.

Canadian Regulation

Requirements for Operating License

        Our helicopter operations in Canada are regulated under the provisions of the Aeronautics Act (Canada), or the Aeronautics Act. Air operator certificates are issued by the Minister of Transport (Canada) pursuant to the Aeronautics Act and related regulations and orders. To receive an air operator certificate, an applicant must satisfy certain requirements with respect to its operations.

        We have an air operator certificate. Our ability to conduct business is dependent on our ability to maintain our air operator certificate. We no longer directly carry on light helicopter operations in Canada, but we operate heavy helicopters off Canada's east coast in support of the oil and gas industry.

Australian Regulation

Requirements for Operating License

        The helicopter industry in Australia is regulated by various authorities, the most significant of which is the Australian Civil Aviation Safety Authority, or CASA. Pursuant to the Civil Aviation Act, 1988, CASA is primarily responsible for safety regulations for (1) civil air operations within Australian territory and (2) Australian registered aircraft operating outside of Australian territory.

        To operate an aircraft in Australia, it must be registered with CASA and a valid Certificate of Airworthiness must be obtained and be valid and in effect. The operation of an aircraft for a commercial purpose into, out of or within Australian territory can only be undertaken as authorized by an Air Operators' Certificate. CHC Australia has been licensed by CASA to conduct charter operations within, into, out of and outside of Australian territory and to engage in the maintenance of aircraft and maintenance of aircraft components.

South African Regulation

Requirements for Operating License

        Aviation services in South Africa are regulated under the Air Services Licensing Act for domestic service and the International Air Services Act for international services. Additionally, aircraft used in such services must be registered under the Aviation Act, 1962. The Air Services Licensing Council issues domestic licenses if satisfied that (a) the service will be safe and reliable, (b) the applicant is a resident of South Africa or, if a corporation is incorporated in South Africa and 75% of the voting rights are held by South African residents, (c) the applicant will be in control of the service and (d) the aircraft is registered in South Africa. Upon acquiring its interest in Court Air (Pty) Ltd., HSG obtained a letter from the Ministry of Transport in South Africa, confirming its approval of HSG's indirect acquisition of Court Air on the basis that Court Air's immediate parent, Court Air Holdings (Pty) Ltd., was a South African registered company. Legal advice from our South African counsel has confirmed that Court Air's licenses for helicopter operations in South Africa should not be adversely affected by our acquisition of HSG, but cautioned that there is some continuing risk that the South African Ministry of Transport could reverse its prior decision. No action with respect to these licenses has been taken since our acquisition of HSG in 1999. While we do not believe this is probable, any such action could materially and adversely affect our business, financial condition and results of operations. There are also requirements for an operating certificate, uninterrupted operation and insurance. The requirements for an international license are similar, with an additional requirement that the service can be operated within the structure of existing air service in South Africa. The International Air Services Council may also take into account the financial capability of the applicant, economic and other national interests of South Africa and the effect on existing services. Domestic fares are unregulated but international fares are governed by international agreements between governments.

Black Empowerment

        Black Empowerment legislation in South Africa requires that we have a local partner that satisfies the black empowerment requirements in order to be able to bid on contracts in South Africa. We have entered into an arrangement with a black empowerment partner that will enable us to bid on future contracts.

Other International Regulation

        Helicopter operations in other foreign countries are regulated to various degrees by their governments and must be operated in compliance with those regulations. These regulations may require us to obtain a license to operate in that country, may favor local companies or require operating permits that can only be obtained by locally registered companies and may impose other nationality requirements. To conduct helicopter operations in these countries, we may operate in conjunction with a local representative or joint venture partner. Our representatives or partners typically receive a small percentage of local revenues or a fixed fee but generally do not provide any personnel or assume any of the liabilities related to the performance of the contract. We currently have representatives or partners in a number of countries including Azerbaijan, Ecuador, Equatorial Guinea, Libya, Myanmar, Namibia, Saudi Arabia and Thailand.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding our directors and executive officers as of the date hereof:

Name	Age	Position
Craig L. Dobbin, O.C.(5)	68	Chairman of the Board and Chief Executive Officer
William W. Stinson(1)(4)	70	Lead Director
Craig C. Dobbin(3)(5)	39	Director
Professor John J. Kelly, B.E., PhD(1)(2)(3)	69	Director
Sir Bob Reid(2)(4)	69	Director
Jack M. Mintz(1)	53	Director
Sylvain A. Allard, M.B.A.	45	President
Jo Mark Zurel, C.A.	40	Senior Vice-President and Chief Financial Officer
Derrick F. Sturge, FCA	43	Vice-President, Finance and Corporate Secretary
Rick Green, C.G.A.	47	Vice-President, Global Systems and Solutions
Blake Fizzard, C.A.	40	Vice-President, Financial Structuring
Jamie D. Roberts, C.A.	39	Vice-President, Financial Reporting
David R. Loveys, C.A.	48	Corporate Treasurer

(1)
Member of Audit Committee

(2)
Member of Corporate Governance and Nominating Committee

(3)
Member of Pension Committee

(4)
Member of Compensation Committee

(5)
Mr. Craig L. Dobbin, O.C. and Mr. Craig C. Dobbin are related to each other

        Craig L. Dobbin, O.C.—has served as Chairman of the Board since June 1987 and was Chief Executive Officer from June 1987 until December 1, 1994. He was appointed Chief Executive Officer again on April 30, 1998. Mr. Dobbin was the founder of the privately-held helicopter companies that formed the basis for the creation of CHC in 1987. Mr. Dobbin was appointed as an officer of the Order of Canada in 1992 and has been awarded Honorary Doctorate degrees from Saint Mary's University, Memorial University of Newfoundland and the National University of Ireland. Mr. Dobbin is also a member of the Board of Directors of Newfoundland Capital Corporation Limited.

        William W. Stinson—became a director during 2003, and was appointed to the position of Lead Director. He is currently Chairman of the Board of Sun Life Financial, a worldwide insurer and wealth management company. He has been a director of Sun Life since 1985. He is also Chairman of the Board of Trustees of Westshore Terminals Income Fund, which operates a bulk terminal facility. He is also a director of Grant Forest Products and a trustee of the Fording Canadian Coal Trust. Mr. Stinson spent most of his career with Canadian Pacific Ltd., a diversified transportation and industrial company, where he was Chief Executive Officer for eleven years and Chairman and Chief Executive Officer for six years before retiring in 1996.

        Craig C. Dobbin—became a director during 1998. From January 2002 until March 2003, he was a Vice-President of CHC Helicopter Corporation. From 1999 to January 2002, he was Director of Marketing with CHC Composites Ltd., a wholly-owned subsidiary of the Company. From 1995 to 1999, he was the President of Seaforest Plantation Co. Ltd., a cod aquaculture company. Since 1996, he has been General Manager of Canadian Northern Outfitters, an executive wilderness retreat. From 1991 to 1993, he was employed as the marketing director for GPA Helicopters Limited (a division of CHC) and from 1993 to 1995 he was Manager of Corporate Planning for Air Atlantic Limited and subsequently served on the Board of Directors of Air Atlantic (1995) Limited.

        Professor John J. Kelly, B.E., Ph.D—became a director during 1999. He holds both a Bachelor of Engineering and a Ph.D. degree from University College, Dublin. He worked for a number of years in the petroleum industry in the UK and in Ireland, after which he was appointed to the staff of the School of Engineering in University College, Dublin, where he served as Dean of Engineering, from 1979 to 1986, from 1986 to 1994 as Registrar/Senior Vice-President and Professor of Chemical Engineering until 2000. He was a Fulbright Scholar to the University of Maryland, where he was Visiting Professor in its School of Engineering. Professor Kelly was the director of the Fulbright Scholarship Program between Ireland and the United States from 1996 to 2000, and acts as Executive Secretary of the Ireland Canada University Foundation. He was also member of the Senate of the National University of Ireland.

        Sir Bob Reid—was appointed a director in 2004. He joined Shell International Petroleum Company in 1956 and spent much of his career overseas, including posts in Brunei, Nigeria, Thailand and Australia. He served as Chairman and Chief Executive of Shell UK from 1985 to 1990. He has served as Chairman of the British Railways Board, London Electricity, British-Borneo Oil and Gas plc, The Council of the Industrial Society and Sears plc. He currently serves as Deputy Governor of the Bank of Scotland, Chairman of the Petroleum Exchange of London, Chairman of Avis Europe, and as a non-executive director for Intercontinental Exchange Services Inc., The Merchants Trust, Sun Life Financial Services of Canada and Siemens, plc.

        Jack M. Mintz, B.A., M.A., Ph.D—became a director during 2004. He is the President and Chief Executive Officer of the C.D. Howe Institute, an independent policy think-tank. He is also the Deloitte & Touche Professor of Taxation at the Joseph L. Rotman School of Management and co-director of the International Tax Program, Institute of International Business, both at the University of Toronto. He has published more than 180 books and articles in the fields of public economics and fiscal federalism. He has consulted widely with the World Bank, the International Monetary Fund, the Organisation for Economic Co-operation and Development and various governments, businesses and nonprofit organizations. He serves as a director of Brascan, the Royal Ontario Museum Foundation, the Atlantic Council of Canada, and the National Statistics Council. He also serves on the Board of Governors of the National Tax Association, Washington, D.C. He holds a Ph.D from the University of Essex, a Master of Arts, Economics from Queen's University and a Honours Bachelor of Arts, Economics from the University of Alberta.

        Sylvain A. Allard, M.B.A.—has been employed by the Company for the past 22 years starting as a pilot. After completion of his MBA at Concordia University, he moved through increasingly responsible management positions within our operating divisions. He has served as President of our Eastern Canada division, and most recently as president of our International division. On April 30, 1998, Mr. Allard was appointed to his current position of President.

        Jo Mark Zurel, C.A.—was appointed to the position of Senior Vice-President and Chief Financial Officer in January 2000. He has been our Chief Financial Officer since June 1998 and was Secretary from June 1998 until January 2000. Prior to that, he had been Corporate Controller since May 1994. Before joining the Company, he was a Senior Manager with Grant Thornton (formerly Doane

Raymond), a chartered accounting firm, where he worked for eight years in both Newfoundland and Nova Scotia.

        Derrick F. Sturge, M.B.A., FCA—joined our company in March 2000 as Vice-President, Finance and was appointed as Assistant Corporate Secretary in July 2001 and Corporate Secretary in August 2003. Prior to that, he had been Vice-President and Chief Financial Officer with Voisey's Bay Nickel Company Limited (a wholly-owned subsidiary of Inco Limited), a nickel, copper and cobalt mining company, since October 1996. Previously he was Director of Rates, Customer Service and Financial Planning, for eight years with Newfoundland and Labrador Hydro (an electricity generation, transmission and distribution company) and in public accounting for three years with Touche Ross & Co. (now Deloitte & Touche).

        Rick Green, C.G.A.—has been employed by us for the past 17 years. He began as the Chief Accountant with a predecessor company, Sealand Helicopters Limited, and moved through increasingly responsible positions within the Corporation. In 1988 he was named Assistant Corporate Controller. In 1993 he moved into an Internal Audit function until 1995 when he was appointed as Vice-President, Finance in our International division. He remained in this position until 2000 when he was appointed Vice-President, Planning and Control. In May 2003, he assumed the role of Vice-President, Global Systems and Solutions.

        Blake Fizzard, C.A.—was appointed Vice-President, Financial Structuring in September 2003. Previously, he was CHC's Director, Tax since March, 2001. Prior to that he was employed in public accounting with Deloitte & Touche for nine years in St. John's, Newfoundland and Hamilton, Bermuda. In addition, he spent five years in various senior management positions with International Advisory Services, a captive insurance management company in Hamilton, Bermuda.

        Jamie D. Roberts, C.A.—joined the Company as Corporate Controller in July 2003, and was appointed Vice-President, Financial Reporting in April 2004. Prior to that he spent nine years as Senior Vice-President, Finance with Persona Communications Inc., a publicly traded cable television and internet service provider. Previously he was employed in public accounting with Deloitte & Touche.

        David R. Loveys, C.A.—joined our company on August 17, 1998, as Corporate Treasurer and Tax Manager. Prior to that, he spent 12 years in various senior management positions with the Newtel Enterprises Limited group of companies, and prior to that he worked for eight years with Deloitte & Touche, a chartered accounting firm.

Director Compensation

        During fiscal 2003, the directors of, other than those employed by the Corporation, were paid fees (as described below) for each Board and committee meeting attended and were reimbursed for their expenses arising in connection with such meetings. The annual directors fees were $40,000 per annum, committee chairs received an additional $10,000 per annum and each director received an attendance fee of $2,000 per meeting. No options were granted to directors during fiscal year 2003.

        During fiscal 2001, the Board approved the establishment of a Stock Appreciation Rights Plan for non-management directors under which the Corporation may issue up to a maximum of 400,000 Stock Appreciation Rights, or SARs, (representing approximately 2.5% of the issued capital of the Corporation at the time). The SARs provide a potential payment to the recipient, which may be realized only after vesting of the SAR, equal to the increase, if any, in the market value of the Corporation's Class A Subordinate Voting Shares (determined as the weighted average of trading prices for the five trading days immediately preceding the exercise date) over the share price or "SAR grant value" on the date of the original SAR grant. SARs generally vest on the date of issuance (as to one-third of any such grant), and a further one-third vests on each of the first and second anniversaries of the original SAR grant. SARs have a maximum exercise period of 10 years following the date of issuance. No SARs were granted during fiscal 2003.

        At April 30, 2003 a total of 380,000 SARs had been granted to directors. Of this total issuance, 237,497 SARs were vested at April 30, 2003, and 84,167 had been exercised up to August 16, 2003.

        The only change to annual compensation in the first nine months of fiscal year 2004 are the following increases in annual director's fees:

  •
  $40,000 annual director retainer fee has been increased to U.S.$40,000.

  •
  Audit Committee Chair fee increased from $10,000 to U.S.$25,000

  •
  A lead director fee of $150,000 was established.

  •
  All other directors' fees remain unchanged but will now be denominated in U.S. dollars.

        During 2004 our Board increased the maximum number of SARs to 520,000 and granted 110,000 SARs to new directors. The exercise price of the SARs is based on the market value of our subordinate voting shares on the date of the grant.

Compensation of Executive Directors

        The remuneration paid to the Chief Executive Officer and the three other executive officers, or the Named Executive Officers, for the fiscal year ended April 30, 2003 is as follows:

	Annual Compensation				Long-term Compensation Awards of Securities Under Options/SARs Granted
Name and Principal Position		Bonus(1)		Other Annual Compensation (2)	Class A Voting Shares (3)(4)	All Other Compensation (5)
	Salary	CEVA	TSR
Craig L. Dobbin, O.C.	$1,040,388	$464,000	$1,497,000	$60,016	$259,995	$—
Chairman & Chief
Executive Officer
Sylvain A. Allard	550,000	272,000	605,000	—	118,750	14,500
President
Jo Mark Zurel	330,000	163,000	370,000	—	47,500	14,500
Senior Vice-President
& Chief Financial
Officer
O. Noel Clarke	330,000	163,000	370,000	—	73,694	14,500
Senior Vice-President
& Corporate
Secretary(6)

Notes:

(1)
These amounts include:

(a)
regular performance payments under the annual corporate economic value added bonus plan, or the CEVA Plan, which are designed to reward superior performance for the benefit of the Corporation's shareholders. Bonuses are paid only when performance exceeds pre-determined thresholds established by the board and based on economic value added.

(b)
the Total Shareholder Return bonus plan, or the TSR Plan, which pays a percentage of the net earnings for the completed fiscal year in excess of a certain minimum return on shareholder's equity. In respect of fiscal 2003, the total TSR Plan bonus was $2,842,000. The

    TSR Plan bonuses are allocated to the Named Executive Officers on the basis of a percentage based on seniority.

(2)
Other compensation and personal benefits amount to less than the lower of $50,000 and 10% of salary and bonus for all Named Executive Officers except the Chairman and Chief Executive Officer in each of the three fiscal years and the President in fiscal 2002. The amounts are the imputed interest benefits on loans, and vehicle benefits. For the Chairman and Chief Executive Officer in fiscal 2003, the amounts for the imputed interest on loans is equal to $31,108 and the vehicle benefit is equal to $28,908. For the President in fiscal 2002, the amounts for imputed interest benefits on loans is equal to $47,796 and the vehicle benefit is equal to $15,010.

(3)
Options to purchase our Class A voting shares awarded in the fiscal year ended April 30, 2003 have an exercise price of $30.70 and expire on April 30, 2012 and will all vest by May 1, 2004.

(4)
All options granted on May 1, 2002 vest one-third on the date of grant, one-third on the first anniversary date of the grant and one-third on the second anniversary date, except that options granted to Craig L. Dobbin and O. Noel Clarke will vest as follows: Craig L. Dobbin, 120,661 on the date of grant and 69,667 on each of the first and second anniversaries; O. Noel Clarke, 42,208 on the date of grant and 15,833 on each of the first and second anniversary dates. Pursuant to option amending agreements, the exercise price with respect to these options was amended from $26.11 per option (the market value of the subordinated voting shares on the TSX on the date of grant) to $30.70 per option (the market value of such shares on September 25, 2002).

(5)
This consists of our contributions to the Registered Pension Plan made on behalf of certain of the Named Executive Officers.

(6)
O. Noel Clarke was Senior Vice President & Corporate Secretary and an employee of the Corporation until August 8, 2003.

MANAGEMENT SHAREHOLDINGS

        As at March 15, 2004, there were 18,369,600 Class A subordinate voting shares, 2,938,498 Class B multiple voting shares and 11,000,000 ordinary shares issued and outstanding.

        The following table sets forth information as at March 15, 2004 with respect to the beneficial ownership of our Class A subordinate voting shares, Class B multiple voting shares and ordinary shares by (1) all executive officers and directors who are the beneficial owners of more than 1% of our subordinate voting shares and (2) all other executive officers or directors as a group.

	Beneficial Ownership(1)			Percent of Class(1)
Name of beneficial owner	Subordinate Voting Shares	Multiple Voting Shares	Ordinary Shares	Subordinate Voting Shares	Mulitple Voting Shares	Ordinary Shares
Discovery Helicopters Inc.(2)(3)	1,946,270	2,777,716	—	10.2%	94.5%	—
O.S. Holdings Inc.(4)	—	—	11,000,000	—	—	100%
Craig L. Dobbin(1)(5)	1,026,956	—	—	5.3%	—	—
Sylvain Allard(1)	381,200	—	—	2.1%	—	—
Other (9 persons)(1)(6)	286,737	—	—	1.6%	—	—

(1)
Includes shares beneficially owned by the listed person. If a person has the right to acquire beneficial ownership of any shares by exercise of options by June 15, 2004, those shares are deemed beneficially owned by that person and are deemed to be outstanding solely for the purpose of determining the percentage of the shares that the person owns. Those shares are not included in the computations for any other person.

(2)
Discovery Helicopters Inc. is a holding company, all of the voting shares of which are owned by Craig L. Dobbin. The business address of Discovery is P.O. Box 1303, St. John's, Newfoundland and Labrador Canada A1C 5N5. The shares owned by Discovery represent 58.8% of the votes associated with all our outstanding voting securities.

(3)
Includes 689,655 subordinate voting shares that may be acquired upon the conversion of a $5,000,000 convertible loan at a price of $7.25 per share. Also includes 556,615 subordinate voting shares that were lent by Discovery to a third party pursuant to a borrowing agreement. Pursuant to that agreement, Discovery will not exercise control or direction over such shares until they are returned.

(4)
O.S. Holdings Inc. is a holding company wholly owned indirectly by Craig L. Dobbin. The business address of O.S. Holdings Inc. is P.O. Box 1303, St. John's, Newfoundland and Labrador, Canada A1C 5N5. The shares owned by O.S. Holdings Inc. represent 2.2% of the votes attached to all our outstanding voting securities.

(5)
These shares may be acquired upon the exercise of options granted with prices ranging from $4.30 to $30.70. The shares granted pursuant to the full exercise of these options represent 2.0% of the votes associated with all our outstanding voting securities.

(6)
Directors and officers who individually own less than 1% (Craig C. Dobbin, Blake Fizzard, Rick Green, John Kelly, David Loveys, Derrick Sturge, William Stinson, Michael Wadsworth and Jo Mark Zurel).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indebtedness of Directors and Officers

        Effective July 30, 2002, in connection with section 402 of the Sarbanes-Oxley Act, we introduced a new policy with regard to loans to directors and officers. The policy prohibits us from, directly or indirectly, extending or maintaining credit, arranging for the extension of credit, or renewing an extension of credit, in the form of a personal loan to or for any director or officer. Irrevocable extensions of credit made to directors and officers outstanding as of July 30, 2002 are exempted under the policy, but the terms of this credit cannot be materially modified and credit cannot be renewed after such date. In conjunction with this policy, our Board on March 2, 2003 approved a revision to the Employee Stock Option Plan, to eliminate the granting of loans to facilitate the exercising of options.

        Effective July 30, 2002, we had three types of loans outstanding to officers of the Corporation that are exempted under the policy. No new credit or any modification of the terms of the credit granted at July 30, 2002 has been made. Subsequently, our policy for senior executives to obtain advances against future renumeration has expired, all loans have been repaid and no further loans may be made. Our remaining two types of loans are described below. There was no indebtedness other than under securities purchase programs to us by all of our current and former officers, directors and employees as at March 15, 2004.

Executive Share Purchase Loan Program

        On July 21, 2000, the Board, on the recommendation of the Compensation Committee and advice from independent compensation consultants, approved a long term incentive program, or the loan program, for certain members of senior management to permit them to participate in future appreciation of our shares and to bear the same risks as other shareholders. The loan program enabled eligible senior management to receive interest free loans to finance purchases of Class A Subordinate Voting Shares. The maximum amount of the loan available was based on a multiple of the employee's base salary and ranged from 0.5 times base salary to a maximum of 2.0 times base salary, depending on position. The Chief Executive Officer was eligible for the maximum multiple of 2.0 times base salary. Although indebtedness is remaining outstanding under this program, no further loans are being made under it. The outstanding loans are secured by the financed shares (except in the case of certain executives of the Corporation where the Board, in April 2002, approved the assignment of the shares or proceeds arising from certain vested options to constitute security in the place of shares as security for outstanding loans, as detailed below), require minimum annual loan repayments of 5% of the loan principal amount and are fully payable on termination of employment or sale of the financed shares or the exercise of share options taken as security and sale of shares arising therefrom, as the case may be.

        As at March 15, 2004, the aggregate indebtedness to CHC under securities purchase programs by our current and former officers, directors and employees or any of our subsidiaries (and their respective associates) was $2,139,961 (excluding the Ordinary Share Loan, as described below, to an entity owned by the Chief Executive Officer for the acquisition of the Ordinary Shares, as described below). All such indebtedness (other than the Ordinary Share Loan) was incurred pursuant to the loan program. At March 15, 2004, Craig L. Dobbin owed $1,134,000 and Sylvain Allard owed $716,744 to CHC under the executive share purchase loan program. As security for those loans, CHC took an assignment of the shares or proceeds of 243,543 and 50,000, respectively, vested options for Class A shares held by the executive, having an exercise price per share of $13.00 and $4.25, respectively.

The Ordinary Share Loan

        On December 9, 1997, we issued 11,000,000 Ordinary Shares to O.S. Holdings Inc. for an aggregate consideration of $33,000,000, or the Ordinary Share Loan, O.S. Holdings Inc. is a corporation wholly owned by 10644 Newfoundland Inc. ("Holdco"), which is a corporation wholly owned by Craig L. Dobbin, the Chairman and Chief Executive Officer. On December 9, 1997, we made a loan to O.S. Holdings Inc. of $33,000,000 to enable it to purchase these Ordinary Shares. The loan is repayable upon demand and does not bear interest unless the principal amount thereof (or the lesser portion demanded) has not been repaid within two business days following demand therefore, after which time the principal amount thereof (or the portion demanded) would bear interest at a rate equal to the Canadian "prime rate" plus 5%. These Ordinary Shares were issued to give effect to an undertaking provided by us to UK regulatory authorities in connection with the foreign ownership requirements of European legislation applicable to our then UK operating subsidiary, Brintel Helicopters Limited. The issuance of Ordinary Shares to O.S. Holdings Inc. was intended to increase the amount of equity share capital held by European nationals (Mr. Dobbin, the sole shareholder of Holdco, is a citizen of both Canada and the Republic of Ireland) and to establish that Brintel was entitled to maintain its operating license. The transaction involving the issuance of the Ordinary Shares (including the making of the loan) was approved by our shareholders at a meeting held on December 9, 1997. The loan is secured by a lien in our favor over the Ordinary Shares.

Other Related Party Transactions

        In the normal course of business, we enter into transactions with related parties.

        During the nine-month period ending January 31, 2004, $0.8 million was paid to Canadian Helicopters Limited, or CHL, in which we have a 43.5% equity investment. During fiscal 2003, 2002 and 2001, $1.3 million, $2.0 million and $0.1 million, respectively, were paid to CHL. These amounts related to the provision of helicopter flying services.

        During fiscal 2003, $19.5 million (2002—$21.2 million; 2001—$18.6 million) was paid to Vector and its subsidiaries whose former Chairman and Chief Executive Officer, Mr. Mark Dobbin, is the son of our CEO and was also a director of ours during that year. The amounts paid were for repair and overhaul services and information technology support. On June 25, 2003 the five-year non-compete agreement between us and Vector expired. With this expiration, we are reviewing our options for the repair and overhaul of our medium aircraft previously provided by Vector, including the possibility of performing a portion or all of this work in our own repair and overhaul facilities. Effective November 27, 2003, Mr. Mark Dobbin was no longer employed by Vector. Therefore, Vector is no longer a related party. The amount paid to Vector during the period of May 1, 2003 to November 27, 2003 was $9.2 million.

        During fiscal 2000, in connection with securing tender credit facility, we received an unsecured, subordinated, convertible 12% loan from an affiliate of the controlling shareholder in the amount of $5.0 million. This loan is subordinated to our senior credit facilities and 2007 notes. The loan is convertible into Class A subordinate voting shares at $7.25 per share. The estimated value of the loan proceeds attributable to the conversion feature of $951,000 was allocated to contributed surplus. The equivalent reduction in the carrying value of the loan is amortized to earnings over the term of the loan. Interest expense of $689,000, $676,000 and $674,000, including amortization of the above noted discount, was recorded on the loan during fiscal 2003, 2002 and 2001, respectively. The equivalent amount for the nine-month period ended January 31, 2004 was $529,000.

        Fees of $15,000 primarily in connection with special consulting projects, were paid during fiscal 2002 to certain directors or entities in which certain directors are partners or employees; such fees amounted to $85,000 in 2001. We use two properties owned by companies, the shares of which are controlled by our Chairman and CEO, for customer events, meetings, conferences and other functions. Rent and usage fees of $610,000, $533,000 and $596,000 were paid during 2003, 2002 and 2001, respectively, to companies affiliated with the controlling shareholder. Such rent and usage fees totaled $408,000 for the nine-month period ended January 31, 2004. These rental amounts are reviewed and approved by the Board of Directors, and are based on market rates for other similar properties. Interest revenue of $28,000 was earned in 2001 on a demand loan to the controlling shareholder that was repaid during 2001. These transactions are recorded at their exchange amounts.

DESCRIPTION OF CERTAIN INDEBTEDNESS AND OTHER OBLIGATIONS

Senior Credit Facility

        In July 2000, we obtained a commitment for a U.S.$225,000,000, (or the equivalent in certain other currencies), senior credit facility, or the senior credit facility, from a syndicate of banks with a Canadian chartered bank as Administrative Agent. We used a portion of the proceeds of the old notes to repay a portion of the senior credit facility.

        We, along with our subsidiaries entered into a senior credit agreement, or the Senior Credit Agreement, with a Canadian chartered bank as administrative agent. The Senior Credit Agreement provides for a revolving credit facility in two tranches: U.S.$40,000,000, Credit A plus £6,788,866, Credit B. In addition, the Senior Credit Agreement provides for a Term loan (Credit C) in the original amount of U.S.$85,000,000 (current maximum £14,039,380), a term loan (Credit D) in the amount of U.S.$90,000,000 (current maximum £27,631,648), and a term loan (Credit E) in the amount of £93,634,192. Credit B under the revolving credit facility may be advanced by the lenders to several of our operating subsidiaries in the United Kingdom, Norway and other jurisdictions to assist in financing local operating requirements. The revolving credit facility may also be used to provide letters of credit to banks in those jurisdictions that are not parties to the Senior Credit Agreement to secure loans made to our operating subsidiaries.

        Advances under the revolving credit facility bear interest based on a pricing grid relating to the ratio of our consolidated indebtedness to our consolidated Segment EBITDA, in each case as defined in the Senior Credit Agreement. The interest rate at closing is expected to be LIBOR plus 1.125% per annum, the lenders' base rate plus 0.125% per annum or equivalent rates. Advances under the revolving credit facility are repayable in full on or before July 15, 2005.

        Advances under the Credit C term loan bear interest at the same rate as advances under the revolving credit facility. Advances under the Credit C loan are repayable in quarterly installments of £1,220,153; with a lump sum payment due on maturity, and are repayable in full on or before July 15, 2005.

        Advances under the Credit D term loan bear interest at the same rate as advances under the revolving credit facility. Advances under the Credit D loan are repayable in equal quarterly installments of £419,617, with a lump sum payment due on maturity, and are repayable in full on or before July 15, 2005.

        In February 2004, the administrative agent approved a new term loan, Credit E for £93,634,192, for the acquisition of Schreiner. Advances under the Credit E term loan bear interest at the same rate as advances under the revolving credit facility. Advances under the Credit E loan are repayable in equal quarterly installments of £3,390,000 commencing October 2004, with a lump sum payment due on maturity and are repayable in full on or before July 15, 2005.

        The senior credit facility is currently secured by liens on substantially all of our assets and those of our subsidiaries, other than HSG and certain of its subsidiaries, including our fleet of aircraft. We have also assigned to the lenders under the senior credit facility all intercompany debt and the security for such debt given by, among others, HSG and certain of its subsidiaries. Further, we have pledged as collateral all the issued and outstanding shares of stock of certain of our subsidiaries, including any shares of HSG held by us directly or indirectly. Finally, certain of our subsidiaries have executed guarantees, guaranteeing the repayment of all amounts advanced under the Senior Credit Agreement. In addition, the Senior Credit Agreement requires us to maintain compliance with specified financial ratios and tests, including limits on the ratio of total debt to consolidated Segment EBITDA, the ratio of senior debt to consolidated Segment EBITDA, the ratio of total debt plus a multiple of lease payments to consolidated Segment EBITDA plus lease payments, as well as maintenance of a minimum interest coverage ratio and a minimum fixed charge coverage ratio.

Norgeskreditt Facility

        Our Norwegian subsidiary, HSG, had outstanding as at January 31, 2004 approximately NOK 128.0 million of indebtedness under a credit facility with Norgeskreditt AS. The Norgeskreditt facility is secured by certain real properties owned by HSG and its subsidiary HS AS. The indebtedness under the Norgeskreditt facility bears interest at a variable interest rate based on LIBOR plus a spread and matures in 2018. We intend to prepay the Norgeskreditt facility with the proceeds of this offering.

8% Subordinated Debentures due 2007

        We have outstanding $10.4 million of subordinated debentures issued August 20, 1987 pursuant to a trust indenture agreement with National Trust Company, through its agent CIBC Mellon Trust Company. The debentures are subordinated to all of our senior indebtedness, as defined, which includes all borrowings under the senior credit facility and the notes. The debentures bear interest at 8% per annum and mature on August 31, 2007. Interest on the debentures is payable semi-annually on April 30 and October 31 until maturity, when the debentures must be redeemed. We are required to make sinking fund payments of $743,500 each August 31 until maturity in order to retire annually 5% of the aggregate principal amount of outstanding debentures as of August 31, 1997. Payment of the debentures is secured by a pledge of the stock of CHC Helicopters Holdings Limited held by us.

        We intend to redeem the debentures from the proceeds of this offering, at a redemption price of 101.2% of the principal amount of debentures being redeemed. The debentures may be accelerated in the event of certain events of default. These events include, among other things, default in the payment of any principal, interest or sinking fund payment due on the debentures, a default under certain other indentures and instruments binding on us, and initiation of a bankruptcy or liquidation proceeding. There have been no defaults under the debentures to date.

Aircraft Leases

        At January 31, 2004 we operated 32 heavy and 21 medium helicopters as well as two fixed-wing aircraft under operating leases. The lessors for the 55 leases are primarily major asset leasing companies and other financial institutions including a number of major European banks. The operating leases are typically for a period of 7.5 years with expiry dates ranging from 2004 to 2011 and bear interest at rates ranging from a margin of 0.95 to 2.80 percent above LIBOR. We can purchase the aircraft at the end of these leases, mainly at fixed prices that approximate future market value predicted at the inception of the lease, but have no commitment to do so. In some instances, if we decide to exercise a purchase option, the subsidiary exercising that option will be required to transfer title to the aircraft to one of our other subsidiaries pursuant to an agreement between them. Based on independent appraisals as at April 30, 2003 and, in the case of aircraft initially leased during the nine month period ended January 31, 2004, independent appraisals at lease inception, the aggregate market value of the aircraft under operating leases at January 31, 2004 was U.S.$394.7 million ($523.5 million.) As at January 31, 2004 the total minimum lease payments over the remaining lease terms are $193.5 million.

        Included in the 55 leased aircraft above are 20 aircraft leased from eight variable interest entities or VIEs. These VIEs are owned by third parties and we have no involvement in the management or administration of these entities. The terms and conditions of our operating leases with these entities are the same as those operating leases we have with other lessors. The VIEs borrow funds required to purchase the aircraft from one of several international asset lending institutions.

        In some leases we have provided 5-10% of the financing and in other leases we have provided a similar level of financial support in the form of asset value guarantees. The total exposure that we had to loss through these loans and guarantees at January 31, 2004 was $41.4 million. We may not receive repayment of our loans or we may have to make payments at the end of the lease term if the aircraft are sold and the proceeds are not sufficient to cover the remaining residual value of the aircraft financing. To date we have not been required to forfeit any portion of our loans, or make any payments under these guarantees in connection with aircraft operating leases.

        In most of the operating leases we have a remarketing agreement whereby we will share in the proceeds from the sale of the aircraft at amounts ranging from 80-100% of the amount by which the proceeds exceed the lessor's remaining residual value.

        Subsequent to January 31, 2004, through LOLI transactions, we entered into operating leases for three Sikorsky S-76 aircraft that were previously owned by us, with terms similar to those described above for our other operating leases. The aggregate estimated aircraft market value and aggregate future minimum lease payments for these additional leases are approximately U.S.$14.3 million and U.S.$8.1 million respectively.

        In addition, on February 16, 2004 we acquired Schreiner, which operates nine aircraft under short-term operating leases.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We sold the old notes on April 27, 2004 pursuant to a purchase agreement dated as of April 21, 2004, among us, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital (USA) Inc., whom we refer to in this prospectus as the initial purchasers. The initial purchasers subsequently sold the old notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, to non-U.S. persons pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S and in Canada pursuant to exemptions from prospectus requirements of applicable Canadian provincial securities laws.

        As a condition to the initial sale of the old notes, we and the initial purchasers entered into a registration rights agreement dated as of April 27, 2004. Under the registration rights agreement, we agreed to:

  •
  file with the SEC a registration statement under the Securities Act with respect to the new notes by July 26, 2004;

  •
  cause the registration statement to become effective under the Securities Act not later than October 24, 2004; and

  •
  keep the exchange offer open for at least 30 days after the date notice of the registered exchange offer is mailed to holders of the old notes (or longer if required by applicable law) and to consummate the exchange offer on or before November 23, 2004.

        We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with the letter of transmittal, to all of the beneficial holders known to us. For each old note validly tendered to us pursuant to the exchange offer and not validly withdrawn, the holder will receive a new note having a principal amount equal to that of its tendered old note. We have filed a copy of the registration rights agreement as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.

        The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the trustee's books, any other person who has obtained a properly completed bond power from the registered holder or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the Depositary or DTC, who desires to deliver the old note by book-entry transfer at DTC.

Resale of the New Notes

        We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under "—Procedures for Tendering Old Notes." However, if you (1) intend to participate in a distribution of the new notes, (2) are a broker-dealer that acquired the old notes from us in the initial offering with an intent to distribute those notes and not as a result of market-making activities or (3) are an "affiliate" of CHC as that term is defined in Rule 405 of the Securities Act, you will not be eligible to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

        We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers similar to ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

        A broker-dealer that has acquired old notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. This prospectus may be used by such broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies for a period of up to 180 days after the consummation of the exchange offer, or for such longer period as provided by the registration rights agreement. See "Plan of Distribution" for more information regarding broker-dealers.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of the exchange offer would not comply with the securities or blue sky laws.

        The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.

Terms of the Exchange Offer

        General.    Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn on or before the expiration date.

        Subject to the minimum denomination requirements of the new notes, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn on or before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

        The form and terms of the new notes are the same as the form and terms of the old notes except that:

  •
  the new notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer of the new notes except that the new notes shall continue to bear the Canadian resale legend (as described in the Indenture) for a period of four months and one day after the date of issuance of the new notes; and

  •
  holders of the new notes will not be entitled to any of the exchange offer provisions under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, or to the additional interest provisions of the registration rights agreement.

        The new notes of a particular series will evidence the same indebtedness as the old notes, and will be issued under, and be entitled to the benefits of, the same indenture that governs the old notes. As a result, both the new notes and the old notes will be treated as a single series of debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being tendered for exchange.

        As of the date of this prospectus, $250.0 million aggregate principal amount of the old notes are outstanding, all of which are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on July 23, 2004 as the record date for the exchange offer for purposes of determining the persons to whom we will initially mail this prospectus and the letter of transmittal. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer, and all holders of old notes may tender their old notes.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and the related rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on these notes will continue to accrue at a rate equal to 7 3/8% per year.

        We will be deemed to have accepted validly tendered old notes if and when we give oral or written notice of our acceptance to The Bank of New York, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

        If you validly tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described under "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The "expiration date" means 5:00 p.m., New York City time, on August 25, 2004, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer. We do not currently intend to extend the exchange offer. However, if we elect to extend the exchange offer on one or more occasions, we will not extend the exchange offer for more than an aggregate of 30 days.

        In order to extend the exchange offer, we will:

  •
  notify the exchange agent of any extension by oral or written communication; and

  •
  issue a press release or other public announcement, which will report the approximate number of old notes tendered, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date;

        During any extension of the exchange offer, all old notes previously validly tendered and not validly withdrawn will remain subject to the exchange offer.

        We reserve the right:

  •
  to delay accepting any old notes;

  •
  to amend the terms of the exchange offer in compliance with the provisions of the Exchange Act;

  •
  to extend the exchange offer; or

  •
  if, in the opinion of our counsel, the consummation of the exchange would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

        Any delay in acceptance, extension, termination, or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine to comply with the Exchange Act, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

        In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal or a book-entry confirmation with an agent's message, in each case with all other required documents. However, we reserve the right to waive any conditions of the exchange offer which we, in our reasonable discretion, determine are not satisfied or any defects or irregularities in the tender of old notes. If we do not accept any tendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you want to exchange, we will return the unaccepted or non-exchanged old notes to you, or substitute old notes evidencing the unaccepted or non-exchanged portion, as appropriate. See "—Return of Old Notes." We will deliver new notes issued in exchange for old notes validly tendered and accepted for exchange, and we will promptly return any old notes not accepted for exchange for any reason, to the applicable tendering holder.

Procedures for Tendering Old Notes

        If you wish to tender old notes you must:

  •
  complete and sign the letter of transmittal or send a timely confirmation of a book-entry transfer of old notes to the exchange agent;

  •
  have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal; and

  •
  mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date.

        In addition, either:

  •
  certificates for old notes must be received by the exchange agent along with the letter of transmittal;

  •
  a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent on or before the expiration date; or

  •
  you must comply with the procedures described below under "—Guaranteed Delivery Procedures."

        If you do not validly withdraw your tender of old notes on or before the expiration date, it will indicate an agreement between you and our company that you have agreed to tender the old notes, in accordance with the terms and conditions in the letter of transmittal.

        The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent on or before the expiration date. Do not send any letter of transmittal or old notes to us. You may request that your broker, dealer, commercial bank, trust company, or other nominee effect delivery of your old notes for you.

        If you beneficially own the old notes and you hold those old notes through a broker, dealer, commercial bank, trust company, or other nominee and you want to tender your old notes, you should contact that nominee promptly and instruct it to tender your old notes on your behalf.

        Generally, an eligible institution must guarantee signatures on a letter of transmittal unless:

  •
  you tender your old notes as the registered holder (a registered holder means any participant in DTC whose name appears on a security listing as the owner of old notes) and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes; or

  •
  you tender your old notes for the account of an eligible institution.

        An "eligible institution" means:

  •
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

  •
  a commercial bank or trust company having an office or correspondent in the United States; or

  •
  an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act.

        In each instance, the eligible institution must be a member of one of the signature guarantee programs identified in the letter of transmittal in order to guarantee signatures on a letter of transmittal.

        If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature on the letter of transmittal.

        Tendered old notes will be deemed to have been received as of the date when:

  •
  the exchange agent receives a properly completed and signed letter of transmittal accompanied by the tendered old notes or a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC with an agent's message; or

  •
  the exchange agent receives a notice of guaranteed delivery from an eligible institution.

        Issuances of new notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal and any other required documents, and deposit of the tendered old notes, or confirmation of a book-entry transfer of such old notes into the exchange agent's account at DTC pursuant to the book-entry procedures described below.

        We will make the final determination regarding all questions relating to the validity, form, eligibility, including time of receipt of tenders and withdrawals of tendered old notes, and our determination will be final and binding on all parties.

        We reserve the absolute right to reject any and all old notes improperly tendered. We will not accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities, or conditions of tender as to any particular old note. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes on or before the expiration date. Although we intend to notify holders of defects or irregularities in connection with tenders of old notes, neither we, the exchange agent, nor anyone else will incur any liability for failure to give that notice. Tenders of old notes will be deemed to have been made until any defects or irregularities have been cured or waived. All conditions of the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any condition of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.

        We have no current plan to acquire, or to file a registration statement to permit resales of any old notes that are not validly tendered pursuant to the exchange offer. However, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

        Pursuant to the letter of transmittal, if you elect to tender old notes in exchange for new notes, you must exchange, assign, and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the tendered old notes, and full power of substitution, among other things, to cause the old notes to be assigned, transferred, and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth below to us. By executing the letter of transmittal you also promise, on our request, to execute and deliver any additional documents that we consider necessary to complete the exchange of old notes for new notes as described in the letter of transmittal.

        Under existing interpretations of the SEC contained in several no-action letters to third parties, we believe that the new notes will be freely transferable by the holders after the exchange offer without further registration under the Securities Act. However, each holder who wishes to exchange its old notes for new notes will be required to represent:

  •
  that the holder has full power and authority to tender, exchange, assign and transfer the old notes tendered;

  •
  that we will acquire good title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes;

  •
  that the holder is acquiring the new notes in the ordinary course of your business;

  •
  that the holder is not participating in and does not intend to participate in a distribution of the new notes;

  •
  that the holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

  •
  that the holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of us; and

  •
  that if the holder is a broker-dealer and it will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of the new notes.

        If you cannot make any of these representations, you will not be eligible to participate in the exchange offer, you should not rely on the interpretations of the staff of the SEC in connection with the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

        Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in deciding whether to participate in the exchange offer.

Return of Old Notes

        If any old notes are not accepted for any reason described in this prospectus, or if old notes are validly withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn, or non-exchanged old notes to you or, in the case of old notes tendered by book-entry transfer, into an account for your benefit at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited promptly to an account maintained with DTC.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. To validly tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that (1) DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received the letter of transmittal, (2) the participant agrees to be bound by the terms of the letter of transmittal and (3) we may enforce this agreement against the participant.

        A tender of old notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received by the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        If you wish to tender your old notes and (1) your old notes are not immediately available so that you can meet the expiration date deadline, (2) you cannot deliver your old notes or other required documents to the exchange agent on or before the expiration date or (3) the procedures for book-entry transfer cannot be completed on or before the expiration date, you may nonetheless participate in the exchange offer if:

  •
  you tender your notes through an eligible institution;

  •
  on or before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes tendered; the notice of guaranteed delivery must state that the tender is being made by the notice of guaranteed delivery and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other required documents, will be delivered by the eligible institution to the exchange agent; and

  •
  the properly executed letter of transmittal, as well as the certificate(s) representing all tendered old notes, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

        Unless old notes are tendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the tender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to tender your old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders of Old Notes

        You may withdraw your tender of old notes at any time on or before the expiration date.

        To withdraw old notes tendered in the exchange offer, the exchange agent must receive a written notice of withdrawal at its address set forth below on or before the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes;

  •
  contain a statement that the holder is withdrawing the election to have the old notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal used to tender the old notes; and

  •
  specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and, unless the old notes were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

        We will make the final determination on all questions regarding the validity, form, eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any old notes validly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly tendered again. Properly withdrawn old notes may be tendered again by following one of the procedures described above under "—Procedures for Tendering Old Notes" at any time on or before the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes tendered by book-entry transfer, into an account for your benefit at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Additional Obligations

        We may be required, under certain circumstances, to file a shelf registration statement. See "Registration Rights." In any event, we are under a continuing obligation, for a period of up to 180 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, to keep the registration statement of which this prospectus is a part effective and to provide copies of the latest version of this prospectus to any broker-dealer that requests copies for use in a resale, subject to our ability to suspend the use of such prospectus under certain conditions as described in the registration rights agreement and as described below under "Registration Rights."

Conditions of the Exchange Offer

        Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we may terminate the exchange offer before acceptance of the old notes of in our reasonable judgment:

  •
  the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court of ny any governmental agency that might materially impair our ability to proceed with or complete the exchange offer or any material adverse development has occurred with respect to us; or

  •
  we have not obtained any governmental approval which we deem necessary for the consummation of the exchange offer.

        If we, in our reasonable discretion, determine that any of the above conditions is not satisfied, we may:

  •
  refuse to accept any old notes and return all tendered old notes to the tendering holders;

  •
  extend the exchange offer and retain all old notes tendered on or before the expiration date, subject to the holders' right to withdraw the tender of the old notes; or

  •
  waive any unsatisfied conditions regarding the exchange offer and accept all properly tendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we determine to be appropriate, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

        All conditions to the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any conditions of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.

        If we fail to consummate the exchange offer or file, have declared effective or keep effective a shelf registration statement within time periods specified by the registration rights agreement, we may be required to pay additional interest in respect of the old notes. See "Registration Rights."

Exchange Agent

        We have appointed The Bank of New York to act as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following addresses:

By Overnight Courier, Regular Mail or Hand: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7 East New York, NY 10286 Attn: Mr. Bernard Arsenec	By Facsimile: (212) 298-1915 To Confirm by Telephone: (212) 815-5098

Fees and Expenses

        We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and printing costs.

        We will also bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitations may be made by facsimile, telephone, in person by our officers and regular employees or by officers and employees of our affiliates. We will pay no additional compensation to any officers and employees who solicit tenders.

        We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to broker, dealers, or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

        We will pay all transfer taxes, if any, applicable to the exchange of the old notes. If, however, new notes, or old notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person tendering the notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes with the letter of transmittal, we will bill the amount of those transfer taxes directly to you.

Consequences of Failure to Exchange

        Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, old notes may not be offered, sold, pledged or otherwise transferred except:

  •
  to us or to any of our subsidiaries;

  •
  inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;

  •
  inside the United States to an institutional accredited investor who, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and an opinion of counsel acceptable to us and the trustee that the transfer complies with the Securities Act;

  •
  outside the United States in compliance with Rule 904 under the Securities Act or in Canada pursuant to exemptions from prospectus and registration requirements of applicable Canadian provincial and territorial securities laws;

  •
  pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available;

  •
  in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel, if we so request; or

  •
  pursuant to an effective registration statement under the Securities Act.

        The liquidity of the old notes could be adversely affected by the exchange offer. See "Risk Factors—An active trading market for the new notes may not develop, which could make it difficult to resell your new notes at their fair market value or at all." Following consummation of the exchange offer, we will not be required to register under the Securities Act any old notes that remain outstanding except in the limited circumstances in which we are obligated to file a shelf registration statement for certain holders of old notes not eligible to participate in the exchange offer pursuant to the registration rights agreement. Interest on any old notes not tendered or otherwise accepted for exchange in the exchange offer will continue to accrue at a rate equal to 7 3/8% per year.

Accounting Treatment

        For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.

DESCRIPTION OF THE NEW NOTES

        The form and terms of the new notes and the old notes are substantially identical, except that the transfer restrictions, interest rate increase provisions and exchange offer provisions applicable to the old notes do not apply to the new notes. References in this section to the "Notes" include both the old notes and the new notes. The old notes were and the new notes will be issued under an indenture dated as of April 27, 2004 (the "Indenture"), among CHC Helicopter Corporation, the Subsidiary Guarantors set forth below and The Bank of New York, as trustee (the "Trustee"). Upon the issuance of the new notes the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "—Certain Definitions." All references to the Company in the following summary refer exclusively to CHC Helicopter Corporation, and not to any of its subsidiaries.

General

        The Indenture will provide that the Company may issue Notes with an unlimited principal amount, subject to compliance with the covenant described under the caption "Certain Covenants—Limitation on Indebtedness," of which U.S.$250.0 million will be issued in this offering. Any additional Notes that we issue in the future will be identical in all respects to the Notes that we are issuing now, except that any Notes issued in the future may have different issuance prices and will have different issuance dates. The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Notes will be guaranteed, jointly and severally, on an unsecured senior subordinated basis by the Subsidiary Guarantors set forth under "—Guarantees" below.

        Each Note will bear interest at the rate set forth on the cover page of this prospectus from April 27, 2004 payable in cash in U.S. dollars on May 1 and November 1 in each year, until the principal thereof is paid or duly provided for on May 1, 2014, to the registered holder of the Note at the close of business on the April 15 or October 15 immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The yearly rate of interest that is equivalent to the rate payable under the Notes is the rate payable multiplied by the actual number of days in the year and divided by 360 and is disclosed herein solely for the purpose of providing the disclosure required by the Interest Act (Canada).

        Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that, at the option of the Company, interest may be paid by check mailed to the Person entitled thereto as set forth on the security register. See "Book Entry; Delivery and Form."

        The Notes will be issued only in fully registered form without coupons and only in denominations of U.S.$1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of the Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

        As of the date of the Indenture, all of the Company's Subsidiaries other than CHC Composites Ltd. will be Restricted Subsidiaries. CHC Composites Ltd. is a subsidiary of the Company that was established with funding provided by the Government of Newfoundland and Labrador to develop and manufacture composite aerospace components, all of the Voting Stock and redeemable special shares of which is owned by the Company and 100% of the Preferred Stock of which is owned by the Government of Newfoundland and Labrador. Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

        As discussed under "The Exchange Offer," pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantors have agreed, at their cost, to effect a registered exchange offer under the Securities Act to exchange the Notes for Exchange Notes (evidencing the same continuing indebtedness), which will have terms identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) and in certain circumstances to register the Notes for resale under the Securities Act through the Shelf Registration Statement. The failure to consummate the exchange offer or to register the Notes for resale under the Shelf Registration Statement may result in the Company paying additional interest on the Notes.

Guarantees

        Payment of the principal of, premium, if any, and interest on the Notes will be guaranteed, jointly and severally, on an unsecured senior subordinated basis by the Subsidiary Guarantors. The Guarantee of each Subsidiary Guarantor will, to the extent set forth in the Indenture, be subordinated to the Guarantor Senior Indebtedness of such Subsidiary Guarantor on the same basis that the Notes are subordinated to Senior Indebtedness.

        As of the date of the Indenture, the Subsidiary Guarantors will consist of all of the Company's Restricted Subsidiaries that are guarantors under the Company's Senior Credit Facility. As of the date of the Indenture, the guarantors under the Senior Credit Facility consist of the following wholly owned direct and indirect subsidiaries of the Company: CHC Helicopter Holdings Limited; CHC Helicopters International Inc.; Viking Helicopters Limited; Canadian Helicopters (U.K.) Limited; CHC Scotia Limited; Brintel Holdings Limited; Brintel Helicopters Limited; Flight Handling Limited; Bond Helicopter Services Limited; North Denes Aerodrome Ltd.; Court Air (Proprietary) Ltd.; Court Helicopter Services (Proprietary) Ltd.; Court Flight Safety (Proprietary) Ltd; CHC Helicopters (Africa) (Proprietary) Ltd.; Lloyd Helicopter Services Limited; Management Aviation Limited; Lloyd Helicopter Services Pty. Ltd.; Lloyd Helicopters Pty. Ltd.; Lloyd Offshore Helicopters Pty. Ltd.; Lloyd Bass Strait Helicopters Pty. Ltd.; Lloyd Helicopters International Pty. Ltd.; in its own capacity and as trustee of The Australian Helicopters Trust, a trust existing under the laws of Australia, CHC Helicopters (Barbados) Limited; CHC Capital (Barbados) Limited; CHC Leasing (Barbados) Limited; CHC Ireland Limited; CHC Sweden AB; CHC Netherlands BV; Schreiner Luchtvaart Groep BV; Capital Aviation Services BV; Handelsmaatschappij Schreiner & Co. BV; Luchtvaartmaatschappij Schreiner Airways BV; Schreiner Aircraft Maintenance BV; Schreiner Northsea Helicopters BV; Schreiner Northsea Helicopters CV; Schreiner Canada Ltd.; Schreiner Onroerend Goed BV; Aviation Personnel Recruitment and Management (APRAM) Limited, Schreiner Tchad SA, 4083423 Canada Inc., Whirly Bird Services Limited, and CHC Helicopters (Mauritius) Ltd.

        Each future Wholly Owned Restricted Subsidiary that guarantees Indebtedness of the Company or any Restricted Subsidiary of the Company under the Senior Credit Facility (other than a guarantee by a Non-Guarantor Restricted Subsidiary of Indebtedness of another Non-Guarantor Restricted Subsidiary, which Indebtedness was permitted to be incurred under the Indenture) will be required to enter into a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee the obligations of the Company under the Notes. See "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries." The Company may also at any time at its option cause any other Restricted Subsidiary that is not otherwise required to be a Subsidiary Guarantor to Guarantee the Company's

obligations under the Notes. See "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries." The Company may also at any time at its option cause any other Restricted Subsidiary that is not otherwise required to be a Subsidiary Guarantor to Guarantee the Company's obligations under the Notes.

        The Guarantee issued by any Subsidiary Guarantor will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Company's directly or indirectly owned Capital Stock in, or all or substantially all the assets of, such Subsidiary Guarantor or (ii) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, in each case in compliance with the terms of the Indenture. The Guarantee issued by a Restricted Subsidiary that is an EU Licensed Operator and by any of its Subsidiaries or by an EU Investorco and by any of its subsidiaries will be automatically released and discharged concurrently with such EU Licensed Operator or EU Investorco, as the case may be, ceasing to be a Restricted Subsidiary of the Company. Additionally, in certain circumstances a Guarantee of a Subsidiary Guarantor may be released as set forth under "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

Ranking

        The payment of the principal of, premium, if any, and interest on, the Notes will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash of all Senior Indebtedness. The Notes will be senior in right of payment to all existing and future Subordinated Debt.

        Upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, interest on, or any other amount payable in respect of, any Designated Senior Indebtedness (as defined below) (a "Payment Default") and after the receipt by the Trustee from the Administrative Agent or any other representative of a holder of Designated Senior Indebtedness of written notice of such default, no payment (other than any payments made pursuant to the provisions described under "—Defeasance or Covenant Defeasance of Indenture" from cash in U.S. dollars or non-callable U.S. government securities or a combination thereof previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the Notes are so subordinated as provided in the Indenture (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities")), may be made by or on behalf of the Company on account of principal of, premium, if any, interest on, or any other amount payable in respect of, the Notes or on account of the purchase, redemption or other acquisition of Notes unless and until such Payment Default shall have been cured or waived in writing from the Administrative Agent or any other representative of a holder of Designated Senior Indebtedness or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full, after which the Company will resume making any and all required payments in respect of the Notes, including any missed payments.

        Upon the occurrence of any default with respect to Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-Payment Default") and after the receipt by the Trustee from the Administrative Agent or any other representative of a holder of Designated Senior Indebtedness of written notice of such default (and delivery of notice to the Company), no payment (other than payments made pursuant to the provisions described under "—Defeasance or Covenant Defeasance of Indenture" from cash in U.S. dollars or non-callable U.S. government securities or a combination thereof previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by or on behalf of the Company on account of any principal of, premium, if any, interest on, or any other amount payable in respect of, the Notes or on account of the purchase, redemption or other acquisition of Notes for the period specified below ("Payment Blockage Period").

        The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from the Administrative Agent or such other representative of the holders of any Designated Senior Indebtedness of the occurrence of a Non-Payment Default and shall end on the earliest of:

          (i)    179 days thereafter (provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply);

          (ii)   the date on which such Non-Payment Default (and all other Non-Payment Defaults as to which notice is given after such Payment Blockage Period is initiated) is cured, waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full in cash or Cash Equivalents; or

          (iii)  the date on which such Payment Blockage Period shall have been terminated by written notice to the Trustee or the Company from the Administrative Agent or such other representative initiating such Payment Blockage Period, after which the Company will promptly resume making any and all required payments in respect of the Notes, including any missed payments.

        In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days, and there must be a period of at least 186 consecutive days in each period of 365 consecutive days when no Payment Blockage Period is in effect. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such Initial Payment Blockage Period. In no event will a Payment Blockage Period extend beyond 179 days.

        In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution shall be made to the Trustee or to the holders of Notes which is prohibited by such provisions, then and in such event such payment shall be paid over and delivered forthwith by the Trustee to the Administrative Agent and any other representative of holders of Designated Senior Indebtedness as their interests may appear, to the extent necessary to pay in full all Designated Senior Indebtedness. After all Senior Indebtedness is paid in full in cash and until the Notes are paid in full, holders of Notes shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders of Notes have been applied to the payment of Senior Indebtedness.

        In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company (except in connection with the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety upon the terms and conditions described under "—Consolidation, Amalgamation, Merger and Sale of Assets" below), (a) the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or Cash Equivalents or in any other form acceptable to each holder of Senior Indebtedness, or provision satisfactory to the holders of Senior Indebtedness shall be made for such payment in full, before the holders of Notes will be entitled to receive any payment or distribution of any kind or character (other than Permitted Junior Securities and any other payment made pursuant to the provisions described under "Defeasance and Covenant Defeasance of Indenture" from cash in U.S. dollars, non-callable U.S. government obligations or a combination thereof previously deposited with the Trustee) on account of principal of, or premium, if any, interest on, or any other amount payable in respect of, the Notes or on account of the purchase or redemption or other acquisition of Notes and (b) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities and any payment made pursuant to a defeasance from cash in U.S. dollars or non-callable U.S. government obligations previously deposited with the Trustee), by set-off or otherwise, to which the holders of Notes or the Trustee would be entitled but for the provisions of the Indenture shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

        Failure by the Company to make any required payment in respect of the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, will result in an Event of Default and, thereafter, holders will have the right to require repayment of the Notes in full. See "—Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of Notes, and assets which would otherwise by available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full in cash, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes.

        Each Guarantee will be a senior subordinated obligation of the respective Subsidiary Guarantor issuing such Guarantee, ranking pari passuwith all other existing and future senior subordinated indebtedness of such Subsidiary Guarantor, if any. The Indebtedness evidenced by each such Guarantee will be subordinated on the same basis to Guarantor Senior Indebtedness as the Notes are subordinated to Senior Indebtedness.

        "Senior Indebtedness" means all obligations of the Company, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Company under Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), fees, expenses, indemnities, gross-ups or other amounts owing under or in respect of any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" will not include (a) Indebtedness evidenced by the Notes, (b) Indebtedness of the Company that is subordinate or junior in right of payment to any Indebtedness or general unsecured obligations of the Company, (c) Indebtedness of the Company to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the Indenture, (d) any liability for foreign, federal, provincial or local taxes or other taxes, owed or owing by the Company, (e) Indebtedness for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable or other current liabilities (other than any current liabilities owing under the Senior Credit Facility, or the current portion of any long-term Indebtedness that would constitute Senior Indebtedness but for this clause (e)) owed or owing by the Company, (f) amounts owed by the Company for compensation to employees or for services rendered to the Company, (g) Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, (h) Redeemable Capital Stock of the Company, (i) any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness, (j) any amounts owing under leases (other than any Capitalized Lease Obligations) and any guarantee of such amounts, and (k) Indebtedness that, when incurred, is without recourse to the Company.

        "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Senior Credit Facility and (ii) any other Senior Indebtedness which, at the time of determination, has a principal amount outstanding of at least US$25 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

        "Guarantor Senior Indebtedness" means all obligations of a Subsidiary Guarantor, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against such Subsidiary Guarantor under Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), fees, expenses, indemnities, gross-ups or other amounts owing under or in respect of any Indebtedness of such Subsidiary Guarantor, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to such Guarantee. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" of a Subsidiary Guarantor will not include (a) Indebtedness evidenced by the Guarantee of such Subsidiary Guarantor, (b) Indebtedness of such Subsidiary Guarantor that is subordinate or junior in right of payment to any Indebtedness or general unsecured obligations of such Subsidiary Guarantor, (c) Indebtedness of such Subsidiary Guarantor to the extent incurred in violation of any covenant of the Indenture, (d) any liability for foreign, federal, provincial or local taxes or other taxes, owed or owing by such Subsidiary Guarantor, (e) Indebtedness for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable or other current liabilities (other than any current liabilities owing under the Senior Credit Facility, or the current portion of any long-term Indebtedness that would constitute Guarantor Senior Indebtedness but for this clause (e)) owed or owing by such Subsidiary Guarantor, (f) amounts owed by such Subsidiary Guarantor for compensation to employees or for services rendered to such Subsidiary Guarantor, (g) Indebtedness of such Subsidiary Guarantor to any Subsidiary or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, (h) Redeemable Capital Stock of such Subsidiary Guarantor, (i) any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness, (j) any amounts owing under leases (other than any Capitalized Lease Obligations) and any guarantee of such amounts, and (k) Indebtedness that, when incurred, is without recourse to such Subsidiary Guarantor.

        The Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities (including trade payables) of the Company's subsidiaries other than the Subsidiary Guarantors. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any Indebtedness of such subsidiary senior to that held by the Company.

        As of January 31, 2004, on a pro forma basis after giving effect to the offering and the application of the proceeds therefrom and the acquisition of the Schreiner Luchtvaart Groep B.V., or Schreiner, the aggregate amount of Senior Indebtedness outstanding would have been approximately U.S.$105.2 million, the aggregate amount of Guarantor Senior Indebtedness outstanding would have been approximately U.S.$105.2 million, no Pari Passu Indebtedness would have been outstanding and approximately U.S.$3.3 million of Subordinated Indebtedness (representing the investment by Discovery Helicopters) would have been outstanding.

        As of January 31, 2004, on a pro forma basis after giving effect to the offering and the application of the proceeds therefrom and the acquisition of Schreiner, Subsidiaries of the Company that are not Guarantors of the Notes would have had approximately U.S.$137.4 million of liabilities outstanding, which represents all liabilities of such Subsidiaries.

        Subject to certain limitations, the Company and its Restricted Subsidiaries may incur additional Indebtedness in the future, including additional Senior Indebtedness and Guarantor Senior Indebtedness.

Sinking Fund

        The Notes will not be entitled to the benefit of any sinking fund.

Additional Amounts

        All payments made by or on behalf of the Company or a Subsidiary Guarantor under or with respect to the Notes or a Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of any Taxing Authority (hereinafter "Taxes"), unless the Company or a Subsidiary Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Company or a Subsidiary Guarantor is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Company or such Subsidiary Guarantor will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction (including any withholding or deduction in respect of Additional Amounts) will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder of Notes or to a third party on behalf of a holder of Notes to the extent the following exceptions apply (to such extent, an "Excluded Holder") (i) in the case of Canadian withholding taxes, the Company does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) with such holder at the time of making such payment, (ii) the holder is subject to such Taxes by reason of its being connected with the relevant Taxing Jurisdiction otherwise than by reason of the holder's activity in connection with purchasing the Notes, or by the mere holding or disposition of Notes or the receipt of payments thereunder or the enforcement of its rights thereunder, or (iii) the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period).

        The Company or a Subsidiary Guarantor will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company or a Subsidiary Guarantor will furnish to the holders of the Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company or such Subsidiary Guarantor. The Company or a Subsidiary Guarantor will indemnify and hold harmless each holder (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (1) any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes and

(2) any Taxes levied or imposed and paid by such holder with respect to any indemnification payments under (1), but excluding any such Taxes on such holder's net income.

        At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company or a Subsidiary Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable, and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders of Notes on the payment date. Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), Redemption Price, Change in Control Purchase Price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts or indemnification payments to the extent that, in such context, Additional Amounts or indemnification payments are, were or would be payable in respect thereof.

        The Company will pay any present or future stamp, court, documentary or other similar Taxes, charges or levies that arise in any Taxing Jurisdiction from the execution, delivery or registration of, or enforcement of rights under, the Indenture or any related document ("Documentary Taxes").

        The obligation to pay Additional Amounts, any indemnification payments and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of the Indenture.

        For a discussion of the exemption from Canadian withholding taxes applicable to payments under or with respect to the Notes, see "Certain Canadian Federal Income Tax Considerations." In the event that the Company or a Subsidiary Guarantor is, has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the Notes, Additional Amounts or indemnification payments (other than in respect of Documentary Taxes) as a result of certain changes in tax laws in a Taxing Jurisdiction, the Company may, at its option, redeem all, but not less than all, the Notes then outstanding at a redemption price equal to 100% of the principal amount together with accrued interest thereon to the redemption date. See "—Redemption—Redemption upon Changes in Withholding Taxes."

Redemption

        Optional Redemption.    Except in the circumstances described in the immediately succeeding paragraph and under "Redemption Upon Changes in Withholding Taxes" below, the Notes will not be redeemable at the option of the Company at any time prior to May 1, 2009. The Notes will be redeemable at the option of the Company, as a whole or from time to time in part, at any time on or after May 1, 2009, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date):

Year	Redemption Price
2009	103.688%
2010	102.458%
2011	101.229%
2012 and thereafter	100.000%

        Before May 1, 2009, the Company may also redeem the Notes, as a whole or from time to time in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and additional interest thereon, if any, to, the date of redemption (the "Redemption Date").

        In addition, at any time or from time to time prior to May 1, 2007, the Company, at its option, may redeem up to 35% of the original aggregate principal amount of the Notes plus any additional Notes, within 90 days of one or more Equity Offerings, with the net proceeds of such offering at a redemption price equal to 107.375% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); provided that immediately after giving effect to any such redemption at least 65% of the original aggregate principal amount of the Notes plus any additional Notes remains outstanding.

        Redemption upon Changes in Withholding Taxes.    The Notes will also be subject to redemption as a whole, but not in part, at the option of the Company at any time, on not less than 30 nor more than 60 days' prior written notice to the holders of Notes (which notice shall be irrevocable), at 100% of the principal amount, together with accrued interest thereon to the redemption date, and all Additional Amounts, if any, then due or becoming due on the redemption date, in the event the Company or a Subsidiary Guarantor is, has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts or indemnification payments (other than in respect of Documentary Taxes) as a result of a change or amendment in the laws (including any regulations or rulings promulgated thereunder) of a Taxing Jurisdiction or any change in or new or different position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change is announced or becomes effective on or after the date of this prospectus; provided that the Company has determined, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company or a Subsidiary Guarantor. See "—Additional Amounts."

        Notwithstanding the foregoing, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company or a Subsidiary Guarantor would, but for such redemption, be obligated to make such payment or withholding or later than 365 days after the Company or a Subsidiary Guarantor first becomes liable to make such payment or withholding. Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver to the Trustee an opinion of an independent tax counsel of recognized international standing to the effect that the circumstances referred to above exist. The Trustee shall accept such opinion as sufficient evidence of the satisfaction of the conditions precedent above, which opinion shall then be conclusive and binding on the holders of Notes.

        Mandatory Offers.    Upon the occurrence of a Change of Control, the Company will be required to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof (determined at the date of purchase), plus accrued and unpaid interest, if any, to the date of purchase. Upon the occurrence of an Asset Sale, the Company may be required to make an offer to purchase all or a portion of the outstanding Notes (subject to the limits described within if the offer to purchase is made within the first five years after the notes are issued) at a price of 100% of the principal amount thereof (determined at the date of purchase), plus accrued interest, if any, to the date of purchase. See "—Certain Covenants—Purchase of Notes upon a Change of Control" and "—Limitation on Sale of Certain Assets," respectively.

        Selection; Effect of Redemption Notice.    If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected by the Trustee in compliance with the requirements of the principal national security exchange, if any, on which the Notes are listed, or if the Notes are not so listed, by lot or by any other method as the Trustee will deem fair and appropriate; provided that Notes redeemed in part shall be redeemed only in integral multiples of U.S.$1,000; provided further that any such redemption pursuant to the provisions relating to an Equity Offering shall be made on a pro rata basis or on as nearly a pro rata basis as practicable. Notice of redemption will be sent by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment.

Certain Covenants

        The Indenture will contain, among others, the following covenants:

        Limitation on Indebtedness.    (a) The Company will not, and will not permit any Restricted Subsidiary to, create, issue, incur, assume, guarantee or in any manner become directly or indirectly liable for, contingently or otherwise, the payment of (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, except that the Company and any Subsidiary Guarantor may incur Indebtedness so long as at the time of such incurrence the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness, taken as one period would have been at least equal to 2.25 to 1.

        (b)   Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, its Restricted Subsidiaries may incur each and all of the following (collectively, "Permitted Indebtedness"):

            (i)  Indebtedness of the Company (and of the Subsidiary Guarantors under the guarantees thereof) and of any Restricted Subsidiary (and of the Company under its guarantee thereof), in each case under the Senior Credit Facility, in an aggregate principal amount at any one time outstanding not to exceed U.S.$200 million less the aggregate amount of all Net Cash Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to permanently repay Indebtedness under the Senior Credit Facility pursuant to the covenant described under the caption "Limitation on Sale of Certain Assets"; provided, that the maximum aggregate principal amount of Indebtedness under the Senior Credit Facility that may be incurred by Non-Guarantor Restricted Subsidiaries pursuant to this clause (b)(i) at any one time outstanding shall not exceed U.S.$50 million (less the principal amount of any Indebtedness incurred and outstanding by all such Non-Guarantor Restricted Subsidiaries pursuant to clause (b)(xii) hereof);

           (ii)  Indebtedness of the Company pursuant to the Notes or of any Subsidiary Guarantor pursuant to a Guarantee (whether direct or indirect) of the Notes;

          (iii)  Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Indenture;

          (iv)  Indebtedness of the Company owing to any Restricted Subsidiary; provided that any such Indebtedness of the Company is unsecured and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or another Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (iv);

           (v)  Indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary and evidenced by an unsubordinated promissory note; provided that (i) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary or a pledge to or for the benefit of the Lenders under the Senior Credit Facility or the holders of the Notes under the Indenture) and (ii) any subsequent issue or transfer of Capital Stock that results in such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary, in each case shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (v);

          (vi)  guarantees of any Restricted Subsidiary entered into in accordance with the provisions of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant;

         (vii)  Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

        (viii)  obligations of the Company or any Restricted Subsidiary entered into in the ordinary course of business and not for speculative purposes (a) pursuant to Interest Rate Agreements as long as the notional amount in respect of which such obligations are calculated does not exceed the aggregate principal amount of such Indebtedness then outstanding, (b) under any Currency Agreements, relating to (i) Indebtedness of the Company or any Restricted Subsidiary and/or (ii) obligations to purchase or sell assets, properties or services, in each case, incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder or (c) under any Commodity Agreement;

          (ix)  Acquired Indebtedness of a Person that becomes a Subsidiary Guarantor or assumed by the Company or a Subsidiary Guarantor in connection with the acquisition of assets of a Person, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary Guarantor or the acquisition of assets from such Person, as the case may be; provided that the Company on a pro forma basis could incur U.S.$1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant;

           (x)  Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guarantee obligations of the Company or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation relating to Indebtedness);

          (xi)  Purchase Money Obligations of the Company or any Subsidiary Guarantor (and any guarantee by the Company of Purchase Money Obligations of a Subsidiary Guarantor permitted to be incurred by this clause (xi)); provided that the Company on a pro forma basis could incur US$1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitations on Indebtedness" covenant; provided further that the maximum amount of Indebtedness that may be outstanding under this clause (xi) (including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xi)) at any one time may not exceed an amount equal to 15% of the book value of the Company's and its Restricted Subsidiaries' aircraft fleet as reflected on the Company's consolidated balance sheet at the most recent balance sheet date prior to the date of determination;

         (xii)  other Indebtedness of the Company or any Restricted Subsidiary not otherwise provided for above in an aggregate principal amount (including any refinancings thereof) not to exceed US$85 million at any one time outstanding; provided that the maximum Indebtedness that may be incurred and outstanding at any time by Non-Guarantor Restricted Subsidiaries pursuant to this clause (b)(xii) is U.S.$50 million and provided, further that the amount available to be borrowed by Non-Guarantor Restricted Subsidiaries pursuant to this clause (b)(xii) shall be reduced by the amount of any outstanding Indebtedness of any Non-Guarantor Restricted Subsidiary under the Senior Credit Facility incurred under clause (b)(i) hereof;

        (xiii)  any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any Indebtedness referred to in paragraph (a) or clauses (b)(ii), (iii) or (ix) above, including any successive refinancings, so long as (i) the borrower under such refinancing is the Company or, if not the Company, is the same borrower as the borrower of the Indebtedness being refinanced, (ii) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium to accomplish such refinancing plus, in either case, the amount of expenses incurred in connection with such refinancing, (iii) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (iv) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such new Indebtedness does not have an Average Life less than the Average Life of the Indebtedness being refinanced and does not have a final Stated Maturity earlier than the final Stated Maturity of the Indebtedness being refinanced or permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder of the Indebtedness being refinanced;

        (xiv)  guarantees by a Non-Guarantor Restricted Subsidiary of Indebtedness of another Non-Guarantor Restricted Subsidiary, which Indebtedness was permitted to be incurred under the Indenture and guarantees by Subsidiary Guarantors of Indebtedness of another Subsidiary Guarantor, which Indebtedness was permitted to be incurred under the Indenture;

         (xv)  Attributable Indebtedness of an EU Licensed Operator or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company in connection with a sale and leaseback transaction between such EU Licensed Operator or such Restricted Subsidiary of the Company and such other Restricted Subsidiary; and

        (xvi)  Indebtedness incurred to repay Indebtedness incurred pursuant to clause (iv) or (v) of this paragraph (b); provided that if such Indebtedness is outstanding for more than five Business Days, such Indebtedness shall be deemed to be an incurrence of such Indebtedness not permitted by this clause (xvi).

        (c)   For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness incurred under the Senior Credit Facility on or prior to the Closing Date shall be treated as incurred pursuant to clause (i) of paragraph (b) of this "Limitation on Indebtedness" covenant, (2) guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than the Indebtedness referred to in clause (1) of the preceding sentence), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

        (d)   For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the establishment of the facility or instrument under which such Indebtedness was incurred; provided, however, that if such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such refinancing Indebtedness is incurred.

        Limitation on Restricted Payments.    (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

            (i)  declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock);

           (ii)  purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of the Company or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock;

          (iii)  make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness other than intercompany Indebtedness;

          (iv)  make any Investment (other than any Permitted Investment) in any Person; or

           (v)  declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Restricted Subsidiaries or (b) to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis)

(such payments or other actions described in (but not excluded from) clauses (i) through (v) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, being the Fair Market Value of the asset to be transferred):

          (1)   no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event that is or, after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries;

          (2)   the Company could incur at least U.S.$1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant; and

          (3)   the aggregate amount of all Restricted Payments declared or made after July 5, 2000 shall not exceed the sum of:

            (A)  50% of the Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's first fiscal quarter after July 5, 2000 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss), plus

            (B)  the aggregate Net Cash Proceeds received after July 5, 2000 by the Company as capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of Qualified Capital Stock of the Company (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of the Company (excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid), plus

            (C)  the aggregate Net Cash Proceeds received after July 5, 2000 by the Company from the issuance or sale (other than to any Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange (excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid), plus

            (D)  to the extent not otherwise included in the Consolidated Adjusted Net Income of the Company, an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) resulting from the payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case in cash to the Company or a Restricted Subsidiary after July 5, 2000, or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued as provided in the definition of Investment), not to exceed the total amount of capital invested in such Investments (other than Permitted Investments) by the Company and its Restricted Subsidiaries, plus

            (E)  U.S.$2 million.

        (b)   Notwithstanding paragraph (a) above, the Company and any Restricted Subsidiary may take the following actions so long as (with respect to clauses (ii) through (v) and (vii) through (ix) below) no Default or Event of Default shall have occurred and be continuing:

            (i)  the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration the payment of such dividend would have complied with the provisions of paragraph (a) above and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above;

           (ii)  the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of the Company; provided that the amount of such Net Cash Proceeds that are utilized for such purchase, redemption, acquisition or retirement will be excluded from clause 3(B) of the preceding paragraph;

          (iii)  the purchase, redemption, defeasance or other acquisition or retirement for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of the Company; provided that the amount of such Net Cash Proceeds that are utilized for such purchase, redemption, defeasance, acquisition or retirement will be excluded from clause 3(B) of the preceding paragraph;

          (iv)  the purchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to the "Purchase of Notes upon Change of Control" covenant; providedthat prior to such purchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has purchased all Notes validly tendered for payment in connection with such Change of Control Offer;

           (v)  the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of, new Subordinated Indebtedness so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness being refinanced or the amount of any premium to accomplish such refinancing, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is expressly subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Subordinated Indebtedness does not have an Average Life less than the Average Life of the Indebtedness being refinanced and does not have a final Stated Maturity earlier than the final Stated Maturity of the Indebtedness being refinanced or permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder of the Indebtedness being refinanced;

          (vi)  the purchase, redemption, defeasance or other acquisition or retirement for value of the Ordinary Shares in exchange for the cancellation or, as applicable, the reduction by the amount of the then fair market value of the note payable to the Company associated with the issuance of the Ordinary Shares;

         (vii)  payments to holders of Qualified Capital Stock of the Company (a) in lieu of the issuance of fractional shares of Qualified Capital Stock of the Company, (b) to redeem or repurchase stock purchase or similar rights issued as a shareholder rights device and (c) to repurchase shares of Qualified Capital Stock of the Company from holders who hold less than 100 shares in each instance; provided that the payments made pursuant to this clause (viii) from July 5, 2000 through the final Stated Maturity of the Notes may not exceed U.S.$250,000;

        (viii)  repurchases, acquisitions or retirements of shares of Qualified Capital Stock of the Company deemed to occur upon the exercise of stock options or similar rights issued under employee benefit plans of the Company if such shares represent all or a portion of the exercise price or are surrendered in connection with satisfying any income tax obligation; and

          (ix)  the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Qualified Capital Stock of the Company, options on any such shares, or related stock appreciation rights or similar securities held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) or by any employee benefit plan, upon death, disability, retirement, severance or termination of employment or service or pursuant to the terms of any employment benefit plan or any other agreement under which such shares of Qualified Capital Stock or related rights were issued; provided that the aggregate cash consideration paid for all such purchases, redemptions, acquisitions, cancellations or other retirements of such shares of Qualified Capital Stock (a) during any fiscal year does not exceed U.S.$500,000 (with unused amounts in any fiscal year being usable in all subsequent fiscal years) and (b) during the period from July 5, 2000 through the final Stated Maturity of the Notes does not exceed U.S.$3 million.

        The actions described in clauses (i), (iv), (vii) and (ix) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above and the actions described in clauses (v), (vi) and (viii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a), it being understood that the payment of any dividend described in clause (i) of this paragraph (b) shall reduce the amount that could otherwise be available for Restricted Payments under clause (3) of paragraph (a) above when such dividend is actually paid and not when such dividend is declared.

        Limitation on Senior Subordinated Indebtedness.    The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also pari passu with the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be, or subordinated in right of payment to the Notes or such Guarantee, as the case may be, at least to the same extent as the Notes or such Guarantee are subordinated in right of payment to Senior Indebtedness or Guarantor Senior Indebtedness of such Subsidiary Guarantor, as the case may be, as set forth in the Indenture.

        Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries.    The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

          (a)   to the Company or a Restricted Subsidiary;

          (b)   issuances or sales to directors of directors' qualifying shares or issuances or sales to foreign nationals of shares of Capital Stock of non-U.S. Restricted Subsidiaries, in each case to the extent required by applicable law;

          (c)   issuances or sales to EU Nationals of Capital Stock of EU Licensed Operators or EU Investorcos; or

          (d)   if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary (other than an EU Licensed Operator or an EU Investerco or any of their Restricted Subsidiaries) would no longer constitute a Restricted Subsidiary and any remaining Investment in such Person would have been permitted to be made under the "Limitation on Restricted Payments" covenant (including as a Permitted Investment) if made on the date of such issuance or sale and the Company or such Restricted Subsidiary complies with the covenant "Limitation on Sale of Certain Assets" in connection with such sale or issuance; or

          (e)   issuance or sales of Capital Stock of a Restricted Subsidiary in compliance with the covenant "Limitation on Sale of Certain Assets."

        Limitation on Transactions with Affiliates.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or renew or amend any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary (other than the Company or Restricted Subsidiary) unless:

          (a)   such transaction or series of transactions is entered into in good faith and in writing on terms that are no less favourable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with third parties that are not Affiliates;

          (b)   with respect to any transaction or series of related transactions involving an aggregate value greater than U.S.$5 million, the Company will deliver an officers' certificate to the Trustee certifying that such transaction or series of transactions complies with clause (a) above;

          (c)   with respect to any transaction or series of related transactions involving an aggregate value in excess of U.S.$10 million and less than or equal to U.S.$15 million, either (i) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the board of directors of the Company or (ii) the Company delivers to the Trustee a written opinion of an independent accounting, appraisal or investment banking firm of national standing in the United States or Canada stating that the transaction or series of transactions is fair to the Company or such Restricted Subsidiary from a financial point of view; and

          (d)   with respect to any transaction or series of related transactions involving an aggregate value in excess of U.S.$15 million, the Company delivers to the Trustee a written opinion of an independent accounting, appraisal or investment banking firm of national standing in the United States or Canada stating that the transaction or series of transactions is fair to the Company or such Restricted Subsidiary from a financial point of view;

provided, however, that this covenant will not restrict:

        (1)   the Company from paying reasonable and customary compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary;

        (2)   any Restricted Payments permitted by the "Limitation on Restricted Payments" covenant or Permitted Investments made under clauses (f) and (g) of the definition of "Permitted Investments";

        (3)   customary compensation or employee benefit arrangements or incentive arrangements or indemnification arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into or provided for in the ordinary course of business;

        (4)   loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment and relocation expenses, in each case made in the ordinary course of business;

        (5)   transactions, agreements, arrangements and any amendments or modifications of the foregoing (including, without limitation, sale and leaseback transactions) entered into in the ordinary course of business between the Company or a Restricted Subsidiary of the Company and an EU Licensed Operator or EU Investorco (after such EU Licensed Operator or EU Investorco ceases to be a Restricted Subsidiary) that are on terms that are not materially less favourable to the Company or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unaffiliated party; and

        (6)   transactions, agreements, arrangements and any amendments or modifications of the foregoing entered into in the ordinary course of business between the Company or a Restricted Subsidiary of the

Company and a Permitted Joint Venture that are on terms that are not materially less favourable to the Company or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unaffiliated party.

        Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Pari Passu Indebtedness or Subordinated Indebtedness on or with respect to any of its property or assets, including any shares of stock or indebtedness (including any intercompany note) of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes (or a Guarantee in the case of Liens of a Subsidiary Guarantor) are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any Lien securing Pari Passu Indebtedness, the Notes (or a Guarantee in the case of Liens of a Subsidiary Guarantor) are equally and ratably secured with the obligations or liability secured by such Lien; provided, however, this paragraph shall not be applicable to

        (1)   Liens on the assets of the Company and any Subsidiary Guarantor securing Senior Indebtedness or Guarantor Senior Indebtedness as the case may be, that was permitted by the terms of the Indenture to be incurred;

        (2)   Liens securing Pari Passu Indebtedness or Subordinated Indebtedness or other agreements in effect on the Issue Date;

        (3)   Liens incurred under sale and leaseback transactions permitted to be entered into under the covenant entitled "Limitation on Sale and Leaseback Transactions" covering only the assets which are the subject of such sale and leaseback and assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments);

        (4)   Liens securing Acquired Indebtedness which is Pari Passu Indebtedness or Subordinated Indebtedness that was created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) by the Company or any Subsidiary Guarantor and which Indebtedness is permitted under the provisions of the "Limitation on Indebtedness" covenant;

        (5)   Liens securing Manufacturer Support Indebtedness provided that such Liens only secure the helicopter or fixed-wing aircraft purchased from such manufacturer and any assets or contract rights related thereto;

        (6)   Liens securing the Company's 11 3/4% Senior Subordinated Notes due 2007 provided that such Liens are released no later than July 15, 2004.

        (7)   Liens securing any Indebtedness incurred in connection with any refinancing, renewal, substitution or replacement of any such Indebtedness described in clause (4) or clause (5) so long as the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) is not increased by such refinancing by an amount greater than the lesser of (i) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced or (ii) the amount of any premium to accomplish such refinancing, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing, provided, however, that in the case of clauses (4), (5) and (7), any such Lien only extends to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by the Company or such Subsidiary Guarantor.

        Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by the holders of the Pari Passu Indebtedness or Subordinated Indebtedness described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as the holders of all other Pari Passu Indebtedness or Subordinated Indebtedness also release their Lien on the property or assets of the Company or such Restricted Subsidiary, or upon any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

        Purchase of Notes upon a Change of Control.    Upon the occurrence of a Change of Control, the Company will be obligated, not more than 60 days nor less than 30 days after the Change of Control Date, to make an offer to purchase (a "Change of Control Offer") all of the then outstanding Notes at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase (the "Change of Control Purchase Date") (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date), pursuant to the offer described below and the other procedures set forth in the Indenture.

        In connection with any Change of Control Offer, within 30 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes sent by first-class mail to the address of such holder appearing in the security register, stating, among other things:

          (a)   the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act and any applicable securities laws or regulations;

          (b)   that any Note not tendered will continue to accrue interest;

          (c)   that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

          (d)   certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The Senior Credit Facility prohibits the purchase of the Notes by the Company prior to full repayment of indebtedness under the Senior Credit Facility, and, upon a Change of Control, all amounts outstanding under the Senior Credit Facility become due and payable. There can be no assurance that in the event of a Change of Control the Company will be able to obtain the necessary consents from the lenders under the Senior Credit Facility to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "—Events of Default."

        The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

        The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

        The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Company to purchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified by such definition.

        The Company will comply, to the extent required by law, with the applicable tender offer rules, including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

        Limitation on Sale of Certain Assets.    (a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale (including any Asset Swap) unless:

            (i)  the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined in good faith by the Chief Financial Officer of the Company and evidenced by an Officer's Certificate of such officer, which certificate shall be delivered to the Trustee (A) on a quarterly basis for all Asset Sales occurring during the preceding quarterly period and (B) for any Asset Sale where the fair market value of the assets sold is equal to or exceeds US$10 million); and

           (ii)  in the case of any Asset Sale that is not an Asset Swap, at least 75% of the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least (A) cash or Cash Equivalents or (B) the assumption by the transferee of Senior Indebtedness or Pari Passu Indebtedness of the Company or Guarantor Senior Indebtedness or Pari Passu Indebtedness of any Subsidiary Guarantor or Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor and the release of the Company or such Subsidiary Guarantor or such Restricted Subsidiary from all liability on such Indebtedness, or a combination of the foregoing; provided that in the case of the sale of Capital Stock of an EU Licensed Operator or an EU Investerco to an EU National, the consideration received may consist of less than 75% cash or Cash Equivalents or the assumption of Indebtedness; provided that the aggregate amount of non-cash consideration outstanding at any one time in respect of Capital Stock of all EU Licensed Operators or EU Investercos sold to EU-Nationals shall not exceed U.S.$15 million.

        (b)   If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to:

            (i)  permanently repay or prepay any then outstanding Senior Indebtedness or Guarantor Senior Indebtedness or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor; or

           (ii)  invest (or enter into a legally binding agreement to invest) in properties and assets (including, without limitation, investments in Permitted Joint Ventures) to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in a Permitted Business.

        Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

        If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, apply such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used within such period as set forth above in this paragraph (b) constitutes "Excess Proceeds." Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving credit Indebtedness to the extent not prohibited by the Indenture.

        (c)   When the aggregate amount of Excess Proceeds exceeds US$10 million, the Company shall, within 30 days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes and from the holders of any Pari Passu Indebtedness, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in the Indenture or the agreements governing any such Pari Passu Indebtedness, the maximum principal amount (expressed as a multiple of U.S.$1,000) of the Notes and any such Pari Passu Indebtedness that may be purchased with the Excess Proceeds. The offer price as to each Note and any such Pari Passu Indebtedness will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Indebtedness) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Indebtedness, plus in each case accrued interest, if any, to the date of repurchase. To the extent that the aggregate principal amount of Notes and any such Pari Passu Indebtedness tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such Excess Proceeds not used to purchase Notes and Pari Passu Indebtedness for general corporate purposes. If the aggregate principal amount of Notes and any such Pari Passu Indebtedness validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes and any such Pari Passu Indebtedness to be purchased will be selected on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Indebtedness tendered by each holder). Upon completion of such Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

        (d)   If the Company is obligated to make an Excess Proceeds Offer, the Notes and Pari Passu Indebtedness will be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of U.S.$1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Excess Proceeds Offer is given to such holders, or such later date as may be required under the Exchange Act.

        (e)   The Company will comply, to the extent required by law, with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with an Excess Proceeds Offer.

        (f)    Notwithstanding the foregoing, with respect to the proceeds of an Asset Sale arising from the issuance of Capital Stock of a Restricted Subsidiary ("Issuance Proceeds");

            (i)  Prior to the day following the fifth anniversary of the original issuance of the Notes, the Company shall not be required to use Issuance Proceeds to make an offer to purchase Notes in an amount in excess of 25% of the original aggregate principal amount of the Notes less the aggregate principal amount of Notes previously purchased pursuant to a purchase offer using Issuance Proceeds. To the extent the aggregate principal amount of Notes tendered exceeds the permitted amount of the offer, the tendered Noted shall be selected for repurchase on a pro rata basis.

           (ii)  Promptly after the fifth anniversary of the original issuance of the Notes, the Company shall be required to make an offer to purchase the Notes in accordance with the requirements set forth in paragraph (c) above, in an aggregate amount equal to the aggregate amount of Issuance Proceeds in excess of 25% of the principal amount of the Notes that was not applied to purchase offers pursuant to the provisions of this paragraph.

        Limitation on Sale and Leaseback Transactions.    The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction (other than a New Aircraft Sale and Leaseback Transaction and a sale and leaseback transaction between the Company or any of its Restricted Subsidiaries and any Restricted Subsidiary) with respect to any property or assets (whether now owned or hereafter acquired), whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred unless:

          (a)   the sale or transfer of such property or assets to be leased is treated as an Asset Sale and the Company complies with the "Limitation on Sale of Certain Assets" covenant; provided, however, that in connection with the sale and leaseback transactions with respect to helicopter and fixed-wing aircraft the Company and its Restricted Subsidiaries only need comply with paragraph (a)(ii) of the "Limitation on Sale of Certain Assets" covenant on an aggregate basis and no individual sale of a helicopter or fixed-wing aircraft need be made for at least 75% cash or Cash Equivalents as consideration provided that the aggregate cash or Cash Equivalent consideration received by the Company and its Restricted Subsidiaries with respect to the sale of all helicopter or fixed-wing aircraft during the life of the Indenture must be at least 75% of the total consideration received with respect to all such sales.

          (b)   the Company or such Restricted Subsidiary would be permitted to incur Indebtedness under the "Limitation on Indebtedness" covenant in the amount of the Attributable Indebtedness incurred in respect of such sale and leaseback transaction; and

          (c)   the Company or such Restricted Subsidiary would be permitted to grant a Lien under the "Limitation on Liens" covenant to secure the amount of the Attributable Indebtedness in respect of such sale and leaseback transaction.

        Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.    (a) The Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary (other than (x) to another Restricted Subsidiary and (y) the guarantee by a Non-Guarantor Restricted Subsidiary of Indebtedness of another Non-Guarantor Restricted Subsidiary, which Indebtedness was permitted to be incurred under the Indenture), unless:

            (i)  (A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary on the same terms as the guarantee of such Indebtedness, except that such Subsidiary Guarantee shall be subordinated to the Guarantor Senior Indebtedness of such Restricted Subsidiary to the same extent that the Notes are subordinated to Senior Indebtedness and except that such Guarantee need not be secured unless required pursuant to the "Limitation on Liens" covenant; and

          (B)  with respect to any guarantee of Subordinated Indebtedness by such Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary's Guarantee with respect to the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes; and

           (ii)  such Restricted Subsidiary delivers to the Trustee an opinion of counsel reasonably satisfactory to the Trustee to the effect that such supplemental indenture has been duly executed and delivered by such Restricted Subsidiary and is in compliance with the terms of the Indenture.

          The foregoing will not prevent any Subsidiary Guarantor from directly or indirectly, guaranteeing, assuming or in any other manner becoming liable for the payment of any Indebtedness of the Company or any Restricted Subsidiary that is permitted to be incurred by the Indenture.

        (b)   Notwithstanding the foregoing, any Guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph (a) may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture), (ii) the release by the holders of the Indebtedness of the Company described in the preceding paragraph of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness other than as a result of payment under such guarantee), at a time when (A) no other Indebtedness of the Company has been guaranteed by such Restricted Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness other than as a result of payment under such guarantee) or (iii) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

        Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

          (a)   pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits to the extent owned by the Company or any Restricted Subsidiary;

          (b)   pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

          (c)   make any Investment in the Company or any other Restricted Subsidiary; or

          (d)   transfer any of its properties or assets to the Company or any other Restricted Subsidiary;

        except for such encumbrances or restrictions existing under or by reason of:

              (i)  any agreement in effect on the date of the Indenture pursuant to the Senior Credit Facility;

             (ii)  customary provisions restricting subletting or assignment of any lease to which the Company or any Restricted Subsidiary is a party or to which any of their respective properties or assets are subject;

            (iii)  any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

            (iv)  any encumbrance or restriction contained in contracts for sales of assets permitted by the "Limitation on Sale of Certain Assets" covenant with respect to the assets or Capital Stock to be sold pursuant to such contract;

             (v)  Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in (d) above on the property so acquired;

            (vi)  any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i) and (iii) and (v); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favourable, taken as whole, to the holders of the Notes than those under or pursuant to the agreement so extended, renewed, refinanced or replaced; or

           (vii)  provisions with respect to the receipt of a rebate on an operating lease until all obligations due to a lessor on other operating leases are satisfied or other customary restrictions in respect of assets or contract rights acquired by a Restricted Subsidiary in connection with a sale and leaseback transaction.

        Limitation on Unrestricted Subsidiaries.    The Board of Directors of the Company may designate any Restricted Subsidiary to be an "Unrestricted Subsidiary" only if:

            (i)  no Default shall have occurred and be continuing at the time of or after giving effect to such designation;

           (ii)  the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of designation (assuming the effectiveness of such designation) pursuant to the first paragraph of the "Limitation on Restricted Payments" covenant in an amount equal to the greater of (1) the net book value of the Company's interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company's interest in such Subsidiary as determined in good faith by the Company's board of directors;

          (iii)  the Company would be permitted under the Indenture to incur U.S.$1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant at the time of such designation (assuming the effectiveness of such designation);

          (iv)  neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company;

           (v)  such Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary;

          (vi)  such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Non-Recourse Debt.

        In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in an amount equal to the lesser of (1) the net book value of the Company's interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company's interest in such Subsidiary as determined in good faith by the board of directors of the Company.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if:

          (a)   no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such designation; and

          (b)   unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately before and after giving effect to such proposed designation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the redesignation, the Company could incur US$1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant "Limitation on Indebtedness."

        Any such designation as an Unrestricted Subsidiary or Restricted Subsidiary by the Board of Directors of the Company shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation.

        Limitation on Business.    The Company will not, and will not permit any Restricted Subsidiary to, engage in a business that is not a Permitted Business.

        Reports.    The Indenture will provide that for so long as the Notes are outstanding, whether or not the Company has a class of securities registered under the Exchange Act, the Company shall furnish without cost to each holder of Notes and file with the Trustee and the Commission (if permitted by Commission practice and applicable law and regulations): (i) as soon as available but within 140 days after the end of each financial year of the Company, annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or required in such successor form), including audited year-end consolidated financial statements (including a balance sheet, income statement and statement of changes of cash flow) prepared in accordance with GAAP consistently applied (reconciled to United States generally accepted accounting principles); (ii) as soon as available but within 60 days after the end of each of the first three fiscal quarters of each financial year of the Company, reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 10-Q (or required in such successor form), including unaudited quarterly consolidated financial statements (including a balance sheet, income statement and statement of changes of cash flow) prepared in accordance with GAAP consistently applied (reconciled to United States generally accepted accounting principles); and (iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 8-K (or required in any successor form). The Indenture also provides that, so long as any of the Notes remain outstanding, the Company will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

Consolidation, Amalgamation, Merger and Sale of Assets

        The Company will not, in a single transaction or through a series of transactions, consolidate or amalgamate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of related transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and immediately after giving effect thereto:

            (i)  either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis (the "Surviving Entity"):

            (1)   will be a corporation duly organized and validly existing under the laws of Canada or any province or territory thereof or the United States of America, any state thereof or the District of Columbia, and

            (2)   will expressly assume, by a supplemental indenture in form reasonably satisfactory to the Trustee, the Company's obligations under the Notes and the Indenture and the Registration Rights Agreement will remain in full force and effect as so supplemented;

           (ii)  immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

          (iii)  immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least US$1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of the "Limitation on Additional Indebtedness" covenant;

          (iv)  each Subsidiary Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee will apply to such Person's obligations under the Indenture and the Notes;

           (v)  if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with; and

          (vi)  the Company or the Surviving Entity will have delivered to the Trustee, in form and substance satisfactory to the Trustee, an officer's certificate (attaching the authentic computations to demonstrate compliance with clauses (iii) and (iv) above) and an opinion of counsel, each stating that such consolidation, merger, amalgamation, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

        Each Subsidiary Guarantor, if any (other than any Restricted Subsidiary whose Guarantee is being released pursuant to the provisions under the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant as a result of such transaction) will not, and the Company will not permit a Subsidiary Guarantor to, in a single transaction or through a series of transactions, consolidate or amalgamate with or merge with or into any other Person (other than the Company or any other Subsidiary Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons (other than the Company or any other Subsidiary Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of related transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of such Subsidiary Guarantor and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons (other than the Company or any other Subsidiary Guarantor), unless at the time and after giving effect thereto:

          (a)   either (i) such Subsidiary Guarantor will be the continuing corporation or (ii) the Person (if other than such Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor or its Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of such Subsidiary Guarantor and its Restricted Subsidiaries on a consolidated basis (the "Surviving Guarantor Entity"):

            (A)  will be a corporation duly organized and validly existing under the laws of Canada or any province or territory thereof or the United States of America, any state thereof or the District of Columbia or the United Kingdom or any component country thereof or the laws of the jurisdiction in which such Subsidiary Guarantor was organized; and

            (B)  will expressly assume by a supplemental indenture in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Guarantee of the Notes and the Indenture;

          (b)   immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Subsidiary Guarantor, the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; and

          (c)   such Subsidiary Guarantor or the Surviving Guarantor Entity will have delivered to the Trustee, in form and substance satisfactory to the Trustee, an officer's certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

        Upon any consolidation, amalgamation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company or any Subsidiary Guarantor in accordance with the immediately preceding paragraphs in which the Company or a Subsidiary Guarantor, as the case may be, is not the continuing obligor under the Indenture or the Subsidiary Guarantee, as the case may be, the Surviving Entity or the Surviving Guarantor Entity, as the case maybe, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture or the Subsidiary Guarantor under a Guarantee, as the case may be, with the same effect as if such successor had been named as the Company or the Subsidiary Guarantor therein. When a successor assumes all the obligations of its predecessor under the Indenture, the Notes or a Guarantee, as the case may be, the predecessor shall be released from those obligations; provided that, in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes or a Guarantee, as the case may be.

Events of Default

        The following will be "Events of Default" under the Indenture:

            (i)  default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days or more (whether or not prohibited by the subordination provisions of the Indenture);

           (ii)  default in the payment of the principal of or premium, if any, on any Note when due (whether or not prohibited by the subordination provisions of the Indenture);

          (iii)  default in the performance, or breach, of the provisions described in "—Consolidation, Amalgamation, Merger and Sale of Assets" or the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Purchase of Notes upon a Change of Control" covenant or an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Sale of Certain Assets" covenant;

          (iv)  default in the performance, or breach, of any covenant or agreement of the Company or any Subsidiary Guarantor contained in the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i), (ii) or (iii) above) and continuance of such default or breach for a period of 60 days or more after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

           (v)  one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company, any Restricted Subsidiary then has outstanding Indebtedness in excess of U.S.$10 million, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its final stated maturity or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

          (vi)  any Guarantee by a Significant Subsidiary ceases to be, or shall be asserted in writing by any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, not to be in full force and effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture);

         (vii)  one or more final judgments, orders or decrees shall be rendered by a court of competent jurisdiction against the Company or any Restricted Subsidiary or any of their respective properties for the payment of money, either individually or in an aggregate amount, the uninsured portion of which is in excess of U.S.$10 million and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

        (viii)  the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; or

          (ix)  (a) any Material Permit expires or is withdrawn, cancelled, terminated or (b) any Material Permit is modified in a manner that is materially detrimental to the Company and its Restricted Subsidiaries, taken as a whole, and, in each case, is not reinstated or replaced within 45 days thereafter without material impairment to such properties or businesses.

        If an Event of Default (other than as specified in clause (viii) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may, and the Trustee upon the written request of such holders, shall, declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes immediately due and payable by written notice to the Company (and to the Trustee if given by the holders of the Notes), and upon any such declaration all such amounts shall become immediately due and payable (a) if the Senior Credit Facility is not in effect, immediately, or (b) if the Senior Credit Facility is in effect, upon the first to occur of (1) an acceleration under the Senior Credit Facility or (2) the fifth business day after receipt by the Company and by the agent under the Senior Credit Facility of written notice of such acceleration of the Notes. If an Event of Default specified in clause (ix) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

        At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if:

          (a)   the Company has paid or deposited with the Trustee a sum sufficient to pay:

              (i)  all overdue interest on all Notes,

             (ii)  all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes,

            (iii)  to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes, and

            (iv)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

          (b)   the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

          (c)   all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

        No such rescission shall affect any subsequent default or impair any right consequent thereon.

        The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

        No holder of any of the Notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

        If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes and the Administrative Agent under the Senior Credit Facility notice of the Default or Event of Default within five business days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the Notes.

        The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Subsidiary Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five business days of the occurrence of any Default.

Defeasance or Covenant Defeasance of Indenture

        The Company may, at its option and at any time, elect to have the obligations of the Company and any Subsidiary Guarantor discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that on the 123rd day after the deposit referred to below, the Company and any such Subsidiary Guarantor will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes except for:

            (i)  the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

           (ii)  the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust,

          (iii)  the rights, powers, trusts, duties and immunities of the Trustee, and

          (iv)  the defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Subsidiary Guarantor released with respect to certain covenants set forth in the Indenture ("covenant defeasance"), and thereafter any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes.

        In order to exercise either defeasance or covenant defeasance:

          (a)   the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. government obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a U.S. or Canadian nationally recognized firm of independent public accountants or nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest;

          (b)   no Default or Event of Default will have occurred and be continuing on the date of such deposit or, insofar as clause (ix) of "—Events of Default" above is concerned, at any time during the period ending on the 123rd day after the date of such deposit;

          (c)   such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company, any Subsidiary Guarantor or any Restricted Subsidiary is a party or by which it is bound;

          (d)   in the case of defeasance, the Company shall have delivered to the Trustee an opinion of U.S. counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since date of the Indenture, there has been a change in applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (e)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of U.S. counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (f)    in the case of both defeasance and covenant defeasance, the Company shall have delivered to the Trustee an opinion of Canadian counsel stating that the Company has received from, or there has been published by, the Canada Revenue Agency an advance ruling, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such deposit and defeasance and will be subject to Canadian federal, provincial or territorial income tax or other tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that Holders of the Notes include Holders who are not resident in Canada);

          (g)   the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit and assuming that no Holder is an "insider" with respect to the Company, as that term is defined in Section 101 of title 11, United States Bankruptcy Code (the "Bankruptcy Code"), the cash or securities deposited in trust will not be subject to avoidance and repayment under Sections 547 and 550 of the Bankruptcy Code;

          (h)   the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Subsidiary Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Subsidiary Guarantor or others;

          (i)    no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 123rd day after the date of such deposit; and

          (j)    the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes when:

          (a)   either:

              (i)  all such Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation; or

             (ii)  all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year or, if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, and Additional Amounts, if any, and interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

          (b)   no Default or Event of Default with respect to the Indenture and the Notes shall have occurred and be continuing on the date of the deposit or shall occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument or agreement to which the Company or any Subsidiary Guarantor is a party or by which it is bound;

          (c)   the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable under the Indenture by the Company or any Subsidiary Guarantor;

          (d)   the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of Notes at Stated Maturity or on the redemption date, as the case may be; and

          (e)   the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

        Modifications and amendments of the Indenture, may be made by a supplemental indenture entered into by the Company, each Subsidiary Guarantor, if any, and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding; provided, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

          (a)   change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof (or premium, if any) or the rate of interest thereon or waive a default in the payment of the principal of, premium, if any, or interest on any such Note, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

          (b)   amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Certain Assets" covenant or after the occurrence of a Change in Control the obligation of the Company to make and consummate a Change of Control offer in the event of a Change of Control in accordance with the "Purchase of Notes upon a Change of Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto;

          (c)   reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture;

          (d)   modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby;

          (e)   except as otherwise permitted under "—Consolidation, Amalgamation, Merger and Sale of Assets" consent to the assignment or transfer by the Company or any Subsidiary Guarantor of any of their rights or obligations under the Indenture;

          (f)    release any Guarantee except in compliance with the terms of the Indenture; or

          (g)   amend or modify any of the provisions of the Indenture or the related definitions relating to the subordination or ranking of the Notes or any Guarantee in any manner adverse to the holders of the Notes or any Guarantee.

        Without the consent of any holder of the Notes, the Company, any Subsidiary Guarantor and the Trustee may modify or amend the Indenture:

            (i)  to evidence the succession of another Person to the Company, a Subsidiary Guarantor, and the assumption by any such successor of the covenants of the Company or such Subsidiary Guarantor in the Indenture and in the Notes and in any Guarantee in accordance with "—Consolidation, Amalgamation, Merger and Sale of Assets";

           (ii)  to add to the covenants of the Company, any Subsidiary Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee;

          (iii)  to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes;

          (iv)  to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

           (v)  to add a Subsidiary Guarantor under the Indenture;

          (vi)  to evidence and provide for the acceptance of the appointment of a successor Trustee under the Indenture; or

         (vii)  to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company's and any Subsidiary Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.

        The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

        The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.

The Trustee

        The Indenture provides that, except during the continuance of a Default or an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

Governing Law

        The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Enforceability of Judgments

        Since substantially all of our assets are outside the United States, any judgment obtained in the United States against us, including judgments with respect to the payment of principal, premium, interest, additional interest, Additional Amounts, Change of Control Purchase Price, offer price, redemption price or other amounts payable under the Notes, may not be collectible within the United States.

        We have been informed by our Canadian counsel that the laws of the Provinces of Newfoundland and Labrador and British Columbia and the federal laws of Canada applicable therein permit an action or a motion to be brought before a court of competent jurisdiction in such province (a "Canadian Court") on any final, conclusive and enforceable judgment in personam of any federal or state court located in the Borough of Manhattan in the City of New York ("New York Court") that is not impeachable as void or voidable under the laws of the State of New York ("New York Law") for a sum certain in respect of the Indenture or the Notes if: (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by a Canadian Court (and submission by the Company in the Indenture to the non-exclusive jurisdiction of the New York Court will be sufficient for that purpose), (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of the fundamental principles of procedure and the decision and enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Provinces of Newfoundland and Labrador and British Columbia, as the case may be, (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue laws or expropriatory or penal laws, (iv) the action or motion to enforce such judgment is commenced within the applicable limitation period, and (v) in the Provinces of Newfoundland and Labrador and British Columbia, a dispute between the same parties based on the same subject matter has not given rise to a decision rendered by the Canadian Court in such jurisdiction or been decided by a foreign authority and the decision meets the necessary conditions for recognition under the law of the relevant province. We have been advised by our Canadian counsel that they have no reason to believe, based upon public policy, as this term is understood in international relations and under the laws of the Provinces of Newfoundland and Labrador and British Columbia and the federal laws of Canada applicable therein, as this term is applied by a Canadian Court on the date hereof, for avoiding recognition of a judgment of a New York Court to enforce the Indenture or the Notes.

        In addition, under the Currency Act (Canada), a Canadian Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian Court will render its decision in the Canadian currency equivalent of such foreign currency.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or (b) assumed in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of assets from any Person.

        "Administrative Agent" means the Administrative Agent from time to time under the Senior Credit Facility, which is currently a Canadian chartered bank.

        "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin or (c) any other Person 10% or more of the Voting Stock of which is beneficially owned or held, directly or indirectly by such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Premium" means, with respect to any Note on any Redemption Date, the greater of (i) 1% of the principal amount of such Note or (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note at May 1, 2009 (such redemption price being set forth in the first paragraph under the caption "—Redemption—Optional Redemption"), plus (2) all required interest payments due on such Note through May 1, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate at such Redemption Date plus 50 basis points over (B) the principal amount of such Note.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary; (b) all or substantially all of the properties and assets of the Company or any of its Restricted Subsidiaries; (c) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or (d) any other properties or assets of the Company or any Restricted Subsidiary, other than a transfer in the ordinary course of business consistent with past practices. For the purposes of this definition, the term "Asset Sale" does not include any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "Consolidation, Merger and Sale of Assets," (ii) by the Company to any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any Restricted Subsidiary in accordance with the terms of the Indenture, (iii) constituting a Restricted Payment that is permitted to be made, and is made, under the "Limitation on Restricted Payments" covenant, (iv) representing obsolete or permanently retired equipment and facilities, or (v) having an aggregate fair market value or resulting in aggregate net proceeds to the Company and its Restricted Subsidiaries of less than US$5 million in any fiscal year.

        "Asset Swap" means any sale, lease, transfer or other disposition of a fixed or flying asset used in the business of the Company or any Restricted Subsidiary in exchange for other fixed or flying assets owned by another Person, provided that (i) the assets received in exchange will be used in the business of the Company or any Wholly Owned Subsidiary, as determined in good faith by the Chief Financial Officer of the Company, the determination of which shall be conclusive and evidenced by an Officer's Certificate of such officer and (ii) the Fair Market Value of the assets received by the Company or such Restricted Subsidiary in such Asset Swap Sale is not less than the Fair Market Value of the assets sold, leased, transferred or otherwise disposed of in such exchange (as determined in good faith by the Chief Financial Officer of the Company and evidenced by an Officer's Certificate of such officer).

        "Attributable Indebtedness" means, with respect to any lease at the time of determination, the present value (discounted at the interest rate implicit in the lease determined in accordance with GAAP or, if not known, at the Company's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

        "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

        "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law, Canadian federal or provincial law or law of any other jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person's equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock, whether now outstanding or issued after the date of the Indenture.

        "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

        "Cash Equivalents" means any of the following:

          (a)   any evidence of Indebtedness with a maturity of one year or less from the date of acquisition issued or directly and fully guaranteed or insured by the government of Canada, the United States of America, Norway, the United Kingdom, South Africa, Holland or Australia or any agency or instrumentality thereof (provided that the full faith and credit of the government of Canada, the United States of America, Norway, the United Kingdom, South Africa, Holland or Australia, as applicable, is pledged in support thereof);

          (b)   time deposit accounts, certificates of deposit, money market deposits or bankers' acceptances with a maturity of one year or less from the date of acquisition of any bank to which the Bank Act (Canada) applies or by any Company licensed to carry on the business of a trust in one or more provinces of Canada or any financial institution that is a member of the Federal Reserve System, or the comparable banking authority in Norway, the United Kingdom, South Africa, Holland or Australia, in each case having combined capital and surplus and undivided profits of not less than U.S.$500 million, whose debt has a rating, at the time as of which any investment made therein is made of at least A-1 by S&P or at least P-1 by Moody's;

          (c)   commercial paper with a maturity of one year or less from the date of acquisition issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia rated at least A-1 by S&P or at least P-1 by Moody's; and

          (d)   repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (a) above entered into with a financial institution meeting the qualifications described in clause (b) above.

        "Change of Control" means the occurrence of any of the following events:

          (a)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of the outstanding Voting Stock of the Company;

          (b)   the Company consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) cash, securities and other property (other than Capital Stock of the Surviving Entity) in an amount that could be paid by the Company as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee corporation;

          (c)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, together with any Affiliates, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who was a nominee of or is an Affiliate of such person or group, will constitute a majority of the Board of Directors of the Company; or

          (d)   the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets."

        Notwithstanding the foregoing, a transaction or series of related transactions pursuant to which the Company is redomociled in another jurisdiction or pursuant to which a holding company is formed to hold all of the outstanding Capital Stock of the Company shall not by itself be deemed a "Change of Control."

        "Commodity Agreement" means any commodities futures contract, commodity option or similar agreement or arrangement entered into in the ordinary course of business and not for speculative purposes designed to protect the Company or any Restricted Subsidiary against fluctuations in prices of commodities.

        "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (to the extent included in such consolidated net income or loss), without duplication:

          (a)   any net after-tax extraordinary gains or losses;

          (b)   any net after-tax gains or losses attributable to Asset Sales;

          (c)   the portion of net income of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period;

          (d)   the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination;

          (e)   the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders;

          (f)    net after-tax gains or losses attributable to the termination of any employee pension benefit plan; and

          (g)   the cumulative effect of a change in accounting principles;

provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Adjusted Net Income will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Adjusted Net Income otherwise attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding common stock of such Restricted Subsidiary on the last day of such period.

        "Consolidated Fixed Charge Coverage Ratio" of the Company means, for any period, the ratio of (a) the sum of Consolidated Adjusted Net Income, and in each case to the extent deducted in computing Consolidated Adjusted Net Income for such period, Consolidated Interest Expense, Consolidated Tax Expense and Consolidated Non-cash Charges, excluding all noncash items increasing Consolidated Adjusted Net Income for such period to (b) the sum of (i) Consolidated Interest Expense and (ii) cash and non-cash dividends paid, accrued or scheduled to be paid or accrued on Preferred Stock of the Company or any Restricted Subsidiary (to any Person other than the Company and any Restricted Subsidiary), in each case for such period. For purposes of an incurrence of Indebtedness, the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial statements are available immediately preceding the incurrence of indebtedness, taken as one period, shall be calculated giving pro forma effect to:

            (i)  the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period;

           (ii)  the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); and

          (iii)  the acquisition (whether by purchase, merger or otherwise), including any acquisition occurring at the time of the incurrence of such Indebtedness, or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company and its Restricted Subsidiaries, since the first day of such four-quarter period (including by any Person during such four-quarter period if it thereafter has become a Restricted Subsidiary), as if such acquisition or disposition occurred on the first day of such four-quarter period)

provided that the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate.

        "Consolidated Interest Expense" means, for any period, without duplication and in each case determined on a consolidated basis in accordance with GAAP, the sum of:

          (a)   the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation,

              (i)  amortization of debt discount,

             (ii)  the net cost of Interest Rate Agreements and Currency Agreements (including amortization of discounts),

            (iii)  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptances and similar transactions, plus

          (b)   the interest component of Capitalized Lease Obligations of the Company and its Restricted Subsidiaries paid, accrued and/or scheduled to be paid or accrued during such period; plus

          (c)   the interest of the Company and its Restricted Subsidiaries that was capitalized during such period; plus

          (d)   the interest on Indebtedness of another Person that is guaranteed by the Company or any Restricted Subsidiary or secured by a Lien on assets of the Company or a Restricted Subsidiary, whether or not such interest is paid by the Company or such Restricted Subsidiary.

        "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses or charges of the Company and its Restricted Subsidiaries for such period, including, without limitation, any asset impairment charges, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

        "Consolidated Tax Expense" means, for any period, the provision for Canadian federal, provincial, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

        "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

        "Equity Offering" means any offering or flotation of common stock (which is Qualified Capital Stock) of the Company.

        "EU Investorco" means any Person established by the Company after the date of the Indenture to acquire a direct or indirect ownership interest in an EU Licensed Operator, it being understood that once an EU Investerco ceases to be a Restricted Subsidiary of the Company it and its Restricted Subsidiaries will cease to be bound by the covenants under the Indenture and will cease to be Subsidiary Guarantors.

        "EU Licensed Operators" means CHC Scotia Limited, CHC Ireland Ltd., CHC Denmark APS, CHC Helicopter Service AS, Schreiner Northsea Helicopters BV, or any other Restricted Subsidiary of the Company incorporated in a European country that holds licenses to conduct helicopter transportation business that is subject to the provisions of Article 4 of European Union Regulation No. 2407/92 of July 23, 1992, it being understood that once an EU Licensed Operator ceases to be a Restricted Subsidiary of the Company it and its Restricted Subsidiaries will cease to be bound by the covenants under the Indenture and will cease to be Subsidiary Guarantors.

        "EU National" or "EU Nationals" means member states of the European Union or the European Economic Area or nationals thereof, including any Person regarded as a national of, or owned or controlled by, one or more nationals of, the European Union or the European Economic Area for the purposes of the ownership and control requirements of the legislation of the European Union or the

European Economic Area or a member thereof regarding aviation operating licenses (including Article 4 of European Union Regulation 2407/92)

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy as determined in good faith by the Board of Directors.

        "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in Canada, consistently applied, that are in effect on the date of the Indenture.

        "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the pledge of assets and the payment of amounts drawn down under letters of credit.

        "Guarantee" means any guarantee of the obligations of the Company under the Indenture and the Notes by any Restricted Subsidiary in accordance with the provisions of the Indenture.

        "Immediate Family" of any specified Person means a spouse, sibling, child or grandchild of such specified Person, whether related through blood, marriage or adoption.

        "Indebtedness" means, with respect to any Person, without duplication:

          (a)   all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business;

          (b)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (c)   all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers' acceptances or other similar facilities but excluding obligations with respect to letters of credit securing obligations (other than obligations described in clause (a) or (b) above or (d), (e) or (g) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement;

          (d)   all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

          (e)   all Capitalized Lease Obligations of such Person;

          (f)    all obligations of such Person under or in respect of Interest Rate Agreements, Currency Agreements or Commodity Agreements;

          (g)   all Indebtedness referred to in (but not excluded from) the preceding clauses (a) through (f) of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured);

          (h)   all guarantees by such Person of Indebtedness referred to in this definition of any other Person;

          (i)    all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

          (j)    Preferred Stock of any Restricted Subsidiary or any Subsidiary Guarantor.

        For purposes of this definition, the "maximum fixed repurchase price" of any Redeemable Capital Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock. For the avoidance of doubt, trade payables incurred in the ordinary course of business shall not constitute Indebtedness for purposes of the Indenture.

        "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements).

        "Investment" means, with respect to any Person, any direct or indirect advance, security deposit, loan or other extension of credit (including guarantees) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In the case of an Investment in the form of a guarantee of Indebtedness, the Investment shall be valued in an amount equal to the principal amount of the Indebtedness guaranteed. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

        "Issue Date" means the date of original issuance of the Notes.

        "Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

        "Manufacturer Support Indebtedness" means Indebtedness incurred by the Company or a Restricted Subsidiary of the Company to a manufacturer of a helicopter or fixed-wing aircraft in connection with the purchase of such helicopter or fixed-wing aircraft from the manufacturer.

        "Material Permit" means any governmental license, certificate, authorization, consent, registration, exemption, permit and other approval required by law:

            (i)  to operate helicopters or fixed-wing aircraft; and

           (ii)  issued to the Company, any Significant Subsidiary or an EU Licensed Operator,

        the loss of which would be materially adverse to the Company and its Subsidiaries, taken as a whole.

        "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of, without duplication, (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by a Lien on the assets or properties that were the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary or lenders under the Senior Credit Facility) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer's Certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under "—Certain Covenants—Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Cash Equivalents, payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of thereof.

        "New Aircraft Sale and Leaseback Transaction" means, in respect of any new aircraft acquired by the Company or any of its Restricted Subsidiaries (whether before or after the date of the Indenture) solely in connection with a new aircraft delivery, any transaction occurring after the Issue Date whereby such aircraft is sold by and leased back to the Company or such Restricted Subsidiary within a period ending not later than the date that is 270 days after the date of such new aircraft delivery.

        "Non-Guarantor Restricted Subsidiary" means any Restricted Subsidiary of the Company that is not a Subsidiary Guarantor.

        "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support (other than credit support permitted by clause (j) of the definition of "Permitted Investments") of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, except, in the case of a guarantee contemplated by (b), to the extent that the Company would be permitted at the time such guarantee is made to (A) incur at least US$1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "—Certain Covenants—Limitation on Indebtedness" and (B) make an Investment (other than a Permitted Investment) pursuant to "—Certain Covenants—Limitation on Restricted Payments" equal to the amount of Non-Recourse Debt in respect of which the guarantee is made; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other

Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Director of Finance or the Secretary of the Company.

        "Ordinary Shares" means the 11,000,000 Ordinary Shares of the Company issued on December 9, 1997 to O.S. Holdings Inc., a company indirectly wholly owned by Craig L. Dobbin.

        "Pari Passu Indebtedness" means Indebtedness of the Company or a Subsidiary Guarantor that is pari passu in right of payment to the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be.

        "Permitted Business" means the business of providing air transportation services, aircraft maintenance, aircraft leasing and financing, repair and overhaul, aircraft component manufacturing, logistics support, aircraft flight training and other ancillary services related thereto in each case as conducted on the date of the Indenture and any other business reasonably related thereto involving the application of technology or expertise that has been acquired by or may be developed by the Company in the course of its existing business, provided that, for the most recent fiscal year, such other business shall in no case account for more than 10% of the consolidated revenues or assets of the Company, as determined on the basis of the audited consolidated financial statements of the Company for such fiscal year.

        "Permitted Employee Stock Purchase Loans" means loans, in an aggregate amount outstanding at any time not to exceed U.S.$4 million, whether made by the Company or any third party (other than any Affiliate of the Company), to employees of the Company and its Subsidiaries who become participants in the Company's stock purchase program to enable such employees to purchase subordinate voting shares and multiple voting shares of the Company, less the amount of any Permitted Investments made pursuant to clause (f) of the definition thereof.

        "Permitted Holders" means, as of the date of determination, any of (i) Craig L. Dobbin, (ii) Persons controlled by Craig L. Dobbin, (iii) any member of the Immediate Family of Craig L. Dobbin, (iv) a corporation that is wholly owned by any member of the Immediate Family of Craig L. Dobbin, (v) a testamentary trust, the sole beneficiaries of which are members of the Immediate Family of Craig L. Dobbin, (vi) the estate of Craig L. Dobbin, as represented by the duly appointed executor(s) or administrator(s) thereof or (vii) persons who are Officers both at the date of determination and as of the date of the Indenture and "Permitted Holder" means any one of such Persons.

        "Permitted Investments" means any of the following:

          (a)   Investments in Cash Equivalents;

          (b)   Investments in the Company or any Restricted Subsidiary;

          (c)   intercompany Indebtedness to the extent permitted under clause (iv) or (v) of subsection (b) of the covenant entitled "Limitation on Indebtedness;

          (d)   Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; it being understood that the February 16, 2004 acquisition of Schreiner Luchtuaart Groep B.V. pursuant to which Schreiner and its Subsidiaries became Restricted Subsidiaries shall be deemed a Permitted Investment pursuant to this clause (d)

  provided that Schreiner and its Subsidiaries that become guarantors under the Senior Credit Facility provide full and unconditional Guarantees of the Notes;

          (e)   Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under the covenant entitled "Limitation on Sale of Certain Assets" to the extent such Investments are non-cash proceeds permitted thereunder or, if made with cash, are made out of reinvested cash proceeds from such Asset Sale concurrently with the closing thereof, provided that such reinvested cash proceeds do not exceed 25% of the fair market value of the assets sold in such Asset Sale;

          (f)    loans or advances made to employees of the Company or any Restricted Subsidiary in the ordinary course of business and consistent with past practices in an aggregate amount not to exceed U.S.$4 million at any one time outstanding, less the amount of any guarantees made pursuant to clause (g) of this definition;

          (g)   Permitted Employee Stock Purchase Loans or guarantees thereof;

          (h)   other Investments in an aggregate amount not to exceed US$25 million at any one time outstanding;

          (i)    Investments in the Notes; and

          (j)    Investments made by the Company or a Restricted Subsidiary in connection with or in anticipation of (x) the sale by any Restricted Subsidiary of a helicopter or fixed-wing aircraft and leaseback of such equipment by any Restricted Subsidiary or (y) the lease of a helicopter or fixed-wing aircraft by any Restricted Subsidiary; provided that the aggregate Investments permitted pursuant to this clause (j) does not exceed 25% of the aggregate value of the helicopter or fixed-wing aircraft at the time the Investment was made and provided further, that such Investments must be made no later than 270 days after the sale and leaseback transaction or the lease transaction, as the case may be, is entered into.

        "Permitted Joint Venture" means any joint venture, partnership or other Person designated by the Board (i) that is an Affiliate of the Company by virtue of the fact that the Company or a Restricted Subsidiary has an Investment in such Person, (ii) all of whose Indebtedness is Non-Recourse Indebtedness, (iii) which is engaged in a Permitted Business, (iv) in which any Investment made as a result of designating such Person as a Permitted Joint Venture will not violate the covenant entitled "Limitation on Restricted Payments" and (v) none of the Capital Stock of which is held by an officer, director or holder of Capital Stock of the Company qualifying as an Affiliate. Notwithstanding the foregoing, each of Slemon Park Corporation, Thai Aviation Services Ltd., Viscom (Aberdeen) Ltd., CHC Helicopter (Namibia) (Pty) Ltd., Court Aircraft Sales (Pty) Limited, Myanmar Helicopters International Ltd. East West Helicopter Services (Georgia) Corp., East West Helicopter Services (Azerbaijan) Ltd., Whirly Bird Airport Services Limited, joint venture with Cougar Helicopters Inc. in respect of the Newfoundland offshore, Canadian Helicopters Limited, Aero Contractors Company of Nigeria Ltd., Airport Den Helder CV, Schreiner Airways Cameroun SA, Inaer, Inversiones Aereas S.L., Canadian Helicopters Philippines International Inc. and an EU Licensed Operator or an EU Investoerco ceases to be a Restricted Subsidiary shall be deemed to be a Permitted Joint Venture. Any such designation (other than with respect to Persons identified in the preceding sentence) shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the date of the Indenture, and including, without limitation, all classes and series of preferred or preference stock of such Person.

        "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company and any additions and accessions thereto, which are purchased by the Company or a Subsidiary Guarantor at any time after the Notes are issued; provided that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a "Purchase Money Security Agreement") shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all time be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company or such Subsidiary Guarantor of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

        "Qualified Capital Stock" of any person means any and all Capital Stock of such person other than Redeemable Capital Stock.

        "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would not constitute Redeemable Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of any "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Capital Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favourable to the holders of such Capital Stock than the provisions contained in the covenants entitled "Limitation on Sale of Certain Assets" and "Repurchase of Notes upon a Change of Control" and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the covenants entitled "Limitation on Asset Sales" and "Purchase of Notes upon a Change of Control."

        "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

        "S&P" means Standard and Poor's Ratings Corporation, a division of the McGraw-Hill Companies, Inc. and its successors.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Senior Credit Facility" means, collectively, any credit facilities, letter of credit or other borrowing or lending arrangements of the Company and/or the Guarantors together with the related documents thereto (including, without limitation, any loan agreements, note purchase agreements, indentures, notes, guarantee agreements, collateral documents, mortgages, instruments and security documents executed in connection therewith), in each case as any such agreements or arrangements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, in each case, including, without limitation, any credit facility, letter of credit, agreement, indenture, notes, other documents or instruments or other arrangement extending the maturity of, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreements or arrangements, together with any successor or replacement agreements or other arrangements, and whether by or with the same or any other agent, lender or group of lenders or other institutions providing credit. It being understood that the Credit Agreement dated as of July 5, 2000, as amended, among the Company, the Company's Subsidiaries named therein as restricted parties, the banks and other financial institutions that are from time to time parties thereto and a Canadian chartered bank which is lead arranger and administrative agent is a Senior Credit Facility.

        "Significant Subsidiary" means any Restricted Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (iii) was organized or acquired after the beginning of such fiscal year and would have been a Significant Subsidiary if it had been owned during the entire fiscal year.

        "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

        "Subordinated Indebtedness" means Indebtedness of the Company or a Subsidiary Guarantor that is subordinated in right of payment to the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be.

        "Subsidiary" means any Person a majority of the equity ownership voting power of the outstanding Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

        "Subsidiary Guarantor" means any Restricted Subsidiary that issues a Guarantee.

        "Taxing Authority" means any government or any political subdivision, state, province or territory of a Taxing Jurisdiction or any authority or agency therein or thereof having power to tax.

        "Taxing Jurisdiction" means (i) with respect to any payments made under the Notes, Canada or any political subdivision, state, province or territory thereof and (ii) with respect to payments made by a Subsidiary Guarantor, the country in which such Subsidiary Guarantor is organized or any political subdivision, state, province or territory thereof.

        "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to May 1, 2009; provided, however, that if the period from such Redemption Date to May 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company pursuant to the covenant entitled "Limitations on Unrestricted Subsidiaries") and (b) any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

        "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

        "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding Capital Stock (other than directors' qualifying shares or shares of foreign Restricted Subsidiaries required to be owned by foreign nationals pursuant to applicable corporate law) of which are owned by the Company or by one or more other Wholly Owned Restricted Subsidiaries or by the Company and one or more other Wholly Owned Restricted Subsidiaries.

EXCHANGE OFFER; REGISTRATION RIGHTS

        As part of the sale of the old notes to the initial purchasers, we, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement dated April 27, 2004. Under the registration rights agreement, we agreed, for the benefit of the holders of the notes, that we will, at our own expense, (i) file an exchange offer registration statement with the SEC with respect to an offer to exchange the old notes for new notes having identical terms in all material respects to the notes offered hereby and which will evidence the same continuing indebtedness of CHC (except that the new notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) within 90 calendar days after the closing of the offering of the old notes, (ii) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act within 180 calendar days after the closing of the offering of the old notes and (iii) use our reasonable best efforts to consummate the exchange offer within 210 calendar days after the closing of the offering of the old notes. Once the exchange offer registration statement has been declared effective, we agreed to offer the new notes in exchange for surrender of the notes. We also agreed to keep the exchange offer open for at least 30 days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the notes. For each note surrendered to us pursuant to the exchange offer, the holder who surrendered such note will receive an Exchange Note having a principal amount equal to that of the surrendered note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on such note, from April 27, 2004.

        Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes will generally be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of notes, as set forth below). However, any purchaser of notes who is an "affiliate" of CHC or any subsidiary guarantor and any purchaser of notes who intends to participate in the exchange offer for the purpose of distributing the new notes (i) will not be able to rely on the interpretation of the staff of the SEC, (ii) will not be able to tender its notes in the exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        In addition, in connection with any resales of new notes, any broker-dealer (a "Participating Broker-Dealer") which acquired the new notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the offering of the old notes) with this prospectus. We have agreed to make available for a period of up to 180 days after consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any Participating Broker-Dealer and any other persons with similar prospectus delivery requirements, for use in connection with any resale of new notes. A Participating Broker-Dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations thereunder).

        Each holder of the old notes (other than certain specified holders) who wishes to exchange notes for new notes in the exchange offer is required to make certain representations, including representations that (i) any new notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes, (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of CHC or any subsidiary guarantor or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable, and (iv) it is not acting on behalf of any person who could not truthfully make the foregoing representations.

        In the event that (i) any changes in law or the applicable interpretations of the staff of the SEC do not permit the Company to effect the exchange offer, (ii) for any other reason the exchange offer is not consummated within 210 days after the closing of the offering of the old notes, (iii) under certain circumstances, the initial purchasers shall so request or (iv) any holder of notes (other than the initial purchasers) is not eligible to participate in the exchange offer, we have agreed that we will, at our expense, (a) as promptly as practicable, file with the SEC a shelf registration statement covering resales of the notes, (b) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 210 days after the closing of the offering of the old notes and (c) use our reasonable best efforts to keep the shelf registration statement effective until the earlier of the second anniversary of the closing of the offering of the old notes and the date all notes covered by the shelf registration statement have either been sold in the manner set forth and as contemplated in the shelf registration statement or become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions. We have also agreed that we will, in the event of the filing of the shelf registration statement, provide to each holder of the notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder of notes that sells its notes pursuant to the shelf registration statement generally (i) will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, (ii) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (iii) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement to have their notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described in the following paragraph.

        Although we intend to file the registration statements described above, as required, we cannot assure you that we will file such registration statements, or, if filed, that they will become effective. In the event that (i) we do not file the exchange offer registration statement with the SEC on or prior to the 90th calendar day following the closing of the offering of the old notes, (ii) the exchange offer registration statement has not been declared effective on or prior to the 180th calendar day following the closing of the offering of the old notes or (iii) the exchange offer is not consummated and no shelf registration statement is declared effective on or prior to the 210th calendar day following the closing of the offering of the old notes, the interest rate borne by the notes will be increased by one-quarter of one percent per annum, beginning the day after the date specified in clause (i), (ii) or (iii) above, as applicable. Thereafter, the interest rate borne by the notes will be increased by an additional one-quarter of one percent per annum for each 90-day period that elapses before additional interest ceases to accrue in accordance with the following sentence; provided that the aggregate increase in such annual interest rate may in no event exceed one percent. Upon (x) the filing of the exchange offer registration statement (in the case of clause (i) above), (y) the effectiveness of the exchange offer registration statement (in the case of clause (ii) above) or (z) the consummation of the exchange offer or the effectiveness of a shelf registration statement, as the case may be (in the case of clause (iii) above), the interest rate borne by the notes will be reduced to the original interest rate if we are otherwise in compliance with this paragraph; provided, however, that if, after any such reduction in interest rate, a different event specified in clause (i), (ii) or (iii) above occurs, the interest rate may again be increased pursuant to the foregoing provisions.

        This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the complete provisions of the registration rights agreement, a copy of which has been filed with the registration statement of which this prospectus is a part.

BOOK-ENTRY; DELIVERY AND FORM

Global Notes

        The new notes initially will be represented by one or more, permanent global certificates in definitive fully registered book-entry form (the "Global Notes"). The Global Notes will be deposited upon issuance with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

        We expect that pursuant to procedures established by DTC:

  •
  upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary; and

  •
  ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Notes directly through DTC if they are participants in such system or directly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture governing the notes except as required by law. No beneficial owner of an interest in any of the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, premium (if any) and interest (including Additional Interest) (as defined) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest (including Additional Interest) in respect of the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.

        DTC has advised us that it will take action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        If:

  •
  we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation; or

  •
  an event of default has occurred and is continuing and the registrar has received a request from DTC to issue Certificated Notes,

then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the Global Notes. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

        Neither we nor the Trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Exchange Notes

        The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders. Consequently,

  •
  no gain or loss will be recognized by a holder upon receipt of a new note.

  •
  the holding period of the new note will include the holding period of the old note, and

  •
  the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note immediately before the exchange.

        In any event, persons considering an exchange of the old notes for new notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

        We are not using any underwriters for this exchange offer.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 180 days after the consummation of the exchange offer, or for such longer period as provided by the registration rights agreement, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, during this 180-day or such longer period, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of such resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it or for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. In that event, any profit resulting from these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of up to 180 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers, and we will indemnify the holders of the old notes and the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the new notes and certain other matters will be passed upon for us by Patterson Palmer and Ogilvy Renault, with respect to matters of Canadian law and Shearman & Sterling LLP, New York, New York, with respect to matters of U.S. law.

EXPERTS

        The consolidated financial statements of CHC as of April 30, 2003 and 2002 and for each of the years in the three-year period ended April 30, 2003, appearing in this prospectus and related registration statement, have been audited by Ernst & Young LLP, independent chartered accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Schreiner Luchtvaart Groep B.V. as of December 31, 2003 and for the period from January 1 to December 31, 2003 appearing in this prospectus and related registration statement, have been audited by Ernst & Young Accountants, independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Directors of
 CHC Helicopter Corporation

        We have audited the consolidated balance sheets of CHC Helicopter Corporation as at April 30, 2002 and 2003 and the consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three year period ended April 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 2002, and 2003 and the results of its operations and its cash flows for each of the years in the three year period ended April 30, 2003 in accordance with Canadian generally accepted accounting principles.

St. John's, Canada,
June 4, 2003
(Except for Notes 31 and 32 which are as at April 28, 2004)	(Signed) Ernst & Young, LLP Chartered Accountants

CHC HELICOPTER CORPORATION

CONSOLIDATED BALANCE SHEETS

As at April 30

(in thousands of Canadian dollars)

Incorporated under the laws of Canada

	(Restated Note 4(a)) 2002	2003
Assets (Note 11)
Current assets
Cash and cash equivalents (Note 5)	$112,838	$58,104
Receivables (Note 9)	146,972	139,587
Future income tax assets (Note 19)	9,206	11,001
Inventory	174,150	214,656
Prepaid expenses	12,081	7,559

	455,247	430,907
Property and equipment, net (Note 7)	544,169	537,318
Investments (Note 8)	18,717	21,043
Other assets (Note 9)	136,385	138,425
Future income tax assets (Note 19)	9,733	17,877

	$1,164,251	$1,145,570

Liabilities and shareholders' equity
Current liabilities
Payables and accruals	$140,403	$136,743
Income taxes payable	4,985	3,993
Current portion of debt obligations (Note 11)	113,387	20,369

	258,775	161,105
Long-term debt (Note 11(a))	167,202	139,374
Senior subordinated notes (Note 11(b))	133,034	151,111
Subordinated debentures (Note 11(c))	11,157	10,414
Other liabilities (Note 13)	51,398	59,299
Future income tax liabilities (Note 19)	209,933	210,036
Shareholders' equity	332,752	414,231

	$1,164,251	$1,145,570

Commitments, guarantees and contingent liabilities (Notes 13, 23, 25 and 26)

On behalf of the Board:

/s/ Craig L. Dobbin	/s/ John Fleming

Director	Director

See accompanying notes

CHC HELICOPTER CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

Year Ended April 30

(in thousands of Canadian dollars, except per share amounts)

	(Restated Note 4(a)) 2001	(Restated Note 4(a)) 2002	2003
Revenue	$593,849	$617,816	$722,363
Operating expenses	477,300	496,993	580,150

Earnings before undernoted items	116,549	120,823	142,213
Amortization	(19,980)	(18,622)	(22,585)
Gain on disposals of assets	998	1,859	2,413
Asset impairment charge (Notes 2(i) and 9(ii))	—	—	(12,811)
Financing charges (Note 11)	(56,380)	(47,979)	(34,878)
Equity in earnings (loss) of associated companies	(416)	1,111	2,340
Debt settlement costs (Notes 11(b) and 12)	(18,643)	—	(12,464)
Gain on sale of operations and investments (Note 6)	5,761	—	—

Earnings before income taxes	27,889	57,192	64,228
Income tax recovery (provision) (Note 19)	5,913	(9,900)	1,905

Net earnings	$33,802	$47,292	$66,133

Earnings per share (Note 20)
Basic	$2.15	$2.87	$3.19
Diluted	$2.01	$2.62	$2.94

See accompanying notes

CHC HELICOPTER CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Year Ended April 30

(in thousands of Canadian dollars, except per share amounts)

	(Restated Note 4(a) and (c)) 2001	(Restated Note 4(a)) 2002	2003
Retained earnings, beginning of year as originally stated	$49,350	$70,704	$117,280
Retroactive application of change in accounting policy with restatement of prior periods (Note 4(a))	(2,418)	(536)	180
Retroactive application of change in accounting Policy without restatement of prior periods (Notes 4(b) and (c))	(8,870)	—	(1,715)

Retained earnings, beginning of year as restated	38,062	70,168	115,745
Net earnings	33,802	47,292	66,133
Dividends paid (Note 14)	(1,696)	—	(4,016)

Retained earnings, end of year	70,168	117,460	177,862
Capital stock (Note 14)	119,493	236,007	236,962
Contributed surplus (Note 14)	3,291	3,291	3,291
Foreign currency translation adjustment (Note 17)	(37,525)	(24,006)	(3,884)

Total shareholders' equity	$155,427	$332,752	$414,231

Dividends paid per participating voting share	$0.11	$—	$0.20

See accompanying notes

CHC HELICOPTER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended April 30

(in thousands of Canadian dollars)

	(Restated Note 4(a) and (c)) 2001	(Restated Note 4(a)) 2002	2003
Operating activities
Net earnings	$33,802	$47,292	$66,133
Non-operating items and items not involving cash:
Amortization	19,980	18,622	22,585
Gain on disposals of assets	(998)	(1,859)	(2,413)
Asset impairment charge	—	—	12,811
Equity in earnings of associated companies	416	(1,111)	(2,340)
Future income taxes (Note 16)	(3,653)	4,811	(12,125)
Non-cash financing charges	2,165	3,334	168
Debt settlement costs	18,643	—	12,464
Defined benefit pension plans	(15,412)	(4,003)	(10,934)
Deferred revenue	(945)	(383)	(3,347)
Advance aircraft rental payments	—	(2,843)	(3,304)
Gain on sale of operations and investments	(5,761)	—	—
Other	502	(93)	2,720

Cash flow from operations before change in non-cash working capital	48,739	63,767	82,418
Change in non-cash working capital (Note 21)	(27,580)	(18,800)	(19,762)

Cash flow from operations	21,159	44,967	62,656

Financing activities
Long-term debt proceeds	543,172	19,689	38
Long-term debt repayments	(114,693)	(75,236)	(123,204)
Debt settlement	(574,392)	—	(9,136)
Dividends paid	(1,696)	—	(4,016)
Capital stock issued	4,662	114,504	596
Deferred financing costs	(3,749)	—	—
Government grants received	614	—	—

	(146,082)	58,957	(135,722)

Investing activities
Additions to property and equipment	(40,105)	(34,068)	(44,669)
Helicopter major inspections	(6,055)	(9,913)	(13,384)
Helicopter components, net (Note 7)	3,580	(11,268)	4,042
Proceeds from disposal	2,723	49,758	74,865
Aircraft deposits	(2,783)	—	(6,730)
Long-term receivables repaid (advanced)	3,839	(2,342)	7,386
Pre-operating expenses	(6,795)	(7,419)	(3,113)
Net proceeds on disposal of operations and investments (Note 6)	169,601	—	—
Other	(405)	783	(1,782)

	123,600	(14,469)	16,615

Effect of exchange rate changes on cash and cash equivalents	228	(167)	1,717

Change in cash and cash equivalents during the year	(1,095)	89,288	(54,734)
Cash and cash equivalents, beginning of year	24,645	23,550	112,838

Cash and cash equivalents, end of year	$23,550	$112,838	$58,104

See accompanying notes

CHC Helicopter Corporation

Notes to the Consolidated Financial Statements

April 30, 2001, 2002 and 2003

(Tabular amounts in thousands unless otherwise noted, except per share amounts)

1.    Summary of significant accounting policies

Basis of presentation

        CHC Helicopter Corporation ("CHC") is a leading provider of helicopter transportation services to the global oil and gas industry. CHC currently operates in over 20 countries, with major operating units in Europe (Norway and the United Kingdom), South Africa, Australia and Canada. CHC principally provides helicopter transportation services to the oil and gas industry for production and exploration activities as well as emergency medical and search and rescue services.

        The consolidated financial statements include the accounts of CHC and its direct and indirect controlled subsidiaries (collectively, the "Company"). They have been prepared by management in accordance with Canadian generally accepted accounting principles and are in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") except as described in Note 29.

Foreign currency translation

        Balance sheet and income statement transactions denominated in other than the functional currency of the operating divisions are translated into the divisions' functional currency at the rate of exchange at the beginning of the month in which the transaction occurred except for material transactions which are translated at the spot foreign exchange rate. At each balance sheet date foreign denominated monetary assets and liabilities are revalued at the foreign exchange rate in effect at such date.

        The Company's foreign subsidiaries are financially and operationally self-sustaining. Accordingly, the current rate method is used for the translation of their financial statements to Canadian dollars upon consolidation. Under this method, the assets and liabilities of these subsidiaries are translated at the rate of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average annual exchange rate. Exchange gains or losses arising from the current rate method of translation are deferred in a separate component of shareholders' equity. Such gains or losses are included in the determination of net earnings when there is a reduction in the net investment in the foreign subsidiary as a result of a dilution or sale of part or all of the Company's interest in the foreign subsidiary or as a result of capital transactions including dividend distributions and capital restructuring.

        The Company has certain foreign denominated long-term debt that have been designated an effective hedge of certain of its self-sustaining foreign subsidiaries. Upon translation of such debt into Canadian dollars, any gains or losses are also deferred in a separate component of shareholders' equity to be recognized in net earnings when there is a reduction in the net investment in the subsidiaries.

Inventory

        Inventory, consisting primarily of aircraft parts, is valued at the lower of average cost and replacement cost. The cost of overhauled inventory includes the cost of raw materials, direct labour and related overhead.

Property and equipment

        Property and equipment includes flying assets, facilities and equipment that are amortized over their estimated useful lives under the following methods:

a)
Flying assets

i.
Airframes represent approximately 30% of the value of an aircraft and are amortized on a straight-line basis to amortization expense over their estimated useful life of 15 years. At pre-determined intervals, as specified by the manufacturer, airframes require major inspections. The cost of these major inspections is capitalized and amortized to operating expense over their expected period of future benefit based on flight hours.

ii.
Components comprise 70% of the value of an aircraft and consist of major components (i.e. engine, rotorheads, gearboxes and blades) and non-major components. The major components are required to be inspected and overhauled at intervals as specified by the original equipment manufacturer and aviation regulatory authorities. Costs incurred to perform these inspections and major repairs and overhauls are capitalized and amortized to operating expense to their residual value over their expected period of future benefit based on flight hours. Non-major repair and maintenance costs are expensed as incurred.

b)
Facilities and equipment

        Facilities are comprised of hangers, heliports and other buildings housing base operations and administrative support. Equipment includes training, repair and overhaul, manufacturing and base equipment and vehicles. Such facilities and equipment are amortized on a declining balance or straight-line basis at rates ranging from 5% to 20%.

Investments

        Long-term investments through which the Company exerts significant influence over the investee are accounted for by the equity method. Under this method, the investment is initially recorded at cost and the carrying value is adjusted thereafter to include the Company's pro-rata share of post acquisition earnings of the investee. All other long-term investments are carried at cost and income on these investments is recognized only to the extent of dividends received. When there has been a decline in the value of an investment that is other than a temporary decline, the investment is written down to estimated net realizable value.

Pre-operating expenses

        The Company defers expenses net of incremental revenues related to the operations of new businesses and customer contracts in the period prior to the new business or contract being capable of consistently providing its intended product and/or service. Deferral occurs where the expenses are related directly to placing the new business or new contract into commercial service, are incremental in nature and are considered by the Company to be recoverable from the future operations and conditions of the new business or contract. Deferral ceases at the earlier of the achievement of a specified commercial activity level, the passage of a specified period of time or at the start of the new contract. Amortization of the deferred expenses related to the operations of new businesses is based on their expected period of benefit, not exceeding five years. Amortization of deferred expenses related to new contracts is amortized over the contract term. The Company periodically evaluates the recoverability of the deferred expenses from future cash flows from operations to determine whether any write down of such deferred expenses to net recoverable amounts is required.

Government assistance

        Government assistance relating to the acquisition of facilities and equipment is deferred and amortized over the life of the assets to which they relate. Government assistance relating to operations is recorded as revenue in the same period as the related expense.

Revenue recognition

        Revenue from helicopter operations is recognized based on the terms of customer contracts that generally provide for revenue on the basis of hours flown at contract rates or fixed monthly charges or a combination of both.

        Training revenue is recognized based on the terms of customer contracts that generally provide for revenue on the basis of training hours provided.

        Revenue from engine and component repair and overhaul and composites manufacturing operations is recognized on the percentage of completion basis and is measured on the basis of the sales value of the actual costs incurred and work performed. Customers are invoiced in advance for repair and overhaul services performed under "power by the hour" ("PBH") contracts. Typically, a portion of this revenue is recognized on a monthly basis to reflect ongoing services provided with the balance recognized when the major repair and overhaul activities are completed. Any loss on repair and overhaul and composites manufacturing contracts is recognized into earnings immediately when known.

Future income taxes

        The Company uses the liability method of accounting for income taxes. Under the liability method, future income tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using tax rates substantially enacted at the balance sheet date. The effect of changes in income tax rates on future income tax assets and liabilities is recognized in income in the period that the change becomes substantially enacted.

Pension costs and obligations

        The Company has defined contribution and defined benefit pension plans covering substantially all of its employees. In valuing accrued obligations for its defined benefit plans, the Company uses the projected benefit method prorated on service and best estimate assumptions. Pension plan assets are carried at market values. Actuarial and experience gains and losses, prior service costs, plan amendments and transition amounts are amortized on a straight-line basis over the expected average remaining service life of the plan participants.

Stock-based compensation plans

        The Company discloses supplemental pro forma earnings and earnings per share information as if the fair value method of accounting was used for share option compensation awards. Therefore, the issuance of share options by the Company is treated as a capital transaction for accounting purposes and accordingly does not give rise to compensation expense in the consolidated financial statements (Notes 4 and 15).

        The Company uses the fair value based approach to account for specified stock-based compensation awards issued under the Company's Stock Appreciation Rights Plan and Long-Term Incentive Plan ("SARs plans") resulting in the recording of compensation expense in the consolidated financial statements. Compensation expense related to SARs is recognized, based on graded vesting, as the amount by which the quoted market value of the Company's shares exceeds the value as specified under the SARs plans. Changes in the market value of the shares between the date of grant of the SARs and the current reporting date result in an increase or decrease in compensation expense in the period (Notes 4 and 10). During the fiscal year ended April 30, 2003 the Company entered into an equity forward price agreement with a major Canadian financial institution to hedge the Company's SARs to reduce any volatility in cash flow and earnings due to future increases in the Company's share price.

Financial instruments

        The Company periodically enters into derivative financial instruments such as foreign forward exchange contracts, interest rate swaps and equity forward price agreements to manage foreign exchange risks, interest rate risks and stock price volatility. Gains and losses on financial instruments designated as hedges are recognized in earnings in the same period as the underlying transactions. Gains and losses on financial instruments not designated as hedges are recognized in earnings when the underlying contracts mature. Payments and receipts under interest rate swaps and equity forward price agreements are recognized as adjustments to interest expense and compensation expense, respectively.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and with banks and investments in money market instruments with original maturities of less than 90 days that are readily convertible to known amounts of cash and are subject to an insignificant risk of a material change in value.

2.    Accounting estimates and measurement uncertainty

        The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. By their nature these estimates are subject to measurement uncertainty. The effect on the financial statements of changes in such estimates in future periods could be material and would be accounted for in the period the change occurs. The following are significant areas in which management makes significant accounting estimates:

i)
Recoverability of pre-operating expenses

        The ability to defer pre-operating expenses is dependent on the future recoverability of the amounts from cash flows generated by the related commercial operations. If operations perform below anticipated recoverable levels the portion of pre-operating expenses that cannot be recovered is expensed immediately when known. The Company evaluated, as at April 30, 2003, the recoverability from the related cash flows of future operations of the carrying value of pre-operating expenses. The Company determined that all $12.8 million of such costs related to the composites manufacturing business carried on by its wholly-owned subsidiary, CHC Composites Inc. ("Composites") should be written off and recorded as an asset impairment charge (Note 9). At April 30, 2003, $3.4 million in unamortized pre-operating expenses related to new contract awards, which are expected to be recoverable from the related future cash flows of such contract awards, remained in other assets on the balance sheet.

ii)
Flying asset amortization

        Flying assets are comprised of airframes and components. The airframes represent approximately 30% of the value of an aircraft and are amortized on a straight-line basis over their estimated useful lives of 15 years. While the amortization period does not exceed the useful lives of the airframes it may be conservative as airframes may have actual useful lives in excess of 15 years.

        The helicopter airframes and components are inspected, repaired and overhauled at pre-specified intervals. Such costs are capitalized to flying assets and are amortized to operating expenses over their period of expected future benefit based on flight hours. This requires the Company to estimate the period of expected future benefit for each type of component and inspection. Such estimates are based on mandated inspection and overhaul intervals and on previous experience and could vary materially from actual experience resulting in over or under amortization of capitalized costs.

iii)
Carrying value of flying assets

        Based on independent appraisals, the appraised value of the Company's flying assets exceeded the carrying value by $185.1 million and $271.0 million as at April 30, 2003 and 2002, respectively. (Both amounts unaudited). The recoverability of the book value of these assets is, in part, dependent on the estimates used in determining the expected period of future benefits over which to amortize flying assets. In addition, such recoverability is dependent on market conditions including demand for certain types of aircraft and changes in technology arising from the introduction of newer, more efficient aircraft.

iv)
Defined benefit employee pension plans

        The Company maintains both funded and unfunded defined benefit employee pension plans in the UK, Norway and Canada for approximately one-third of its active employees and certain former employees. Several statistical and judgmental factors, which attempt to anticipate future events, are used in measuring the Company's obligations under the plans and the related periodic pension expense. These factors include assumptions about the rate at which the pension obligation is discounted, the expected long-term rate of return on plan assets and the rate of future compensation increases. In addition, the Company's actuaries use other assumptions such as withdrawal and mortality rates. The estimates and assumptions used may differ materially from actual results due to changing market and economic conditions, changing withdrawal rates, and changing overall life spans of participants. These differences may have a material impact on the amount of pension expense recorded and on the carrying value of prepaid pension costs and accrued pension obligations. The Company reviews annually the assumptions used in measuring the pension plan obligations to determine their appropriateness based on actual experience and current and anticipated market conditions.

v)
Effectiveness of foreign currency hedge

        The Company's Euro denominated debt has been designated as a hedge of its Norwegian kroner ("NOK") denominated net investment in its self-sustaining Norwegian operations. As a result, translation losses of $15.4 million (net of taxes of $3.8 million) for the fiscal year ended April 30, 2003 (fiscal year ended April 30, 2002, translation losses of $1.8 million with NIL taxes; fiscal year ended April 30, 2001, translation gains of $5.3 million with NIL taxes) on the revaluation of this Euro denominated debt have been recorded as a foreign currency translation adjustment in shareholders' equity.

vi)
Utilization of income tax losses

        The Company has accumulated $61.4 million and $13.6 million in non-capital and capital tax losses, respectively, as at April 30, 2003. The non-capital losses expire between fiscal 2006 and 2013, while the capital losses carry forward indefinitely. The Company has determined that it is more likely than not that the benefit of all of these losses will be realized in the future and, accordingly, has recorded future tax assets of $22.7 million related to these losses. This determination was based on assumptions regarding the reversal of existing future tax liabilities and future earnings levels in the subsidiaries with accumulated losses, and on an ability to implement routine tax planning measures. If, in the future, it is determined that it is more likely than not that all or part of the future tax assets will not be realized, a charge will be made to earnings in the period such determination is made.

vii)
Aircraft operating leases

        Upon entering into a new aircraft leasing arrangement, the Company evaluates whether substantially all of the benefits and risks of ownership related to the aircraft have been transferred to the lessor in order to determine if the lease is classified and recorded as capital or operating. Currently, all of the Company's aircraft leases are classified and recorded as operating leases. One of the criteria in determining whether the benefits and risks have been transferred is whether the present value of the minimum lease payments is less than 90% of the fair value of the leased aircraft at the inception of the lease. Another criteria that is evaluated is whether there is a bargain purchase option at the end of the lease compared to the estimated fair market value of the aircraft at that time. At the time of entering into a new aircraft leasing arrangement the Company obtains an independent appraisal from a helicopter valuation company of the estimated fair value of the aircraft at the beginning and end of the lease term. These appraisals involve the use of estimates on current and future condition of, and demand for, the particular aircraft type. Different valuation companies may calculate different appraisal values for the same aircraft based on different assumptions used. The use of different estimates of fair market value based on the appraisals could result in a different lease classification. The appraised value of the Company's fleet of leased aircraft as at April 30, 2003 was approximately $457 million and $410 million at April 30, 2002 (unaudited).

viii)
Variable interest entities

        At April 30, 2003 the Company was leasing seventeen aircraft from eight variable interest entities. During the fiscal year ended April 30, 2003 Canadian and U.S. GAAP were revised and now require the Company to assess each of these entities at each reporting date to ensure that it continues to satisfy the criteria for non-consolidation (see Note 24 for transition provisions). In performing this assessment, the Company is required to make a number of estimates including the range of possible outcomes at the end of the lease. In the case of the Company's variable interest entities, these possible outcomes relate to the estimated asset values at the end of the lease. In addition to developing a range of possible outcomes, the Company is required to assign a probability to each potential outcome. The possible outcome identified by the Company and the probabilities chosen can significantly impact whether a particular variable interest entity is required to be consolidated by the Company.

3.    Comparative figures

        Certain comparative figures have been reclassified to conform to the current year's presentation.

4.    Changes in accounting policies

a)
Translation of foreign currencies

        Effective May 1, 2002 the Company retroactively adopted, with restatement of individual prior periods, the new Canadian accounting recommendations with respect to foreign currency translation which conform substantially to U.S. GAAP. These recommendations require that unrealized exchange gains and losses on the translation of long-term debt that has not been designated as a hedge of the Company's net investment in self-sustaining foreign operations be included in earnings immediately. The impact of adopting these new recommendations was a $2.4 million and $0.5 million decrease in opening retained earnings at May 1, 2000 and May 1, 2001 respectively, an increase in other assets of $0.2 million as at April 30, 2002 and a decrease in financing charges (net of taxes) of $0.7 million for fiscal 2002. As a result, May 1, 2002 opening retained earnings were increased by $0.2 million. In fiscal 2001, the impact was an increase in financing charges of $0.4 million (net of taxes) and a decrease in debt settlement costs of $2.3 million (net of taxes).

b)
Stock-based compensation plans

        Effective May 1, 2002 the Company retroactively adopted, without restatement of prior periods, the new Canadian accounting recommendations with respect to stock-based compensation. The recommendations require the use of a fair value based approach to account for specified stock-based compensation awards which include the Company's SARs plans. The impact of adopting the new recommendations related to the Company's SARs granted prior to May 1, 2002 was a charge against retained earnings of $1.7 million, the recording of a long-term future income tax asset of $1.0 million and an increase of $2.7 million in payables and accruals.

        The recommendations require that compensation expense related to share options be calculated under the fair value method or, where the fair value method is not used, pro forma disclosures of net earnings and earnings per share had the fair value method been used is required. The Company accounts for share options based on their intrinsic value at the date of grant and accordingly has not recognized compensation expense for such share options.

c)
Future income taxes

        The CICA issued a new accounting recommendation with respect to future income taxes which was adopted by the Company effective May 1, 2000. Under the new standard, future tax benefits and obligations are determined based on differences between the financial reporting and tax bases of assets and liabilities and measured using the tax rates substantively enacted at the balance sheet date.

        The Company adopted the future income tax standard retroactively without restatement of prior years' financial statements. As a result, at May 1, 2000 the Company increased property and equipment by $32.8 million, reduced shareholders' equity by $8.9 million and increased net future tax liabilities by $41.7 million.

        During the third quarter of 2001, the Company recorded an income tax recovery of $9.5 million related to future income tax rate reductions. These rate reductions will be phased in over the 2001 to 2004 income tax years. In accordance with the new CICA accounting recommendation with respect to income taxes, these rate reductions are reflected in earnings when they are substantively enacted. Other than the $9.5 million recovery of income taxes related to the Canadian tax rate reductions, the impact of the adoption of the new accounting standard for the year was not significant.

d)
Employee future benefits

        The Company adopted, on a prospective basis, the CICA's new accounting recommendations with respect to employee future benefits, effective May 1, 2000. The adoption of this standard had no significant impact on the Company's results or financial position.

e)
Earnings per share

        The Company adopted the CICA's new accounting recommendations with respect to earnings per share, effective February 1, 2001, whereby the Company has changed from the imputed earnings to the treasury stock method of accounting for diluted earnings per share. This policy has been applied retroactively.

5.    Cash and cash equivalents

        At April 30, 2003 cash includes funds restricted for current taxes withheld and payable and other current obligations totalling $11.4 million (April 30, 2002—$10.8 million).

6.    Gain on sale of operations and investments

        During the year ended April 30, 2001, the Company sold four non-core operations for total net proceeds of $169.6 million, resulting in a pre-tax gain of $5.8 million. The operations disposed of include certain UK based non-oil and gas related operations; a wholly-owned onshore helicopter services company, Heliflyg AB; Lufttransport AS, a wholly-owned fixed-wing emergency medical services service company; and Canadian onshore helicopter operations and assets.

7.    Property and equipment

        The capital cost and related accumulated amortization of the Company's flying assets, facilities and equipment are as follows:

	2002	2003
Flying assets
Cost	$597,636	$577,683
Accumulated amortization of airframes	(44,753)	(47,668)

	552,883	530,015
Accumulated net amortization of helicopter major inspections and major component repair and overhaul costs	(82,233)	(81,408)

	470,650	448,607

Facilities
Cost	62,669	72,641
Accumulated amortization	(8,649)	(13,961)

	54,020	58,680

Equipment
Cost	45,462	63,220
Accumulated amortization	(25,963)	(33,189)

	19,499	30,031

	$544,169	$537,318

        Operating expenses for the fiscal year ended April 30, 2003 include the amortization of major component repair and overhaul costs of $114.3 million (2002—$120.3 million; 2001—$136.4 million) while related actual expenditures for such costs during the year were $110.3 million (2002—$131.6 million; 2001—$132.8 million). The net amortization over expenditure of $4.0 million (2002—net expenditure over amortization of $11.3 million; 2001—net amortization over expenditure of $3.6 million) is reported in investing activities in the consolidated statements of cash flows.

8.    Investments

	2002	2003
Long-term investments, at equity
Canadian Helicopters Limited (2002—44.5%, 2003—43.5%)	$3,420	$5,759
Long-term investments, at cost Canadian Helicopters Limited, preferred shares	15,000	15,000
Other	297	284

	$18,717	$21,043

9.    Other assets

	(Restated Note 4(a)) 2002	2003
Prepaid pension costs(i)	$69,155	$83,961
Pre-operating expenses(ii)	15,947	3,412
Deferred financing costs, less accumulated amortization: April 30, 2002—$7.6 million, (April 30, 2003—$9.6 million)(iii)	15,053	9,176
Aircraft operating lease junior loans(iv)	14,276	15,758
Loan receivable from equity investee(v)	8,571	—
Advance rentals(vi)	3,298	5,593
Note receivable(vii)	5,252	—
Employee stock purchase loans(viii)	3,517	3,437
Norway public pension scheme prepayments	3,441	4,875
Aircraft deposits	3,242	10,890
Other	1,221	1,323

	142,973	138,425
Less: current portion included with receivables	(6,588)	—

	$136,385	$138,425

(i)
Prepaid pension costs represent accumulated contributions paid by the Company into its defined benefit employee pension plans in excess of the accumulated current and prior years' benefit pension expense (Note 27).

(ii)
The pre-operating expense balance as of April 30, 2003 consists primarily of costs incurred in the start-up phase of new contract awards. These costs are being amortized over the terms of the related contracts. The Company has determined that the pre-operating expenses are recoverable from future cash flows to be generated from the contracts.

  During the fiscal year ended April 30, 2003, the Company expensed $2.5 million (2002—$0.9 million; 2001—$1.4 million) related to the amortization of pre-operating expenses. In addition, during the fiscal year ended April 30, 2003 the Company recorded a $12.8 million asset impairment charge related to pre-operating expenses in Composites (Note 2).

(iii)
Deferred financing costs (net of accumulated amortization) at April 30, 2003 include $8.3 million (April 30, 2002—$13.3 million) in legal, bank and other fees directly related to long-term financing activities as well as $0.9 million of debt discount (April 30, 2002—$1.8 million) related to the Company's Euro denominated senior subordinated notes. These costs are being amortized to financing charges over the term of the related debt obligations with $3.1 million amortized in fiscal 2003 (2002—$3.8 million; 2001—$2.9 million). In addition, during the fiscal year ended April 30, 2003 $3.1 million in deferred financing costs were written off upon the settlement of certain debt obligations (2002—$NIL; 2001—$4.6 million) (Note 12).

(iv)
The aircraft junior loans are loans with lessors for the financing of 12 aircraft under operating leases as at April 30, 2003. Such loans bear interest at 5.25% to 5.75% (2002—5.50% to 5.70%) with principal and accrued interest due at maturity. These loans mature between February 2005 and November 2008. Under the lease agreements, when the aircraft are sold by the lessors at the end of the lease terms, if the proceeds received are greater than the estimated residual value of the aircraft at that time, the loans may be fully recoverable. As at April 30, 2003, no allowance has been recorded on these loans as the Company currently believes that the aircraft will realize their estimated residual value upon sale at the end of the lease terms.

(v)
The loan receivable from equity investee was repaid in December 2002.

(vi)
The advance rentals are up-front rental payments made on aircraft leased under operating leases. These rentals are being amortized over the related lease terms. Under the terms of certain of the lease agreements, if the lessor procures a buyer for the aircraft at the end of the lease term for proceeds greater than the estimated residual value of the aircraft at termination of the leases, the advance rental payments may be fully recovered by the Company. (vii)The note receivable was repaid in May 2002.

(viii)
The employee stock purchase loans are non-interest bearing full recourse loans and have as collateral a pledge of the related shares purchased. At April 30, 2003 the fair market value of the pledged shares was $12.8 million. Payments equal to 5% of the original loan principal are required on each loan anniversary date with the balance payable on the tenth anniversary. Upon termination of employment, the loans are required to be repaid within 60 days.

10.    Stock appreciation rights and long-term incentive plans ("SARs Plans")

        At April 30, 2003 the Company had 323,619 (April 30, 2002—332,946) SARs vested and unexercised at reference prices ranging from $4.30 to $20.55 per unit. At the date of exercise, cash payments will be made to the holders based on the difference between the market value of the Company's Class A subordinate voting shares on the Toronto Stock Exchange ("TSX") and the reference price. The Company also had an additional 182,622 units that had been granted but not vested at April 30, 2003 with reference prices ranging from $4.30 to $26.11 per unit. It is anticipated that these units will vest during fiscal 2004 and 2005.

        Compensation expense in respect of SARs for the year ended April 30, 2003 was $5.0 million (2002—$3.6 million; 2001—$2.5 million). At April 30, 2003 the Company's current liability in respect of SARs was $6.8 million (April 30, 2002—$5.6 million) based on graded vesting.

        SARs granted by the Company must be exercised within ten years of the date they vest. The SARs that have vested at April 30, 2003 have expiry dates in 2010-2012.

11.    Debt obligations

a)
Long-term debt

Interest rates	Principal repayment terms	Maturity dates	2002	2003
Senior credit facilities
Non-revolving credit facilities
U.K. LIBOR + 1.125% (2002—2%)	Quarterly and at maturity	July 2005	$155,004	$125,785
U.S. LIBOR + 1.125% (2002—2%)	At maturity	December 2002	20,380	—
Other term loans
7.00% (2002—7.85%)	Semi-annually	November 2018	26,404	27,163
12% unsecured, subordinated, convertible note due to an affiliate of the controlling shareholder (Notes 14 and 28)	At maturity	December 2010	4,233	4,323
5.75% convertible promissory note (Note 14)	On demand	—	392	—
Non-interest bearing	Monthly	February 2009	967	893
5.75%	At maturity	January 2008	833	836

Total long-term debt			208,213	159,000
Less: current portion			(41,011)	(19,626)

			$167,202	$139,374

        The applicable variable interest rates at April 30, 2003 were: U.S. LIBOR—1.31% (April 30, 2002—1.84%) and UK LIBOR—3.62% (April 30, 2002—4.07%).

        The terms of certain of the Company's debt agreements and helicopter lease agreements impose operating and financial limitations on the Company. Such agreements limit, among other things, the Company's ability to incur additional indebtedness, create liens, make capital expenditures, sell or sublease assets, engage in mergers or acquisitions and make dividend and other payments. The Company was in compliance with all covenants and other conditions imposed by its debt and helicopter lease agreements.

        During the fiscal year ended April 30, 2003 the Company's 5.75% demand, convertible, promissory note with a Canadian chartered bank was fully converted into 105,000 Class A subordinated voting shares (Note 14).

Collateral

        As collateral for certain term loans the Company has provided specific charges on real estate and other assets with net book values totalling $21.2 million as at April 30, 2003 (April 30, 2002—$21.8 million). As collateral for the senior credit facilities, the Company has provided a $750.0 million debenture, providing a fixed charge over all material freehold and leasehold real property and all aircraft, a floating charge over all other property and a general assignment of book debts.

Repayment requirements

        Principal repayment requirements related to the long-term debt over the next five fiscal years are as follows:

2004	$19,626
2005	19,674
2006	92,615
2007	2,059
2008	2,765
b)
Senior subordinated notes

        The Company's $151.1 million (€94.3 million) (April 30, 2002—$204.7 million (€145.0 million)) senior subordinated notes bear interest at 11.75% per annum, payable semi-annually on January 15 and July 15, and are due July 2007.

        The senior subordinated notes and the guarantees of this debt by certain of the Company's subsidiaries are senior subordinated indebtedness and rank behind all of the Company's existing and future senior indebtedness including borrowings under the senior credit facilities (Note 11(a)). The senior subordinated notes rank equally with other senior subordinated indebtedness and rank senior to other subordinated indebtedness. The guarantees of the senior subordinated notes rank behind all existing and future guarantor senior indebtedness of the guarantor subsidiaries, including guarantees of borrowings under the senior credit facilities.

        The Company may redeem the senior subordinated notes in whole or in part at any time on or after July 15, 2004 at a redemption price ranging from 105.875% to 100% of the principal amount of the senior subordinated notes being redeemed. In addition, at any time prior to July 15, 2003, the Company could redeem up to 35% of the original principal amount of the senior subordinated notes, within 90 days of one or more public equity offerings, with the net proceeds of such offerings at a redemption price equal to 111.75% of the principal amount provided that immediately after giving effect to such redemption at least 65% of the original principal amount of the senior subordinated notes remained outstanding. In May 2002, with partial proceeds from its equity offering in April 2002, the Company repaid €50.8 million ($71.9 million) of its 11.75% senior subordinated notes at an 11.75% premium or €6.0 million ($8.4 million). This repayment represented 35% of the original principal amount of the senior subordinated notes.

c)
Subordinated debentures

        The Company's $11.2 million (April 30, 2002—$11.9 million) subordinated debentures bear interest at 8% per annum, payable semi-annually on April 30 and October 31, and are due August 2007. The debentures are subordinated to all senior indebtedness including the senior credit facilities (Note 11(a)) and the senior subordinated notes (Note 11(b)). The Company may redeem the debentures at any time at a redemption price ranging from 101.6% to 100% of the principal amount of the debentures being redeemed. The trust indenture governing the subordinated debentures requires mandatory sinking fund payments and equivalent subsequent redemptions of subordinated debentures of $743,000 on August 31 of each of the next four years. The sinking fund payment of $743,000 required on August 31, 2003 and on August 31, 2002 was included in current portion of debt obligations as at April 30, 2003 and 2002, respectively. The Company has pledged its shares of CHC Helicopter Holdings Limited, a wholly-owned subsidiary, as collateral for the debentures.

Foreign currency

        Total debt obligations denominated in foreign currencies and the Canadian dollar equivalent are as follows:

	2002	2003
Euro debt €94,250 (April 30, 2002—€145,000)	$204,667	$151,111
Pound sterling debt £55,197 (April 30, 2002—£68,241)	155,837	126,621
U.S. dollar debt (April 30, 2002—U.S. $13,250)	20,772	—
Norwegian kroner debt Norwegian Kroner 132,500 (April 30, 2002—Norwegian Kroner 141,500)	26,404	27,163

	$407,680	$304,895

Financing charges

	(Restated Note 4(a)) 2001	(Restated Note 4(a)) 2002	2003
Interest on debt obligations	$53,625	$42,300	$31,129
Amortization of deferred financing costs	2,911	3,889	3,222
Foreign exchange loss (gain) from operating activities and working capital revaluation	662	(1,063)	3,337
Foreign exchange (gain) loss on debt repayment	188	2,191	(499)
Foreign exchange gain on revaluation of long-term debt	350	(27)	(770)
Other	(1,356)	689	(1,541)

	$56,380	$47,979	$34,878

        During fiscal 2002 approximately $1.0 million (fiscal 2001, $1.1 million) of interest was capitalized related to funds used to construct certain facilities. Such interest was capitalized during the period preceding the date the assets were capable of operation at pre-determined capacity levels. No interest was capitalized during fiscal 2003.

Current portion of debt obligations

	2002	2003
The current portion of debt obligations is as follows:
Current portion of long-term debt	$41,011	$19,626
Current portion of senior subordinated notes	71,633	—
Current portion of subordinated debentures	743	743

	$113,387	$20,369

12.    Debt settlement

        During the year ended April 30, 2003 the Company incurred $12.5 million of debt settlement costs related to the redemption, in May 2002, of 35% of its 11.75% senior subordinated notes (Note 11(b)).

        During the year ended April 30, 2001, the Company incurred $18.6 million of debt settlement costs related to the refinancing of tender credit facilities, the early repayment of certain inter-company loans and the early termination of an interest rate swap agreement.

13.    Other liabilities

	2002	2003
Deferred revenue(i)	$16,605	$9,360
Deferred government assistance(ii)	6,392	4,783
Accrued pension obligation(iii)	12,364	16,150
Deferred gains on sale—leasebacks of aircraft(iv)	10,571	22,380
Insurance claims accrual(v)	5,466	6,626

	$51,398	$59,299

(i)
Deferred revenue at April 30, 2003 includes $6.2 million (April 30, 2002—$12.0 million) of billings to customers for repair and overhaul services to be performed in future periods under PBH contracts. A significant number of the Company's repair and overhaul contracts require customers to pay for services on an hourly flying basis. A portion of this PBH revenue is recognized on a monthly basis to reflect ongoing services being provided, with the balance deferred in other liabilities to be recognized in earnings when the services are performed.

(ii)
The Government of Newfoundland and Labrador has provided Composites with financial assistance to partially offset construction costs of plant and equipment and operating costs. The assistance for construction costs is not repayable but is subject to specified conditions that, if not met, could result in the conversion of the assistance to fully paid common shares of Composites. The assistance for operating costs is subject to specified conditions that, if not met, could result in repayment of the assistance. During fiscal 2003, the Company recognized in earnings $1.0 million in government assistance to partially offset operating costs at Composites (2002—$NIL; 2001—$0.6 million). At April 30, 2003 government assistance of $4.8 million relating to plant and equipment has been deferred in other liabilities.

(iii)
The Company has entered into unfunded supplementary retirement pension plan agreements with certain of its executives. The accrued benefit obligation included in other liabilities at April 30, 2003 was $12.1 million (April 30, 2002—$9.2 million). In addition, in Norway the Company has an unfunded early retirement pension plan. The accrued pension obligation related to this unfunded plan and related amounts included in other liabilities at April 30, 2003 was $4.1 million (April 30, 2002—$3.2 million) (Note 27).

(iv)
The deferred gains arising from certain aircraft sale-leaseback transactions are being amortized over the lease terms. During fiscal 2003, eight aircraft were disposed of at amounts greater than book value resulting in deferred gains of $13.5 million for the year. Deferred gain amortization of $1.8 million (2002—$0.5 million; 2001—$0.1 million) was recorded as a reduction of operating lease expense during the year. On some leases a portion of the proceeds are deferred as part of the sale-leaseback transaction agreement and have been netted against the deferred gains for the purpose of calculating the amount of the gain to be amortized. Under these lease agreements, if the aircraft are sold by the lessors at the termination of the leases for proceeds greater than the estimated residual value of such aircraft, the deferred payments may be fully paid to the Company.

(v)
The insurance claims accrual relates solely to the Company's reinsurance subsidiary, CHC Reinsurance S.A. The amount represents reinsurance premiums received but unearned, accruals for losses that have been reported but not yet paid, accruals for losses that have been incurred but not yet reported and a general reserve to cover catastrophic loss to the reinsurance subsidiary. The reinsurance subsidiary reinsures death and disability benefits and loss of license insurance for the Company's Norwegian helicopter and repair and overhaul divisions and for certain other external parties.

14.    Capital stock and contributed surplus

Capital stock

Authorized:
Unlimited number of each of the following:
First preferred shares, issuable in series Second preferred shares, issuable in series Class A subordinate voting shares Class B multiple voting shares Ordinary shares
	Number of shares			Consideration
Issued:
	2001	2002	2003	2001	2002	2003
Class A subordinate voting shares	13,400	17,689	17,918	$100,464	$216,978	$218,147
Class B multiple voting shares	2,975	2,978	2,955	19,029	19,029	18,815
Ordinary shares	11,000	11,000	11,000	33,000	33,000	33,000
Share loan	—	—	—	(33,000)	(33,000)	(33,000)

				$119,493	$236,007	$236,962

Contributed surplus				$3,291	$3,291	$3,291

Class A subordinate voting shares that would be issued upon conversion of the following:				2001	2002	2003
Class B multiple voting shares				2,975	2,978	2,955
Stock options				1,493	1,427	1,996
Convertible debt				795	795	690

Capital stock transactions

Number of shares	Class A subordinate voting shares	Class B multiple voting shares	Class A subordinate voting share purchase warrants	Ordinary shares
Balance, April 30, 2000	12,429	2,975	964	11,000
Shares issued to employees for cash
Share option plan	20
Share purchase plan	23
Warrant exercise	928		(928)
Warrant expiry			(36)

Balance, April 30, 2001	13,400	2,975	—	11,000
Shares issued for cash	4,200
Shares issued to employees for cash
Share option plan	66	13
Share purchase plan	13
Share conversions	10	(10)

Balance, April 30, 2002	17,689	2,978	—	11,000
Shares issued to employees for cash
Share option plan	91
Share purchase plan	10
Share conversions	23	(23)
Conversion of 5.75% convertible promissory note (Note 11)	105

Balance, April 30, 2003	17,918	2,955	—	11,000

Stated value	Class A subordinate voting shares	Class B multiple voting shares	Class A subordinate voting share purchase warrants	Contributed surplus
Balance, April 30, 2000	$94,809	$19,029	$1,054	$3,715
Shares issued to employees for cash
Share option plan	85
Share purchase plan	175
Warrant exercise	5,395		(993)
Warrant expiry			(61)	61
Value of conversion feature on subordinated note (Note 28 (a))				(485)

Balance, April 30, 2001	100,464	19,029	—	3,291
Shares issued for cash, net of share issue costs	115,899
Shares issued to employees for cash
Share option plan	400
Share purchase plan	215

Balance, April 30, 2002	216,978	19,029	—	3,291
Equity offering costs	(130)
Shares issued to employees for cash
Share option plan	449
Share purchase plan	246
Share conversions	214	(214)
Conversion of 5.75% convertible promissory note (Note 11)	390

Balance, April 30, 2003	$218,147	$18,815	$—	$3,291

        During the fiscal year ended April 30, 2003 year a normal course issuer bid was filed by the Company allowing it to purchase up to a maximum of 1,299,458 of its Class A subordinate voting shares (representing 10% of the public float of such shares as of February 28, 2003). Any purchases under the normal course issuer bid are made in the open market through the facilities of the TSX and all shares repurchased by the Company are cancelled. Under the normal course issuer bid the Company had not purchased any Class A subordinate voting shares as at April 30, 2003. The normal course issuer bid remains in effect until March 11, 2004 or such earlier date as of when the Company had purchased the maximum number of shares.

        In January 2003, the Company's 5.75% demand, convertible, promissory note with a Canadian chartered bank in the principal amount of U.S. $250,000 ($389,875) was fully converted into 105,000 Class A subordinate voting shares (Note 11).

        In April 2002, the Company issued 4,200,000 Class A subordinate voting shares for net proceeds of $113,889,000. The stated value increase in share capital for this transaction includes the tax effect related to the tax deductibility of the expenses incurred in the offering.

        During fiscal 2002, 13,000 Class B multiple voting share options were exercised for nominal consideration. As a result of this exercise, no Class B multiple voting share options remain outstanding.

        During fiscal 2001, 577,348 of the Class A subordinate voting share purchase warrants were exercised at $9.375 less the $4.00 special dividend paid to these warrant holders, resulting in net proceeds to the Company of $5.375 per warrant or $3.1 million. The remaining 35,696 warrants expired in December 2000.

        The Class A subordinate voting shares carry the right to one vote per share and the Class B multiple voting shares carry the right to 10 votes per share. Each single Class B multiple voting share may be converted into a single Class A subordinate voting share at the option of the shareholder. In all other respects the Class A subordinate voting shares rank equally and ratably with the Class B multiple voting shares.

        The Company has issued 11,000,000 ordinary shares to a company owned by its majority shareholder for subscriptions of $33.0 million. Concurrently, to fund the subscriptions for the ordinary shares, the Company made a non-interest bearing loan to the purchaser, payable on demand and the Company has a lien on the ordinary shares issued. The ordinary shares entitle the holder thereof to (i) one vote for every 10 ordinary shares held; (ii) dividends equivalent on a per share basis to any dividend paid on the Company's Class A subordinate voting shares and Class B multiple voting shares, subject to prior minority shareholder approval; and (iii) receive a share of the residue of the Company, on a liquidation or winding-up, equal, on a share for share basis, to the amount received by a holder of a Class A subordinate voting share or a Class B multiple voting share. The ordinary shares are redeemable at the option of the Company at the subscription price thereof in certain circumstances.

        Declaration of dividends is restricted by covenants contained in some of the Company's debt agreements. The payment of dividends during fiscal 2003 at $0.20 (2002—$NIL; 2001—$0.11) per participating voting share totaling $4.0 million (2002—$NIL; 2001—$1.7 million) was in compliance with these covenants.

15.    Share option plan

        The Company discloses supplemental pro forma earnings and earnings per share information as if the fair value method of accounting was used for share option compensation awards. If the fair value method had been used to account for share options issued during the year ended April 30, 2003 the pro forma impact on net earnings and earnings per share would have been as follows:

Year Ended April 30, 2003
Net earnings
As reported	$66,133
Pro forma	61,050
Basic earnings per share
As reported	$3.19
Pro forma	2.95
Diluted earnings per share
As reported	$2.94
Pro forma	2.72

        The Black-Scholes option pricing model was used to fair value the options using the following estimates and assumptions:

Expected life	5 years
Expected dividend yield	0.6%
Risk-free interest rate	5.0%
Stock volatility	40.0%

        During the fiscal year ended April 30, 2003 the Company increased its reserve of Class A subordinate voting shares for an employee share option plan under which share options may be granted to certain officers and employees, from 2,247,165 to 3,500,000 shares. The options may be exercised within a period of 10 years from the date of grant at exercise prices representing the share market value at the date of grant. The options granted prior to May 1, 2002 vested at the grant date. During fiscal 2003, 549,939 and 120,000 options were granted at an average exercise price of $30.70 and $26.11, respectively, with 274,773 of such options vesting at the date of grant and 197,583 options to vest at each of the two subsequent anniversary dates. As at April 30, 2003 total outstanding options were 1,995,706 (April 30, 2002—1,426,427; April 30, 2001—1,492,595) with 1,607,206 being exercisable (April 30, 2002—1,426,427; April 30, 2001—1,492,595).

        A summary of recent share option activities is as follows:

	2003
	Number of options- Exercise price range $1.10- $1.38	Weighted average exercise price	Number of options- Exercise price range $3.10- $4.30	Weighted average exercise price	Number of options- Exercise price range $7.35- $9.00	Weighted average exercise price	Number of options- Exercise price range $26.11- $30.70	Weighted average exercise price	Total number of options	Total weighted average exercise price
Class A subordinate voting share options
Beginning of year	11	$1.12	906	$4.16	510	$8.97	—	$—	1,427	$5.86
Granted	—	—	—	—	—	—	670	29.88	670	29.88
Expired	—	—	—	—	—	—	(10)	26.11	(10)	26.11
Exercised	(11)	1.12	(60)	4.28	(20)	9.00	—	—	(91)	4.95

End of year	—	$—	846	$4.15	490	$8.97	660	$29.93	1,996	$13.86

Weighted average contractual life of options outstanding	—		5.7 years		4.4 years		9.0 years		6.5 years
	2002
	Number of options- Exercise price range $1.10- $1.38	Weighted average exercise price	Number of options- Exercise price range $3.10- $4.30	Weighted average exercise price	Number of options- Exercise price range $6.25- $9.00	Weighted average exercise price	Total number of options	Total weighted average exercise price
Class A subordinate voting share options
Beginning of year	22	$1.12	926	$4.16	545	$8.94	1,493	$5.86
Exercised	(11)	1.13	(20)	4.28	(35)	8.61	(66)	5.20

End of year	11	$1.12	906	$4.16	510	$8.97	1,427	$5.86

Weighted average contractual life of options outstanding	4.4 years		6.7 years		5.3 years		6.2 years

	2001
	Number of options- Exercise price range $1.10- $1.38	Weighted average exercise price	Number of options- Exercise price range $3.10- $4.30	Weighted average exercise price	Number of options- Exercise price range $6.25- $9.00	Weighted average exercise price	Total number of options	Total weighted average exercise price
Class A subordinate voting share options
Beginning of year	22	$1.12	946	$4.16	545	$8.94	1,513	$5.84
Exercised	—	—	(20)	4.28	—	—	(20)	4.28

End of year	22	$1.12	926	$4.16	545	$8.94	1,493	$5.86

Weighted average contractual life of options outstanding	5.4 years		7.7 years		6.3 years		7.2 years

16.    Supplemental cash flow information

      Cash interest paid during fiscal 2003 was $37.5 million (2002—$44.6 million; 2001—$54.2 million) while cash taxes paid (received) were $10.2 million (2002—$5.1 million; 2001—$(2.3) million). The adjustment to net earnings related to income taxes to arrive at cash flow from operations on the statements of cash flows is calculated as the income taxes recovery (provision) adjusted for cash taxes paid. Accordingly, it includes the impact of changes in current as well as long-term income tax assets and liabilities.

17.    Foreign currency

	2001	2002	2003
Foreign currency translation adjustment
Balance, beginning of year	$(48,453)	$(37,525)	$(24,006)
Translation adjustment during year	10,928	13,519	20,122

	$(37,525)	$(24,006)	$(3,884)

        The foreign currency translation adjustment represents the unrealized gain or loss on the Company's net investment in self-sustaining foreign operations net of hedging effect. The change in the foreign currency translation adjustment during the year results primarily from fluctuations in the Canadian dollar against other foreign currencies and changes in the size of the Company's net investment in foreign operations.

        The Company's pound sterling debt of £55.2 million and Euro debt of €94.3 million as at April 30, 2003 have been designated as hedges of the Company's net investment in its UK and Norwegian self-sustaining foreign operations. The net foreign exchange loss of $21.1 million net of taxes of $5.6 million, (2002—$7.5 million, with NIL taxes; 2001—gain of $5.4 million, with NIL taxes) on the revaluation and repayment of these loans at April 30, 2003 has been recorded in the foreign currency translation adjustment in shareholders' equity.

        The Company reviews the effectiveness of these hedges at each interim period and at year-end to ensure that the hedges continue to be effective by monitoring, via the dollar offset method the relative changes in the currencies in which the debt and net investment are denominated against the Canadian dollar (Note 2(v)).

Year-end exchange rates

        Balance sheet accounts denominated in foreign currencies and translated at year-end exchange rates have been translated to Canadian dollars at the following rates:

	2001	2002	2003
U.S. dollar	$1.54	$1.57	$1.43
UK pound sterling	2.20	2.28	2.29
Norwegian kroner	0.17	0.19	0.21
South African rand	0.19	0.15	0.20
Australian dollar	0.78	0.84	0.90
Euro	1.36	1.41	1.60

        Income statement accounts denominated in foreign currencies have been translated at the following annual average exchange rates:

	2001	2002	2003
U.K. pound sterling	$2.22	$2.25	$2.40
Norwegian kroner	0.17	0.18	0.21
South African rand	0.20	0.16	0.16
Australian dollar	0.83	0.81	0.87

18.    Financial instruments

        The carrying values of the primary financial instruments of the Company, with the exception of the Company's senior subordinated notes and subordinated debentures, substantially approximate fair value due to the short-term maturity and/or other terms of those instruments.

        The fair value of the senior subordinated notes and subordinated debentures is based on quoted market prices. The fair value of these debt instruments, including the current portion, is as follows:

	April 30, 2002		April 30, 2003
	Fair value	Carrying value	Fair value	Carrying value
Senior subordinated notes	$222,576	$204,667	$167,733	$151,111
Subordinated debentures	11,928	11,900	11,380	11,157

        The nature, terms, maturity, notional amount and fair market value of the Company's derivatives used in risk management activities as at April 30, 2003 are as follows:

Derivative instrument	Maturity	Notional amount	April 30, 2003 spot rate	Contract rate	Fair market value
Forward contracts	May 2003	U.S. $2,800	US$ - CDN$1.4335	US$ - CDN$1.5556	$342
To sell U.S. dollars for Canadian dollars	June 2003	U.S. $2,800	US$ - CDN$1.4335	US$ - CDN$1.5569	345
Forward contract to buy Euros for pounds sterling	May 2003	€ 1,000	€ - £0.6989	€ - £0.6466	120
Foreign currency indemnity agreements to buy Euros for U.S. dollars	June 2003	€ 11,250	€ - US $1.1185	€ - US $0.9789	2,251
	Dec 2003	€ 11,157	€ - US $1.1185	€ - US $0.8843	3,745
	Sept 2003	€ 11,157	€ - US $1.1185	€ - US $0.8818	3,785
Interest rate swap	Sept 2005	€ 40,000	3.62%	6.90%	(7,580)
Equity price forward	July 2003	585,000 units	$25.95 per unit	$25.99 per unit	(23)

				Total	$2,985

        The Company periodically enters into interest rate swaps, forward foreign currency contracts, equity forward pricing agreements and other derivative instruments to hedge the Company's exposure to interest rate risk, expected future cash flows from operations and anticipated transactions in currencies other than the Canadian dollar and stock price volatility. The Company does not enter into derivative transactions for speculative or trading purposes.

        The Company's interest rate applicable to its senior credit facilities is based on floating rates plus a pre-determined margin. As at April 30, 2003, $152.9 million of the Company's total debt obligations were subject to floating interest rates (Note 11). To hedge a portion of this interest rate risk, the Company has entered into an interest rate swap agreement on £40.0 million with a Canadian chartered bank. The difference between the fixed and floating rates is settled quarterly with the bank and recorded in financing charges.

        The Company has also entered into a monthly forward foreign currency contract to buy Euros for pounds sterling and for the sale of U.S. dollars for Canadian dollars to hedge the operating cash flows of certain of the Company's UK and international operations. The net foreign exchange gain related to these forward contracts is recorded in operations and totaled $0.7 million in fiscal 2003.

        The Company has also entered into foreign currency indemnity agreements to purchase Euros for U.S. dollars to reduce the Company's risk of exposure to fluctuations in the Euro—U.S. dollar exchange rate. In December 2002, a Euro—U.S. dollar indemnity agreement matured which had been designated as a hedge related to the purchase of a helicopter that was concurrently sold and leased back to the Company. The resultant foreign exchange gain was deferred and is being amortized against lease expense over the term of the aforementioned helicopter operating lease. At April 30, 2003, the amount of this deferred foreign exchange gain recorded in other liabilities as a deferred gain on sale-leaseback of aircraft was $2.1 million (net of amortization of $0.1 million).

        In July 2002, the Company entered into a hedging agreement with a major Canadian financial institution to hedge the Company's SARs using an equity forward price agreement to reduce volatility in cash flow and earnings due to possible future increases in the Company's share price. The Company accrues the liability and related expense associated with SARs based on the difference between the reference price and the hedged price. At April 30, 2003 the amount recorded in current liabilities related to SARs was $6.8 million.

19.    Future income taxes

        Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        The tax effects of temporary differences that give rise to significant portions of future income tax assets and future income tax liabilities are presented below:

Future income tax liabilities (assets)	(Restated Note 4(a)) 2002	2003
Property and equipment	$150,345	$158,940
Long-term investments	19,494	19,572
Pension and other employee benefits	14,986	17,176
Deferred capital gains	22,994	27,843
Losses carried forward	(17,543)	(22,720)
Deferred costs	959	(6,015)
Long-term debt	5,954	(6,256)
Other	(6,195)	(7,382)

Net future income tax liabilities	$190,994	$181,158

Distributed as follows:
Current future income tax assets	$(9,206)	$(11,001)
Long-term future income tax assets	(9,733)	(17,877)
Long-term future income tax liabilities	209,933	210,036

	$190,994	$181,158

        The Company's income tax recovery (provision) is comprised as follows:

	2001	2002	2003
Current income taxes provision
Canada	$5,488	$(2,679)	$(4,504)
Foreign	(8,409)	(9,328)	(5,518)

	(2,921)	(12,007)	(10,022)

Future income taxes recovery
Canada
Recovery related to origination and reversal of temporary differences	14,709	9,935	15,223
Benefit resulting from tax rate change	9,549	—	—

	24,258	9,935	15,223
Foreign
Provision related to origination and reversal of temporary differences	(15,424)	(7,828)	(17,272)
Benefit resulting from change in tax law	—	—	13,976

	8,834	2,107	11,927

Income tax recovery (provision)	$5,913	$(9,900)	$1,905

        As the Company operates in several tax jurisdictions, its income is subject to various rates of taxation. The income tax recovery (provision) differs from the amount that would have resulted from applying the Canadian statutory income tax rates to earnings before taxes as follows:

	(Restated Note 4(a)) 2001	(Restated Note 4(a)) 2002	2003
Earnings before income taxes	$27,889	$57,192	$64,228
Combined Canadian federal and provincial statutory income tax rate	43%	41%	39%

Income taxes provision calculated at statutory rate	(11,992)	(23,449)	(25,049)
(Increase) decrease in income taxes provision resulting from:
Rate differences in various jurisdictions	17,193	16,087	15,401
Effect of future tax rate reductions	9,549	—	—
Effect of change in tax law	—	—	13,976
Non-deductible items	(6,746)	(2,045)	(1,759)
Large corporations tax and capital tax	(932)	(435)	(406)
Other foreign taxes paid	(1,314)	(1,500)	(2,138)
Non-taxable portion of capital gains	1,071	1,412	56
Non-taxable equity income	(179)	456	456
Other	(737)	(426)	1,368

Income tax recovery (provision)	$5,913	$(9,900)	$1,905

        During the fiscal year ended April 30, 2003 the Company recorded a $14.0 million future foreign income tax recovery related to its Australian operations due to a change in tax law. Australian tax legislation now provides wholly-owned corporate groups with the option of filing consolidated tax returns and the Company's Australian operations will be electing to do so. The $14.0 million benefit is the result of tax effecting the increase in the tax bases of the assets of each of the subsidiaries in the consolidated Australian group.

Tax losses

        The Company has accumulated approximately $61.4 million in non-capital tax losses of which $57.5 million is available to reduce future Canadian income taxes otherwise payable and the remainder is available to reduce future income taxes otherwise payable in foreign jurisdictions. If unused, these losses will expire in the following amounts at the end of the following fiscal years:

2006	$2,593
2007	17,165
2008	2,520
2009	12,173
2010-2011	23,041
2013	3,864

$61,356

        The Company has also accumulated approximately $13.6 million in capital tax losses of which $10.0 million is available to reduce future capital gains realized in Canada and the remainder is available to reduce future capital gains realized in foreign jurisdictions.

        The benefit anticipated from the utilization of these losses has been recorded as a future income tax asset.

20. Per share information

        Net earnings per share have been calculated based on the sum of the weighted average number of Class A subordinate voting shares and Class B multiple voting shares outstanding of 20,728,016 for the fiscal year ended April 30, 2003 (2002—16,464,261; 2001—15,728,817).

	2003
	Net earnings	Weighted average number of shares	Earnings per share
Basic	$66,133	20,728	$3.19
Effect of potential dilutive securities:
Share options	—	1,103
Convertible debt	478	762

	66,611	22,593
Add back anti-dilutive impact	—	28

Diluted	$66,611	22,621	$2.94

	(Restated Note 4(a)) 2002
	Net earnings	Weighted average number of shares	Earnings per share
Basic	$47,292	16,464	$2.87
Effect of potential dilutive securities:
Share options	—	1,020
Convertible debt	516	795

Diluted	$47,808	18,279	$2.62

	(Restated Note 4(a)) 2001
	Net earnings	Weighted average number of shares	Earnings per share
Basic	$33,802	15,729	$2.15
Effect of potential dilutive securities:
Share options	—	530
Convertible debt	296	508
Warrants	—	228

Diluted	$34,098	16,995	$2.01

        Per share amounts are calculated using the treasury stock method. Under this method, the proceeds from the exercise of options are assumed to be used to repurchase the Company's shares on the open market. The difference between the number of shares assumed purchased and the number of options assumed exercised is added to the actual number of shares outstanding to determine diluted shares outstanding for purposes of calculating diluted earnings per share. Therefore, the number of shares in the diluted earnings per share calculation will increase as the average share price increases.

21. Change in non-cash working capital

	2001	2002	2003
Receivables	$(26,944)	$2,962	$14,314
Inventory	(8,449)	(20,810)	(17,977)
Prepaid expenses	3,496	(284)	3,203
Payables and accruals	4,317	(668)	(19,302)

	$(27,580)	$(18,800)	$(19,762)

22. Segment information

        The Company provides services across different geographic areas to many customers. Approximately 72% (2002—78%; 2001—69%) of the Company's revenues in fiscal 2003 were derived from customers involved in oil and gas production and exploration. In fiscal 2003 revenue from one oil and gas customer of the Company represented $87.9 million (2002—$96.7 million; 2001—$77.0 million) from five (2002—six; 2001—five) contracts expiring from fiscal 2003 to 2011, of which $79.7 million (2002—$88.0 million; 2001—$71.0 million) was earned in the European flying segment and $8.1 million (2002—$8.7 million; 2001—$6.0 million) was earned in the international flying segment. Due to long-standing relationships and contractual arrangements with these customers and the general creditworthiness of the customers, the Company does not consider the credit risk related to these customers to be unreasonable.

        The international flying segment includes primarily helicopter services for offshore oil and gas, search and rescue and emergency medical customers in Asia, Africa, Australia, South America, the east coast of Canada and other locations around the world.

        The repair and overhaul segment includes helicopter repair and overhaul facilities located in Norway and the UK, which provide services to the Company's helicopter fleet and third-party customers located in Europe, Asia, and North America.

        The composites manufacturing segment includes composite and metal parts manufacturing operations in Canada. These operations were in the pre-operating phase in fiscal 2002 and entered commercial production effective May 1, 2002.

        The corporate and other segment includes corporate head office activities and applicable consolidation eliminations.

        The Canadian flying segment included onshore based helicopter operations to a wide range of customers in Canada. The operations included in this segment were disposed of on October 31, 2000.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

	2003
	European flying	Int'l flying	Repair and overhaul	Composites	Corporate and other	Total
Total revenue	$485,502	$197,686	$204,850	$6,426	$13,852	$908,316
Less: Inter-segment revenues	17,338	12,902	141,861	—	13,852	185,953

Revenue from external customers	468,164	184,784	62,989	6,426	—	722,363
Operating expenses	378,622	144,917	25,599	9,601	21,411	580,150

Segment earnings before amortization, gain on disposals of assets, asset impairment charge, financing charges, equity in earnings of associated companies, debt settlement costs and income taxes (Segment EBITDA)	$89,542	$39,867	$37,390	$(3,175)	$(21,411)	142,213

Amortization						(22,585)
Gain on disposals of assets						2,413
Asset impairment charge						(12,811)
Financing charges						(34,878)
Equity in earnings of associated companies						2,340
Debt settlement costs						(12,464)

Earnings before income taxes						64,228
Income tax recovery						1,905

Net earnings						$66,133

Amortization	$12,128	$4,084	$856	$2,100	$3,417	$22,585
Segment assets	488,138	306,200	246,840	24,697	79,695	1,145,570
Segment capital asset expenditures	24,335	8,267	9,059	529	2,479	44,669
Segment helicopter major inspections	9,278	4,106	—	—	—	13,384
Segment helicopter components, net	(3,079)	735	(1,698)	—	—	(4,042)

	2002
	European flying	Int'l flying	Repair and overhaul	Composites	Corporate and other	Total
Total revenue	$421,541	$167,654	$152,201	$—	$2,342	$743,738
Less: Inter-segment revenues	14,774	217	108,589	—	2,342	125,922

Revenue from external customers	406,767	167,437	43,612	—	—	617,816
Operating expenses	332,134	128,451	12,597	—	23,811	496,993

Segment earnings before amortization, gain on disposals of assets, financing charges, equity in earnings of associated companies and income taxes (Segment EBITDA)	$74,633	$38,986	$31,015	$—	$(23,811)	120,823

Amortization						(18,622)
Gain on disposals of assets						1,859
Financing charges						(47,979)
Equity in earnings of associated companies						1,111

Earnings before income taxes						57,192
Income tax provision						(9,900)

Net earnings						$47,292

Amortization	$10,520	$3,546	$935	$—	$3,621	$18,622
Segment assets	524,726	276,224	178,584	33,627	151,090	1,164,251
Segment capital asset expenditures	17,877	11,690	4,335	166	—	34,068
Segment helicopter major inspections	5,264	4,649	—	—	—	9,913
Segment helicopter components, net	5,843	5,425	—	—	—	11,268

	2001
	Canadian flying	European flying	Int'l flying	Repair and overhaul	Composites	Corporate and other	Total
Total revenue	$62,002	$360,508	$146,165	$131,871	$—	$—	$700,546
Less: Inter-segment revenues	—	9,193	—	97,504	—	—	106,697

Revenue from external customers	62,002	351,315	146,165	34,367	—	—	593,849
Operating expenses	48,145	289,250	115,343	9,450	—	15,112	477,300

Segment earnings before amortization, gain on disposals of assets, financing charges, equity in earnings of associated companies and income taxes (Segment EBITDA)	$13,857	$62,065	$30,822	$24,917	$—	$(15,112)	116,549

Amortization							(19,980)
Gain on disposals of assets							998
Financing charges							(56,380)
Equity in (loss) of associated companies							(416)
Debt settlement costs							(18,643)
Gain on sale of operations and investments							5,761

Earnings before income taxes							27,889
Income tax recovery							5,913

Net earnings							$33,802

Amortization	$1,315	$9,615	$3,470	$2,398	$—	$3,182	$19,980
Segment assets	1,542	536,907	237,448	113,140	24,400	82,851	996,288
Segment capital asset expenditures	1,024	16,487	18,393	2,606	1,569	26	40,105
Segment helicopter major inspections	—	4,856	1,199	—	—	—	6,055
Segment helicopter components, net	(2,201)	(2,750)	1,371	—	—	—	(3,580)
	Revenues			Property and equipment
Geographic Information
	2001	2002	2003	2002	2003
Canada	$83,426	$21,732	$30,015	$83,381	$85,969
United Kingdom and Ireland	170,758	222,572	248,386	150,375	89,637
Norway, Sweden, Denmark	170,327	186,419	233,144	159,253	189,412
Asia, Australia, Africa	129,854	137,823	149,388	122,126	138,748
Other European countries	26,433	29,328	32,926	15,245	7,731
Other foreign countries	13,051	19,942	28,504	13,789	25,821

Consolidated total	$593,849	$617,816	$722,363	$544,169	$537,318

        Revenues are attributed to countries based on location of customer for repair and overhaul services and location of service for flying revenue.

23. Commitments

        The Company has entered into aircraft operating leases with third-party lessors in respect of 45 aircraft included in the Company's fleet at April 30, 2003. At inception the Company's aircraft leases had terms not exceeding 7.5 years. At April 30, 2003 these leases had expiry dates ranging from 2003 to 2010. The Company has an option to purchase the aircraft at fair market value or agreed amounts that do not constitute bargain purchase options but has no commitment to do so.

        In evaluating whether an aircraft lease is classified and recorded as operating or capital, the Company determines whether substantially all of the benefits and risks of ownership are retained by the lessor. All of the Company's aircraft leases are classified as operating leases. In determining whether the present value at the beginning of the lease term of the minimum lease payments is less than 90% of the fair value of the leased aircraft, the Company includes in its minimum lease payments minimum rentals over the lease term (excluding any renewal options) and any guarantee by the Company of the residual value of the leased aircraft including guarantees in the form of junior loans, deferred payments, and advance rentals (Note 25).

        The Company has commitments with respect to operating leases for aircraft, buildings and equipment. Total rentals paid in fiscal 2003 were $53.0 million (2002—$50.6 million; 2001—$45.0 million). The minimum lease rentals required under such leases were $218.1 million as at April 30, 2003 and are payable in the following amounts over the following fiscal years:

	Aircraft operating leases	Building and equipment operating leases	Total operating leases
2004	$42,352	$5,966	$48,318
2005	35,721	5,399	41,120
2006	30,542	4,883	35,425
2007	22,264	4,104	26,368
2008	16,528	4,096	20,624
and thereafter	25,214	21,054	46,268

	$172,621	$45,502	$218,123

        At April 30, 2003, the Company had deposits with a major helicopter manufacturer related to the delivery of five new Super Puma MkII aircraft through to fiscal 2005. The Company has some flexibility built into the delivery schedule for these aircraft in order to match acquisitions with new demand. The Company plans to acquire these aircraft through operating leases. During fiscal 2004 the Company expects to take delivery of three Super Puma MkII aircraft. The total approximate list price of the five aircraft is $110 million (€68 million).

        The Company has also ordered and made deposits on four new S76C+ helicopters for its international operations for delivery in December 2003. The total approximate list price of these aircraft is $43 million (U.S. $30 million). Where possible, the Company intends to acquire these aircraft through operating leases.

24.    Variable interest entities

        At April 30, 2003 the Company operated seventeen aircraft under operating leases with eight entities that would be considered variable interest entities ("VIEs") under U.S. GAAP. These leases have terms and conditions similar to those of the Company's other operating leases over periods ranging from 2004 to 2010. Canadian guidance on this issue (Accounting Guideline 15) is essentially consistent with the provisions contained in U.S. GAAP with regard to the disclosure and consolidation requirements for VIEs.

        At April 30, 2003 U.S. GAAP (Per FASB Interpretation No. 46 ("FIN 46")), was effective for all VIEs created after January 31, 2003 and was effective for those VIEs created prior to January 31, 2003 at the end of the Company's interim period which commenced November 1, 2003. The Canadian guidance applies to all annual and interim periods beginning on or after November 1, 2004.

        The Company has completed a preliminary analysis of the impact of FIN 46 and has concluded it is not the primary beneficiary of any of the aforementioned VIEs and that it is not required to consolidate any of these VIEs in its consolidated financial statements. The application of FIN 46 has not had any impact on the Company's consolidated financial statements. In December 2003 the FASB issued revisions to FIN 46 ("FIN 46-R"). The Company believes that FIN 46-R will not have an impact on its preliminary assessment that none of the VIEs, with which it is involved, should be consolidated.

        The fair market value of the seventeen aircraft leased from the VIEs at April 30, 2003, based on an independent appraisal, was $241.1 million (unaudited). The Company has provided junior loans, advance rentals and asset value guarantees in connection with operating leases with these VIEs. The Company has also entered into remarketing agreements for the aircraft leased from the VIEs. The Company's maximum exposure to loss related to the junior loans, advance rentals and asset value guarantees as a result of its involvement with the VIEs is $19.4 million.

25.    Guarantees

        The Company has given guarantees to certain lessors in respect of operating leases. If the Company fails to meet the senior credit facilities' financial ratios or breaches any of the covenants of those facilities and, as a result, the senior lenders accelerate their debt, the leases provide for a cross-acceleration that could give the lessors and financial institutions the right to terminate the leases and require return of the aircraft and payment of the present value of all future lease payments and certain other amounts. If the realized value of the aircraft is insufficient to discharge the indebtedness due to those lessors in respect of the present value of the future lease payments, the financial institution could obtain payment of that deficiency from the Company under these guarantees.

        The Company has provided limited guarantees to third-parties under some of its operating leases in connection with a portion of the aircraft values at the termination of the leases. The leases have terms expiring between 2004 and 2010. The Company's exposure under the asset value guarantees including guarantees in the form of junior loans, deferred payments and advanced rentals is approximately $36.4 million. The resale market for the aircraft types for which the Company has provided guarantees remains strong, and as a result, the Company does not anticipate incurring any liability or loss with respect to these guarantees.

        The Company has performance guarantees with two customers of a third-party lessee. These guarantees have been in effect since August 1995 and November 1998 and relate to the provision of helicopter transportation services involving three heavy aircraft. In the event of non-performance by the third-party lessee, the guarantee may require the Company to continue the provision of services under the contract as it is the lessor to the third-party lessee of the three helicopters. The guarantees are currently being contested as the Company maintains that the contract renewals with the two customers by the third-party lessee were not made in accordance with the express terms of the contracts guaranteed by the Company.

        At April 30, 2003 the Company has provided additional limited guarantees of approximately $47.1 million to third parties, principally related to the performance of the Company under long-term customer contracts.

26.    Contingent liabilities

        Petitions have been filed against subsidiaries for unspecified damages concerning helicopter accidents in prior years. It is management's opinion that damages for which the Company may become responsible, if any, will be covered by the Company's insurance and will therefore not have a material effect on the financial condition or results of operations of the Company.

27.    Employee pension plans

        The Company maintains defined contribution employee pension plans in Canada, the UK, Australia and South Africa for approximately one-half of the Company's active employees and certain former employees. The Company's contributions to the defined contribution plans are based upon percentages of gross salaries. The Company's contributions to the defined contribution plans expensed during fiscal 2003 were $3.5 million (2002—$2.8 million; 2001—$3.1 million).

        The Company also maintains both funded and unfunded defined benefit plans in Canada, the UK and Norway for approximately one-third of the Company's active employees. Funded plans require the Company to make cash contributions to the plan in order that there will be sufficient assets to discharge the plans' benefit obligations as they become due. Unfunded plans do not require contributions to be paid into the plan by the Company. Rather, the Company pays the benefit obligations directly as they are due.

        The consolidated changes in the benefit obligations and fair values of assets for the defined benefit plans during fiscal 2003 and 2002 are as follows:

	2002	2003
Change in benefit obligations
Benefit obligations, beginning of year	$291,708	$344,102
Current service cost	15,005	13,692
Interest cost	18,802	24,791
Amendments	5,113	—
Net actuarial and experience losses	3,175	36,793
Benefits paid	(12,578)	(12,922)
Plan transfers	1,309	1,067
Foreign exchange rate changes	21,568	16,379

Benefit obligations, end of year	$344,102	$423,902

Change in plan assets
Fair value of plan assets, beginning of year	$290,869	$312,484
Actual return on plan assets	(5,868)	(28,144)
Employer contributions	14,362	22,337
Participant contributions	2,244	3,085
Benefits paid	(12,074)	(11,715)
Plan transfers	2,135	1,067
Foreign exchange rate changes	20,816	17,560

Fair value of plan assets, end of year	$312,484	$316,674

        The tables below detail as at April 30, by funded and unfunded plans, the funded status and net amount recognized on the Company's balance sheet as prepaid pension costs reported in other assets of $84.0 million (Note 9) (April 30, 2002—$69.2 million) and accrued benefit obligations included in other liabilities of $16.2 million (Note 13) (April 30, 2002—$12.4 million). Included in the amount recorded as prepaid pension costs in other assets as at April 30, 2003 are guarantee deposits in one of the Company's defined benefit plan funds of $2.8 million (April 30, 2002—$2.5 million).

	As at April 30, 2003
	Funded plans
			Unfunded plans
	Surplus	Deficit		Total
Benefit obligations	$—	$389,503	$34,399	$423,902
Fair value of plan assets	—	316,674	—	316,674

Funded status	—	(72,829)	(34,399)	(107,228)
Unrecognized net actuarial and experience losses	—	151,859	13,579	165,438
Unrecognized prior service costs	—	1,975	3,417	5,392
Unrecognized transition amounts	—	189	1,253	1,442
Pension guarantee deposits	—	2,767	—	2,767

Amount recognized in other assets Note 9 (other liabilities Note 13) on the balance sheet	$—	$83,961	$(16,150)	$67,811

	As at April 30, 2002
	Funded plans
			Unfunded plans
	Surplus	Deficit		Total
Benefit obligations	$120,806	$194,001	$29,295	$344,102
Fair value of plan assets	122,115	190,369	—	312,484

Funded status	1,309	(3,632)	(29,295)	(31,618)
Unrecognized net actuarial and experience losses	32,224	34,292	12,867	79,383
Unrecognized prior service costs	—	2,113	2,565	4,678
Unrecognized transition amounts	—	309	1,499	1,808
Pension guarantee deposits	—	2,540	—	2,540

Amount recognized in other assets Note 9 (other liabilities Note 13) on the balance sheet	$33,533	$35,622	$(12,364)	$56,791

        The significant weighted average actuarial assumptions adopted in measuring the Company's defined benefit pension plan obligations as at April 30 are as follows:

	2002	2003
Discount rate	6.53%	5.78%
Rate of compensation increase	2.63%	3.37%

        The significant weighted average actuarial assumptions adopted in measuring the Company's net defined benefit pension plan expense during the year are as follows:

	2001	2002	2003
Discount rate	6.16%	6.27%	6.59%
Expected long-term rate of return on plan assets	7.04%	7.22%	7.27%

        The Company's net defined benefit pension plan expense is as follows:

	2001	2002	2003
Current service cost	$14,194	$15,005	$13,692
Interest cost	16,848	18,802	24,791
Expected return on plan assets	(19,988)	(21,359)	(24,945)
Amortization of net actuarial and experience losses	601	3,045	4,550
Amortization of prior service costs	418	497	638
Amortization of transition amounts	373	376	413
Participant contributions	(2,729)	(2,244)	(3,085)

Net defined benefit pension plan expense	$9,717	$14,122	$16,054

28.    Related party transactions

        Related party transactions consisted of the following:

  (a)
  During fiscal 2000, in connection with securing tender credit facilities, the Company received an unsecured, subordinated, convertible 12% loan from an affiliate of the controlling shareholder in the amount of $5.0 million. This loan is subordinated to the Company's senior credit facilities and its senior subordinated notes (Note 11). The loan is convertible into Class A subordinate voting shares at $7.25 per share. The estimated value of the loan proceeds attributable to the conversion feature of $951,000 was allocated to contributed surplus. The equivalent reduction in the carrying value of the loan is amortized to earnings over the term of the loan. Interest expense of $689,000 (2002—$676,000; 2001—$674,000), including amortization of the above noted discount, was recorded on the loan during the fiscal year ended April 30, 2003.

  (b)
  During fiscal 2002, fees of $15,000 (2001—$85,000), primarily in connection with special consulting projects, were paid to certain directors or entities in which certain directors are partners or employees. Rent and usage fees of $610,000 (2002—$533,000; 2001—$596,000) were paid during the fiscal year ended April 30, 2003 to companies affiliated with the controlling shareholder. Interest revenue of $28,000 was earned in 2001 on a demand loan to the controlling shareholder that was repaid during 2001. These transactions are recorded at their exchange amounts.

  (c)
  During fiscal 2003, $1.3 million (2002—$2.0 million; 2001—$0.1 million) was paid to Canadian Helicopters Limited, in which the Company has a 43.5% equity investment. These amounts related to the provision of helicopter flying services to the Company.

  (d)
  During the fiscal year ended April 30, 2003 $19.5 million (2002—$21.2 million; 2001—$18.6 million) was paid to Vector Aerospace Corporation ("Vector") and its subsidiaries whose Chairman and Chief Executive Officer was also a director of the Company during the year. The amounts paid were for repair and overhaul services and information technology support. On June 25, 2003, the five year non-compete agreement between Vector and the Company expired. With this expiration the Company is reviewing its options for the repair and overhaul of its medium aircraft previously provided by Vector, including the possibility of performing a portion or all of this work in the Company's own repair and overhaul facilities.

29.    Reconciliation to accounting principles generally accepted in the United States

        In certain respects, Canadian generally accepted accounting principles ("Canadian GAAP") differ from U.S. GAAP.

a)    Consolidated statements of earnings

        If U.S. GAAP were employed the consolidated statements of earnings for the years indicated would be adjusted as follows:

	(Restated Note 4(a)) 2001	(Restated Note 4(a)) 2002	2003
Net earnings according to Canadian GAAP	$33,802	$47,292	$66,133
Pre-operating expenses(1)	(3,700)	(6,337)	12,725
Gain on sale of assets/amortization expense(2)	16	(40)	(40)
Ineffective portion of net investment hedge(3)	—	—	4,853
Effect of foreign currency contracts(4)	—	—	11,895
Internal use software expenses(5)	—	—	(766)
Decrease (increase) in income tax expense(6)	(9,302)	11,198	(4,803)
Other	—	—	(2,715)

Net earnings according to U.S. GAAP	$20,816	$52,113	$87,282

	(Restated Note 4(a)) 2001	(Restated Note 4(a)) 2002	2003
Other comprehensive earnings, net of income tax
Foreign currency translation adjustment(7)	$10,928	$13,519	$20,122
Ineffective portion of net investment hedge(3)	—	—	(3,892)
Minimum pension liability adjustment(8)	(4,918)	(3,384)	(28,036)
Interest rate swap adjustment(9)	—	192	(4,741)
Foreign currency cash flow hedge adjustment(10)	—	—	509

Comprehensive earnings according to U.S. GAAP	$26,826	$62,440	$71,244

Earnings per share according to U.S. GAAP
Basic	$1.32	$3.17	$4.21

Diluted	$1.24	$2.88	$3.88

(1)
Under Canadian GAAP, pre-operating expenses of new operations and contracts meeting certain criteria are to be deferred and amortized over the expected period and pattern of benefit of the deferred expenditures not exceeding five years relating to pre-operating expenses of new operations and the contract term for new contracts. Under U.S. GAAP, these pre-operating expenses are charged to earnings as incurred. During the fiscal year ended April 30, 2003, under Canadian GAAP, $12.8 million of deferred pre-operating expenses were written off and expensed to earnings. Under U.S. GAAP, these pre-operating costs were expensed to earnings in previous years when incurred and the aforementioned write-off has therefore been reversed from earnings in 2003.

(2)
Under U.S. GAAP the Company would account differently for certain property and equipment acquisitions and this difference is being amortized to income over the life of the related asset.

(3)
Under U.S. GAAP there is an ineffective portion of the Company's effective Euro denominated debt hedge of its Norwegian Kroner denominated self-sustaining foreign operations. This ineffective portion is reallocated from other comprehensive earnings to net earnings.

(4)
Under U.S. GAAP any gains or losses related to the settlement of or change in fair value of outstanding derivative instruments that do not qualify for hedge accounting are to be recognized into earnings immediately. As a result, the gain on settlement of one of these contracts during the year and the gain on the variation in fair value of certain outstanding foreign currency contracts held at April 30, 2003 were recognized in earnings immediately under U.S. GAAP.

(5)
Under U.S. GAAP certain costs incurred to acquire or develop internal use software do not qualify for capitalization. $0.8 million of the software development costs incurred during the fiscal year ended April 30, 2003, while qualifying for capitalization under Canadian GAAP, are required to be expensed as a period cost under U.S. GAAP.

(6)
The adjustment represents the income tax effect of the reconciling items in determining net earnings according to U.S. GAAP. In addition, for U.S. GAAP purposes changes in income tax rates are recorded in income when such rates are enacted. For Canadian GAAP purposes changes in income tax rates are recorded when substantially enacted. In fiscal 2002 income tax expense was reduced by $9.5 million under U.S. GAAP to reflect changes in enacted tax rates. For Canadian GAAP purposes, the impact of the change was recorded in 2001 when rates became substantially enacted. For U.S. GAAP purposes, the 2001 income tax expense has been increased by $9.5 million to reverse the impact of changes in substantially enacted tax rates.

(7)
Under Canadian GAAP, foreign currency translation adjustments related to self-sustaining subsidiaries arising on consolidation are included as a separate component of shareholders' equity until realized. Under U.S. GAAP, the related translation adjustments are included in other comprehensive earnings. Under U.S. GAAP, the foreign currency translation gain or loss on the revaluation of foreign currency denominated debt designated as effective hedges of the Company's net investment in its UK and Norwegian self-sustaining operations (Note 17) at April 30, 2001, 2002 and 2003 is included in other comprehensive earnings, whereas under Canadian GAAP it is included as a separate component of shareholders' equity until realized.

(8)
Under U.S. GAAP, if the accrued benefit obligation related to defined benefit pension plans exceeds the fair value of plan assets, then an additional minimum liability shall be recognized with an equal amount to be recognized as an intangible asset, provided that the intangible asset recognized shall not exceed the amount of unrecognized prior service cost. Any excess of the additional minimum liability over the unrecognized prior service cost is recorded as a separate component of other comprehensive earnings net of income taxes as a minimum pension liability adjustment.

(9)
Under U.S. GAAP, when an interest rate swap hedges a variable rate instrument, the change in the fair value of the swap is recorded in other comprehensive earnings net of income taxes.

(10)
Under U.S. GAAP, the change in the fair value of foreign currency contracts qualifying as effective cash flow hedges is recorded in other comprehensive earnings net of income taxes.

b)
Consolidated balance sheets

        If U.S. GAAP were employed, the consolidated balance sheets as at the dates indicated would be adjusted as follows:

	April 30, 2003
	Canadian GAAP	Adjustments	U.S. GAAP
Current assets(1)	$430,907	$10,588	$441,495
Property and equipment, net(2)	537,318	1,340	538,658
Long-term investments	21,043	—	21,043
Other assets(3)	138,425	(33,444)	104,981
Long-term future income tax assets(5)	17,877	711	18,588

	$1,145,570	$(20,805)	$1,124,765

Current liabilities(5)	$161,105	$299	$161,404
Long-term debt	139,374	—	139,374
Senior subordinated notes	151,111	—	151,111
Subordinated debentures	10,414	—	10,414
Other liabilities(4)	59,299	27,581	86,880
Future income tax liabilities(5)	210,036	(19,111)	190,925
Shareholders' equity	414,231	(414,231)	—
Class A subordinate voting shares	—	218,237	218,237
Class B multiple voting shares	—	18,815	18,815
Contributed surplus	—	3,291	3,291
Accumulated other comprehensive earnings(6)	—	(48,155)	(48,155)
Retained earnings	—	192,469	192,469

	$1,145,570	$(20,805)	$1,124,765

	(Restated Note 4) April 30, 2002
	Canadian GAAP	Adjustments	U.S. GAAP
Current assets(1)	$455,247	$(187)	$455,060
Property and equipment, net(2)	544,169	2,146	546,315
Long-term investments	18,717	—	18,717
Other assets(3)	136,385	(13,191)	123,194
Long-term future income tax assets	9,733	—	9,733

	$1,164,251	$(11,232)	$1,153,019

Current liabilities	$258,775	$—	$258,775
Long-term debt	167,202	—	167,202
Senior subordinated notes	133,034	—	133,034
Subordinated debentures	11,157	—	11,157
Other liabilities(4)	51,398	10,868	62,266
Future income tax liabilities(5)	209,933	(5,823)	204,110
Shareholders' equity	332,752	(332,752)	—
Class A subordinate voting shares	—	217,068	217,068
Class B multiple voting shares	—	19,029	19,029
Contributed surplus	—	3,291	3,291
Accumulated other comprehensive earnings(6)	—	(32,116)	(32,116)
Retained earnings	—	109,203	109,203

	$1,164,251	$(11,232)	$1,153,019

(1)
Current assets have been adjusted for the effect of the adjustment for U.S. GAAP purposes of the impact in the change of the fair value of derivatives maturing within the next twelve months as described in Notes 29(a)(4) and (10).

(2)
Property and equipment have been adjusted for the effect of the adjustment for U.S. GAAP purposes of amortization as described in Note 29(a)(2) and the effect of expensing certain software development costs as described in Note 29(a)(5).

(3)
Other assets have been adjusted at each balance sheet date for the effect of the adjustment for U.S. GAAP purposes of pre-operating expenses and minimum pension liability which are described in Notes 29(a)(1) and (8).

(4)
Other liabilities have been adjusted at each balance sheet date for the effect of the adjustment for U.S. GAAP purposes of minimum pension liability, the fair value of derivatives maturing in more than twelve months and the immediate recognition into earnings of the gain on settlement of a foreign currency contract which are described in Notes 29(a)(4),(8) and (9).

(5)
Current and long-term future income tax liabilities and assets have been adjusted for income taxes as described in Note 29(a)(6) and for tax on items described in Notes 29(a)(8),(9) and (10).

(6)
Accumulated other comprehensive earnings have been adjusted at each balance sheet date for the effect of the adjustments for U.S. GAAP purposes of foreign currency translation, minimum pension liability, the interest rate swap and effective foreign currency cash flow hedges, all of which are included in other comprehensive earnings as described in Notes 29(a)(7),(8),(9) and (10).

c)
Other required disclosures

	2002	2003
Receivables—trade	$122,086	$120,865
Allowance for doubtful accounts	(687)	(3,757)

Net trade receivables	$121,399	$117,108

Payables—trade	$56,631	$34,140
Accruals	75,204	98,847
Interest accrual	8,568	5,756

Total payables and accruals	$140,403	$138,743

	2001	2002	2003
Cash flow from operations:
Canadian GAAP	$21,159	$44,967	$62,656
Pre-operating expenses(1)	(3,700)	(6,337)	12,725
Internal use software expenses(2)	—	—	(766)
Other	—	—	(2,715)

Cash flow from operations—U.S. GAAP	$17,459	$38,630	$71,900

(1)
Under Canadian GAAP, pre-operating expenses of new operations and contracts meeting certain criteria are to be deferred and amortized over the expected period and pattern of benefit of the deferred expenditures. These expenses are classified in investing activities on the statements of cash flows. Under U.S. GAAP, these pre-operating expenses are charged to earnings and cash flow from operations as incurred.

(2)
Under U.S. GAAP certain costs incurred to acquire or develop internal use software do not qualify for capitalization and are required to be charged to earnings and cash flow from operations as incurred.

d)
New United States accounting statements adopted

        Effective May 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities". Under these new standards, all derivatives, whether designated in hedging relationships or not, are required to be recorded in the balance sheet at fair value.

        A derivative must be designated and effective in a hedging relationship in order to qualify for hedge accounting. At April 30, 2003, the Company had outstanding cash flow and net investment hedges as defined by these standards. A cash flow hedge is a hedge of the exposure in variability in expected future cash flows that is attributable to a particular risk such as a forecasted purchase or sale. If a derivative is designated as a cash flow hedge, the effective portions of the change in the fair value of the derivative are recorded in other comprehensive earnings and are only recognized in earnings when the hedged item affects earnings. Ineffective portions of changes in the fair value of the derivatives designated as hedges are recognized in earnings.

        The Company has entered into an interest rate swap agreement to manage interest rate risk exposure, which has been designated as a cash flow hedge of a portion of its variable-rate debt. The interest rate swap agreement utilized by the Company effectively modifies the Company's exposure to interest risk by converting a portion of the Company's variable-rate debt to fixed rate. The change in the fair value of the swap is recorded in other comprehensive earnings.

        With respect to foreign currencies, the Company, by virtue of its international operations, conducts business in a number of foreign currencies other than the Canadian dollar. The Company's primary exchange risk is to changes in the value of the pound sterling, United States dollar, the Euro, and the Norwegian kroner, the currencies in which a substantial portion of the Company's costs are incurred, relative to the Canadian dollar. The Company reduces the impact of this risk by entering into forward contracts, which typically do not extend beyond one year. The effective portions of the change in the fair value of the forward contracts are recorded in other comprehensive earnings and are recognized in earnings when the hedged item affects earnings.

        The Company has also designated its Euro and pound sterling denominated debt as a hedge of its net investments in self-sustaining foreign operations. The foreign currency translation gain or loss on the revaluation of these loans is included in other comprehensive earnings. The ineffective portion of the Company's effective Euro denominated debt hedge of its Norwegian Kroner denominated self-sustaining foreign operations is reallocated from other comprehensive earnings to net earnings.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supercedes FASB No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This new Statement also supercedes certain aspects of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", with regard to reporting the effects of a disposal of a segment of a business. The new rule requires operating losses from discontinued operations to be reported in future periods, as incurred. In addition, businesses below the operating segment level may qualify for discontinued operations treatment. The Company adopted the provisions of the Statement as of May 1, 2002. Adoption of the Statement will primarily affect the Company if and when qualifying future business dispositions occur.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This Statement nullifies Emerging Issues Task Force ("EITF") No. 88-10, "Costs Associated with Lease Modification or Termination", and EITF No. 94-3, "Liability Recognition for

Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)". This Statement requires a liability for a cost associated with an exit or disposal activity to be recognized and measured initially at its fair value in the period in which the liability is incurred. The Company adopted the provisions of this Statement as of January 1, 2003. Adoption of this Statement will primarily affect the Company when it is involved in any exit or disposal activities.

        In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees of the Indebtedness of Others" effective for disclosures of guarantees in financial statements of interim or annual periods ending after December 15, 2002 and prospectively for initial recognition and measurement of guarantees issued or modified after December 31, 2002. The Company adopted this Interpretation during its third quarter ended January 31, 2003. As at April 30, 2003, since the adoption of this Interpretation, the Company had not entered into any new guarantee or indemnity arrangements that would be required to be recognized at fair value in its financial statements under U.S. GAAP.

        In January 2003, the FASB issued Interpretation No. 46 "Consolidation of Variable Interest Entities". This interpretation was effective for all VIEs created after January 31, 2003, and was effective for those VIEs created prior to January 31, 2003 at the end of the Company's interim period which commenced November 1, 2003. The impact on the Company upon the adoption of this interpretation is described in Note 24.

New accounting standards

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company adopted SFAS No. 143 as of May 1, 2003. The adoption of this Statement is not expected to have a material impact on the Company's financial position or results of operations.

30.    Supplemental guarantor financial information

        Certain of the Company's subsidiaries (collectively, the "Guarantors") have guaranteed the Company's obligations to pay principal and interest with respect to the senior subordinated notes. Each subsidiary guarantor is 100% owned by the parent Company, all guarantees are full and unconditional and all guarantees are joint and several. Separate financial statements of the guarantors are not presented as the Company believes the summarized financial information which follows is more meaningful in understanding the financial position of the Guarantors. There are no significant restrictions on the ability of the Guarantors to make distributions to the Company.

        The Company accounts for its investments in subsidiaries by the cost method for internal financial statement purposes and by the equity method in the following summarized financial information. U.S. GAAP was employed in the preparation of the summarized financial information.

	For the year ended April 30, 2003
	CHC Helicopter Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Revenue	$913	$456,899	$359,928	$(95,377)	$722,363
Operating expenses	923	(390,002)	(289,540)	94,902	(583,717)

Earnings before undernoted items	1,836	66,897	70,388	(475)	138,646
Amortization	(43)	(12,862)	(9,720)	—	(22,625)
Gain on disposals of assets	—	2,393	20	—	2,413
Financing charges	28,801	(19,467)	(28,426)	—	(19,092)
Equity in earnings of associated companies	61,103	15,570	(56)	(74,277)	2,340
Intercompany charges	—	11,147	(11,147)	—	—
Restructuring and debt settlement costs	(5,685)	(2,779)	—	(4,000)	(12,464)

Earnings before income taxes	86,012	60,899	21,059	(78,752)	89,218
Income taxes	1,270	4,623	(7,829)	—	(1,936)

Net earnings	87,282	65,522	13,230	(78,752)	87,282
Retained earnings, beginning of year	109,203	408,155	195,649	(603,804)	109,203
Dividends	(4,016)	—	—	—	(4,016)

Retained earnings, end of year	$192,469	$473,677	$208,879	$(682,556)	$192,469

	For the year ended April 30, 2002
	CHC Helicopter Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Revenue	$—	$421,908	$276,626	$(80,718)	$617,816
Operating expenses	—	(352,933)	(231,098)	80,718	(503,313)

Earnings before undernoted items	—	68,975	45,528	—	114,503
Amortization	(4)	(12,446)	(6,229)	—	(18,679)
Gain on disposals of assets	—	1,801	(3,142)	3,200	1,859
Financing charges	(4,727)	(22,489)	(19,867)	(896)	(47,979)
Equity in earnings of associated companies	57,634	5,498	(2,680)	(59,341)	1,111
Intercompany charges	—	9,627	(9,627)	—	—

Earnings before income taxes	52,903	50,966	3,983	(57,037)	50,815
Income taxes	(790)	4,364	(2,276)	—	1,298

Net earnings	52,113	55,330	1,707	(57,037)	52,113
Retained earnings, beginning of year	57,090	352,825	193,942	(546,767)	57,090
Dividends	—	—	—	—	—

Retained earnings, end of year	$109,203	$408,155	$195,649	$(603,804)	$109,203

	For the year ended April 30, 2001
	CHC Helicopter Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Revenue	$—	$411,089	$251,036	$(68,276)	$593,849
Operating expenses	23	(336,147)	(213,151)	68,276	(480,999)

Earnings before undernoted items	23	74,942	37,885	—	112,850
Amortization	(4)	(13,293)	(6,667)	—	(19,964)
Gain on disposals of assets	—	1,321	6,010	(6,333)	998
Financing charges	(539)	(29,978)	(22,612)	11	(53,118)
Equity in earnings of associated companies	29,716	6,610	740	(37,483)	(417)
Intercompany charges	—	4,590	(4,578)	(12)	—
Restructuring and debt settlement costs	(12,827)	(8,834)	5,520	—	(16,141)

Earnings before income taxes	16,369	35,358	16,298	(43,817)	24,208
Income taxes	4,447	(5,642)	(2,197)	—	(3,392)

Net earnings	20,816	29,716	14,101	(43,817)	20,816
Retained earnings, beginning period	37,970	328,157	182,099	(502,950)	45,276
Retroactive application of changes in accounting policies	—	(5,048)	(2,258)	—	(7,306)
Dividends	(1,696)	—	—	—	(1,696)

Retained earnings, end of period	$57,090	$352,825	$193,942	$(546,767)	$57,090

	As at April 30, 2003
	CHC Helicopter Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$(30,641)	$72,584	$16,161	$—	$58,104
Receivables	11,529	408,528	100,464	(370,346)	150,175
Inventory	—	39,484	175,172	—	214,656
Other current assets	130	6,958	1,472	10,000	18,560

	(18,982)	527,554	293,269	(360,346)	441,495
Property and equipment, net	(578)	340,099	248,578	(49,441)	538,658
Investments	293,144	296,187	80,854	(649,142)	21,043
Long-term intercompany	425,732	—	68,335	(494,067)	—
Other long-term assets	11,987	35,151	67,701	8,730	123,569

	$711,303	$1,198,991	$758,737	$(1,544,266)	$1,124,765

Liabilities and shareholder's equity
Current liabilities
Payables and accruals	$8,016	$400,794	$98,255	$(370,023)	$137,042
Other current liabilities	18,358	3,705	10,354	(8,055)	24,362

	26,374	404,499	108,609	(378,078)	161,404
Long-term debt	112,493	836	26,068	(23)	139,374
Senior subordinated notes	151,111	—	—	—	151,111
Subordinated debentures	10,414	—	—	—	10,414
Long-term intercompany	—	154,148	127,410	(281,558)	—
Other liabilities	7,580	39,968	74,633	(35,301)	86,880
Future income tax liabilities	7,220	110,848	40,906	31,951	190,925
Shareholders' equity
Capital stock	237,052	91,815	47,634	(139,449)	237,052
Contributed surplus	3,291	(88,087)	117,142	(29,055)	3,291
Accumulated other comprehensive earnings	(36,701)	11,287	7,456	(30,197)	(48,155)
Retained earnings	192,469	473,677	208,879	(682,556)	192,469

	$711,303	$1,198,991	$758,737	$(1,544,266)	$1,124,765

	As at April 30, 2002
	CHC Helicopter Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$77,624	$10,846	$19,843	$4,525	$112,838
Receivables	2,045	106,971	61,348	(21,610)	148,754
Inventory	—	58,248	115,902	—	174,150
Other current assets	133	12,676	13,558	(7,049)	19,318

	79,802	188,741	210,651	(24,134)	455,060
Property and equipment, net	(591)	368,369	215,255	(36,718)	546,315
Investments	225,182	258,283	73,531	(538,279)	18,717
Long-term intercompany	469,645	255,908	103,570	(829,123)	—
Other long-term assets	12,472	65,956	43,713	10,786	132,927

	$786,510	$1,137,257	$646,720	$(1,417,468)	$1,153,019

Liabilities and shareholder's equity
Current liabilities
Payables and accruals	$8,390	$87,154	$65,003	$(20,439)	$140,108
Other current liabilities	111,565	4,405	6,874	(4,177)	118,667

	119,955	91,559	71,877	(24,616)	258,775
Long-term debt	140,821	833	25,548	—	167,202
Senior subordinated notes	133,034	—	—	—	133,034
Subordinated debentures	11,157	—	—	—	11,157
Long-term intercompany	23,401	494,853	97,195	(615,449)	—
Other liabilities	15,480	8,322	72,233	(33,769)	62,266
Future income tax liabilities	1,525	136,146	42,800	23,639	204,110
Shareholders' equity
Capital stock	236,095	82,086	46,755	(128,839)	236,097
Contributed surplus	3,291	(81,951)	99,668	(17,717)	3,291
Accumulated other comprehensive earnings	(7,452)	(2,746)	(5,005)	(16,913)	(32,116)
Retained earnings	109,203	408,155	195,649	(603,804)	109,203

	$786,510	$1,137,257	$646,720	$(1,417,468)	$1,153,019

	For the year ended April 30, 2003
	CHC Helicopter Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Operating activities
Net cash flow from operations	$21,426	$69,993	$(28,117)	$(4,525)	$58,777

Financing activities
Long-term debt proceeds	38	—	37,803	(37,803)	38
Long-term debt repayments	(120,093)	(38,902)	(2,012)	37,803	(123,204)
Debt settlement	(9,136)	—	—	—	(9,136)
Dividends paid	(4,016)	—	—	—	(4,016)
Capital stock issue	596	—	—	—	596

	(132,611)	(38,902)	35,791	—	(135,722)

Investing activities
Property and equipment
Additions	—	(29,337)	(14,566)	—	(43,903)
Helicopter major inspections	—	(8,362)	(5,022)	—	(13,384)
Helicopter components, net	—	(665)	4,707	—	4,042
Proceeds from disposal	2,238	69,009	3,618	—	74,865
Aircraft deposits	—	(6,730)	—	—	(6,730)
Long-term receivables (advanced) repaid	—	8,086	(700)	—	7,386
Other	682	(2,856)	392	—	(1,782)

	2,920	29,145	(11,571)	—	20,494

Effect of exchange rate changes on cash and cash equivalents	—	1,502	215	—	1,717

Change in cash and cash equivalents during the year	(108,265)	61,738	(3,682)	(4,525)	(54,734)
Cash and cash equivalents, beginning of year	77,624	10,846	19,843	4,525	112,838

Cash and cash equivalents, end of year	$(30,641)	$72,584	$16,161	$—	$58,104

	For the year ended April 30, 2002
	CHC Helicopter Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Operating activities
Net cash flow from operations	$(20,265)	$57,485	$(4,197)	$4,525	$37,548

Financing activities
Long-term debt proceeds	49,681	—	21,112	(51,104)	19,689
Long-term debt repayments	(73,468)	(51,104)	(1,768)	51,104	(75,236)
Capital stock issue	114,504	—	—	—	114,504

	90,717	(51,104)	19,344	—	58,957

Investing activities
Property and equipment
Additions	—	(27,497)	(6,571)	—	(34,068)
Helicopter major inspections	—	(6,543)	(3,370)	—	(9,913)
Helicopter components, net	—	(5,234)	(6,034)	—	(11,268)
Proceeds from disposal	—	39,957	9,801	—	49,758
Other	683	(3,013)	771	—	(1,559)

	683	(2,330)	(5,403)	—	(7,050)

Effect of exchange rate changes on cash and cash equivalents	—	(684)	517	—	(167)

Change in cash and cash equivalents during the year	71,135	3,367	10,261	4,525	89,288
Cash and cash equivalents, beginning of year	6,489	7,479	9,582	—	23,550

Cash and cash equivalents, end of year	$77,624	$10,846	$19,843	$4,525	$112,838

31.    Reclassification

        Certain figures and information have been reclassified or expanded in the Company's subsequent fiscal year ending April 30, 2004. The corresponding figures in these financial statements have also been reclassified to conform to the presentation adopted in fiscal 2004.

32.    Subsequent events

(i)
On February 16, 2004 the Company announced that it had closed a previously announced acquisition of 100% of the shares of Schreiner Luchtvaart Groep B.V., or Schreiner, for a purchase price of €86.7 million, approximately CDN $143.3 million, inclusive of all outstanding debt. This acquisition was financed by a Euro bridge facility provided by a Canadian chartered bank through an amendment of the Company's existing senior credit facilities.

(ii)
On April 27, 2004 the Company completed the issuance of U.S. $250.0 million of 7 3/8% senior subordinated notes due 2014.

CHC HELICOPTER CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands of Canadian dollars)

Incorporated under the laws of Canada
As at

	April 30, 2003 (Audited)	January 31, 2004 (Unaudited)
Assets
Current assets
Cash and cash equivalents	$58,104	$42,257
Receivables	139,587	149,077
Future income tax assets	11,001	9,001
Inventory	214,656	223,810
Prepaid expenses	7,559	14,452

	430,907	438,597
Property and equipment, net	537,318	538,308
Investments	21,043	25,249
Other assets	138,425	142,510
Future income tax assets	17,877	17,370

	$1,145,570	$1,162,034

Liabilities and shareholders' equity
Current liabilities
Payables and accruals	$136,743	$125,779
Income taxes payable	3,993	9,736
Dividend payable	—	7,851
Current portion of debt obligations	20,369	18,511

	161,105	161,877
Long-term debt	139,374	130,461
Senior subordinated notes	151,111	155,701
Subordinated debentures	10,414	9,671
Other liabilities	59,299	82,028
Future income tax liabilities	210,036	194,874
Shareholders' equity	414,231	427,422

	$1,145,570	$1,162,034

Guarantees and contingent liabilities (Notes 12 and 13)

See accompanying notes

CHC HELICOPTER CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

Nine Months Ended

(in thousands of Canadian dollars, except per share amounts)

	January 31, 2003	January 31, 2004
	(Unaudited)	(Unaudited)
Revenue	$546,717	$518,211
Operating expenses	440,940	431,152

Earnings before undernoted items	105,777	87,059
Amortization	(16,575)	(18,096)
(Loss) gain on disposals of assets	(428)	1,991
Financing charges (Note 6)	(26,414)	(21,724)
Equity in earnings of associated companies	2,951	3,856
Restructuring and debt settlement costs (Note 7)	(12,464)	(9,705)

Earnings before income taxes	52,847	43,381
Income tax provision (Note 8)	(9,606)	(5,129)

Net earnings	$43,241	$38,252

Earnings per share (Note 9)
Basic	$2.09	$1.82
Diluted	$1.93	$1.71

See accompanying notes

CHC HELICOPTER CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Nine Months Ended

(in thousands of Canadian dollars, except per share amounts)

	January 31, 2003	January 31, 2004
	(Unaudited)	(Unaudited)
Retained earnings, beginning of period	$115,745	$177,862
Net earnings	43,241	38,252
Dividends	(4,016)	(10,486)

Retained earnings, end of period	154,970	205,628
Capital stock (Note 3)	236,705	239,361
Contributed surplus (Note 3)	3,291	3,291
Foreign currency translation adjustment	11,510	(20,858)

Total shareholders' equity	$406,476	$427,422

Dividends per participating voting share	$0.20	$0.50

See accompanying notes

CHC HELICOPTER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine Months Ended

(in thousands of Canadian dollars)

	January 31, 2003	January 31, 2004
	(Unaudited)	(Unaudited)
Operating activities
Net earnings	$43,241	$38,252
Non-operating items and items not involving cash:
Amortization	16,575	18,096
Loss (gain) on disposals of assets	428	(1,991)
Equity in earnings of associated companies	(2,951)	(3,856)
Future income taxes	3,434	(6,515)
Non-cash financing charges	1,662	2,699
Restructuring and debt settlement costs	12,464	—
Defined benefit pension plans	2,285	12,795
Deferred revenue	(1,184)	(1,349)
Advance aircraft rental payments	(1,182)	(9,755)
Other	1,563	1,573

Cash flow from operations before change in non-cash working capital	76,335	49,949
Change in non-cash working capital	(9,697)	(34,129)

Cash flow from operations	66,638	15,820

Financing activities
Long-term debt proceeds	1,389	16,878
Long-term debt repayments	(106,695)	(31,385)
Debt settlement	(9,136)	—
Dividends paid	(4,016)	(2,635)
Capital stock issued	328	2,398

	(118,130)	(14,744)

Investing activities
Additions to property and equipment	(30,650)	(85,828)
Helicopter major inspections	(11,052)	(5,469)
Helicopter components, net	1,635	7,677
Proceeds from disposal	36,805	84,417
Aircraft deposits	(6,322)	(20,249)
Long-term receivables advanced	(187)	(777)
Restricted cash	—	(2,995)
Pre-operating expenses	(1,754)	(802)
Other	(156)	5,907

	(11,681)	(18,119)

Effect of exchange rate changes on cash and cash equivalents	3,267	1,196

Change in cash and cash equivalents during the period	(59,906)	(15,847)
Cash and cash equivalents, beginning of period	112,838	58,104

Cash and cash equivalents, end of year period	$52,932	$42,257

See accompanying notes

CHC Helicopter Corporation

Notes to the Consolidated Financial Statements

For the nine months ended January 31, 2003 and 2004

(Information as at January 31, 2004 and for the nine months ended
January 31, 2003 and 2004 is unaudited)

(Tabular amounts in thousands unless otherwise noted, except per share amounts)

1.    Basis of presentation

        These consolidated interim financial statements (the "Statements") include the accounts of CHC Helicopter Corporation and its direct and indirect controlled subsidiaries (collectively, the "Company"). These Statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). Not all disclosures required by Canadian GAAP for annual financial statements are presented and thus the Statements should be read in conjunction with the annual audited consolidated financial statements. In the opinion of management, any adjustments considered necessary for a fair presentation have been included. These Statements follow the same accounting policies and methods of application as the most recent annual audited consolidated financial statements of April 30, 2003 included elsewhere in this offering memorandum.

2.    Comparative figures

        Certain comparative figures have been reclassified to conform to the current period's presentation.

3.    Capital stock and contributed surplus

Capital stock

Authorized:
Unlimited number of each of the following:
First preferred shares, issuable in series
Second preferred shares, issuable in series
Class A subordinate voting shares
Class B multiple voting shares
Ordinary shares
	Number of shares		Consideration
	As at		As at
Issued:	April 30, 2003	January 31, 2004	April 30, 2003	January 31, 2004
Class A subordinate voting shares	17,918	18,337	$218,147	$220,642
Class B multiple voting shares	2,955	2,940	18,815	18,719
Ordinary shares	11,000	11,000	33,000	33,000
Share loan	—	—	(33,000)	(33,000)

			$236,962	$239,361

Contributed surplus			$3,291	$3,291

	As at
Class A subordinate voting shares that would be issued upon conversion of the following:	April 30, 2003	January 31, 2004
Class B multiple voting shares	2,955	2,940
Stock options	1,996	1,464
Convertible debt	690	690

Capital stock transactions

Number of shares	Class A subordinate voting shares	Class B multiple voting shares	Ordinary shares
Balance, April 30, 2003	17,918	2,955	11,000
Shares issued to employees for cash
Share option plan	398
Share purchase plan	6
Share conversions	15	(15)

Balance, January 31, 2004	18,337	2,940	11,000

Stated value	Class A subordinate voting shares	Class B multiple voting shares	Contributed surplus
Balance, April 30, 2003	$218,147	$18,815	$3,291
Shares issued to employees for cash
Share option plan	2,244
Share purchase plan	155
Share conversions	96	(96)

Balance, January 31, 2004	$220,642	$18,719	$3,291

4.    Share option plan

        Effective May 1, 2003, the Company began expensing stock-option awards using the fair value method. This accounting change was applied prospectively in fiscal 2004 relating to stock options issued on or after May 1, 2003. There was no impact on the financial results for the period as a result of adopting this accounting policy change as no new stock options were granted during the period.

        The table below presents pro-forma net earnings, basic earnings per share and diluted earnings per share had the fair value method been used to account for share options. These pro-forma disclosures pertain to stock options granted in fiscal 2003 upon adoption of the new stock-based compensation standards May 1, 2002. These pro-forma disclosures exclude any options granted in fiscal 2004 for which compensation expense is recorded using the fair value method.

	Nine Months Ended January 31, 2004	Nine Months Ended January 31, 2003
Net earnings
As reported	$38,252	$43,241
Stock-based employee compensation expense determined under fair value based method	(309)	(4,479)

Pro forma	$37,943	$38,762

Basic earnings per share
As reported	$1.82	$2.09
Pro forma	1.81	1.87
Diluted earnings per share
As reported	$1.71	$1.93
Pro forma	1.68	1.71

        The Black-Scholes option pricing model was used to fair value the options using the following estimates and assumptions:

Expected life	5 years
Expected dividend yield	0.6%
Risk-free interest rate	5.0%
Stock volatility	40.0%

        As at January 31, 2004 total outstanding options were 1,463,972 (January 31, 2003—2,045,706) with 1,266,389 being exercisable (January 31, 2003—1,650,539). The weighted average exercise price of the total outstanding options at January 31, 2004 was $14.59 compared to $13.74 at January 31, 2003. Included in the net earnings as reported for the nine months ended January 31, 2004 is a stock-based employee compensation recovery of $368,000 (nine months ended January 31, 2003—expense of $5,844,466).

5.    Supplemental cash flow information

        Cash interest paid during the nine months ended January 31, 2004 was $25.3 million (nine months ended January 31, 2003—$31.1 million) while cash taxes paid were $6.3 million (nine months ended January 31, 2003—$6.2).

6.    Financing charges

	Nine Months Ended
	January 31, 2003	January 31, 2004
Interest on debt obligations	$22,589	$22,736
Amortization of deferred financing costs	2,408	2,358
Foreign exchange loss from operating activities and working capital revaluation	795	7,978
Foreign exchange gain on debt repayment	(1,161)	(1,436)
Foreign exchange gain on revaluation of long-term debt	(276)	(5)
Foreign exchange gain on foreign currency agreement	—	(9,781)
Other	2,059	(126)

	$26,414	$21,724

7.    Restructuring and debt settlement costs

        The Company incurred restructuring costs of $9.7 million (after tax, $6.8 million) during the nine months ended January 31, 2004 in connection with the consolidation of its European operations and other related activities. Restructuring costs were comprised of termination benefits, professional fees, travel costs and other incremental costs directly associated with the restructuring activities. Of this $9.7 million in restructuring costs, $7.5 million was termination benefits paid to terminated employees. As at January 31, 2004 the consolidation of European operations was complete with no material additional costs expected to be incurred. The following table provides a reconciliation of our restructuring cost accrual for the nine month period ended January 31, 2004.

Restructuring accrual, May 1, 2003	$—
Restructuring cost expensed during the period	9,705
Restructuring cost paid during the period	(6,360)

Restructuring accrual, January 31, 2004	$3,345

        During the nine months ended January 31, 2003, the Company incurred debt settlement costs of $12.5 million (after tax, $7.9 million) in connection with the retirement of 50.8 million Euros or $71.9 million (35% of the original principal amount) of its senior subordinated notes. Debt settlement costs were comprised of premiums, professional fees and other incremental cost directly associated with the debt settlement activities.

CHC Helicopter Corporation

Notes to the Consolidated Financial Statements

For the nine months ended January 31, 2003 and 200

(Information as at January 31, 2004 and for the nine months ended
January 31, 2003 and 2004 is unaudited)

(Tabular amounts in thousands unless otherwise noted, except per share amounts)

8.    Income taxes

        As the Company operates in several tax jurisdictions, its income is subject to various rates of taxation. The income tax recovery (provision) differs from the amount that would have resulted from applying the Canadian statutory income tax rates to earnings before taxes as follows:

	Nine Months Ended
	January 31, 2003	January 31, 2004
Earnings before income taxes	$52,847	$43,381
Combined Canadian federal and provincial statutory income tax rate	39%	37%

Income tax provision calculated at statutory rate	20,610	16,051
Increase (decrease) in income tax provision resulting from:
Rate differences in various jurisdictions	(14,346)	(10,147)
Non-deductible items	1,734	2,147
Large corporations tax and capital tax	315	98
Other foreign taxes paid	1,666	1,189
Non-taxable portion of capital gains	(126)	(2,876)
Other	(247)	(1,333)

Income tax provision	$9,606	$5,129

9.    Per share information

        Net earnings per share have been calculated based on the sum of the weighted average number of Class A subordinate voting shares and Class B multiple voting shares outstanding of 20,983,270 for the nine month period ended January 31, 2004 (nine month period ended January 31, 2003—20,695,547).

	Nine Months Ended January 31, 2004
	Net earnings	Weighted average number of shares	Earnings per share
Basic	$38,252	20,983	$1.82
Effect of potential dilutive securities:
Share options	—	908
Convertible debt	368	690

	38,620	22,581
Add back anti-dilutive impact	—	55

Diluted	$38,620	22,636	$1.71

	Nine Months Ended January 31, 2003
	Net earnings	Weighted average number of shares	Earnings per share
Basic	$43,241	20,696	$2.09
Effect of potential dilutive securities:
Share options	—	1,158
Convertible debt	362	786

Diluted	$43,603	22,640	$1.93

        Per share amounts are calculated using the treasury stock method. Under this method, the proceeds from the exercise of options are assumed to be used to repurchase the Company's shares on the open market. The difference between the number of shares assumed purchased and the number of options assumed exercised is added to the actual number of shares outstanding to determine diluted shares outstanding for purposes of calculating diluted earnings per share. Therefore, the number of shares in the diluted earnings per share calculation will increase as the average share price increases.

10.    Segment information

        The Company's operations are segregated into five reportable segments. The segments are European flying operations, International flying operations, Repair and overhaul operations, Composites manufacturing and Corporate and other.

	Nine Months Ended January 31, 2004
	European flying	Int'l flying	Repair and overhaul	Composites	Corporate and other	Total
Total revenue	$343,021	$147,537	$140,075	$4,689	$9,884	$645,206
Less: Inter-segment revenues	11,809	8,226	97,076	—	9,884	126,995

Revenue from external customers	331,212	139,311	42,999	4,689	—	518,211
Operating expenses	280,088	119,294	11,960	6,528	13,282	431,152

Segment earnings before amortization, gain on disposals of assets, financing charges, equity in earnings of associated companies, restructuring costs and income taxes (Segment EBITDA)	$51,124	$20,017	$31,039	$(1,839)	$(13,282)	87,059

Amortization						(18,096)
Gain on disposals of assets						1,991
Financing charges						(21,724)
Equity in earnings of associated companies						3,856
Restructuring costs						(9,705)

Earnings before income taxes						43,381
Income tax provision						(5,129)

Net earnings						$38,252

	Nine Months Ended January 31, 2003
	European flying	Int'l flying	Repair and overhaul	Composites	Corporate and other	Total
Total revenues	$372,323	$146,517	$154,830	$4,007	$10,389	$688,066
Less: Inter-segment revenues	12,759	9,751	108,450	—	10,389	141,349

Revenue from external customers	359,564	136,766	46,380	4,007	—	546,717
Operating expenses	289,022	109,219	18,452	7,339	16,908	440,940

Segment earnings before amortization, loss on disposals of assets financing charges, equity in earnings of associated companies, debt settlement costs and income taxes (Segment EBITDA)	$70,542	$27,547	$27,928	$(3,332)	$(16,908)	105,777

Amortization						(16,575)
Loss on disposals of assets						(428)
Financing charges						(26,414)
Equity in earnings of associated companies						2,951
Debt settlement costs						(12,464)

Earnings before income taxes						52,847
Income tax provision						(9,606)

Net earnings						$43,241

11.    Variable interest entities

       At January 31, 2004 the Company operated twenty aircraft under operating leases with eight entities that would be considered Variable Interest Entities ("VIEs") under U.S. GAAP. These leases are at terms and conditions similar to the Company's other operating leases over periods maturing from 2005 to 2011. Canadian guidance on accounting for VIEs (Accounting Guideline 15) is essentially consistent with the provisions contained under U.S. GAAP with regard to disclosure and consolidation requirements.

        U.S. GAAP (FASB Interpretation No. 46 ("FIN 46")) is applicable for all of the VIEs from which the Company leases aircraft. The Canadian guidance applies to all annual and interim periods beginning on or after November 1, 2004. The Company has completed an analysis of the effects of FIN 46 and concluded that it has not had any impact on the Company's consolidated financial statements. In December 2003 the FASB issued revisions to FIN 46 ("FIN 46-R"). The Company believes that FIN 46-R will not have an impact on its analysis.

        Based on appraisals by independent helicopter valuation companies as at April 30, 2003 and, in the case of four aircraft whose leases from VIE's commenced during the nine month period ended January 31, 2004, the estimated fair market value of the aircraft leased from VIE's is $231.0 million. The Company has provided junior loans, advance rentals and asset value guarantees in connection with operating leases with these VIEs. The Company's maximum exposure to loss related to the junior loans, advance rentals and asset value guarantees as a result of its involvement with the VIEs is $19.4 million.

12.    Guarantees

        The Company has given guarantees to certain lessors in respect of operating leases. If the Company fails to meet the senior credit facilities' financial ratios or breaches any of the covenants of those facilities and, as a result, the senior lenders accelerate their debt, the leases provide for a cross-acceleration that could give the lessors and financial institutions the right to terminate the leases and require return of the aircraft and payment of the present value of all future lease payments and certain other amounts. If the realized value of the aircraft is insufficient to discharge the indebtedness due to those lessors in respect of the present value of the future lease payments, the financial institution could obtain payment of that deficiency from the Company under these guarantees.

        The Company has provided limited guarantees to third-parties under some of its operating leases in connection with a portion of the aircraft values at the termination of the leases. The leases have terms expiring between 2004 and 2011. The Company's exposure under the asset value guarantees including guarantees in the form of junior loans, deferred payments and advanced rentals is approximately $41.4 million. The resale market for the aircraft types for which the Company has provided guarantees remains strong, and as a result, the Company does not anticipate incurring any liability or loss with respect to these residual value guarantees.

        The Company has performance guarantees with two customers of a third-party lessee. These guarantees have been in effect since August 1995 and November 1998 and relate to the provision of helicopter transportation services involving three heavy aircraft leased to the third-party. In the event of non-performance by the third-party lessee, the guarantee may require the Company to continue the provision of services under the contract as it is the lessor to the third-party lessee of the three helicopters. No loss is anticipated as a result of these guarantees.

        At January 31, 2004 the Company has provided additional limited guarantees of approximately $50.9 million to third parties, principally related to the performance of the Company under long-term customer contracts.

13.    Contingent liabilities

        Petitions have been filed against subsidiaries for unspecified damages concerning helicopter accidents in prior years. It is management's opinion that damages for which the Company may become responsible, if any, will be covered by the Company's insurance and will therefore not have a material effect on the financial condition or results of operations of the Company.

14.    Employee pension plans

        The Company maintains either defined benefit or defined contribution pension plans for substantially all of its employees.

        Selected summary information about the Company's defined benefit pension plans as at January 31, 2004 and April 30, 2003, is as follows:

	As at
	April 30, 2003	January 31, 2004
Benefit obligations	$423,902	$437,843

Fair value of plan assets	$316,674	$346,800

Funded status
Defined benefit plans—funded(1)	$(72,829)	$(54,868)
Defined benefit plans—unfunded(2)	(34,399)	(36,175)

Total	(107,228)	(91,043)
Unrecognized net actuarial and experience losses, prior service costs and transition amounts	172,272	139,709
Pension guarantee deposits	2,767	2,554

Net asset recognized on the balance sheet	$67,811	$51,220

(1)
Funded plans require contributions to be made by the Company

(2)
Unfunded plans do not require contributions from the Company

        Of the net asset recognized on the balance sheet at January 31, 2004, $70.6 million related to the funded plans is recorded in other assets and $19.4 million related to the unfunded plans is recorded as an accrued pension obligation in other liabilities.

        The significant weighted average actuarial assumptions adopted in measuring the Company's net defined benefit pension plan expense for the nine months ended January 31, 2004 compared to fiscal 2003 are as follows:

	Year Ended April 30, 2003	Nine Months Ended January 31, 2004
Discount rate	6.59%	5.78%
Expected long-term rate of return on plan assets	7.27%	6.95%

15.    Reconciliation to accounting principles generally accepted in the United States

        In certain respects, Canadian GAAP differs from U.S. GAAP. If U.S. GAAP were employed, the consolidated statements of earnings for the periods indicated would be adjusted as follows:

	Nine Months Ended
	January 31, 2003	January 31, 2004
Net earnings according to Canadian GAAP	$43,241	$38,252
Pre-operating expenses	164	676
(Gain) loss on sale of assets/amortization expense	(30)	438
Ineffective portion of net investment hedge	—	(18,378)
Effect of foreign currency contracts	—	(8,143)
Internal use software expenses	—	(103)
Decrease in income tax expense	973	5,182
Other	(2,715)	—

Net earnings according to U.S. GAAP	41,633	17,924
Other comprehensive earnings, net of income tax:
Foreign currency translation adjustment	35,516	(16,974)
Ineffective portion of net investment hedge	—	6,020
Minimum pension liability adjustment	(37,890)	30,022
Interest rate swap adjustment	(5,508)	1,957

Comprehensive earnings according to U.S. GAAP	$33,751	$38,949

Earnings per share according to U.S. GAAP
Basic	$2.01	$0.85

Diluted	$1.85	$0.81

        The consolidated balance sheet would vary in some respects when restated for U.S. GAAP purposes. The most significant variances pertaining to the January 31, 2004 balance sheet are listed below:

  •
  Property and equipment would increase by $1.8 million to record acquisition and amortization differences.

  •
  Other assets would increase by $1.5 million to recognize the fair value impact of an aircraft lease guarantee, deferred startup cost adjustment and minimum pension liability adjustment on net earnings.

  •
  Future income tax assets would increase by $3.5 million to tax-effect adjustments to net earnings and comprehensive earnings under U.S. GAAP.

  •
  Other liabilities would increase by $15.7 million to recognize the minimum pension liability, interest rate swap adjustments and cross currency swap adjustments recorded in comprehensive earnings as well as the fair value impact of forward foreign currency contracts and lease guarantee on net earnings.

  •
  Future tax liability would decrease by $6.3 million to tax effect adjustments to net earnings and comprehensive income under U.S. GAAP.

  •
  Accumulated other comprehensive earnings would be recorded at $(17.3) million under U.S. GAAP for foreign currency translation, minimum pension liability, interest rate swap adjustments, cross currency swap adjustments and the impact of the ineffective portion of the net investment hedge.

  •
  Retained earnings would be decreased by $5.1 million to reflect the cumulative effect of Canadian and U.S. GAAP differences.

16.    Supplemental guarantor financial information

        Certain of the Company's subsidiaries (collectively, the "Guarantors") have guaranteed the Company's obligations to pay principal and interest with respect to the senior subordinated notes. Each subsidiary guarantor is 100% owned by the parent Company, all guarantees are full and unconditional and all guarantees are joint and several. Separate financial statements of the guarantors are not presented as the Company believes the summarized financial information which follows is more meaningful in understanding the financial position of the Guarantors. There are no significant restrictions on the ability of the Guarantors to make distributions to the Company.

        The Company accounts for its investments in subsidiaries by the cost method for internal financial statement purposes and by the equity method in the following summarized financial information. U.S. GAAP was employed in the preparation of the summarized financial information.

	For the nine months ended January 31, 2004
	CHC Helicopter Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Revenue	$—	$315,596	$268,731	$(66,116)	$518,211
Operating expenses	173	(275,041)	(219,766)	64,276	(430,358)

Earnings before undernoted items	173	40,555	48,965	(1,840)	87,853
Amortization	589	(12,878)	(5,548)	332	(17,505)
Gain on disposals of assets	—	1,124	—	535	1,659
Financing charges	(7,701)	(19,192)	(20,476)	(876)	(48,245)
Equity in earnings of associated companies	20,170	12,187	(42)	(28,501)	3,814
Intercompany charges	—	7,238	(7,155)	(83)	—
Restructuring and debt settlement costs	—	(5,092)	(4,613)	—	(9,705)

Earnings before income taxes	13,231	23,942	11,131	(30,433)	17,871
Income taxes	4,693	(1,842)	(2,798)	—	53

Net earnings	17,924	22,100	8,333	(30,433)	17,924
Retained earnings, beginning of period	192,469	473,677	208,879	(682,556)	192,469
Dividends	(10,486)	—	—	—	(10,486)

Retained earnings, end of period	$199,907	$495,777	$217,212	$(712,989)	$199,907

	For the nine months ended January 31, 2003
	CHC Helicopter Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Revenue	$—	$347,361	$285,594	$(86,238)	$546,717
Operating expenses	731	(296,399)	(240,133)	92,310	(443,491)

Earnings before undernoted items	731	50,962	45,461	6,072	103,226
Amortization	10	(9,300)	(7,460)	187	(16,563)
Gain on disposals of assets	—	(448)	20	—	(428)
Financing charges	7,646	(13,693)	(20,319)	(48)	(26,414)
Equity in earnings of associated companies	40,190	10,217	(42)	(47,456)	2,909
Intercompany charges	—	7,268	(7,279)	11	—
Restructuring and debt settlement costs	(6,028)	(2,436)	—	(4,000)	(12,464)

Earnings before income taxes	42,549	42,570	10,381	(45,234)	50,266
Income taxes	(916)	(4,603)	(3,114)	—	(8,633)

Net earnings	41,633	37,967	7,267	(45,234)	41,633
Retained earnings, beginning of period	109,203	408,155	195,649	(603,804)	109,203
Dividends	(4,016)	—	—	—	(4,016)

Retained earnings, end of period	$146,820	$446,122	$202,916	$(649,038)	$146,820

	As at January 31, 2004
	CHC Helicopter Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$(13,560)	$29,735	$26,082	$—	$42,257
Receivables	972	584,963	125,735	(562,594)	149,076
Inventory	—	42,861	180,949	—	223,810
Other current assets	149	10,307	5,263	8,001	23,720

	(12,439)	667,866	338,029	(554,593)	438,863
Property and equipment, net	11	370,783	217,283	(47,982)	540,095
Investments	313,299	294,823	74,604	(657,476)	25,250
Long-term intercompany	409,371	—	65,047	(474,418)	—
Other long-term assets	20,603	85,347	62,707	(3,760)	164,897

	$730,845	$1,418,819	$757,670	$(1,738,229)	$1,169,105

Liabilities and shareholders' equity
Current liabilities
Payables and accruals	$10,074	$562,136	$121,936	$(560,520)	$133,626
Other current liabilities	16,585	3,323	9,337	(994)	28,251

	26,659	565,459	131,273	(561,514)	161,877
Long-term debt	104,212	2,950	23,299	—	130,461
Senior subordinated notes	155,701	—	—	—	155,701
Subordinated debentures	9,671	—	—	—	9,671
Long-term intercompany	—	140,907	122,993	(263,900)	—
Other liabilities	5,259	55,095	71,957	(34,820)	97,491
Future income tax liabilities	7,220	127,533	39,671	14,138	188,562
Shareholders' equity
Capital stock	239,451	95,343	48,825	(144,168)	239,451
Contributed surplus	3,291	(91,884)	108,723	(16,839)	3,291
Accumulated other comprehensive earnings	(20,526)	27,639	(6,283)	(18,137)	(17,307)
Retained earnings	199,907	495,777	217,212	(712,989)	199,907

	$730,845	$1,418,819	$757,670	$(1,738,229)	$1,169,105

	As at April 30, 2003
	CHC Helicopter Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$(30,641)	$72,584	$16,161	$—	$58,104
Receivables	11,529	408,528	100,464	(370,346)	150,175
Inventory	—	39,484	175,172	—	214,656
Other current assets	130	6,958	1,472	10,000	18,560

	(18,982)	527,554	293,269	(360,346)	441,495
Property and equipment, net	(578)	340,099	248,578	(49,441)	538,658
Investments	293,144	296,187	80,854	(649,142)	21,043
Long-term intercompany	425,732	—	68,335	(494,067)	—
Other long-term assets	11,987	35,151	67,701	8,730	123,569

	$711,303	$1,198,991	$758,737	$(1,544,266)	$1,124,765

Liabilities and shareholders' equity
Current liabilities
Payables and accruals	$8,016	$400,794	$98,255	$(370,023)	$137,042
Other current liabilities	18,358	3,705	10,354	(8,055)	24,362

	26,374	404,499	108,609	(378,078)	161,404
Long-term debt	112,493	836	26,068	(23)	139,374
Senior subordinated notes	151,111	—	—	—	151,111
Subordinated debentures	10,414	—	—	—	10,414
Long-term intercompany	—	154,148	127,410	(281,558)	—
Other liabilities	7,580	39,968	74,633	(35,301)	86,880
Future income tax liabilities	7,220	110,848	40,906	31,951	190,925
Shareholders' equity
Capital stock	237,052	91,815	47,634	(139,449)	237,052
Contributed surplus	3,291	(88,087)	117,142	(29,055)	3,291
Accumulated other comprehensive earnings	(36,701)	11,287	7,456	(30,197)	(48,155)
Retained earnings	192,469	473,677	208,879	(682,556)	192,469

	$711,303	$1,198,991	$758,737	$(1,544,266)	$1,124,765

	For the nine months ended January 31, 2004
	CHC Helicopter Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Operating activities
Net cash flow from operations	$14,997	$2,244	$(2,326)	$—	$14,915

Financing activities
Long-term debt proceeds	16,706	—	6,857	(6,685)	16,878
Long-term debt repayments	(13,960)	(23,146)	(964)	6,685	(31,385)
Other	(237)	—	—	—	(237)

	2,509	(23,146)	5,893	—	(14,744)

Investing activities
Property and equipment
Additions	—	(70,559)	(15,166)	—	(85,725)
Helicopter major inspections	—	(3,104)	(2,365)	—	(5,469)
Helicopter components, net	—	(8,208)	15,885	—	7,677
Proceeds from disposal	—	69,412	15,005	—	84,417
Aircraft deposits	—	(14,766)	(5,483)	—	(20,249)
Other	(425)	3,232	(672)	—	2,135

	(425)	(23,993)	7,204	—	(17,214)

Effect of exchange rate changes on cash and cash equivalents	—	2,046	(850)	—	1,196

Change in cash and cash equivalents during the period	17,081	(42,849)	9,921	—	(15,847)
Cash and cash equivalents, beginning of period	(30,641)	72,584	16,161	—	58,104

Cash and cash equivalents, end of period	$(13,560)	$29,735	$26,082	$—	$42,257

	For the nine months ended January 31, 2003
	CHC Helicopter Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Operating activities
Net cash flow from operations	$16,199	$43,073	$10,137	$(4,525)	$64,884

Financing activities
Long-term debt repayments	(105,634)	(6,512)	(1,061)	6,512	(106,695)
Debt settlement	(9,136)	—	—	—	(9,136)
Dividends paid	(4,016)	—	—	—	(4,016)
Other	2,749	—	5,480	(6,512)	1,717

	(116,037)	(6,512)	4,419	—	(118,130)

Investing activities
Property and equipment
Additions	—	(21,766)	(8,884)	—	(30,650)
Helicopter major inspections	—	(6,666)	(4,386)	—	(11,052)
Proceeds from disposal	9,620	24,515	2,670	—	36,805
Aircraft deposits	—	(6,322)	—	—	(6,322)
Other	(6,618)	2,908	5,002	—	1,292

	3,002	(7,331)	(5,598)	—	(9,927)

Effect of exchange rate changes on cash and cash equivalents	—	1,266	2,001	—	3,267

Change in cash and cash equivalents during the period	(96,836)	30,496	10,959	(4,525)	(59,906)
Cash and cash equivalents, beginning of period	77,624	10,846	19,843	4,525	112,838

Cash and cash equivalents, end of period	$(19,212)	$41,342	$30,802	$—	$52,932

17. Subsequent events

(i)
On February 16, 2004 the Company announced that it had closed a previously announced acquisition of 100% of the shares of Schreiner for a purchase price of €86.7 million, approximately CDN $143.3 million, inclusive of all outstanding debt. This acquisition was financed by a Euro facility provided by a Canadian chartered bank through an amendment of the Company's existing senior credit facilities.

(ii)
On April 27, 2004 the Company completed the issuance of U.S. $250.0 million of 7 3/8% senior subordinated notes due 2014.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors of
 Schreiner Luchtvaart Groep BV

        We have audited the accompanying consolidated balance sheet of Schreiner Luchtvaart Groep B.V., Hoofddorp as of December 31, 2003, and the related consolidated statements of income and changes in financial position for the twelve-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Schreiner Luchtvaart Groep B.V., Hoofddorp as of December 31, 2003 and the results of its operations and the changes in its financial position for the twelve-month period then ended in conformity with accounting principles generally accepted in the Netherlands.

The Hague, The Netherlands,
May 14, 2004	/s/ ERNST & YOUNG ACCOUNTANTS

Ernst & Young Accountants

SCHREINER LUCHTVAART GROEP B.V.

Consolidated Balance Sheet as at December 31, 2003

In thousands of Euros

		December 31, 2003
Fixed Assets
Intangible fixed asset	(1)	583
Tangible fixed assets	(2)	56,265
Financial fixed assets	(3)	25,197

			82,045
Current assets
Inventories	(4)	9,641
Receivables	(5)	38,560

		48,201
Cash and banks		8,334
Current liabilities	(6)	30,555
Current assets less current liabilities			25,980

Assets less current liabilities			108,025

Financed by:
Long-term liabilities	(7)		26,851
Provisions	(8)		3,688
Deferred investment grants	(9)		—
Stockholders' equity	(10)	72,960
Net income 2003		4,296
Third party interest		230

Group equity			77,486

			108,025

See accompanying notes

SCHREINER LUCHTVAART GROEP B.V.

Consolidated Income Statement

In thousands of Euros

		Twelve months ended December 31, 2003
Revenues	(13)		106,775
Operating expenses
Cost of goods sold		26,767
Personnel expenses	(14)	41,706
Depreciation		6,545
Direct operating expenses	(15)	20,712
Other operating expenses		4,243

			99,973

Operating income			6,802
Financial income and expense
Translation differences		(1,457)
Interest income and expenses		(813)

			(2,270)

Income before tax			4,532
Corporate income tax (charge)/benefit	(16)		(1,738)

			2,794
Income (loss) from subsidiaries	(17)		1,494

Income after company tax			4,288
Third party interest			8

Net income (loss)			4,296

See accompanying notes

SCHREINER LUCHTVAART GROEP B.V.

Consolidated Statement of Changes in Financial Position

In thousands of Euros

	Twelve months ended December 31, 2003
Net income		4,296
Adjustments
Depreciation and amortization	6,545
Minority interest	(8)
Translation adjustments	(37)
Increase/(decrease) provisions	(2,927)

		3,573
Changes in working capital
Inventories	(4,112)
Receivables	2,044
Current liabilities	5,855

		3,787

Cash-flow from operational activities		11,656
Cash flow from investment activities
Increase intangible fixed assets	(242)
Investments in tangible fixed assets	(17,970)
Disposals of tangible fixed assets	3,372
Decrease/(increase) financial fixed assets	(5,091)

		(19,931)
Cash flow from financing activities
Loans from financial institutions	12,441
Repayment on loans	(543)
Decrease deferred investment grants	(131)
Purchase of stock	(124)
Dilution gain Inaer SA	3,836
		15,479

Change in cash and banks		7,204
Cash at the beginning of period		1,130

Cash at the end of period		8,334

See accompanying notes.

SCHREINER LUCHTVAART GROEP B.V.

Notes to the Consolidated Balance Sheet

and the Consolidated Income Statement

I.    The Company

        The Schreiner Luchtvaart Groep BV ("Schreiner Aviation Group") and its group companies are involved in primarily contract based helicopter and fixed wing operations for the oil and gas industry and other industries, both on-shore and off-shore, in The Netherlands and abroad. In addition the Company is active in aircraft related trade and industry business.

        The Schreiner Luchtvaart Groep BV and its group companies are referred to as the Company in these notes to the financial statements.

        The organization is divided into Business Units. Per December 31, 2003 the Company consists of the following five Business Units:

        —Schreiner Northsea Helicopters,

        —Schreiner & Co,

        —Schreiner Airways,

        —Schreiner Aircraft Maintenance,

        —Schreiner Cameroon / Tchad.

        In addition the Company has two core participations:

        —Aerocontractors Company of Nigeria Ltd. (minority participation with management responsibility)

        —Inaer S.A. (minority participation)

II.    Summary of significant accounting policies

General

        The financial statements are prepared under the historical cost convention. All amounts are in thousands of Euros, unless stated otherwise.

        In December 2003 the Company changed its fiscal year into a year ending April 30 to synchronize with CHC's fiscal year. As a consequence, the current fiscal year runs from January 1, 2003 until April 30, 2004 (16 months). Therefore, the 2003 (calendar year) financial statements should be regarded as interim financial statements.

Consolidation

        The consolidated financial statements comprise the financial statements of Schreiner Luchtvaart Groep BV and its group companies.

        The main consolidated subsidiaries are:

		2003%
Schreiner & Co B.V.*	Hoofddorp, The Netherlands	100
Schreiner Air Target Services B.V.*	Botgat, The Netherlands	100
Schreiner Target Services Canada Ltd.	Medicine Hat, Canada	100
Schreiner Components B.V.	Zevenaar, The Netherlands	80.5
Schreiner Airways B.V.*	Hoofddorp, The Netherlands	100
Schreiner Aircraft Maintenance B.V.*	Maastricht-Aachen Airport, The Netherlands	100
Schreiner North Sea Helicopters B.V.*	Den Helder, The Netherlands	100
Capital Aviation Services B.V.*	Hoofddorp, The Netherlands	100

(*)
For these companies Schreiner Luchtvaart Group BV is fully liable in accordance with article 403 of the Dutch Civil Code.

Financial instruments and risk management

        The financial performance of the Company is influenced by foreign exchange risk. Furthermore, the Company is exposed to credit risk. The Company does neither hold nor issue financial instruments for trading purposes. On-balance sheet financial instruments are recorded at nominal value unless otherwise stated. The fair value of the assets, liabilities and financial instruments does not differ materially from the balance sheet value. Off-balance sheet financial instruments, being derivatives, are accounted for simultaneously with the results on the hedged position.

Foreign exchange risk:

        The Company is exposed to foreign exchange risks in the following areas:

    •
    transactional risks—these contain not only the existing and expected purchase and sale transactions, but also debts and receivables arising from similar transactions, a considerable portion of the Company's income is denominated in US dollars;

    •
    risks of translation differences on investments in foreign group companies (including results).

        All group companies must identify and measure the risks of important transactions executed in a currency other than their functional currency. Until 2003 the transactional risks have been considered inherent to the business and have consequently not been hedged. As of 2004 the Company is looking at hedging/limiting transactional risks for new contracts. The risk of translation differences on investments in, and results of, foreign group companies is limited and is not hedged.

Credit risk:

        The credit risk comprises the loss that should be recognized at the balance sheet date in case customers would be in default in the fulfilment of their contractual obligations. In order to limit the credit risk, the Company executes enquiries on the credit ratings of the customers and demands, where necessary, securities. The Company furthermore has procedures and policies to limit the size of the credit risk with every customer or market. These procedures and the geographical spread of the activities of the group companies limit the exposure of the Company to the risk connected with the concentration of credit and market risks.

Foreign currencies

        In the individual balance sheets of the companies to be consolidated, all monetary assets and liabilities (receivables, payables and cash) expressed in foreign currencies are translated at exchange rates prevailing at the balance sheet date. Non-monetary assets (tangible fixed assets, inventories) are translated at historical exchange rates.

        Exchange differences resulting from adjustments to year-end rates are accounted for in the income statement.

        All foreign operations are regarded as independent entities. For consolidation purposes, the financial statements of foreign subsidiaries expressed in foreign currencies are translated into Euros. All items in the income statement are translated using average exchange rates for the year; items in the balance sheet are translated at year-end rates. The resulting translation differences are taken directly to the reserves.

Intangible fixed assets

        Intangible fixed assets are stated at historical cost less accumulated amortization. Amortization is provided on a straight-line basis taking into account the estimated useful life of the asset.

Tangible fixed assets

        Tangible fixed assets are stated at historical cost less accumulated depreciation. Depreciation is provided on a straight-line basis taking into account the estimated useful life of the asset. Land is not depreciated.

        Aircraft are valued according to the historical cost of their separate components (i.e. engines, ensemble mecanique, hull and major inspections). Aircraft components are depreciated on the basis of their respective economically useful life. The useful life of components not requiring heavy maintenance/major overhauls is 15 to 25 years, depending on their type. These components are depreciated on a straight-line basis over their useful lives to estimated residual values of 10% to 50%. The useful life of components requiring heavy maintenance/major overhauls is determined on the basis of the duration of the related maintenance period. Costs associated with heavy maintenance/major overhauls carried out during their useful life are capitalized. These capitalized costs are amortized to depreciation expense to their residual value over their expected period of future benefit based on flight hours.

        Tangible fixed assets held for sale are valued at the lower of book value and net realizable value.

Financial fixed assets

        Minority participations are stated at the Company's share in the net asset value. The net asset values are based on the same accounting policies as those of the Company.

        Long-term loans are shown at face value, net of provisions for doubtful accounts.

        As far as disposal of the asset or recoverability of the value is restricted, appropriate provisions have been made. The valuation of the subsidiaries does not take into account withholding tax on future dividends.

        Tax losses to be carried forward give rise to the recording of a deferred tax asset. Such an asset is stated at nominal value, net of a valuation allowance, if applicable.

Inventories

        Work in process is valued at the lower of direct costs incurred (material and wages) plus a surcharge for indirect costs to be allocated and net realizable value.

        Trade inventories are stated at the lower of historical cost (FIFO) and market, net of an allowance for slow moving items.

        Spares (consumables) are stated at historical cost net of an allowance for excess items or impairments.

Receivables

        Receivables are shown at face value, net of provisions for doubtful accounts.

Redelivery provision

        Redelivery provision was set up to spread the expected redelivery expenses of aircrafts and its components over the lease period, based on usage of the aircraft.

Reorganisation provision

        This provision is formed to cover costs relating to the termination of the operations in Brussels and Rotterdam. The provision is stated at nominal value.

Deferred tax provision

        The provision for deferred taxes, if any, relates to future tax commitments arising from timing differences in the valuation of assets and liabilities for tax and financial reporting (book) purposes. The provision is carried at its nominal value on the basis of current tax rates.

Deferred investment grants

        This item relates to investment grants received, but not yet added to income, under the IPR and WIR investment incentive schemes. The grants are taken to income over the estimated useful lives of the assets involved, and deducted from the depreciation charge in the income statement.

Other assets and liabilities

        All other assets and liabilities are stated at nominal value.

Revenue recognition

        Revenue is recognised upon delivery of the service, expenses are recognized in the period to which they relate.

Net sales

        Net sales represent goods and services delivered to third parties in the period, net of discounts and sales taxes. Net sales also include changes in work in process.

Company tax

        The tax charge/benefit is computed over income before tax, taking into account any permanent differences between book and tax accounting, based on tax rates in the applicable countries. Temporary differences between book and tax accounting are reflected in a deferred tax position on the balance sheet.

III.    Consolidated balance sheet

(1)    Intangible fixed assets

        Intangible fixed assets can be detailed as follows:

	Goodwill	Development costs	Training costs	Total
Balance January 1, 2003
Historical cost	825	280	—	1,105
Accumulated amortization	495	—	—	495

Net book value	330	280	—	610

Movements during the year
Additions	—	139	103	242
Amortization	(165)	(92)	(12)	(269)

	(165)	47	91	(27)

Balance December 31, 2003
Historical cost	825	419	103	1,347
Accumulated amortization	660	92	12	764

Net book value	165	327	91	583

        Goodwill relates to the acquisition of an additional 15% in Helicsa Helicopteros S.A. (Spain) in 2000, and is amortized over a period of 5 years.

        Development costs are amortized over 3 years on a straight line basis.

(2)    Tangible fixed assets

        Tangible fixed assets can be detailed as follows:

	Land and buildings	Aircraft	Spares	Other	Total
Balance January 1, 2003
Historical cost	8,816	84,968	20,624	10,575	124,983
Accumulated depreciation	3,448	51,859	12,844	8,889	77,040

Net book value	5,368	33,109	7,780	1,686	47,943

Movements during the year
Additions	78	16,102	915	875	17,970
Disposals	—	(308)	(3,064)	—	(3,372)
Depreciation	(369)	(4,167)	(1,118)	(622)	(6,276)

	(291)	11,627	(3,267)	253	8,322

Balance December 31, 2003
Historical cost	8,894	100,762	18,475	11,450	139,581
Accumulated depreciation	3,817	56,026	13,962	9,511	83,316

Net book value	5,077	44,736	4,513	1,939	56,265

Annual depreciation %	3-5	2-5	10	10-33
Residual value %		10-50

        Land and buildings include buildings on leasehold land. Lease of the land at Maastricht-Aachen Airport expires in September 2017. The Company will then be reimbursed for the fair market value of the buildings based on an independent valuation.

        Aircraft include heavy maintenance/major overhauls, which are depreciated based on actual usage.

        The estimated market value of the assets is higher than book value.

(3)    Financial fixed assets

        Financial fixed assets can be detailed as follows:

	Minority participations	Long-term loans (ACN)	Long bonds	Deferred tax	Total
Balance January 1, 2003	6,821	—	—	13,285	20,106

Movements during the year
Additions	—	2,962	227	—	3,189
Deductions	(288)	(255)	—	(1,256)	(1,799)
Share in net income	1,494				1,494
Step up Inaer SA	3,836				3,836
Reclassified to amounts owed by minority participations		(612)			(612)
Other	16	(1,033)			(1,017)

	5,058	1,062	227	(1,256)	5,091

Balance December 31, 2003	11,879	1,062	227	12,029	25,197

        The minority participations are:

Group's share
Aerocontractors Company of Nigeria Ltd., Nigeria	40%
Inaer S.L., Spain	38%
Nigeravia S.A., Niger	9%
Luchthaven Den Helder C.V., The Netherlands	50%

        During the year Schreiner exchanged its 49% investment in Helicsa Helicópteros S.A. for a 38% interest in Inaer S.A.

        The remaining balance of the long-term loan is repayable in 48 instalments of € 50 and carries Libor +1.5%. The loan is partly provided for (€ 1,033).

        Deferred tax assets relates to taxable losses to be carried forward minus a deferred tax liability of € 3,000 relating to a different tax treatment of heavy maintenance/major overhauls.

        The deferred tax asset is expected to be utilized in the years 2004–2009, the deferred tax liability is in fact rolled over approximately every 4 years (the average time between major overhauls).

(4)    Inventories

        Inventories can be broken down as follows:

Inventories:
Raw materials, supplies and work in process	5,017
Trade goods and spare parts	4,624

9,641

        Inventories are net of an allowance for obsolete and slow moving goods.

(5)    Receivables

        Receivables can be broken down as follows:

Receivables:
Trade accounts receivable	19,910
Amounts owed by minority participations	11,422
Other receivables and prepaid expenses	7,224
Taxes and social security	4

38,560

(6)    Current liabilities

        Current liabilities can be broken down as follows:

Current liabilities:
Accounts payable trade	9,149
Taxes and social security	1,411
Pension contributions	3,162
Amounts due to minority participations	246
Other accounts payable and accrued expenses	16,587

30,555

(7)    Long-term liabilities

        Long-term loans can be detailed as follows:

Long term loans
Balance January 1, 2003	14,953
Repayment	(543)
Addition	12,441

Balance December 31, 2003	26,851

        In 2002 the Company entered into a credit arrangement with Fortis Bank (Nederland) N.V. This arrangement includes a multi purpose facility with an authorized limit of € 10,000, a 5-year rollover facility with a limit of € 25,000, a financial derivatives facility and the continuation of three existing loans amounting to € 2,555 within the € 25,000 facility. The outstanding balance per 31 December 2003 of the rollover facility amounts to € 25,000. The loan carries an interest of Euribor + 1.25%. The Company has a contractual obligation to cover 50% of the interest risk on the rollover facility. For this purpose the Company entered into an interest cap agreement in 2003 with a notional amount of € 6,250 and an interest swap agreement with a notional amount of € 5,000 for the reamining term of the rollover facility. As security for the fulfillment of the Company's obligations under this credit arrangement, present and future indebtness to the bank, Fortis Bank received or shall receive:

  •
  pledge of share of Capital Aviation Services B.V.

  •
  pledge of claims on Fortis Bank up to the amount of the existing loans (outstanding balance per December 31, 2003—€ 1,486)

  •
  in case the solvency ratio of the consolidated balance of the company is less than 45% the Company is to undertake to grant a pledge and /or mortgage on all fixed and current assets of the Company.

        The other loans carry variable interest rates of Euribor + 0.75% and fixed interest rates varying from 4.95% to 6.85%.

(8)    Provisions

        Movements in the provisions were as follows:

	Overhaul/ redelivery	Reorganization	Total
Balance January 1, 2003	3,066	3,549	6,615
Increase charged to income	140	366	506
Withdrawals/releases	(1,023)	(2,410)	(3,433)

Balance December 31, 2003	2,183	1,505	3,688

        The redelivery provision per 31 December 2003 is to provide for the redelivery expenses of leased aircraft over the duration of the lease.

        The reorganization provision mainly consists of costs relating to the termination of the operations in Brussels in 2001 and the termination of the operations in Rotterdam in 2002. The remaining balance per December 31, 2003 should be considered short-term.

(9)    Deferred investment grants

        Movements in deferred investment grants were:

Deferred investment grants
Balance as at January 1, 2003	131
Added to income	(131)

Balance December 31, 2003	—

(10)    Stockholders' equity

        Stockholders' equity can be detailed as follows:

	Share capital	Share premium	Legal reserve Inaer/Helicsa	Other reserves	Net income for the year	Total
Balance January 1, 2003	4,187	14,818	1,936	48,778	(434)	69,285
Appropriation of 2002 result				(434)	434	—
Purchase of stock				(124)		(124)
Translation differences				(37)		(37)
Share in result of participations			1,161	(1,161)		—
Dilution gain Inaer SA			3,836	—		3,836
Net income for the year					4,296	4,296

Balance December 31, 2003	4,187	14,818	6,933	47,022	4,296	77,256

        The balance sheet is presented before (proposed) appropriation of result.

        Share capital, authorized 35 million shares of € 0.4537 (whole number) each.

        Issued and fully paid: 9,226,014 shares.

        The legal reserve consists of accumulated profits that are not free for distribution until the underlying results from participations are distributed to the Company.

        On October 30, 2003 the Company's 49% subsidiary Helicsa Helicopteros SA merged with Inaer, Inversiones Aereas S.L. through an exchange of shares. Following this merger the Company now holds 37.8% of Inaer, Inversiones Aereas S.L. The dilution gain of this transaction, amounting to € 3,836, has been added to the legal reserve.

(11)    Management shares and options

        Following a decision in January 2002, the Management Board members have been granted options to purchase shares of the Company and have acquired shares of the Company.

Shares:

        1.8% of the shares are held by the two Management Board members. During the year the Company repurchased 75,000 shares of stock from a former Management Board member for € 124,000.

Options:

        As of December 31, 2003, the Company had 209,842 options outstanding with two of the three Management Board members. These options are for the purchase of -to be newly issued- shares at a price of € 2.07 per share. The options expire on December 31, 2006.

        On September 5, 2003 the Company issued 199,481 options to the third Management Board member. These options are for the purchase of -to be newly issued- shares at a price of € 7.71 per share. The options expire on April 1, 2008. Subsequent to year-end the third Management Board member exercised the options and sold the shares to the new controlling shareholder (Note 19).

(12)    Off-balance sheet commitments

Leases:

        The group has entered into several operational lease agreements, mainly for aircraft. The total commitments for future years under these leases are € 4,783, € 4,426 of this amount is due within 1 year and € 357 within 2 to 5 years.

Guarantees:

        The group has issued several guarantees on behalf of suppliers of parts and security for rent for a total of € 7,232 (2002: € 336). In addition, the Company has issued a guarantee letter to the bank of one of its subsidiaries for an amount of CAD 2,300 (€ 1,411).

        The Company has issued letters of comfort to certain banks of Helicsa Helicopteros SA, which forms part of its subsidiary INAER. The debts related to these letters of comfort total approximately € 4 million at year-end 2003.

Sale of shares of Schreiner Aviation Training BV (Training Division):

        The Company has given certain representations and warranties to CAE with respect to the sale. These representations and warranties are limited in time. The aggregate liability of the Company in connection with a breach of warranties shall not in any circumstances exceed € 38,600. An aggregate threshold of € 500 applies for claims under this arrangement.

IV.    Consolidated income statement

(13)    Revenues

        Segmentation of revenue is as follows:

Schreiner Northsea Helicopters	26,502
Schreiner Cameroon/Tchad	14,944
Schreiner Airways	2,515
Schreiner Aircraft Maintenance	5,958
Capital Aviation Services	16,279
Other revenues	7,650
Schreiner & Co	32,927

106,775

        Revenues were realised in the following geographical areas:

The Netherlands	41,840
Other EU countries	7,669
Rest of Europe	107
Northern America	3,650
Latin America	115
Asia	4,489
Africa	48,905

106,775

(14)    Personnel expenses

        Personnel expenses can be detailed as follows:

In The Netherlands
Wages and salaries	17,149
Pension charges	2,791
Social security charges	1,248
Other personnel expenses (including temporary staff)	7,274
Outside The Netherlands (mainly wages and salaries)	13,244

41,706

Average number of employees	710
Number of employees at year end	700

(15)    Direct operating expenses

        Direct operating expenses can be detailed as follows:

Maintenance costs	10,701
Aircraft leases	5,474
Loss Debtors	703
Other costs	3,834

20,712

(16)    Income tax

        The income tax on ordinary income is computed as follows:

	taxable income	income tax charge
Income before tax per consolidated income statement	4,532
Taxable result non consolidated units	333
Taxable income other units (outside fiscal unity SLG)	(1,257)	433
Permanent differences	166

Taxable amount fiscal unity SLG	3,774	1,302

Prior year tax adjustments		3

Income tax charge 2003		1,738

        The tax receivable with respect to the loss carry forward positions is classified as deferred tax asset under financial fixed assets.

(17)    Income from subsidiaries

        Income from subsidiaries consists of 49% of the results of Helicsa Helicopteros Spain SA until the merger with Inaer, Inversiones Aereas SL and 37.8% of the result of Inaer Inversiones Aereas SL after the merger and the results of Den Helder Airport C.V. (50%).

(18)    Subsequent event

        On February 16, 2004 CHC Helicopter Corporation purchased 100% of the outstanding shares of the Company. Following this take-over, the Company's debt was restructured. The 5-year €25,000 roll-over facility and the outstanding balance on the €10,000 multi-purpose overdraft facility were repaid and refinanced by inter-company financing from the new shareholder. In return, a considerable part of the Company's assets have been given as security to CHC's bank under CHC's bank facility.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
NOTICE TO NEW HAMPSHIRE RESIDENTS
INCORPORATION OF DOCUMENTS BY REFERENCE
PRESENTATION OF FINANCIAL AND OTHER INFORMATION
EXCHANGE RATE DATA
ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS
FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA
SUMMARY
Our Company
Acquisition of Schreiner
Recent Developments
The Exchange Offer
The New Notes
Summary Unaudited Pro Forma Consolidated Financial Data
Summary Unaudited Pro Forma Consolidated Financial Data
Summary Consolidated Historical Financial Data CHC
Summary Consolidated Historical Financial Data CHC
Reconciliation of CHC Non-GAAP Financial Measures (in thousands, except per share amounts)
Summary Consolidated Historical Financial Data SCHREINER
RISK FACTORS
Risks Related to Our Business
Risks Relating to the New Notes
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
CHC HELICOPTER CORPORATION UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS AT JANUARY 31, 2004 (in millions)
CHC HELICOPTER CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS FOR THE NINE MONTHS ENDED JANUARY 31, 2004 (in millions, except per share amounts)
HC HELICOPTER CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS FOR THE FISCAL YEAR ENDED APRIL 30, 2003 (in millions, except per share amounts)
CHC HELICOPTER CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS FOR THE NINE MONTHS ENDED JANUARY 31, 2003 (in millions, except pershare amounts)
CHC HELICOPTER CORPORATION Notes to Unaudited Pro Forma Consolidated Financial Statements
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
CHC SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA (in millions, unless otherwise indicated, except per share amounts)
SCHREINER SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA (in millions of Euros, unless otherwise indicated)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Revenue Summary by Quarter (in millions)
Flying Hours—Helicopter Operations
Flying Revenue Mix Nine Months Ended January 31, (in millions)
Aberdeen Airport—Helicopter Passengers Nine Months Ended January 31,
Financing Charges (in millions)
Revenue Summary by Quarter (in millions)
Flying Hours—Helicopter Operations
Flying Revenue Mix Fiscal Year Ended April 30, (in millions)
Aberdeen Airport—Helicopter Passengers Fiscal Year Ended April 30,
Financing Charges (in millions)
Revenue Summary by Quarter—Continuing Operations (in millions)
Flying Hours—Continuing Helicopter Operations
Flying Hour Mixp Fiscal Year Ended April 30,
Aberdeen Airport—Helicopter Passengers Fiscal Year Ended April 30,
Financing Charges (in millions)
BUSINESS
MANAGEMENT
MANAGEMENT SHAREHOLDINGS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS AND OTHER OBLIGATIONS
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
EXCHANGE OFFER; REGISTRATION RIGHTS
BOOK-ENTRY; DELIVERY AND FORM
U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS
CHC HELICOPTER CORPORATION CONSOLIDATED BALANCE SHEETS As at April 30 (in thousands of Canadian dollars) Incorporated under the laws of Canada
CHC HELICOPTER CORPORATION CONSOLIDATED STATEMENTS OF EARNINGS Year Ended April 30 (in thousands of Canadian dollars, except per share amounts)
CHC HELICOPTER CORPORATION CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY Year Ended April 30 (in thousands of Canadian dollars, except per share amounts)
CHC HELICOPTER CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS Year Ended April 30 (in thousands of Canadian dollars)
CHC Helicopter Corporation Notes to the Consolidated Financial Statements April 30, 2001, 2002 and 2003 (Tabular amounts in thousands unless otherwise noted, except per share amounts)
CHC HELICOPTER CORPORATION CONSOLIDATED BALANCE SHEETS (in thousands of Canadian dollars) Incorporated under the laws of Canada As at
CHC HELICOPTER CORPORATION CONSOLIDATED STATEMENTS OF EARNINGS Nine Months Ended (in thousands of Canadian dollars, except per share amounts)
CHC HELICOPTER CORPORATION CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY Nine Months Ended (in thousands of Canadian dollars, except per share amounts)
CHC HELICOPTER CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS Nine Months Ended (in thousands of Canadian dollars)
CHC Helicopter Corporation Notes to the Consolidated Financial Statements For the nine months ended January 31, 2003 and 2004 (Information as at January 31, 2004 and for the nine months ended January 31, 2003 and 2004 is unaudited) (Tabular amounts in thousands unless otherwise noted, except per share amounts)
CHC Helicopter Corporation Notes to the Consolidated Financial Statements For the nine months ended January 31, 2003 and 200 (Information as at January 31, 2004 and for the nine months ended January 31, 2003 and 2004 is unaudited) (Tabular amounts in thousands unless otherwise noted, except per share amounts)
REPORT OF INDEPENDENT ACCOUNTANTS
SCHREINER LUCHTVAART GROEP B.V. Consolidated Balance Sheet as at December 31, 2003 In thousands of Euros
SCHREINER LUCHTVAART GROEP B.V. Consolidated Income Statement In thousands of Euros
SCHREINER LUCHTVAART GROEP B.V. Consolidated Statement of Changes in Financial Position In thousands of Euros
SCHREINER LUCHTVAART GROEP B.V. Notes to the Consolidated Balance Sheet and the Consolidated Income Statement